UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

METROLOGIC INSTRUMENTS, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.01 per share, of Metrologic Instruments, Inc. (“Metrologic common stock”)
	(2)	Aggregate number of securities to which transaction applies:
22,770,094 shares of Metrologic common stock, options to purchase 1,748,130 shares of Metrologic common stock and warrants to purchase 195,000 shares of Metrologic common stock(1)
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$18.50 per share of Metrologic common stock
$18.50 minus weighted average exercise price of outstanding options of $4.00 per share subject to an option with an exercise price that is less than $18.50
$1.00 per award for options with an exercise price that is greater than or equal to $18.50
$18.50 minus exercise price of warrants of $3.47 per share subject to a warrant
	(4)	Proposed maximum aggregate value of transaction:
$369,128,879(1)
	(5)	Total fee paid:
$39,497(1)
☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

       (1) Pursuant to an Agreement and Plan of Merger by and between Meteor Holding Corporation, Meteor Merger Corporation and the Registrant dated as of September 12, 2006, Meteor Merger Corporation will merge with and into the Registrant and each outstanding share of common stock of the Registrant shall be converted into the right to receive $18.50, without interest, except for shares that are owned by the Registrant as treasury stock or owned by Meteor Holding Corporation or any wholly owned subsidiary of Meteor Holding Corporation or the Registrant, which will be cancelled without any payment therefor.  Pursuant to Contribution and Voting Agreements between Meteor Merger Corporation and certain shareholders of the Registrant dated as of September 12, 2006, such shareholders will contribute an aggregate of 3,384,463 shares of common stock of the Registrant to Meteor Holding Corporation immediately prior to the merger in exchange for shares of Meteor Holding Corporation.  Each holder of options to acquire the Registrant’s common stock with an exercise price that is less than $18.50 per share shall be entitled to receive, in consideration of the cancellation of such stock options, an amount (net of applicable taxes) equal to the product of (i) the excess of $18.50 per share of common stock over the exercise price per share of common stock subject to such stock option, multiplied by (ii) the total number of shares subject to such stock option.  Each holder of options with an exercise price that is greater than or equal to $18.50 per share will receive $1.00 per award.  Each holder of warrants to acquire the Registrant’s common stock shall be entitled to receive upon exercise an amount (net of applicable taxes) equal to the product of (i) the excess of $18.50 over the exercise price per share of common stock subject to such warrant, multiplied by (ii) the total number of shares subject to such warrant.  As of October  2, 2006, there were 22,770,094 shares of common stock of the Registrant issued and outstanding, 521,630 shares of common stock of the Registrant subject to outstanding stock options with an exercise price that is less than $18.50 per share, with a weighted-average exercise price of $4.00 per share, 220 option awards covering 1,226,500 shares of common stock of the Registrant with an exercise price that is greater than or equal to $18.50 per share, and 195,000 shares of common stock of the Registrant subject to outstanding warrants, with an exercise price of $3.47 per share.  The filing fee was determined by adding (w) the product of (i) the number of shares of Common Stock that are proposed to be acquired in the transactions (calculated by subtracting 3,384,463 from 22,770,094) and (ii) the transaction consideration of $18.50 per share of common stock, plus (x) the product of (1) the total number of shares of Metrologic common stock subject to outstanding stock options with an exercise price that is less than $18.50 per share multiplied by (2) the excess of $18.50 over the weighted average exercise price for such stock options, plus (y) the product of (1) the total number of option awards with an exercise price that is greater than or equal to $18.50 multiplied by (2) $1.00 plus (z) the product of (1) the total number of shares of Metrologic common stock subject to outstanding warrants multiplied by (2) the excess of $18.50 per share of common stock over the exercise price per share of common stock subject to such warrant ((w), (x), (y) and (z) together, the “Merger Consideration”).  The filing fee was calculated in accordance with Regulation 240.0-11 under the Exchange Act, by multiplying the Merger Consideration by 0.000107.

METROLOGIC INSTRUMENTS, INC.
90 Coles Road
Blackwood, New Jersey 08012
856-228-8100

November 28, 2006

Dear Fellow Shareholder:

You are cordially invited to attend the special meeting of shareholders (the “special meeting”) of Metrologic Instruments, Inc. (“Metrologic,” “we,” “us,” or “our”), which will be held on Wednesday, December 20, 2006, beginning at 10:00 a.m., local time, at Metrologic’s principal executive offices at 90 Coles Road, Blackwood, New Jersey 08012.

At the special meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger by and among Meteor Holding Corporation, Meteor Merger Corporation and Metrologic dated as of September 12, 2006 (the “merger agreement”), pursuant to which Meteor Merger Corporation will be merged with and into Metrologic, with Metrologic continuing as the surviving corporation. If the merger is completed, each share of Metrologic common stock issued and outstanding at the effective time of the merger will be converted into the right to receive $18.50 in cash, without interest, other than shares held by Metrologic as treasury stock or owned by Meteor Holding Corporation or any wholly owned subsidiary of Meteor Holding Corporation or Metrologic, which will be cancelled without payment.

If the merger is completed, Metrologic will continue its operations as a privately-held company and wholly owned subsidiary of Meteor Holding Corporation, which will be owned by FP-Metrologic, LLC, an entity affiliated with Francisco Partners II, L.P., a private equity firm, Elliott Associates, L.P. and Elliott International, L.P., two of our current shareholders, and me.

As a result of the merger, Metrologic’s shares will no longer be quoted on the NASDAQ Global Select Market.

A special committee of our board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement and determined the merger to be advisable and fair to, and in the best interests of, our unaffiliated shareholders. The special committee consists entirely of directors who are not officers or employees of Metrologic and who will not have an economic interest in Metrologic following the merger. Our board of directors, acting upon the recommendation of the special committee, unanimously approved the merger agreement and the transactions contemplated by the merger agreement and determined the merger to be advisable and fair to, and in the best interests of, our unaffiliated shareholders. The special committee and the board of directors both recommend that you vote “FOR” the approval of the merger agreement.

In reaching their decisions, the special committee and the board of directors considered, among other things, an opinion dated September 11, 2006, of Needham & Company, LLC, the financial advisor to the special committee, to the effect that, as of that date, and based upon and subject to the assumptions and other matters set forth in the opinion, the merger consideration of $18.50 in cash per share to be received by holders of shares of Metrologic common stock, other than Elliott Associates, L.P., Elliott International, L.P. and me, pursuant to the merger agreement was fair to those holders from a financial point of view. Needham & Company, LLC, did not cover Elliott Associates, L.P., Elliott International, L.P. and me in its opinion because we are contributing shares of our Metrologic common stock to Meteor Holding

Corporation prior to the consummation of the merger in exchange for shares of capital stock of Meteor Holding Corporation.

The proxy statement accompanying this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully, including the merger agreement and the other documents annexed to the proxy statement. You may also obtain more information about Metrologic from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of a majority of the votes cast by the holders of Metrologic common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SUBMIT A PROXY FOR YOUR SHARES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE PROVIDE VOTING INSTRUCTIONS FOR ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS.

Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and continued support.

Sincerely,

C. Harry Knowles
Chairman and
Interim Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits or fairness of the merger or the merger agreement or passed upon the adequacy or accuracy of the information contained in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated November 28, 2006 and is first being mailed to shareholders on or about November 30, 2006.

2

METROLOGIC INSTRUMENTS, INC.
90 Coles Road
Blackwood, New Jersey 08012
856-228-8100

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be Held on December 20, 2006

To Our Shareholders:

Notice is hereby given that a special meeting of shareholders of Metrologic Instruments, Inc., a New Jersey corporation (“Metrologic”), will be held on Wednesday, December 20, 2006, beginning at 10:00 a.m, local time, at Metrologic’s principal executive offices at 90 Coles Road, Blackwood, New Jersey 08012, for the following purposes:

1. To consider and vote on a proposal to approve the agreement and plan of merger, by and between Meteor Holding Corporation, Meteor Merger Corporation and Metrologic, dated as of September 12, 2006 (the “merger agreement”), pursuant to which, upon the merger becoming effective, each share of common stock, par value $0.01 per share, of Metrologic will be converted into the right to receive $18.50 in cash, without interest, other than shares held by Metrologic as treasury stock or owned by Meteor Holding Corporation or any wholly owned subsidiary of Meteor Holding Corporation or Metrologic, which will be cancelled;

2. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement; and

3. To act upon such other business as may properly come before the special meeting or any adjournment of the special meeting.

Only holders of Metrologic’s common stock at the close of business on November 20, 2006 are entitled to notice of and to vote at the special meeting and any adjournment thereof.

You are cordially invited to attend the special meeting in person.

Your vote is important, regardless of the number of shares of Metrologic’s common stock that you own. The approval of the merger agreement requires the affirmative vote of a majority of the votes cast by the holders of Metrologic common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the votes cast by holders of Metrologic common stock present in person or represented by proxy and entitled to vote at the special meeting.

Even if you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy card to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the approval of the merger agreement, in favor of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, and in accordance with the judgment of the named proxies on any other matters properly brought before the special meeting for a vote. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will not affect the outcome of the vote regarding the approval of the merger agreement or the vote regarding the adjournment of the special meeting, if necessary, to solicit additional proxies. If you are a shareholder of record and do attend the special meeting, you may vote in person.

By Order of the Board of Directors,

Janet H. Knowles
Corporate Secretary
Blackwood, New Jersey
November 28, 2006

Annex A—Agreement and Plan of Merger
Annex B—Needham & Company, LLC Opinion
Annex C-1—Knowles Contribution and Voting Agreement
Annex C-2—Elliott Contribution and Voting Agreement
Annex D—Annual Report on Form 10-K for the year ended December 31, 2005
Annex E—Quarterly Report on Form 10-Q for the quarter ended September 30, 2006
Annex F—Current Report on Form 8-K/A filed on November 21, 2006
Annex G—Current Report on Form 8-K filed on November 21, 2006

ii

SUMMARY TERM SHEET

The following summary term sheet briefly describes the material terms of the proposed merger. However, because it is a summary, it may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. In this proxy statement, the terms “Metrologic,” the “Company,” “we,” “our,” “ours,” and “us” refer to Metrologic Instruments, Inc. and its subsidiaries, taken together.

The Merger and Related Matters

•       The Merger.   You are being asked to vote to approve an agreement and plan of merger by and between Meteor Holding Corporation, Meteor Merger Corporation and Metrologic, which provides for the merger of Meteor Merger Corporation with and into Metrologic. Upon the completion of the merger, Metrologic will be the surviving corporation and a wholly owned subsidiary of Meteor Holding Corporation, and the separate existence of Meteor Merger Corporation will cease. We refer to the agreement and plan of merger in this proxy statement as the “merger agreement.” See “The Merger Agreement (Proposal No. 1)” beginning on page 67. A copy of the merger agreement is attached as Annex A to this proxy statement.

•       Parties to the Merger.   Metrologic is a New Jersey corporation that was incorporated in New Jersey on May 19, 1969. Metrologic is an expert in optical image capture and processing solutions. Metrologic utilizes its expertise to design, manufacture and market sophisticated imaging and scanning solutions serving a variety of point-of-sale, commercial and industrial applications. Metrologic’s solutions utilize a broad array of laser, holographic and vision-based technologies designed to provide superior functionality and a compelling value proposition for our customers.

Meteor Holding Corporation is a Delaware corporation that was incorporated on September 1, 2006. As of the date of this proxy statement, FP-Metrologic, LLC, an entity affiliated with Francisco Partners II, L.P., a private equity firm, is the sole stockholder of Meteor Holding Corporation. References in this proxy statement to Francisco Partners shall mean Francisco Partners II, L.P. and its affiliated funds. At the time of the merger, Meteor Holding Corporation will be owned by entities and individuals we refer to as the Investor Group. The Investor Group will consist of:

•        FP-Metrologic, LLC, which we refer to as the Francisco Partners Investor;

•        C. Harry Knowles, our founder, Chairman of our board of directors and our interim Chief Executive Officer; and

•        Elliott Associates, L.P. and Elliott International, L.P., multi-strategy hedge funds under common management that are current shareholders of Metrologic, which we collectively refer to as the Elliott Investors.

Meteor Merger Corporation is a New Jersey corporation that was incorporated on August 31, 2006. Meteor Holding Corporation is the sole shareholder of Meteor Merger Corporation.

Neither Meteor Holding Corporation nor Meteor Merger Corporation have participated in any activities to date other than activities incident to their formation and the transactions contemplated by the merger agreement.

See “The Parties to the Merger” beginning on page 60.

•       Rollover Investors.   C. Harry Knowles and the Elliott Investors, who we collectively refer to as the Rollover Investors, have agreed, severally and not jointly, to contribute a portion of the shares of Metrologic common stock held by them to Meteor Holding Corporation immediately prior to the completion of the merger in exchange for shares of junior preferred stock and common stock of Meteor Holding Corporation. The number of shares of junior preferred stock and common stock that will be issued in exchange for the shares of Metrologic common stock contributed to Meteor Holding Corporation by the Rollover Investors will be equal to the aggregate value of the shares of

Metrologic common stock they contribute to Meteor Holding Corporation, based on the $18.50 per share merger price, divided by the price per share being paid by the Francisco Partners Investor for shares of junior preferred stock and common stock of Meteor Holding Corporation in connection with the financing of the merger. As a result of these contributions, immediately following the closing, Mr. Knowles will own 15% of the junior preferred stock and 15% of the common stock of Meteor Holding Corporation and the Elliott Investors will collectively own approximately 16.3% of the junior preferred stock and approximately 16.3% of the common stock of Meteor Holding Corporation. The shares of our common stock contributed by Mr. Knowles and the Elliott Investors will be cancelled and cease to exist at the effective time of the merger and no payment of the merger consideration shall be made in respect of those shares. See “Special Factors—Financing of the Merger” beginning on page 43, “Special Factors—Interests of Certain Persons in the Merger” beginning on page 47 and “Other Agreements Relating to our Securities—Contribution and Voting Agreements” beginning on page 84.

•       Payment for Common Stock.   If the merger is completed, each share of Metrologic common stock issued and outstanding at the effective time of the merger will be converted into the right to receive $18.50 in cash, without interest, other than shares held by us as treasury stock or owned by Meteor Holding Corporation or any wholly owned subsidiary of Meteor Holding Corporation or Metrologic, which will be cancelled. See “The Merger Agreement (Proposal No. 1)—Treatment of Stock, Options and Warrants” beginning on page 67.

•       Treatment of Options.   In connection with the merger, holders of stock options granted under our 2004 Equity Incentive Plan with an exercise price that is less than $18.50 per share will receive cash, without interest, in an amount equal to the product of (1) the total number of shares of Metrologic common stock subject to the option multiplied by (2) the excess of $18.50 over the exercise price per share of Metrologic common stock subject to such option, less any applicable taxes. Each holder of stock options granted under our 2004 Equity Incentive Plan with an exercise price that is greater than or equal to $18.50 per share will receive $1.00 per award. Metrologic commenced an offer, pursuant to a Schedule TO filed on November 21, 2006, to holders of options granted under our 1994 Incentive Plan to cancel all of their options in exchange for a cash payment, without interest, equal to the product of (1) the total number of shares of Metrologic common stock subject to the option multiplied by (2) the excess of $18.50 over the exercise price per share of Metrologic common stock subject to such option, less any applicable taxes. All of the options held by employees who will be eligible to participate in the offer have exercise prices that are less than $18.50 per share. See “The Merger Agreement (Proposal No. 1)—Treatment of Stock, Options and Warrants” beginning on page 67.

•       Treatment of Warrants.   In connection with the merger, each warrant exercisable for Metrologic common stock will become exercisable for an amount of cash per share of Metrologic common stock issuable upon exercise of the warrant, without interest, equal to $18.50. See “The Merger Agreement (Proposal No. 1)—Treatment of Stock, Options and Warrants” beginning on page 67.

•       Employee Stock Purchase Plan.   Holders of shares previously issued under the Company’s Employee Stock Purchase Plan will be eligible to receive $18.50 per share in the merger. No further deductions will be made from employee paychecks in connection with the Employee Stock Purchase Plan and any contributions made during the third quarter of 2006 will be refunded. See “The Merger Agreement (Proposal No. 1)—Employee Benefits” beginning on page 77.

•       Purposes of the Merger.   The purpose of the merger for Metrologic is to enable Metrologic’s shareholders (other than the Rollover Investors to the extent of their contributions to Meteor Holding Corporation) to immediately realize the value of their investment in Metrologic through their receipt of the per share merger price of $18.50 in cash, without interest. For Meteor Holding

Corporation, the Francisco Partners Investor, Francisco Partners II, L.P., the Elliott Investors and Elliott International Capital Advisors, Inc., the investment manager for Elliott International, L.P., the primary purpose of the merger is to benefit from any future earnings and growth of Metrologic after Metrologic’s common stock ceases to be publicly traded. The principal purpose of the merger for Mr. Knowles as it relates to him in his individual capacity is to enable him to realize the value of a substantial majority of his investment. A secondary purpose of the merger for Mr. Knowles as it relates to him in his individual capacity is to allow him, through his commitment to make an equity investment in Meteor Holding Corporation, to benefit from any future earnings and growth of Metrologic after its stock ceases to be publicly traded. See “Special Factors—Purposes, Reasons and Plans for Metrologic After the Merger” beginning on page 39.

•       Effect of the Merger on Metrologic.   If the merger is completed, Metrologic will continue its operations as a privately-held company owned by Meteor Holding Corporation, which in turn will be owned by the Investor Group. As a result of the merger, current shareholders of Metrologic, other than the Rollover Investors, will cease to have any direct or indirect interest in Metrologic and will not be able to participate in any future earnings or growth of Metrologic. After the merger, Metrologic’s shares will no longer be quoted on The NASDAQ Global Select Market. In addition, the registration of Metrologic common stock under the Securities Exchange Act of 1934 will be terminated. As a result, Metrologic will no longer be required to file periodic or other reports with the Securities and Exchange Commission with respect to its common stock or to deliver proxy statements or information statements in connection with shareholders’ meetings. In addition, this termination will result in Metrologic no longer being subject to the provisions of the Sarbanes-Oxley Act of 2002 or the liability provisions of the Securities Exchange Act of 1934 immediately following the merger and officers of Metrologic will no longer be required to publicly certify the accuracy and completeness of the financial statements and other information relating to Metrologic. See “Special Factors—Certain Effects of the Merger” beginning on page 40.

•       Special Committee.   Because certain members of our board of directors and management will have interests in Metrologic following the merger, our board of directors formed a special committee, consisting entirely of directors who are not officers or employees of Metrologic and who will not have an economic interest in Metrologic following the merger. The scope of the special committee’s authority was to explore and evaluate the possibility of a going private transaction and to provide to the board of directors the results of its evaluations and recommendations with respect thereto.  The special committee had the authority to advise the board of directors that the transaction was or was not in our best interest, although it was in the board of directors’ discretion to ultimately accept or reject a transaction.  In addition, at the time the special committee was appointed, it specifically received the right to request that the board of directors broaden its powers to encompass the ability to solicit additional acquirors should that have been deemed appropriate.  No limitations were placed on the authority of the special committee to act on behalf of our unaffiliated shareholders. The special committee was charged with representing the interests of our unaffiliated shareholders and was actively involved in extended and numerous deliberations and negotiations regarding the merger on behalf of the unaffiliated shareholders. In this capacity, the special committee retained and received advice from Needham & Company, LLC, as financial advisor, and Ballard Spahr Andrews & Ingersoll, LLP, as legal advisor. The members of the special committee acted solely on behalf of the unaffiliated shareholders and did not retain an unaffiliated representative to act solely on behalf of the unaffiliated shareholders for purposes of negotiating the terms of the merger or to prepare a report concerning the fairness of the transaction. The members of the special committee were John Mathias, who acted as Chairman, Richard Close, Stanton Meltzer and William Rulon-Miller, all of whom were independent directors.  The special committee members received remuneration for their service on the committee, including a retainer of $40,000 for the chairman and $35,000 for each other member of the special committee, $1,500 for each committee meeting, which is our standard committee fee, $1,500 for any day where a substantial portion of the day was spent on committee-related tasks and reimbursement of reasonable fees and expenses.  The special committee members did not receive any incentive fee for approving the transaction. To date, the following amounts have been earned by the special committee members for their service on the special committee: Mr. Mathias $61,500; Mr. Close $56,500; Mr. Meltzer $56,500; and Mr. Rulon-Miller $55,000. See “Special Factors—Background of Merger” beginning on page 14 and “Special Factors—Reasons for the Special Committee’s Recommendation” beginning on page 26.

•       Special Committee Recommendation.   The special committee unanimously recommends that Metrologic’s shareholders vote “FOR” the approval of the merger agreement. See “Special Factors—Recommendations of the Special Committee and the Board of Directors” beginning on page 25.

•       Board of Directors Recommendation.   Our board of directors unanimously recommends that Metrologic’s shareholders vote “FOR” the approval of the merger agreement. See “Special Factors—Recommendations of the Special Committee and the Board of Directors” beginning on page 25.

•       Opinion of Financial Advisor.   The special committee received an opinion on September 11, 2006, from Needham & Company, LLC, the financial advisor to the special committee, or Needham & Company, to the effect that, as of that date and based upon and subject to the assumptions and other matters set forth in its opinion, the merger consideration of $18.50 in cash per share to be received by holders of our common stock (other than the Rollover Investors) pursuant to the merger agreement was fair to those holders from a financial point of view. Metrologic has agreed to pay Needham & Company a maximum fee for its services of $1 million, none of which is contingent on the consummation of the merger. See “Special Factors—Opinion of Needham & Company, LLC” beginning on page 30. A copy of Needham & Company’s opinion is attached as Annex B to this proxy statement.

•       Interests of Certain Persons in the Merger.   In considering the proposed transactions, you should be aware that some Metrologic shareholders, directors, officers and employees have interests in the merger that may be different from, or in addition to, your interests as a Metrologic shareholder generally, including the following:

•        following completion of the merger, the Elliott Investors (acting together) and C. Harry Knowles will each be entitled to designate one  member to the board of Meteor Holding Corporation;

•        Meteor Holding Corporation and the members of the Investor Group will enter into a stockholders agreement in connection with the completion of the merger, which will provide Mr. Knowles and the Elliott Investors with certain rights, including rights to participate in future sales of shares of Meteor Holding Corporation by the Francisco Partners Investor and future issuances of shares by Meteor Holding Corporation and to require Meteor Holding Corporation to register shares held by Mr. Knowles and the Elliott Investors, as well as subject them to certain restrictions, including limitations on transfers of Meteor Holding Corporation stock;

•        C. Harry Knowles will serve as the initial Chief Executive Officer of Meteor Holding Corporation and will enter into an employment agreement;

•        certain of our current executive officers and members of management are expected to continue in their current positions after the merger, and to receive grants of stock options and participate in a cash retention program after completion of the merger; and

•        current and former directors and officers of Metrologic will be entitled to continued indemnification and directors’ and officers’ liability insurance.

In addition, certain fees will be payable to parties in connection with, and following, the merger:

•        Francisco Partners Management, LLC will enter into an advisory agreement with Meteor Holding Corporation in connection with the consummation of the merger pursuant to which Meteor Holding Corporation will agree to pay Francisco Partners Management, LLC a $12.0 million fee upon the successful consummation of the merger, and a quarterly fee equal to the greater of (i) $375,000 or (ii) 0.1625% of the consolidated revenue of Meteor Holding Corporation and its subsidiaries for the last twelve months preceding the quarterly payment, as consideration for ongoing advisory services to be provided to Meteor Holding Corporation following the consummation of the merger;

•        each of Mr. Knowles and Elliott Associates, L.P. or its assignees will be entitled to receive a portion of the quarterly advisory fee paid to Francisco Partners Management, LLC or its assignee as described in the immediately preceding bullet point, and similar advisory and transaction fees, in each case based on their respective percentage ownership of Meteor Holding Corporation relative to the aggregate ownership of the Investor Group; and

•        Elliott Associates, L.P. or its assignees will be entitled to receive a portion of the $12.0 million fee payable to Francisco Partners Management, LLC, in the event the merger is consummated, or a portion of the $18.25 million termination fee payable to Meteor Holding Corporation if the merger agreement is terminated under certain circumstances, in each case based on the ownership interest (or potential ownership interest had the merger been consummated, in the case of the termination fee), of the Elliott Investors in Meteor Holding Corporation relative to the aggregate ownership of the Elliott Investors and the Francisco Partners Investor.

Each of our directors and executive officers also will be entitled to receive the same consideration for their shares of common stock, options to acquire common stock and warrants to purchase common stock as our unaffiliated shareholders and optionholders.

See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 47.

•       Financing of the Merger.   Meteor Holding Corporation estimates that an aggregate of approximately $398.5 million will be required to pay the merger consideration of approximately $370.7 million and related fees and expenses. Meteor Holding Corporation expects this amount, together with the related working capital requirements of Metrologic following the completion of the merger, will be provided through a combination of the proceeds of the following:

•        an aggregate cash equity investment by the Francisco Partners Investor of not less than $128.0 million;

•        approximately $60.6 million in rollover equity financing from the Rollover Investors;

•        a new $160.0 million senior secured first loan facility, consisting of a $125.0 million term loan facility and a $35.0 million revolving credit facility;

•        a new $75.0 million senior secured second lien loan facility; and

•        cash and fully liquid cash equivalents held by Metrologic.

See “Special Factors—Financing of the Merger” beginning on page 43.

•       Other Offers.   The merger agreement restricts Metrologic’s ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Metrologic. However, under specified circumstances, the board of directors of Metrologic may respond to unsolicited acquisition proposals and may terminate the merger agreement if Metrologic desires to accept an unsolicited superior proposal, as defined in the merger agreement, subject to the prior or concurrent payment of an $18.25 million termination fee to Meteor Holding Corporation or its designee. In the event that the merger agreement is terminated under certain circumstances, Mr. Knowles, Mrs. Knowles, family trusts for the benefit of the Knowles’ children and charitable entities controlled by the Knowles agreed, with respect to shares of our common stock owned by Mr. Knowles and his related parties amounting to 35% of the total outstanding shares, to vote such shares against any alternative proposal to acquire us and to be subject to certain restrictions on transfer of such shares, in each case for a period of up to 10 months. In addition, in the event that the Elliott Investors fail to vote the shares of our common stock that they beneficially own against an alternative proposal to acquire Metrologic during the three-month period after the termination of the merger agreement, under certain circumstances the right of Elliott Associates, L.P. to receive a portion of any termination fee received by Meteor Holding Corporation in the merger, as described more fully elsewhere in this proxy statement, will be forfeited in whole or in part. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 47, “The Merger Agreement (Proposal No. 1)—No Solicitation of Transactions” beginning on page 74, “The Merger Agreement (Proposal No. 1)—Termination” beginning on page 80 and “Other Agreements—Contribution and Voting Agreements—Voting and Exclusivity” beginning on page 85.

•       Tax Consequences.   Generally, the consideration received in the merger will be taxable for U.S. federal income tax purposes. You will recognize taxable gain or loss in the amount of the difference between $18.50 and your adjusted tax basis for each share of Metrologic common stock that you own. However, special tax consequences may apply to the Rollover Investors who acquire an equity interest in Meteor Holding Corporation. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 53.

•       Conditions.   The completion of the merger pursuant to the merger agreement is subject to (1) approval of the merger agreement by the affirmative vote of a majority of the votes cast by the holders of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, (2) the receipt of debt financing by Meteor Holding Corporation, (3) the consummation of the contributions of Metrologic common stock by the Rollover Investors to Meteor Holding Corporation in exchange for shares of junior preferred stock and common stock of Meteor Holding Corporation and (4) specified other conditions. See “The Merger Agreement (Proposal No. 1)—Conditions to Completion of the Merger” beginning on page 78.

The Special Meeting and Related Matters

•       Date, Time and Place.   The special meeting of Metrologic’s shareholders will be held on Wednesday, December 20, 2006, beginning at 10:00 a.m., local time, at Metrologic’s principal executive offices at 90 Coles Road, Blackwood, New Jersey 08012.

•       Record Date and Voting.   You are entitled to vote at the special meeting if you owned shares of Metrologic common stock at the close of business on November 20, 2006, the record date for the special meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to shareholders for approval at the special meeting. As of the close of business on the record date, there were 22,859,491 shares of common stock of Metrologic outstanding and entitled to be voted at the special meeting. See “The Special Meeting—Record Date, Quorum and Voting Power” beginning on page 64.

•       Shareholder Vote Required to Approve the Merger Agreement.   For Metrologic to complete the merger, a majority of votes cast by holders of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereon must vote “FOR” the approval of the merger agreement. See “The Special Meeting—Required Vote” beginning on page 64.

•       Share Ownership of Directors and Executive Officers and Certain Shareholders.   As of October 31, 2006, the directors and executive officers of Metrologic hold and are entitled to vote, in the aggregate, 9,087,284 shares of our common stock, representing approximately 39.8% of the outstanding shares of our common stock as of that date. These shares include shares owned by Mr. Knowles, Mrs. Knowles and charitable entities controlled by the Knowles. As of October 31, 2006, Mr. Knowles and Mrs. Knowles collectively own and are entitled to vote 39.5% of the outstanding shares of our common stock, which includes shares owned by the Janet H. and C. Harry Knowles Foundation, Inc. (17.7%), the Knowles Charitable Foundation (2.8%), the C. Harry Knowles Charitable Remainder Annuity Trust No. 1 (2.8%), which are charitable entities controlled by Mr. and/or Mrs. Knowles, as well as shares owned by the C. Harry Knowles Grantor Retained Annuity Trust No. 1 (less than 1%). In addition, certain trusts for the benefit of family members of Mr. and Mrs. Knowles collectively own 376,214, or 1.6%, of our outstanding shares of common stock.

             Pursuant to the terms of the contribution and voting agreement described elsewhere in this proxy statement, Mr. Knowles and his related parties, including the trusts for the benefit of family members of Mr. and Mrs. Knowles, have agreed to vote or consent, or cause to be voted or consented, all shares of our common stock that he or they own or control in favor of approving the merger agreement. In addition, the Elliott Investors, which collectively own 1,703,885 shares of our outstanding common stock as of October 31, 2006, representing approximately 7.5% of the outstanding common stock, also entered into a contribution and voting agreement with Meteor Holding Corporation pursuant to which they agreed to vote all of the shares that they beneficially own in favor of the merger agreement. Our other directors and executive officers have informed us that they intend to vote all of their shares of our common stock “FOR” the approval of the merger agreement. The approval of the merger agreement does not require the affirmative vote of a majority of the shares of common stock held by Metrologic’s unaffiliated shareholders. If votes are cast with respect to all of our outstanding shares of common stock as of the record date, the approval of the merger agreement would require the affirmative vote of an additional 262,363 shares or 1.1% of our outstanding shares of common stock, other than those committed to vote in favor of the proposal pursuant to the contribution and voting agreements and those held by our directors and executive officers. See “The Special Meeting—Voting by Directors and Executive Officers” beginning on page 65. A copy of the contribution and voting agreements are attached as Annex C-1 and Annex C-2 to this proxy statement.

•       Appraisal or Dissenter’s Rights.   Under New Jersey law, holders of Metrologic common stock are not entitled to appraisal or dissenter’s rights in connection with the merger because Metrologic common stock is listed on the NASDAQ Global Select Market and because cash consideration is being paid for their shares in the merger.

•       Litigation Related to the Merger.   On September 13, 2006, an action, titled Savarese v. Close, et. al., was filed in the Superior Court of New Jersey Law Division: Camden County against Metrologic and all of the members of Metrologic’s board of directors as defendants. On September 14, 2006, an action, titled Wilkenfeld v. Knowles, et. al., was filed in the Superior Court of New Jersey Chancery Division: Camden County against Metrologic and all members of Metrologic’s board of directors as defendants and another action, titled Marcin v. Metrologic Instruments, Inc., et. al., was filed in the Superior Court of New Jersey Chancery Division: Gloucester County against Metrologic, all of the members of Metrologic’s board of directors, Francisco Partners and Elliott Associates, L.P., as defendants. On September 15, 2006, an action, titled Gerber v. Metrologic Instruments, Inc., et. al., was filed in the Superior Court of New Jersey Law Division: Camden County against Metrologic, all of the members of Metrologic’s board of directors and Elliott Associates L.P., as defendants. On October 31, 2006, an amended class action complaint to the initial complaint, titled Wilkenfeld v. Knowles, et. al., was filed in the Superior Court of New Jersey Law Division: Camden County against Metrologic, all of the members of Metrologic’s Board of Directors, Francisco Partners, II, LP, FP-Metrologic, LLC, Meteor Holding Corporation, Meteor Merger Corporation, Elliott Associates, LP, and Elliott International, LP.

The Savarese complaint alleges, among other things, that the merger consideration is inadequate, that certain defendants have timed and structured the transaction to allow themselves to capture the benefits of the Company’s future potential without paying fair consideration to Metrologic’s public shareholders, and that the directors breached their fiduciary duties by not making the requisite effort to obtain the best transaction available.

The original Wilkenfeld complaint alleged, among other things, that the defendants failed to maximize value on a change in control of Metrologic and that the merger consideration deprives plaintiffs of the true and full value of the shares, that the proposed merger is an attempt to engage in a self-dealing transaction and to deny the plaintiffs an opportunity to share in the future success of Metrologic and that the directors breached their fiduciary duties because the terms of the merger were determined without an adequate investigation of strategic alternatives.

The Marcin complaint alleges, among other things, that the shareholders have been denied a fair process and arm’s length negotiated transaction, that the directors have structured a preferential deal to the detriment of the shareholders, thus denying the shareholders any participation in the future potential of Metrologic, and have failed to maximize shareholder value.  The complaint further alleges that certain defendants have used their positions of power and control to engage in self-dealing and have breached their fiduciary duties of loyalty and good faith owed to the plaintiff.  Finally, the complaint alleges that other defendants have knowingly participated in these breaches of fiduciary duties.

The Gerber complaint alleges, among other things, that the share price of Metrologic’s stock had been artificially depressed since the removal of Mr. Benny Noens, the Company’s former Chief Executive Officer and President, on April 20, 2006 and subsequent appointment of C. Harry Knowles as the interim Chief Executive Officer and President and that the board of directors has been slow in searching for a replacement.  According to the complaint, these actions have created a management vacuum that resulted in a drop in the stock price and enabled certain defendants to engage in self dealing.  The complaint further alleges that the merger agreement places an artificial lid on the stock price, allowing certain defendants to capture the benefits of Metrologic’s future potential without paying fair consideration to Metrologic’s public shareholders, and that the directors breached their fiduciary duties to the plaintiff.

The amended Wilkenfeld complaint generally alleges that the defendants breached their fiduciary duties in entering into the merger (and other defendants aided and abetted the alleged breaches) and further alleges, among other things, that the proxy statement filed on October 5, 2006 allegedly fails to disclose material information to the Company’s shareholders in connection with the shareholder meeting which has yet to be scheduled.  The amended Wilkenfeld complaint seeks class certification and certain forms of equitable relief, including enjoining the consummation of the merger, and damages.

The amended Wilkenfeld complaint certifies that a joint stipulation will be submitted to the court that will consolidate, coordinate and/or transfer three other pending actions relating to the same subject matter into the Wilkenfeld action. The parties have agreed to such stipulation, which provides for, among other things, expedited discovery and other pretrial proceedings.

See “Special Factors—Litigation Related to the Merger” beginning on page 56.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Our board of directors is soliciting proxies for a special meeting of shareholders. The following questions and answers briefly address some commonly asked questions about the merger and the special meeting. They may not include all of the information that may be important to you. We urge you to read carefully this entire proxy statement, including the annexed documents and the other documents we refer to in this proxy statement.

Q:             What matters will I be asked to vote on at the special meeting?

A:             You will be asked to vote on the following proposals:

•       the approval of the merger agreement, which provides for the merger of Meteor Merger Corporation with and into Metrologic; and

•       the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

If the merger is completed, you will no longer own shares of Metrologic common stock.

Q:    How do Metrologic’s board of directors and the special committee recommend that I vote on the merger?

A:             The special committee of our board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement and determined the merger, on the terms and conditions set forth in the merger agreement, to be advisable and to be fair to and in the best interests of our unaffiliated shareholders. Our board of directors, acting upon the recommendation of the special committee, has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and determined the merger, on the terms and conditions set forth in the merger agreement, to be advisable and fair to, and in the best interests of, our unaffiliated shareholders. The special committee and the board of directors both recommend that you vote “FOR” the approval of the merger agreement.

Q:    Who can vote on the merger agreement?

A:             Holders of our common stock at the close of business on November 20, 2006, the record date for the special meeting, may vote in person or by proxy on the merger agreement at the special meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to shareholders for approval at the special meeting. As of the close of business on the record date, there were 22,859,491 shares of common stock of Metrologic entitled to be voted at the special meeting.

Q:             When and where is the special meeting?

A:             The special meeting will be held on Wednesday, December 20, 2006, beginning at 10:00 a.m., local time, at Metrologic’s principal executive offices at 90 Coles Road, Blackwood, New Jersey 08012.

Q:             What vote of shareholders is required to approve the merger agreement?

A:             For Metrologic to complete the merger, a majority of the votes cast by the holders of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereon must vote “FOR” the approval of the merger agreement.

Q:             What vote of shareholders is required for the proposal to adjourn the special meeting?

A:             The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the votes cast by the holders of our common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting.

Q:    What does it mean if I receive more than one proxy card?

A:             If you have shares of our common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:             How do I vote without attending the special meeting?

A:             If you hold shares in your name as the shareholder of record, then you received this proxy statement and a proxy card from us. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s form of proxy card which includes voting instructions. In either case, you may submit a proxy for your shares by mail without attending the special meeting. To submit a proxy by mail, mark, sign and date the proxy card and return it in the postage-paid envelope provided.

Q:             How do I vote in person at the special meeting?

A:             If you hold shares in your name as the shareholder of record, you may vote those shares in person at the special meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the special meeting, we recommend that you submit a proxy for your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the special meeting only if you obtain and bring with you a signed proxy from the necessary nominee giving you the right to vote the shares. To do this, you should contact your nominee.

Q:             Can I change my vote?

A:             After you submit a proxy for your shares, you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the shareholder of record, you should write to our Corporate Secretary at our principal offices, 90 Coles Road, Blackwood, New Jersey 08012, stating that you want to revoke your proxy and that you need another proxy card. If you attend the special meeting, you may vote by ballot as described above, which will cancel your previous vote. Your last vote before voting is closed at the special meeting is the vote that will be counted. If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee and ask for a new proxy card.

Q:             How are votes counted?

A:             For the proposal relating to the approval of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal relating to approval of the merger agreement, but will count for the purpose of determining whether a quorum is present.

For the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement, “FOR” adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present.

Q:             What happens if I do not respond?

A:             Any failure to respond by timely returning your proxy card will not count as a vote cast on the proposal to approve the merger agreement or the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, unless you vote for either or both proposals in person at the special meeting.  However, if your failure to respond causes your shares to be deemed to be a broker non-vote, your shares will count for determining whether a quorum is present for the special meeting to be held.

Q:             What is a quorum?

A:             A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of outstanding shares of our common stock entitled to cast a majority of the votes are present at the special meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:             If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:             Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted by your broker and your shares will be treated as broker non-votes.

Q:    Who will bear the cost of this solicitation?

A:             We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile, Internet or similar means, by our directors, officers or employees without additional compensation. We will, on request, reimburse shareholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record.

Q:             When do you expect the merger to be completed?

A:             We are working to complete the merger as quickly as possible, and we anticipate that it will be completed in the fourth quarter of calendar year 2006. In order to complete the merger, we must obtain shareholder approval and the other closing conditions under the merger agreement must be satisfied or waived. See “The Merger Agreement (Proposal No. 1)—Conditions to Completion of the Merger” beginning on page 78 and “The Merger Agreement (Proposal No. 1)—Effective Time” beginning on page 67.

Q:             How will I know whether the merger was approved?

A:             We will report the results of the vote on the merger agreement in a press release and in an amendment to our Schedule 13E-3 filed with the Securities and Exchange Commission after the special meeting.  You may obtain a copy of any document we file with the Securities and Exchange Commission from us, from the Securities and Exchange Commission or on the Internet.  See “Where You Can Find Additional Information” on page 96.

Q:             Should I send in my stock certificates now?

A:             No. If the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange Metrologic stock certificates for the merger consideration to which you are entitled as a result of the merger. If your shares are held in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for those shares. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:    Who can help answer my other questions?

A:             The information provided above in the summary term sheet and in the “question and answer” format is for your convenience only and is merely a summary of the information contained in this proxy statement. You should carefully read this entire proxy statement, including the documents annexed to this proxy statement and the documents we refer to in this proxy statement. If you have more questions about the special meeting or the merger, you should contact Metrologic’s Investor Relations Department at investor.relations@metrologic.com or 1-800-667-8400.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, the annexes attached to this proxy statement and the documents to which we refer you in this proxy statement include “forward-looking statements” that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek” and other words and terms of similar meaning in conjunction with a discussion of future events and operating or financial performance.

These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to;

•       the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•       the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the merger, including the receipt of required regulatory approvals;

•       the failure to obtain the necessary debt financing set forth in a commitment letter received in connection with the merger;

•       the failure of Metrologic to have the required amounts of cash and fully liquid cash equivalents to satisfy a condition to the closing of the merger;

•       risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•       the ability to recognize the benefits of the merger; and

•       other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and elsewhere in Metrologic’s Securities and Exchange Commission filings.

Many of the factors that will determine the outcome of the subject matter of this proxy statement are beyond Metrologic’s ability to control or predict. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us.

Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, we will (1) update such information through a supplement to this proxy statement and (2) amend the Transaction Statement on Schedule 13E-3 filed in connection with the merger, in each case, to the extent required by applicable law.

The safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995 does not apply to forward-looking statements made in connection with going private transactions such as the merger.

SPECIAL FACTORS

Background of the Merger

Over the last several years our board of directors and management have considered and discussed strategic alternatives for us, including potential business combinations and our sale to financial or strategic buyers.

In early 2004, our board of directors determined that it was in the best interest of our shareholders to consider a sale of the Company to a strategic buyer due to Mr. Knowles’ expressed desire at that time to retire and our inability to identify a successor to run the Company following Mr. Knowles’ retirement. Following that decision, on April 12, 2004, we hired UBS Securities LLC (“UBS”) to serve as our financial advisor. As part of this engagement, UBS prepared a confidential memorandum and contacted potential strategic partners to assess their interest in us. Ultimately, only two companies expressed an interest in us, both at prices that our board of directors deemed to be inadequate at the time. As a result, we terminated all sale discussions and our engagement of UBS.

On August 9, 2005, C. Harry Knowles, our Chairman of the board of directors, informed the board of directors that he and his wife, Janet H. Knowles, also one of our directors, had concluded, in their individual capacities, that they wanted to dispose of all or a substantial portion of their shares of our common stock in an orderly manner. They advised the board of directors that they were willing to consider a variety of alternatives to accomplish this goal in a manner determined by the board of directors to be in our and the other shareholders’ best interests and wanted to proceed expeditiously. In response to this decision of Mr. and Mrs. Knowles, our board of directors and management determined to pursue the sale of the Company to a financial or strategic buyer. Even though the 2004 attempt to sell the Company had been unsuccessful, the board and management believed that the marketplace would be more open to merger and acquisition transactions in our industry in mid-2005. The board of directors also considered various other alternatives to a sale of the Company to an outside third-party, including a management buy-out and a public offering of the shares owned and controlled by Mr. and Mrs. Knowles. A special committee of the board of directors comprised of four independent directors was formed to explore the alternatives available to us. The special committee had the duty and responsibility, in consultation with management and significant shareholders of the Company, including C. Harry Knowles to among other things, explore and evaluate the possibility of the Company being sold to a third party and negotiate on behalf of the Company the terms and conditions of any resulting transaction.

On August 12, 2005, the special committee met and decided to retain Ballard Spahr Andrews & Ingersoll, LLP (“Ballard Spahr”) as its counsel. Prior to that time, Ballard Spahr had served as our regular outside counsel. At that meeting, a representative from Ballard Spahr led a discussion with the special committee members regarding their fiduciary duties in transactions of this nature. The special committee determined to contact UBS and to seek to negotiate an incentive payment arrangement with UBS designed to encourage consummating a transaction expeditiously. In addition, the special committee discussed the advantages of obtaining a fairness opinion from an independent investment bank whose compensation would not be tied to consummation of a transaction and decided to contact two investment banks to determine if they were independent and to interview them regarding a potential engagement.

On August 19, 2005, the special committee met with representatives from Ballard Spahr and decided to meet with UBS to discuss a number of issues related to the sale process and review the list of potential buyers UBS intended to contact.

On August 23, 2005, the special committee met with representatives from UBS and Ballard Spahr. The UBS representatives informed the special committee that they were currently updating the confidential information memorandum utilized in connection with the 2004 process to distribute to potential buyers who entered into confidentiality agreements. The UBS representatives then discussed a list of approximately 80 potential buyers, both financial and strategic, that would be contacted and shared with the committee their view of the likelihood and level of interest from each party on the list.

Representatives of UBS worked with our management to update the confidential information memorandum, which was finalized on September 28, 2005. Prior to finalizing the confidential information memorandum, representatives of UBS contacted a number of potential buyers to ascertain their interest in a transaction with us.

On August 26, 2005, the special committee met to determine dates to meet with the potential independent investment banks regarding a possible engagement as financial advisor to the special committee and the delivery of a fairness opinion in connection with a potential transaction. Also present were representatives from Ballard Spahr.

On September 2, 2005, the special committee met and approved its charter. Also present were representatives from Ballard Spahr.

On September 6, 2005, we entered into an engagement letter with UBS to serve as our financial advisor in connection with exploring a possible sale of the Company, subject to the finalization of the terms of the incentive compensation that might be paid to UBS in connection with the engagement.

On September 9, 2005, the special committee met and discussed possible incentives for UBS. Also present were representatives from Ballard Spahr. The special committee also decided to meet with our management to review the financial forecasts that were prepared for the potential buyers and the assumptions underlying such forecasts.

On September 14, 2005, representatives of UBS began to initiate calls to potential buyers. From this point until the termination of the negotiations regarding a potential transaction, we entered into confidentiality agreements with approximately 26 parties who expressed an interest in a transaction with us.

On September 23, 2005, the special committee met with representatives of two independent investment banks to discuss their possible engagement to serve as financial advisor to the special committee and to render a fairness opinion on a potential transaction. Also present were representatives from Ballard Spahr.

On September 30, 2005, the special committee met with representatives from UBS to receive an update on UBS’s progress. Also present were representatives from Ballard Spahr. Representatives of UBS advised the special committee that, to date, more than 70 potential buyers had been contacted and initial indications of interest based on preliminary due diligence being conducted by the 26 interested parties were due on October 20, 2005.

On October 3, 2005, the special committee met to discuss the attributes of the two independent investment banks it was considering. Also present were representatives from Ballard Spahr. The special committee decided to negotiate fee arrangements with both investment banks.

On October 5, 2005, Needham & Company was engaged by the special committee to serve as its independent financial advisor. The special committee believed that Needham & Company had significant expertise in advising technology companies and special committees and in rendering fairness opinions.

On that same date, UBS contacted Francisco Partners to determine whether it would be interested in evaluating a potential transaction with us. UBS provided Francisco Partners with a confidentiality agreement, which it subsequently executed, and preliminary due diligence materials.

On October 7, 2005, the special committee met and representatives from Needham & Company and Ballard Spahr were present. Based on discussions with UBS, Needham & Company informed the special committee that seven potential buyers had signed confidentiality agreements and eleven others were being negotiated.

From the time the potential buyers signed confidentiality agreements and continuing through the termination of the process, the potential buyers conducted legal, financial and business due diligence on us.

On October 14, 2005, the special committee met to discuss the status of the process and representatives from Needham & Company and Ballard Spahr were present.

On October 21, 2005, the special committee met and representatives from Needham & Company and Ballard Spahr were present. The special committee discussed litigation that had been filed against us by one of our competitors and any potential impact it could have on the sale process. In that litigation, the competitor filed suit against us in the U.S. District Court in the Eastern District of Texas and before the International Trade Commission alleging patent infringement.

On October 27, 2005, our management engaged in a trial run of its presentation to potential buyers. Members of the special committee and representatives of UBS, Needham & Company and Ballard Spahr were present. After the presentation, representatives of UBS reported to those present that, as of that date, 25 confidential information memoranda had been sent out to potential buyers, each of whom had entered into confidentiality agreements.

On October 28, 2005, after its review of publicly available documents and preliminary due diligence materials provided by UBS, Francisco Partners provided UBS with a preliminary non-binding indication of interest at $20 per share, which was subject to the completion of detailed business, financial and accounting due diligence and other conditions.

On October 31, 2005, the special committee met and representatives from Needham & Company, UBS and Ballard Spahr were present. According to the UBS representatives, 94 potential buyers had been contacted, 26 confidential information memoranda had been distributed and two parties, one of which was Francisco Partners, had submitted initial indications of interest and would be continuing on to the next round of due diligence. The other party’s indication of interest was at $20 to $21.50 per share.

On November 3, 2005, representatives of UBS contacted Francisco Partners to coordinate further due diligence and to schedule a meeting with our management. UBS also coordinated further due diligence and a management meeting with the other potential buyer.

On November 4, 2005, the special committee met and representatives from Needham & Company, UBS and Ballard Spahr were present. The UBS representatives informed the special committee that one additional potential buyer might submit an indication of interest. In addition, our valuation and the impact of the lawsuit that had been filed against us were discussed in broad terms.

On November 11, 2005, the special committee met and representatives from Needham & Company and Ballard Spahr were present. The special committee discussed the initial indications of interest it had received and decided to permit the third potential buyer to participate in the process provided it was informed that its indication was at the low end of the range as compared to the other two participants. The third potential buyer submitted an indication of interest at $19.75 to $20.50 per share. All of the indications of interest were subject to additional due diligence.

On November 15, 16 and 17, 2005, management presentations were held for the three potential buyers, including Francisco Partners. UBS informed the potential buyers that second round bids were due by December 15, 2005.

From November 15, 2005 through December 15, 2005, representatives of the three potential buyers, including Francisco Partners, and their respective advisors conducted preliminary business, financial and accounting due diligence, which included several due diligence calls with members of our management.

On November 18, 2005, the special committee met and representatives from Needham & Company and Ballard Spahr were present. The next steps in the process were discussed, including refining the bids based on continuing due diligence and providing the potential buyers with a draft definitive merger agreement for their review and comment. The most material term in the draft merger agreement was that the transaction be structured as an all-cash acquisition.

On December 1, 2005, the special committee met and representatives from Needham & Company and Ballard Spahr were present. At that meeting Needham & Company reviewed the preliminary valuation models and financial analyses it would use to evaluate the indications of interest.

On December 9, 2005, the special committee met and representatives from Needham & Company and Ballard Spahr were present. One of the special committee members recounted a conversation earlier in the day with UBS where UBS had confirmed that all three potential buyers were still immersed in the due diligence process and that bids and a mark up of the agreement were still due on December 15, 2005.

On December 14, 2005, the special committee met and representatives from Needham & Company and Ballard Spahr were present. Discussions with UBS were recounted by representatives of Needham & Company, who noted that all three of the potential buyers, including Francisco Partners, had expressed concerns about valuation. One of the potential buyers had decided to drop out of the process, based on its due diligence on the Company and lack of interest in purchasing the Company, one indicated that it would need at least four more weeks for due diligence to be able to submit a second round bid but provided a preliminary verbal estimate of $18.50 to $19.25 per share and Francisco Partners provided a verbal indication of interest was $18.00 per share, which was less than the then current market price. On this date, the Company’s common stock closed at $18.91 per share. The representatives from Needham & Company presented its preliminary financial analyses of the indications of interest and noted that the consideration in one indication of interest was at a price below the then current market price of our common stock. The Needham & Company representatives discussed with the special committee the advisability of entering into a transaction at a price below the then current market price of our common stock. In addition, it was unknown what impact, if any, the litigation filed by the competitor had on our stock price and the Needham & Company representives advised the special committee that they were unaware of any rumors that may have impacted the stock price. The special committee concluded that it was inadvisable to enter into a transaction at an amount below the then current market price of our common stock.

On December 15, 2005, Francisco Partners submitted a written non-binding indication of interest of $18.00 per share to UBS, which was conditioned upon additional confirmatory due diligence and the joint development, with our management, of a revised operating and financial plan for the business.

On December 22, 2005, the special committee met and representatives from Ballard Spahr were present. Due to the failure of the sale process to produce a viable proposal to date, the special committee discussed other alternatives, including a recapitalization or the repurchase of the shares held by Mr. Knowles. The special committee decided to allow the sale process to continue while discussing other options internally in the event that a sale did not occur.

On January 10, 2006, the special committee met and representatives from Ballard Spahr were present. The special committee discussed the prospects of a potential transaction and determined to recommend to the board of directors that the sale process be halted since the process did not result in the receipt of any definitive offer or an indication of interest with respect to which the special committee, based in part on advice from Needham & Company, believed should be pursued.

On January 11, 2006, representatives of UBS contacted representatives of Francisco Partners and informed them that the indication of interest at $18.00 per share submitted by Francisco Partners was not acceptable to us, as it was both below our board of directors’ expectations and the prevailing stock price at the time.

On January 13, 2006, the special committee met and Mr. and Mrs. Knowles, their legal counsel and representatives from Ballard Spahr were present. The special committee unanimously decided to terminate the UBS and Needham & Company engagements.

On January 18, 2006, the board of directors determined to end the sale process, based on the recommendation of the special committee and Mr. and Mrs. Knowles, in their individual capacities.

On January 22, 2006, the UBS engagement was terminated. On January 23, 2006, the Needham & Company engagement was terminated.

On June 15, 2006, at our annual shareholder meeting, Jesse A. Cohn from the Elliott Investors first approached Mr. Knowles and requested the opportunity to speak privately. At that time, Mr. Cohn suggested that Mr. Knowles consider pursuing a going-private transaction together with an appropriate equity sponsor and a contribution of the Elliott Investors’ existing holdings in the company. Mr. Cohn explained that the Elliott Investors believed numerous reasons existed why it could be beneficial to consider taking us private, including Mr. Knowles’ age, our trading discount to market, our long-term strategic vision, and the costs of being a public company. Mr. Cohn further stated that the Elliott Investors could assist us in finding an equity sponsor.

Following the annual shareholder meeting, Mr. Cohn contacted a representative of Deutsche Bank, whom Mr. Cohn knew from a prior transaction, to discuss potential equity sponsors for a transaction involving Metrologic. The Deutsche Bank representative suggested Francisco Partners as a possible sponsor. Deutsche Bank had an existing business relationship with Francisco Partners and had been approached by Francisco Partners to be a potential source of debt financing in connection with the indication of interest submitted by Francisco Partners in December 2005. Francisco Partners subsequently engaged Deutsche Bank as an advisor in connection with the merger.

On June 20, 2006, Mr. Knowles called Mr. Cohn and expressed a desire to learn more about what Mr. Cohn had expressed at the Annual Meeting. A meeting was arranged at the Elliott Investors’ offices for Friday, June 23, 2006.

On June 23, 2006, representatives of Deutsche Bank coordinated an introductory conference call between Francisco Partners and Mr. Cohn. During the call, the participants discussed the possibility of exploring a transaction involving us.

After the Francisco call, Mr. Knowles, Mr. Cohn and Brian Miller of the Elliott Investors held a meeting in Elliott’s offices. Mr. Miller provided to Mr. Knowles a description of Elliott’s operations and history. Mr. Knowles expressed his personal interests in considering a possible sale of the Company.

On June 27, 2006, representatives of Francisco Partners and the Elliott Investors had a conference call. During the call, the representatives of the Elliott Investors and Francisco Partners further discussed the possibility of a potential transaction involving us. Subsequent to the call, Francisco Partners provided the Elliott Investors with additional information about Francisco Partners and a possible transaction involving us.

From June 29, 2006 through July 5, 2006, Mr. Cohn and Mr. Knowles spoke several times regarding the possibility of Mr. Knowles pursuing a going-private transaction with an appropriate equity sponsor and an equity contribution by the Elliott Investors.

On July 3, 2006, the Elliott Investors and an associated entity filed a Schedule 13D with the Securities and Exchange Commission reporting their aggregate ownership of our common stock as of such date.

On July 6, 2006, Mr. Cohn and Charles K. MacDonald of the Elliott Investors met with Mr. and Mrs. Knowles, in their individual capacities, at the Knowles’ home. The parties discussed the benefits of our becoming a private company. Mr. Cohn introduced the idea of having Francisco Partners serve as the equity sponsor for the transaction and explained some of Francisco Partners’ history and expertise in the technology sector.

On July 11, 2006, our board of directors met at a regularly scheduled meeting and Mr. Knowles informed the board of directors of his discussion with Mr. Cohn and confirmed that no agreements, arrangements or understandings had been entered into with any parties in connection with any potential transaction. The board of directors authorized Mr. Knowles to continue the discussion, in his individual capacity, with the Elliott Investors and, if it were included, Francisco Partners, and also authorized a non-disclosure agreement between us and the Elliott Investors.

On July 12, 2006, we entered into a non-disclosure agreement with the Elliott Investors.

On July 13, 2006, Mr. Knowles, in his individual capacity, met with representatives from the Elliott Investors and representatives from Francisco Partners at the offices of Pepper Hamilton LLP (“Pepper Hamilton”), personal counsel to Mr. and Mrs. Knowles, to discuss preliminarily the potential requirements associated with his ongoing role and ownership if the Elliott Investors and Francisco Partners were to propose an acquisition of the Company. No agreements or understandings were reached on these matters, and Mr. Knowles was informed that there were no understandings or agreements between the Elliott Investors and Francisco Partners. The representatives of Francisco Partners indicated that they would need to update the due diligence review that had been conducted in 2005 before deciding whether to proceed with a potential transaction.

On July 19, 2006, the board of directors met and Mr. Knowles advised the board of directors of his July 13, 2006 meeting with the Elliott Investors and Francisco Partners. Mr. Knowles also informed the board of directors that he would be engaging Morgan Stanley and utilizing Pepper Hamilton as advisors with respect to his interests and those of his wife, Janet H. Knowles, and their related parties. The board of directors then adopted a resolution to form a special committee consisting of four independent directors and approved a charter for such special committee. The special committee had the duty and responsibility, in consultation with management and significant shareholders of the Company, including C. Harry Knowles, to, among other things, explore the possibility of the Company becoming a privately held company and negotiate on behalf of the Company the terms and conditions of any resulting transaction and present to the Board the results of the special committee’s examinations and its recommendations with respect thereto. The special committee was given the authority to, among other things, engage its own advisors.

On July 20, 2006, the special committee met and determined to retain Ballard Spahr, our regular outside counsel, which had advised it in connection with the sale process during 2005. In addition, it discussed hiring a financial advisor to provide guidance and ultimately issue a fairness opinion, if needed. The special committee decided to approach Needham & Company, which had represented it in the 2005 process.

On July 24, 2006, the special committee met and representatives from Ballard Spahr were present. It was decided that, for efficiency, Needham & Company, the Elliott Investors and Francisco Partners would be permitted to simultaneously conduct their due diligence of us. On that same date, representatives of Francisco Partners and members of our management had a conference call to coordinate the due diligence review process, and scheduled a due diligence meeting at our headquarters to be held on August 1, 2006.

Beginning on July 24, 2006 and continuing through the announcement of the signing of the merger agreement, the Elliott Investors and Francisco Partners each conducted additional due diligence of us, including participating in meetings with various members of our senior management. During this same period, legal, tax and accounting advisors for Francisco Partners also conducted a due diligence review of us.

On August 1, 2006, representatives of Francisco Partners and the Elliott Investors met with Mr. Knowles and members of our management team at our headquarters for management presentations regarding our operations and strategy. Representatives of Needham & Company, Deutsche Bank and Morgan Stanley were also present at the meetings.

On August 4, 2006, the special committee formally engaged Needham & Company as its financial advisor.

On August 7, 2006, Mr. Knowles met, in his individual capacity, with another potential investor concerning the possibility of that investor acquiring us. At this meeting, the prospective investor informed Mr. Knowles that, based solely on the investor’s review of publicly available information and without the benefit of a due diligence review of us, the investor estimated the value of our common stock at between $17.00 and $19.00 per share. Mr. Knowles subsequently informed the special committee about his discussions with the potential investor at this meeting. Based on the tentative and preliminary expression of interest from this investor at that meeting, the need for that investor to secure capital commitments from other parties in order to acquire us, and the  stage of our discussions with Francisco Partners, the special committee decided not to pursue further discussions with this potential investor.

On August 7, 2006, we had a conference call with representatives of Francisco Partners and its counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), to review existing patent infringement litigation involving us. Periodic calls and meetings regarding continuing patent due diligence occurred from this date through the signing of the merger agreement.

On August 9, 2006, members of our management held a conference call to review the historical and projected operating results of our product lines. Participants in the call included representatives of Francisco Partners, the Elliott Investors, Deutsche Bank, Morgan Stanley and Needham & Company.

On August 16, 2006, Mr. Knowles, in his individual capacity, along with his advisors Morgan Stanley and Pepper Hamilton, met again with representatives from the Elliott Investors and Francisco Partners, at which time the respective representatives of the Elliott Investors and Francisco Partners discussed with Mr. Knowles the results of their due diligence to date, as well as a potential transaction involving us. They also discussed the requirement that Mr. Knowles participate in a transaction through the rollover of a portion of his equity interests into the new privately held company that would result from a going-private transaction. While Mr. Knowles indicated that he would consider participating in such a transaction under acceptable terms and conditions if a transaction acceptable to the special committee and the board of directors were achieved, no agreement was reached regarding any party’s participation in such a transaction. The representatives of Francisco Partners communicated that they would like to begin negotiations with the special committee and anticipated that they would be able to provide a price proposal in approximately two weeks, but that based on a preliminary review, they anticipated an initial all cash proposal of $18.00 per share. In determining to make its initial $18.00 offer, which was based on due diligence conducted to date, Francisco Partners considered numerous factors, including: the size of our market; our position in the market and potential growth opportunities; our recent financial results and financial forecasts; historical prices and trading levels of our common stock; the ability to obtain financing for an acquisition; our pending intellectual property litigation; and Mr. Knowles’ age and the importance of developing a succession plan.  In addition to the price, Francisco Partners considered securing Mr. Knowles’ participation in the transaction, including his agreement to vote in favor of the transaction and roll over his shares, and the ability to reach agreement on the terms of his ongoing relationship with Metrologic following the transaction, to be critical conditions to proceeding with a transaction. The Francisco Partners representatives indicated that, depending on the results of their due diligence review and negotiations with the special committee, a price of $18.50 might be possible.

On August 17, 2006, the special committee met and concluded that it would move forward with negotiations with Francisco Partners. It also gave us permission to send certain members of management to meet with Francisco Partners in Menlo Park, California. The special committee then discussed with representatives of Needham & Company the timing of the potential transaction. Later that day, the chairman of the special committee and representatives of Needham & Company and Ballard Spahr spoke with representatives of Francisco Partners on the timing of the potential transaction and the importance of having a binding proposal from Francisco Partners with few conditions. Francisco Partners and the special committee had both expressed an interest in entering into a definitive agreement quickly, with limited conditions to the consummation of the transaction. The representatives of Francisco Partners suggested to the special committee that they anticipated an all cash proposal of $18.00 per share, subject to continued due diligence and negotiation of an acceptable merger agreement. The chairman of the special committee and representatives of Francisco Partners agreed to have periodic telephone meetings to discuss progress and open items.

On August 18, 2006, the special committee met to review the discussion the day before with Francisco Partners. Also present were representatives from Ballard Spahr and Needham & Company. The Needham & Company representatives stated that they would begin preparing valuation models and financial analyses to evaluate the fairness, from a financial point of view, of a range of potential consideration. The special committee also briefly discussed with the Needham & Company representatives the financial factors it might consider in assessing the fairness of the proposal, including the proposed all cash consideration. The Needham & Company representatives noted that one significant factor was that we had completed a full market check seven months earlier involving almost 100 potential bidders without receiving any definitive bids or proposals.

On August 22, 2006, WSGR, counsel to Francisco Partners, sent an initial draft of the merger agreement to Ballard Spahr. From August 22, 2006 to September 12, 2006, the date of execution of the merger agreement, WSGR and Ballard Spahr negotiated the terms of the merger agreement through the exchange of written comments, revised document drafts and telephone conversations. Mr. Knowles did not participate in the negotiations regarding the terms of the merger.

On August 23, 2006, WSGR sent an initial draft of the contribution and voting agreement for Mr. Knowles and his related parties, along with a summary of stockholders agreement terms, to Pepper Hamilton.  Pepper Hamilton responded with an initial set of comments to those documents on August 29, 2006.  From that date until September 12, 2006, the terms of those agreements were negotiated through the exchange of written comments, revised document drafts and telephone conversations.  Principal areas of negotiation between Francisco Partners and Mr. Knowles included the conditions to Mr. Knowles’ obligation to roll over his shares; post-termination restrictions on the voting and transferability of the shares of Metrologic common stock held by Mr. Knowles, his affiliates and related parties; the relative governance rights of Mr. Knowles and Francisco Partners following the consummation of the merger, including whether Mr. Knowles would have veto rights with respect to certain actions; and post-merger liquidity of Mr. Knowles’ shares of Meteor Holding Corporation capital stock, including the right of Mr. Knowles to put his shares back to Meteor Holding Corporation upon the occurrence of certain events.

On that same date, WSGR sent an initial draft of the contribution and voting agreement for the Elliott Investors and the stockholders agreement term sheet to their counsel, Paul Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”).  Paul Weiss responded with an initial set of comments to those documents on August 25, 2006.  From that date until September 12, 2006, the terms of those agreements were negotiated through the exchange of written comments, revised document drafts and telephone conversations.  Principal areas of negotiation between Francisco Partners and the Elliott Investors included the conditions to the Elliott Investors’ obligations to roll over their shares; the right of the Elliott Investors to share in certain fees payable to Francisco Partners in connection with and following the merger; the relative governance rights of the Elliott Investors and Francisco Partners following the consummation of the merger, including whether the Elliott Investors would have veto rights with respect to certain actions; the drag-along and tag-along rights with respect to the shares of Meteor Holding Corporation capital stock; and post-merger liquidity of the Elliott Investors’ shares of Meteor Holding Corporation capital stock.

Each of Mr. Knowles, on the one hand, and the Elliott Investors, on the other hand, negotiated the transaction agreements separately with Francisco Partners.

On August 23, 2006, the special committee met with representatives of Needham & Company for an informal preliminary valuation discussion. Also present were representatives from Ballard Spahr. Representatives of Needham & Company stated that, at that time, they believed that Needham & Company would be in a position, based on its analysis to date, to render an opinion as to the fairness, from a financial point of view, of consideration at $18.00 per share, but that this amount would be at the low end of the range of fairness. The Needham & Company representatives advised the special committee that their financial analyses assumed that Adaptive Optics Associates, Inc. (“AOA”), one of our subsidiaries, would be sold prior to closing.

On August 24, 2006, the special committee met to review a telephone conversation earlier in the day among representatives of Needham & Company, the chairman of the special committee and representatives of Francisco Partners. Representatives from Ballard Spahr were present at the meeting. The Francisco Partners’ representatives indicated that they were still involved in due diligence and that WSGR had sent out a draft merger agreement to Ballard Spahr and a draft contribution and voting agreement for Mr. Knowles and his related parties to Pepper Hamilton. The Francisco Partners’ representatives also indicated that they would need to negotiate a contribution and voting agreement with the Elliott Investors as well.

On August 24, 2006, we entered into a new non-disclosure agreement with Francisco Partners to permit Deloitte & Touche, Francisco Partners’ accounting and tax diligence advisors, to perform additional due diligence.

On August 28, 2006, following distribution to its members of the draft merger agreement, the special committee met with representatives from Ballard Spahr and discussed the main provisions in the draft merger agreement, in addition to the mechanics of the proposed contribution and voting agreements and their impact on the merger agreement. The special committee stressed the importance that it have a meaningful termination right in the event that a more favorable acquisition proposal was made and that it be able to effectively exercise its fiduciary duties, especially in light of the voting obligations of Mr. Knowles and his related parties proposed by Francisco Partners in the draft contribution and voting agreement, as discussed below. In connection with the concerns raised at that meeting, Ballard Spahr negotiated, in addition to other terms, the right to terminate the merger agreement to accept a superior proposal.  Also, the right to indemnification for our directors and officers was negotiated so that adequate directors’ and officers’ liability insurance would be provided for six years following the effective time of the merger.

On that same date, Mr. Knowles, by telephone, and Mark Schmidt and Joseph Sawitsky, members of our management, made a presentation to the investment committee of Francisco Partners at the offices of Francisco Partners. In addition, various sessions were held between members of our management and representatives of Francisco Partners, which included reviews of our sales, customers and distributors and our ongoing litigation.

On August 30, 2006, the special committee met to discuss our financial condition, and on August 31, 2006, the board of directors met to review our third and fourth quarter projected financial information. Also present at these meetings were representatives from Ballard Spahr.

On September 2, 2006, WSGR distributed the first draft of the stockholders agreement to Pepper Hamilton and Paul Weiss.

On September 4, 2006, the special committee met and discussed the mechanics of the proposed Knowles contribution and voting agreement and the potential impact it could have on the ability of the special committee to exercise its fiduciary duties. Representatives from Ballard Spahr were present at the meeting. In the original draft of the contribution and voting agreement, all shares owned by Mr. Knowles and his related parties, which amounted to approximately 41.5% of our then outstanding common stock, could not be transferred and would be required to be voted against any alternative proposal for one year following a termination of the merger agreement. The special committee expressed concern that it might not be able to effectively exercise its fiduciary duties and terminate the merger agreement for a superior proposal if such a substantial percentage of our common stock were locked up for such a long period of time. Following this discussion, Ballard Spahr contacted Mr. Knowles’ counsel to discuss seeking the agreement of Francisco Partners’ counsel to a decrease in the number of Mr. Knowles’ shares that would be locked up subject to certain exceptions following a termination of the merger agreement and in the length of the lock-up period. The committee members then further discussed the terms of the merger agreement, including the employee benefit provisions in the merger agreement. The parties negotiated such terms over the following days and ultimately, it was agreed that the shares held by Mr. Knowles and his related parties amounting to 35% of the total outstanding shares would be subject to voting and transfer restrictions for up to 10 months (subject to certain exceptions), rather than the entire 41.5% for one year. We were informed that the Elliott Investors’ shares would not be locked up if the merger agreement was terminated. In addition, a reverse break-up fee was negotiated whereby if Francisco Partners terminated the merger agreement or was unable to close the transaction due to an inability to obtain financing, subject to certain exceptions, Meteor Holding Corporation would pay us a fee of $9,125,000.

On September 5, 2006, Francisco Partners indicated to us and the special committee that it had received formal approval from its partnership to move forward with the proposed merger at $18.00 per share. The $18.00 cash offer was submitted orally to the special committee. On that date, the special committee met with representatives from Ballard Spahr and Needham & Company to discuss the price.

On September 6, 2006, the special committee met to discuss the status of negotiations and next steps in the negotiation process with Francisco Partners. Also present were representatives from Ballard Spahr and Needham & Company. Needham & Company reviewed with the special committee its financial analyses, which had been updated to reflect the then current market data and valuation ranges. Needham & Company also advised the special committee that their analyses assumed that AOA would be sold prior to closing. Later on September 6, 2006, the special committee, after discussing the topic with Mr. Knowles, communicated to Francisco Partners his and the special committee’s belief that the $18.00 price was too low and Francisco Partners stated that it would go back to the partnership to determine if it could increase the price.

On that same date, Mr. Knowles and a representative of Francisco Partners had a meeting at the offices of Pepper Hamilton.  During the meeting, Mr. Knowles and the Francisco Partners representative discussed the business and operations of Metrologic. Later that day another meeting was held at the offices of Pepper Hamilton. Representatives of Francisco Partners and a representative of the Elliott Investors were present, along with representatives of Morgan Stanley and Pepper Hamilton.  During this meeting, the parties discussed the potential terms of the rollover participation and negotiated the potential terms of Mr. Knowles’ employment arrangements following the transaction, including the provision of health insurance to Mr. and Mrs. Knowles after termination of his employment, as well as the potential terms of a put agreement that would allow Mr. Knowles to cause Meteor Holding Corporation to repurchase his shares of Metrologic stock following the merger under various circumstances.

On September 7, 2006, members of the special committee met with representatives of Francisco Partners. The special committee members again advised the Francisco Partners’ representatives that the proposed $18.00 per share price was inadequate. After discussion and negotiation, the Francisco Partners’ representatives offered $18.50 per share. The representatives from Francisco Partners also advised the special committee members that they would not increase the offer beyond $18.50 per share and that it must be acted upon promptly. Also on September 7, WSGR and Ballard Spahr negotiated the provisions of the merger agreement dealing with the impact of the sale of AOA on the transaction, including the expected cash balance we would have as of the effective time of the merger in the event the AOA sale was consummated.  In addition, the level of indemnification that we would need to provide to the buyer of AOA and the length of its survival in connection with the AOA sale transaction was negotiated.  In the event the AOA sale was not consummated, Francisco Partners also indicated its willingness to complete the merger with us.

On September 7, 2006, the special committee met and discussed the new proposed price of $18.50 per share. Also present were representatives from Needham & Company and Ballard Spahr. The recent increase in the market price of our stock was discussed and the special committee expressed the belief that there had not been any change in our business or prospects and that the stock price increase was likely the result of market speculation about a potential transaction. Representatives of Needham & Company discussed with the special committee their preliminary analyses indicating that they would be in a position to render an opinion as to the fairness, from a financial point of view, of the proposed consideration. A representative from Ballard Spahr reviewed with the special committee its fiduciary obligations in transactions of this nature. The special committee discussed the steps that had been taken to assess the consideration, including efforts previously undertaken to explore alternative transactions, the rights negotiated by the special committee to terminate the proposed transaction with Francisco Partners to accept an alternative superior transaction under certain circumstances, the reverse break-up fee, and the efforts of the board of directors and the special committee to be informed and to analyze the fairness of the consideration to be received by our unaffiliated shareholders. The special committee resolved that, assuming the merger agreement was negotiated as discussed, the schedules to the merger agreement were finalized and Needham & Company delivered its fairness opinion, the proposed transaction was fair to and in the best interest of our unaffiliated shareholders and it would recommend the transaction to the board of directors. Needham & Company also noted that a full and complete market check had been completed within the past eight months, and noted our ability to terminate the merger agreement to accept a superior proposal. The special committee also discussed with Needham & Company that the price offered was in the best interests of shareholders at the time and that if we did not accept the proposal at the time, and instead sought to check the market, it was likely that Francisco Partners would abandon the transaction.

On that same date, Mr. Knowles and representatives of Francisco Partners met at the offices of Pepper Hamilton.  During this meeting, the parties discussed the general status of the transaction and continued negotiations regarding certain matters, including the put agreement.

On September 8, 2006, WSGR distributed initial drafts of agreements relating to fee-sharing arrangements between Francisco Partners and the Elliott Investors to Paul Weiss.  The parties negotiated the terms of those agreements through September 12, 2006.  See “Special Factors—Interests of Certain Persons in the Merger—Elliott Interests—Fee Arrangements.”

On September 9, 2006, WSGR distributed an initial draft of an agreement relating to fee-sharing arrangements between Francisco Partners and Mr. Knowles, and an initial draft of the put agreement between Meteor Holding Corporation and Mr. Knowles, to Pepper Hamilton.  The parties negotiated the terms of those agreements through September 12, 2006.  See “Special Factors—Interests of Certain Persons in the Merger—Knowles Interests—Equity Rollover; Put Right” and “—Advisory Fee Arrangements.”

On September 11, 2006, the board of directors met. Also present were representatives from Needham & Company and Ballard Spahr. A representative from Ballard Spahr reviewed with the board its fiduciary obligations in transactions of this nature. The board of directors then discussed a number of factors, including: its fiduciary duties, the merits of the proposed transaction with Francisco Partners, the risks and merits of not pursuing the transaction or not entering into the proposed transaction and the intention of Francisco Partners to not make any substantial changes in our operations, including allowing our principal location to remain the same. A representative from Ballard Spahr reviewed with the board of directors the main provisions of the merger agreement, as finally negotiated based on the last draft the board of directors had reviewed. The representatives from Needham & Company then discussed the financial analyses Needham & Company had prepared and distributed in connection with the meeting. They reviewed with the board of directors the work completed to assess the fairness, from a financial point of view, of the consideration to be received in the proposed transaction and the assumptions made in the course of its financial analyses. Needham & Company then rendered its opinion to the special committee and the board of directors, that, as of September 11, 2006, and based on and subject to the assumptions and other matters described in its written opinion, the consideration of $18.50 per share to be received by the holders of our common stock, other than the Rollover Investors, pursuant to the proposed transaction with Francisco Partners is fair from a financial point of view to those holders. The members of the special committee began by noting that their conditions from the September 7, 2006 meeting were met, so they recommended the transaction to the board of directors. The members of the board of directors accepted the financial analyses and conclusion of Needham & Company set forth in its opinion, and unanimously approved the terms of the merger agreement and the transactions contemplated by the merger agreement and determined the merger, on the terms and conditions set forth in the merger agreement, advisable and to be fair to and in the best interest of our unaffiliated shareholders. The members of the board of directors based their conclusions as to the fairness of the merger to our unaffiliated shareholders in part on the criteria, valuations, methodologies and conclusions that were employed by Needham & Company in rendering its opinion. Other factors that were considered by the special committee and the board of directors in reaching their conclusions as to the fairness of the merger are described in “Special Factors—Reasons for the Special Committee’s Recommendation” and “Special Factors—Reasons for the Board of Directors’ Recommendation.” Mr. Knowles, who voted as a member of the board of directors in favor of the merger agreement, has interests in the merger agreement and the transactions contemplated by the merger agreement that are different from, and/or in addition to, the interests of Metrologic shareholders generally.  See “Special Factors—Interests of Certain Persons in the Merger.”

On September 12, 2006, we executed the merger agreement with the entities formed by Francisco Partners, Meteor Holding Corporation and Meteor Merger Corporation, and issued a press release announcing the merger. Concurrent with the execution of the merger agreement, Mr. Knowles, on the one hand, and the Elliott Investors, on the other, each separately entered into their respective contribution and voting agreements with Meteor Holdings Corporation and the fee sharing letters discussed under “Special Factors—Interests or Certain Persons in the Merger” and “Other Agreements Related To Our Securities—Contribution and Voting Agreements.”

On September 12, 2006, at a regularly scheduled board of directors meeting, the board of directors determined to pay each member of the special committee a retainer of $35,000 and $40,000 for the Chairman, in addition to regular fees for meetings and out of pocket expenses.

Recommendations of the Special Committee and the Board of Directors

The special committee of our board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement and determined the merger, on the terms and conditions set forth in the merger agreement, to be advisable and fair to and in the best interests of our unaffiliated shareholders. The special committee unanimously recommended that the board of directors approve and declare advisable the merger and the merger agreement, submit the merger agreement to our shareholders and recommend that our shareholders approve the merger agreement. The special committee considered a number of factors, as more fully described above under “Special Factors—Background of the Merger” and below under “Special Factors—Reasons for the Special Committee’s Recommendation,” in determining to recommend that the board of directors and shareholders approve the merger agreement. The special committee unanimously recommends that you vote “FOR” the approval of the merger agreement.

Our board of directors, acting upon the recommendation of the special committee, has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and determined the merger, on the terms and conditions set forth in the merger agreement, to be advisable and fair to and in the best interests of our unaffiliated shareholders. The board of directors considered a number of factors, as more fully described above under “Special Factors—Background of the Merger” and below under “Special Factors—Reasons for the Board’s Recommendation,” in determining to recommend that the shareholders approve the merger agreement. Our board of directors recommends that you vote FOR the approval of the merger agreement.

Reasons for the Special Committee’s Recommendation

In reaching its conclusion regarding the fairness of the merger to the unaffiliated shareholders and its decision to approve the merger agreement and recommend its approval to the board of directors and our shareholders, the special committee considered the following factors, each of which the special committee believes supported its conclusion but which are not listed in any relative order of importance:

•       the special committee’s belief that we face several challenges in our efforts to increase shareholder value as an independent publicly-traded company, including:

•        competition from companies with substantially greater scale;

•        declining operating margins; and

•        long-term efforts to address these and other concerns are made more difficult by the short-term focus of the public equity markets on quarterly financial results;

•       the special committee’s knowledge of our business, financial condition, results of operations and prospects, including our recent financial performance, and the special committee’s belief that the merger is more favorable to our shareholders at this time than any other alternative reasonably available to the company and our shareholders, including remaining as a standalone public company;

•       the consideration to be received by our shareholders in the merger and a comparison to similar merger transactions;

•       the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable and were the product of extensive negotiations between the special committee and its advisors and the Francisco Partners Investor and its advisors;

•       financial analyses and other information with respect to Metrologic presented by Needham & Company to the special committee as discussed below under “Special Factors—Opinion of Needham & Company, LLC,” including Needham & Company’s opinion that, as of September 11, 2006 and subject to the assumptions and other matters set forth in the opinion, the merger consideration to be received by the holders of our common stock (other than the Rollover Investors) pursuant to the merger agreement was fair to those holders from a financial point of view;

•       the commitments for debt financing and equity financing represented by the commitment letters described below under “Special Factors—Financing of the Merger”, each of which the special committee believed reduced the risk that the merger would not be consummated;

•       the fact that the merger consideration is all cash, so that the transaction allows our unaffiliated shareholders to immediately realize a fair value, in cash, for their investment and provides such shareholders certainty of value for their shares;

•       the fact that the $18.50 per share price to be paid in the merger represented a 23% premium to the average closing prices of our common stock over the 30 trading day period prior to and including the date of the special committee’s approval of the merger and, a 24% premium to the average closing prices of our common stock over the 60 trading day period prior to and including that date, and a 22% premium to the average closing prices of our common stock over the 90 day trading period prior to and including that date;

•      the 22% increase in our stock price in the 12 trading days prior to the announcement of the transaction and the belief of the special committee that the increase may have resulted from rumors about a potential transaction;

•      the fact that, despite efforts conducted during the last year by us or on our behalf to determine the interest of other potential financial buyers and strategic parties, during which 94 parties were contacted to explore a potential transaction with Metrologic, we received only three initial non-binding indications of interest and only one subsequent indication of interest that was at a price less than the then current market price of our common stock. Moreover, neither the special committee, the board of directors nor the executive officers of Metrologic were aware of any firm offers made by any other person during the prior two years for the merger or consolidation of us with or into another person, the sale or transfer of all or substantially all of our assets or the acquisition of a controlling interest of our common stock;

•       the fact that, subject to compliance with the terms and conditions of the merger agreement, we are permitted to terminate the merger agreement prior to the completion of the merger in order to approve any alternative transaction proposed by a third party that is a “superior proposal,” as defined in the merger agreement, upon the prior or concurrent payment to Meteor Holding Corporation or its designee of an $18.25 million termination fee;

•       the fact that, subject to the terms and conditions of the merger agreement, Meteor Holding Corporation is obligated to pay Metrologic a $9.125 million termination fee if the merger agreement is terminated as a result of Meteor Holding Corporation’s failure to obtain debt financing under certain circumstances;

•      the failure of our succession plan to successfully indentify and engage a candidate to succeed our 78 year old founder;

•      the fact that we have experienced significant turnover at the senior management level, including the resignations of Thomas E. Mills, IV on February 27, 2004 as President and Chief Operating Officer, Benny A. Noens on July 1, 2006 as Chief Executive Officer and President and Frank Zirnkilton on August 31, 2006 as Executive Vice President and Chief Administrative Officer (and, since the announcement of the merger, Jeffrey Yorsz on October 1, 2006 as Senior Vice President, Industrial Systems in connection with the sale of AOA and Kevin Bratton on November 3, 2006 as Chief Financial Officer); and

•       the fact that the Francisco Partners Investor indicated that its current intention was to continue to conduct the operations of Metrologic substantially as they are currently conducted, to retain our current management and employees and to allow the principal location of the business to remain the same.

In addition, the special committee believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger to the unaffiliated shareholders and to permit the special committee to represent effectively the interests of our unaffiliated shareholders. These procedural safeguards include the following:

•       the special committee, which consisted entirely of directors who are not officers or employees of Metrologic and who will not have an economic interest in Metrologic following the merger, acted to represent solely the interests of the unaffiliated shareholders and to negotiate with the Francisco Partners Investor on behalf of such shareholders;

•       the members of the special committee were adequately compensated for their services and that their compensation was in no way contingent on their approving the merger agreement and taking the other actions described in this proxy statement;

•       the members of the special committee will not personally benefit from the completion of the merger in a manner different from our other shareholders (other than the Rollover Investors), except with respect to their right to receive customary indemnification and officer and director liability insurance coverage under the terms of the merger agreement;

•       the special committee retained and received advice from Needham & Company, as financial advisor, and Ballard Spahr Andrews & Ingersoll, LLP, as legal advisor, each of which has extensive experience in transactions similar to the proposed merger;

•       the special committee requested and received from Needham & Company an opinion that the consideration to be received by the holders of our common stock, other than the Rollover Investors, pursuant to the merger agreement was fair to those holders from a financial point of view;

•       the special committee, with the assistance of its legal and financial advisors, conducted negotiations with the Francisco Partners Investor, which led to an increase in the merger consideration to be received by the unaffiliated shareholders from a price of $18.00 per share initially proposed by the Francisco Partners Investor to $18.50 per share. As a result of these negotiations, the special committee believed that $18.50 per share was the highest price the Francisco Partners Investor was willing to pay in the merger;

•       the special committee was aware that it had no obligation to recommend any transaction, including the proposal put forth by the Investor Group; and

•       our ability, subject to compliance with the terms and conditions of the merger agreement, to respond to unsolicited inquiries regarding alternative acquisition proposals and to terminate the merger agreement prior to the effectiveness of the merger in order to approve any alternative transaction proposed by a third party that is a “superior proposal,” as defined in the merger agreement, upon the prior or concurrent payment to Meteor Holding Corporation or its designee of an $18.25 million termination fee.

The special committee believes that the merger is procedurally fair to the unaffiliated shareholders. Also, the special committee believes that it was not necessary to retain an unaffiliated representative to act solely on behalf of the unaffiliated shareholders or to require a separate vote of the unaffiliated shareholders because the special committee was charged with representing the interests of such unaffiliated shareholders, it engaged financial and legal advisors to act on its behalf and it was actively involved in extended and numerous deliberations and negotiations regarding the merger on behalf of the unaffiliated shareholders.

The special committee also considered a variety of potentially negative factors concerning the merger agreement and the merger, including the following factors, which are not listed in any relative order of importance:

•       the possibility that the Francisco Partners Investor will be unable to obtain the debt financing necessary to consummate the merger;

•       the risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on business and customer relationships;

•       the fact that our shareholders, other than the Rollover Investors, will have no ongoing equity participation in Metrologic following the merger, and that such shareholders will cease to participate in Metrologic’s future earnings or growth, if any, or to benefit from increases, if any, in the value of Metrologic’s common stock, and will not participate in any potential future sale of Metrologic to a third party;

•       the fact that certain of our directors and executive officers and the Elliott Investors have interests in the transaction that are different from, or in addition to, those of other shareholders of the company;

•       the merger agreement’s limitations on our ability to solicit other offers;

•       the fact that Meteor Holding Corporation’s obligation to consummate the merger is subject to conditions outside of our control;

•       the fact that, pursuant to the terms of the contribution and voting agreements, Mr. Knowles, certain related parties and the Elliott Investors agreed to vote all of the shares of our common stock that they beneficially own, which represented approximately 49% of our then outstanding common stock, (a) in favor of the merger agreement and the related transactions and any matter required to effect those transactions and (b) against alternative acquisition proposals;

•       the fact that if the merger agreement is terminated under certain circumstances, the voting obligations of Mr. Knowles and certain related parties with respect to 35% of our outstanding common stock will survive the termination of the agreement for a period of up to 10 months;

•       the fact that our shareholders are not entitled to dissenter’s or appraisal rights under New Jersey law;

•       the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and

•       the fact that Metrologic is entering into a merger agreement with newly formed corporations with essentially no assets and, accordingly, that any remedy in connection with a breach of the merger agreement by Meteor Holding Corporation or Meteor Merger Corporation could be limited.

The special committee also considered the requirement in the merger agreement that the Company have certain cash balances at closing depending on whether the sale of AOA had been consummated. Although this was one of the factors considered by the special committee at the time the merger agreement was entered into, the Company currently believes it is likely that this condition will be satisfied as of the closing of the merger.

In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated shareholders and its decision to approve the merger, the special committee considered analyses presented by Needham & Company relating to the going concern value of Metrologic. These analyses are summarized below under “Special Factors—Opinion of Needham & Company, LLC.” The special committee considered our historical stock prices and premiums in reaching its conclusion regarding the fairness of the merger to the unaffiliated shareholders. The special committee noted that our historical stock prices during the preceding 12 months had exceeded the merger consideration from time to time, but based on the foregoing factors concluded that the merger was fair to our unaffiliated shareholders at the time it approved the merger and the merger agreement. The special committee did not consider the liquidation value of our assets because it considers us to be a viable going concern business and views the trading history of our common stock as an indication of our value as such. The special committee believes that, due to the fact that we are being sold as a going concern, the liquidation value is irrelevant to a determination as to whether the merger is fair to the unaffiliated shareholders. Further, the special committee did not consider net book value as a factor because it believed that net book value, which is an accounting concept, is not a material indicator of the value of Metrologic as a going concern but rather is indicative of historical costs. Our net book value per share as of September 30, 2006 was $7.97. This value is substantially below the $18.50 per share cash merger consideration.

The foregoing discussion of the information and factors considered by the special committee is not intended to be exhaustive, but includes all material information and factors considered by the special committee. In view of the wide variety of factors considered by the special committee, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of the special committee may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The special committee approved and recommends the merger agreement and recommends that our shareholders vote to approve the merger agreement based upon the totality of the information presented to and considered by it.

Reasons for the Board’s Recommendation

In reaching its conclusion regarding the fairness of the merger to our unaffiliated shareholders and its decision to approve the merger agreement and recommend the approval of the merger agreement by our shareholders, the board of directors relied on the special committee’s recommendations and the factors examined by the special committee as described above. In view of the wide variety of factors considered in connection with its evaluation of the proposed merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of the board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. Rather, the board of directors viewed its position as being based on the totality of the information presented to and considered by it. As part of its determination with respect to the merger, the board of directors adopted the conclusion of the special committee and the analysis underlying the conclusion, based upon its view as to the reasonableness of that conclusion and analysis.

Opinion of Needham & Company, LLC

We retained Needham & Company to act as financial advisor to the special committee of our board of directors in connection with the exploration of sale alternatives for us and to render an opinion as to the fairness, from a financial point of view, to the holders of our common stock (other than the Rollover Investors) of the merger consideration to be received by those holders pursuant to the merger agreement. The merger consideration was determined through negotiations between the special committee and the Francisco Partners Investor, and not by Needham & Company, although Needham & Company provided advice to the special committee during these negotiations.

On September 11, 2006, Needham & Company delivered to the special committee of our board of directors and to our board of directors its written opinion, dated September 11, 2006, that, as of that date and based upon and subject to the assumptions and other matters described in the opinion, the merger consideration of $18.50 in cash per share to be received by the holders of our common stock (other than the Rollover Investors) pursuant to the merger agreement was fair to those holders from a financial point of view. The Needham & Company opinion is addressed to the special committee of our board of directors and our board of directors, relates only to the fairness, from a financial point of view, of the merger consideration to the holders of our common stock (other than the Rollover Investors) as of the date of the opinion, and does not constitute a recommendation to any shareholder as to how that shareholder should vote or act on any matter relating to the merger.

The complete text of the Needham & Company opinion, which sets forth the assumptions made, matters considered, and limitations on and scope of the review undertaken by Needham & Company, is attached to this proxy statement as Annex B. The summary of the Needham & Company opinion set forth in this proxy statement is qualified by reference to the Needham & Company opinion. You should read the Needham & Company opinion carefully and in its entirety for a description of the procedures followed, the factors considered, and the assumptions made by Needham & Company.

In arriving at its opinion, Needham & Company, among other things:

•       reviewed a draft of the merger agreement dated September 10, 2006;

•       reviewed certain publicly available information concerning us and certain other relevant financial and operating data concerning us furnished to Needham & Company by us;

•       reviewed the historical stock prices and trading volumes of our common stock;

•       held discussions with members of our management concerning our current operations and our future business prospects;

•       reviewed certain financial forecasts with respect to our company prepared by our management and held discussions with members of our management concerning those forecasts;

•       reviewed certain research analyst projections with respect to our company and held discussions with members of our management concerning those projections;

•       compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham & Company deemed relevant to similar data for our company;

•       reviewed the financial terms of certain other business combinations that Needham & Company deemed generally relevant; and

•       performed and considered such other studies, analyses, inquiries and investigations as Needham & Company deemed appropriate.

In connection with its review and in arriving at its opinion, Needham & Company did not independently verify, nor did Needham & Company assume responsibility for independent verification of, any of the information reviewed by or discussed with it and assumed and relied on the accuracy and completeness of that information. Needham & Company assumed that the financial forecasts for our company provided to it by our management were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management, at the time of preparation, of our future operating and financial performance. Needham & Company assumed, based upon discussions with our management, that the research analyst projections with respect to our company represent reasonable estimates as to our future financial performance. Needham & Company did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of our assets or liabilities. Needham & Company’s opinion states that it was based on economic, monetary and market conditions existing as of its date. Needham & Company expressed no opinion as to the price at which our common stock will actually trade at any time. In addition, Needham & Company was not asked to consider, and the Needham & Company opinion does not address, our underlying business decision to engage in the merger or the relative merits of the merger as compared to other business strategies that might be available for us.

We imposed no limitations on Needham & Company with respect to the investigations made or procedures followed by Needham & Company in rendering its opinion.

In preparing its opinion, Needham & Company performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Needham & Company in arriving at its opinion. The order of analyses described does not represent relative importance or weight given to those analyses by Needham & Company. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham & Company, the tables must be read together with the full text of each summary. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed on or prior to September 11, 2006, and is not necessarily indicative of current or future market conditions.

Selected Company Analysis.   Using publicly available information, Needham & Company compared selected historical and projected financial and market data ratios for us to the corresponding data and ratios of publicly traded companies that Needham & Company deemed relevant because their businesses may be considered similar to our business. Specifically, Needham & Company selected companies that sell imaging and scanning products that are competitive with our products. These companies, referred to as the selected companies, consisted of the following:

Datalogic SpA
Intermec, Inc.
NCR Corporation
Symbol Technologies, Inc.
Zebra Technologies Corporation

The following table sets forth information concerning the following multiples for the selected companies and for us:

•       enterprise value as a multiple of last 12 months, or LTM, revenues;

•       enterprise value as a multiple of projected calendar year 2006 revenues;

•       enterprise value as a multiple of projected calendar year 2007 revenues;

•       enterprise value as a multiple of LTM earnings before interest, taxes, depreciation and amortization, or EBITDA;

•       enterprise value as a multiple of projected calendar year 2006 EBITDA;

•       enterprise value as a multiple of projected calendar year 2007 EBITDA;

•       enterprise value as a multiple of LTM earnings before interest and taxes, or EBIT;

•       price as a multiple of LTM earnings per share, or EPS;

•       price as a multiple of projected calendar year 2006 EPS; and

•       price as a multiple of projected calendar year 2007 EPS.

Needham & Company calculated multiples for the selected companies based on the closing stock prices of those companies on September 8, 2006 and calculated multiples for us based on the merger consideration of $18.50 per share. The columns in the table below under the heading “Metrologic Merger Consideration” represent multiples calculated based on the merger consideration and research analyst projections and multiples calculated based on the merger consideration and forecasts by our management. In calculating these multiples, Needham & Company excluded the forecasted financial results of Adaptive Optics Associates, Inc. (“AOA”) that were provided by our management and assumed, based on our management’s estimates, the receipt of approximately $35 million of net cash proceeds from the sale of AOA. Our management's estimate of the net cash proceeds from the sale of AOA reflected the deduction of estimated taxes and transaction expenses from the $40.25 million contractual cash purchase price. LTM multiples for our company were based on financial forecasts provided by our management for the 12 months ending September 30, 2006. Needham & Company noted that all of the calculated multiples for us based on the $18.50 per share merger consideration were within the ranges of multiples for the selected companies, other than the multiples calculated using our management’s forecasts of enterprise value to projected calendar year 2007 EBITDA and price to projected calendar year 2007 EPS.

	Selected Companies				Metrologic Merger Consideration
	High	Low	Mean	Median	Using Analysts Estimates	Using Management Estimates
Enterprise value to LTM revenues	2.5x	1.0x	1.7x	1.7x	1.7x	1.7x
Enterprise value to projected calendar year 2006 revenues	2.4x	1.0x	1.5x	1.6x	1.6x	1.6x
Enterprise value to projected calendar year 2007 revenues	2.2x	0.9x	1.5x	1.5x	1.4x	1.3x
Enterprise value to LTM EBITDA	19.5x	8.7x	13.3x	13.3x	11.4x	11.4x
Enterprise value to projected calendar year 2006 EBITDA	19.5x	8.6x	12.8x	11.5x	N/A	11.2x
Enterprise value to projected calendar year 2007 EBITDA	14.3x	7.6x	10.5x	10.1x	N/A	6.8x
Enterprise value to LTM EBIT	22.3x	11.7x	16.6x	16.1x	14.4x	14.4x
Price to LTM EPS	33.0x	13.2x	22.2x	21.2x	19.5x	19.5x
Price to projected calendar year 2006 EPS	36.9x	18.0x	26.5x	26.4x	24.5x	25.0x
Price to projected calendar year 2007 EPS	26.1x	15.2x	20.2x	19.7x	19.0x	14.5x

Stock Price Premium Analysis.   Needham & Company analyzed publicly available financial information for 55 merger and acquisition transactions that represent transactions involving publicly-traded technology and technology-enabled services companies completed since September 8, 2005 with transaction values of between $100 million and $1 billion. None of the precedent transactions was a going-private transaction or a leveraged buyout. In examining these transactions, Needham & Company analyzed the premium of consideration offered to the acquired company’s stock price one trading day, five trading days, 30 trading days, 60 trading days and 90 trading days prior to the announcement of the transaction.

Needham & Company calculated premiums for our company as of September 8, 2006 based on the merger consideration of $18.50 for each share of our common stock. The following table sets forth information concerning the stock price premiums in the selected transactions and the stock price premium implied by the merger.

	Selected Transactions		Metrologic Merger
	Mean	Median	at $18.50
One trading day stock price premium	20%	17%	13%
Five trading day stock price premium	23%	18%	15%
30 trading day stock price premium	31%	27%	31%
60 trading day stock price premium	34%	32%	29%
90 trading day stock price premium	35%	33%	12%

Needham & Company noted that our one trading day stock price premium reflected increases in our stock price, which it believed were driven by rumors regarding a possible transaction involving us. Needham & Company noted that the five trading day, 30 trading day and 60 trading day stock price premiums for our company were within the ranges of stock price premiums for the selected transactions and, in the case of the 30 trading day stock price premium, above the median for the selected transactions. Needham & Company noted that the 90 trading day stock price premium was significantly below the mean and median for the selected transactions, but noted our stock price at that time was in the process of trending downward.  Needham & Company believed that this trend was the result of the effects of takeover speculation from our prior sale process as speculative investors unwound their positions upon realizing no transaction would be forthcoming and the effects of the announcement seven trading days earlier of the resignation of our President and Chief Executive Officer.  Needham & Company also noted that our subsequent earnings release on May 9, 2006 had a negative effect on our stock price and, accordingly, believed that the 30 and 60 trading day premiums appeared to better reflect the ongoing trading prices of our stock.

Selected Transaction Analysis.   Needham & Company analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions completed since January 1, 2000 that involved target companies that were involved in the display, vision and imaging business and with transaction values between $10 million and $500 million:

Acquirer	Target
Singulus Technologies AG	Rag AG
Datalogic SpA	PSC Inc.
Cognex Corporation	DVT Corp.
Axsys Technologies, Inc.	Diversified Optical Products, Inc.
Datalogic SpA	Informatics Inc.
Cypress Semiconductor Corporation	SMal Camera Technologies, Inc.
Metrologic Instruments, Inc.	Omniplanar, Inc.
Danaher Corporation	Accu-Sort Systems, Inc.
Danaher Corporation	Willett International
Littlejohn & Co., LLC	PSC Inc.
Metrologic Instruments, Inc.	Adaptive Optics Associates
Zebra Technologies Corporation	Comtec Information

In examining the selected transactions, Needham & Company analyzed, for the selected transactions and for the merger,

•       enterprise value as a multiple of LTM sales;

•       enterprise value as a multiple of LTM EBITDA;

•       enterprise value as a multiple of LTM EBIT; and

•       equity value to LTM net income.

Needham & Company calculated multiples for our company based on the merger consideration of $18.50 for each share of our common stock, excluding the forecasted financial results of AOA and assuming the receipt of estimated net cash proceeds from the sale of AOA. LTM multiples for our company were based on financial forecasts provided by our management for the 12 months ending September 30, 2006.

The following table sets forth information concerning the multiples described above for the selected transactions and the same multiples implied by the merger.

	Selected Transactions				Metrologic
	High	Low	Mean	Median	Merger
Enterprise value to LTM sales	6.4x	0.1x	2.1x	1.0x	1.7x
Enterprise value to LTM EBITDA	16.2x	5.9x	11.1x	9.0x	11.4x
Enterprise value to LTM EBIT	22.2x	8.9x	16.6x	17.7x	14.4x
Equity value to LTM net income	28.0x	9.2x	20.7x	25.0x	19.6x

Needham & Company noted that all of the calculated multiples for us based on the $18.50 per share merger consideration were within the ranges of multiples for the selected transactions.

Discounted Cash Flow Analysis.   Needham & Company performed illustrative discounted cash flow analyses to determine indicators of illustrative implied equity values for Metrologic and illustrative implied equity values per share of our common stock based on our management’s forecasts, excluding the forecasted financial results of AOA and assuming, based on our management’s estimates, approximately $35 million of net cash generated from the sale of AOA. Needham & Company calculated ranges of estimated terminal values by multiplying calendar year 2010 estimated EBITDA of approximately $124 million by selected multiples ranging from 8.0x to 10.0x, and adding to that net cash. The amounts were discounted to present value using discount rates of 10% to 20%. This analysis indicated the following implied per share equity reference range for Metrologic, as compared to the per share merger consideration:

Illustrative Implied Per Share Equity Reference Range for Metrologic	Per Share Merger Consideration
$27.74 - $44.56	$18.50

Needham & Company noted that our management’s longer-term forecasts did not appear to be consistent with our historical performance. Accordingly, Needham & Company also performed illustrative sensitivity analyses that applied a 10% long term revenue growth rate to determine indicators of illustrative implied equity values and illustrative implied equity values per share to those forecasts. The 10% long term revenue growth rate was chosen because it approximated the 2006 to 2007 revenue growth rate estimated by consensus research analyst projections. Needham & Company then calculated ranges of estimated terminal values by multiplying adjusted calendar year 2010 EBITDA of approximately $46 million by the same multiples ranging from 8.0x to 10.0x, and adding to that net cash. The amounts were discounted to present value using discount rates of 10% to 20%. Based on the foregoing, the analysis indicated the following implied per share equity reference range for Metrologic, as compared to the per share merger consideration:

Illustrative Sensitivity Case Implied Per Share Equity Reference Range	Per Share Merger Consideration
$12.09 - $18.18	$18.50

No company, transaction or business used in the “Selected Company Analysis,” “Stock Price Premium Analysis,” or “Selected Transaction Analysis” as a comparison is identical to our company or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinion. Needham & Company did not attribute any specific weight to any factor or analysis considered by it. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

In performing its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of our company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham & Company’s opinion and its related analyses were only one of many factors considered by the special committee of our board of directors in their evaluation of the proposed merger and should not be viewed as determinative of the views of the special committee, our board of directors or management with respect to the merger consideration or the merger.

Under the terms of the special committee’s engagement letter with Needham & Company, we have paid or agreed to pay Needham & Company a $25,000 retainer, a monthly advisory fee of $25,000 until the termination or closing of the merger, and a nonrefundable fee of $450,000 for rendering its opinion, up to a maximum total amount of $1,000,000. Whether or not the merger is consummated, we have agreed to reimburse Needham & Company for its out-of-pocket expenses and to indemnify Needham & Company against certain liabilities relating to or arising out of services performed by Needham & Company as financial advisor to the special committee.

Needham & Company is a nationally recognized investment banking firm. As part of its investment banking services, Needham & Company is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham & Company was retained by the special committee of our board of directors to act as its financial advisor in connection with the merger based on Needham & Company’s experience as a financial advisor in mergers and acquisitions as well as Needham & Company’s familiarity with us and the technology industry generally. Needham & Company provided financial advisory services to us in connection with the sale of AOA, for which services Needham & Company received fees of $295,000, and provided financial advisory services to the special committee from October 2005 through January 2006, for which services Needham & Company received fees of $375,000. The amount of the fees paid to Needham & Company were determined by negotiations between Needham & Company and the special committee, in the case of services provided to the special committee, or our management, in the case of services provided to us. Needham & Company has had no other investment banking relationship with us during the past two years. In the normal course of its business, Needham & Company may actively trade our equity securities for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in our securities. Needham & Company has consented to the inclusion of and references to its opinion in this proxy statement.

Position of C. Harry Knowles as to Fairness

Under the rules of the Securities and Exchange Commission, C. Harry Knowles is required to provide certain information regarding his position as to the fairness of the merger to the unaffiliated shareholders of Metrologic. Mr. Knowles is making the statements included in this section solely for purposes of complying with such requirements. Mr. Knowles’s views as to the fairness of the merger should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to approve the merger agreement.

Mr. Knowles has interests in the merger different from, and in addition to, the other shareholders of Metrologic. These interests are described under “Special Factors—Interests of Certain Persons in the Merger.”

Mr. Knowles engaged Morgan Stanley & Co. Incorporated to advise him in connection with the merger, but did not undertake a formal evaluation of the fairness of the merger to him or receive advice from the special committee’s legal or financial advisors in his individual capacity as to the fairness of the merger to him. Mr. Knowles believes that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated shareholders of Metrologic and has adopted the analyses of the special committee based upon the reasonableness of the special committee’s analyses and conclusions and Mr. Knowles’ knowledge of Metrologic, as well as the factors considered by, and the findings of, the special committee with respect to the fairness of the merger to such shareholders (see “Special Factors—Recommendation of the Special Committee and Board of Directors” and “Special Factors—Reasons for the Special Committee’s Recommendation”).

Although Mr. Knowles is a director of Metrologic, because of his differing interests in the merger, he was not appointed to the special committee, did not participate in the negotiation of the merger agreement and did not participate in the special committee’s deliberations and evaluation of the merger agreement and the merger. For these reasons, Mr. Knowles does not believe that his interests in the merger influenced the decision of the special committee with respect to the merger agreement or the merger. Mr. Knowles believes the merger agreement and the merger are substantively and procedurally fair to the unaffiliated shareholders of Metrologic due in part to the establishment of the special committee and the authorization of the special committee to negotiate, deliberate and evaluate, and seek independent legal and financial advice with respect to, the merger agreement and the merger.

The foregoing discussion of the information and factors considered and given weight by Mr. Knowles in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by Mr. Knowles. Mr. Knowles did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching his position as to the fairness of the merger agreement and the merger. Rather, Mr. Knowles’ fairness determination was made after consideration of all of the foregoing factors as a whole, and after such consideration, Mr. Knowles believes that these factors as a whole provide a reasonable basis for his belief that the merger is fair to the unaffiliated shareholders of Metrologic.

Position of Meteor Holding Corporation, Meteor Merger Corporation, the Francisco Partners Investor and Francisco Partners II, L.P. as to Fairness

Under a potential interpretation of the rules governing “going private” transactions under Rule 13e-3 of the Exchange Act, Meteor Holding Corporation, Meteor Merger Corporation, the Francisco Partners Investor and Francisco Partners II, L.P. may be deemed to be engaged in a “going private” transaction and required to express their beliefs as to the fairness of the merger to our unaffiliated shareholders. Meteor Holding Corporation, Meteor Merger Corporation, the Francisco Partners Investor and Francisco Partners II, L.P. are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Meteor Holding Corporation, Meteor Merger Corporation, the Francisco Partners Investor and Francisco Partners II, L.P. as to fairness of the proposed merger to Metrologic’s unaffiliated shareholders should not be construed as a recommendation to any shareholder as to how such shareholder should vote on the proposal to approve the merger agreement.

Meteor Holding Corporation, Meteor Merger Corporation, the Francisco Partners Investor and Francisco Partners II, L.P. attempted to negotiate the terms of a transaction that would be most favorable to themselves, and not to shareholders of Metrologic, and, accordingly, did not negotiate the merger agreement with the goal of obtaining terms that were fair to Metrologic’s unaffiliated shareholders. Meteor Holding Corporation, Meteor Merger Corporation, the Francisco Partners Investor and Francisco Partners II, L.P. did not participate in the deliberations of Metrologic’s board of directors or the special committee regarding, or receive advice from Metrologic’s or the special committee’s legal or financial advisors as to, the substantive and procedural fairness of the proposed merger, nor did Meteor Holding Corporation, Meteor Merger Corporation, the Francisco Partners Investor or Francisco Partners II, L.P. undertake any independent evaluation of the fairness of the proposed merger to Metrologic’s unaffiliated shareholders or engage a financial advisor for such purposes. Meteor Holding Corporation, Meteor Merger Corporation, the Francisco Partners Investor and Francisco Partners II, L.P. believe, however, that the proposed merger is substantively and procedurally fair to Metrologic’s unaffiliated shareholders based upon the same factors considered by the special committee with respect to the fairness of the proposed merger to such shareholders, which factors Meteor Holding Corporation, Meteor Merger Corporation, the Francisco Partners Investor and Francisco Partners II, L.P. adopt. See “Special Factors—Reasons for the Special Committee’s Recommendation”.

The factors considered and given weight by Meteor Holding Corporation, Meteor Merger Corporation, the Francisco Partners Investor and Francisco Partners II, L.P. in connection with the fairness of the merger are not intended to be exhaustive but are believed to include all material factors considered by Meteor Holding Corporation, Meteor Merger Corporation, the Francisco Partners Investor and Francisco Partners II, L.P., Meteor Holding Corporation, Meteor Merger Corporation, the Francisco Partners Investor and Francisco Partners II, L.P. did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusions as to the fairness of the proposed merger. Rather, their fairness determinations were made after consideration of all of the foregoing factors as a whole.

Position of the Elliott Entities as to Fairness

Under a potential interpretation of the rules governing “going private” transactions under Rule 13e-3 of the Exchange Act, the Elliott Investors and Elliott International Capital Advisors, Inc., the investment manager for Elliott International, L.P., may be deemed to be engaged in a “going private” transaction and required to express their beliefs as to the fairness of the merger to our unaffiliated shareholders.  We refer to the Elliott Investors and Elliott International Capital Advisors, Inc. collectively as the Elliott Entities.  The Elliott Entities are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Elliott Entities as to fairness of the proposed merger to Metrologic’s unaffiliated shareholders should not be construed as a recommendation to any shareholder as to how such shareholder should vote on the proposal to approve the merger agreement.

The Elliott Entities did not participate in the deliberations of Metrologic’s board of directors or the special committee regarding, or receive advice from Metrologic’s or the special committee’s legal or financial advisors as to, the substantive and procedural fairness of the proposed merger, nor did the Elliott Entities undertake any independent evaluation of the fairness of the proposed merger to Metrologic’s unaffiliated shareholders or engage a financial advisor for such purposes. The Elliott Entities believe, however, that the proposed merger is substantively and procedurally fair to Metrologic’s unaffiliated shareholders based upon the same factors considered by, and the analysis and conclusions of, the special committee with respect to the fairness of the proposed merger to such shareholders, which factors, analysis and conclusions the Elliott Entities adopt. See “Special Factors—Reasons for the Special Committee’s Recommendation”.

The factors considered and given weight by the Elliott Entities in connection with the fairness of the merger are not intended to be exhaustive but are believed to include all material factors considered by the Elliott Entities.  The Elliott Entities did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusions as to the fairness of the proposed merger. Rather, their fairness determinations were made after consideration of all of the foregoing factors as a whole.

Purposes, Reasons and Plans for Metrologic After the Merger

The purpose of the merger for Metrologic is to enable its shareholders (other than the Rollover Investors, to the extent of their contributions under the contribution and voting agreements) to immediately realize the value of their investment in Metrologic through their receipt of the per share merger price of $18.50 in cash, without interest. In this respect, the special committee and the board of directors believed that the merger was more favorable to such shareholders than any other alternative reasonably available to Metrologic and its shareholders because of the uncertain returns to such shareholders in light of the company’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, and general industry, economic and market conditions, both on a historical and on a prospective basis. In particular, the special committee and the board believe that we face several challenges in our efforts to increase shareholder value as an independent publicly-traded company, including:

•       competition from companies with substantially greater scale;

•       declining operating margins; and

•       long-term efforts to address these and other concerns are made more difficult by the short-term focus of the public equity markets on quarterly financial results.

For these reasons, and the other reasons discussed under “Special Factors—Reasons for the Special Committee’s Recommendation,” and “Special Factors—Reasons for the Board’s Recommendation,” the special committee and the board of directors each have determined that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable and fair to and in the best interests of our unaffiliated shareholders.

For Meteor Holding Corporation, the Francisco Partners Investor, Francisco Partners II, L.P. and the Elliott Entities, the primary purpose of the merger is to benefit from any future earnings and growth of Metrologic after the merger of Meteor Merger Corporation with and into Metrologic, making Metrologic a privately held company wholly owned by Meteor Holding Corporation.

For Mr. Knowles, the principal purpose of the merger as it relates to him in his individual capacity is to immediately realize in cash the value of the substantial majority of his investment in Metrologic through his receipt of the per share merger price of $18.50 in cash, without interest. A secondary purpose of the merger for Mr. Knowles as it relates to him in his individual capacity is to allow him, through his commitment to make an equity investment in Meteor Holding Corporation, to benefit from any future earnings and growth of Metrologic after its stock ceases to be publicly traded. Mr. Knowles also believes that the merger will provide Metrologic with flexibility to pursue opportunities to enhance value for the

Rollover Investors and new equity holders that it would not have as a public company, including the ability to pursue transactions meeting the collective risk-profiles of the Investor Group without focusing on the reaction of the market or of Metrologic’s public shareholders to such transactions or the collective risk tolerance of such public shareholders as it relates to such transactions.

The transaction has been structured as a cash merger in order to provide the unaffiliated shareholders of Metrologic (and Mr. Knowles to the extent that he receives cash in the merger) with cash for all of their shares and to provide a prompt and orderly transfer of ownership of Metrologic in a single step, without the necessity of financing separate purchases of Metrologic’s common stock in a tender offer or implementing a second-step merger to acquire any shares of common stock not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.

Metrologic decided to proceed with the merger and going private transaction at this time because we believe that the merger is more favorable to the unaffiliated shareholders of Metrologic than any other alternative reasonably available to Metrologic and its shareholders at this time, including remaining as a standalone public company. Another factor that led to our decision to pursue the transaction at this time is the recent significant increase in the costs and burdens associated with being a public company.

It is expected that, upon consummation of the merger, the operations of Metrologic will be conducted substantially as they currently are being conducted, except that Metrologic will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with having publicly-traded equity securities. In addition, on September 19, 2006, Metrologic and certain of its subsidiaries entered into a stock purchase agreement with Essex Corporation, which provides for the sale 100% of the shares of Adaptive Optics Associates, Inc. (“AOA”), an indirect subsidiary of Metrologic, to Essex Corporation for $40,250,000 in cash, as adjusted to reflect changes in working capital as of the closing date of the transaction. AOA designs, develops and manufactures a wide variety of standard and custom electro-optic and opto-mechanical products. This transaction closed as of October 1, 2006. As a result, the operations of AOA will no longer be consolidated with those of Metrologic.

The Francisco Partners Investor and the Elliott Entities have each advised Metrologic that they do not have any current plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving Metrologic’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. We expect, however, that following the merger, Metrologic’s management, the Francisco Partners Investor and the Elliott Entities will continuously evaluate and review Metrologic’s business and operations and may develop new plans and proposals that they consider appropriate for Metrologic.

Certain Effects of the Merger

If the merger agreement is approved by our shareholders and the other conditions to the closing of the merger are either satisfied or waived, Meteor Merger Corporation will be merged with and into Metrologic, with Metrologic being the surviving corporation and a wholly owned subsidiary of Meteor Holding Corporation. Upon the effectiveness of the merger, each share of Metrologic common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in the treasury of Metrologic, owned by Meteor Holding Corporation or any wholly owned subsidiary of Meteor Holding Corporation or Metrologic, which will be cancelled) will be converted into the right to receive $18.50 in cash, without interest.

Following the merger, the entire equity interest in Metrologic will be owned by Meteor Holding Corporation, which in turn will be owned by the Investor Group. If the merger is completed, Metrologic’s current shareholders, other than the Rollover Investors, will cease to have any direct or indirect ownership interest in Metrologic or rights as shareholders of Metrologic. As a result, those shareholders of Metrologic will not participate in any future earnings or growth of Metrologic and will not benefit from any appreciation in value of Metrologic.

Following the merger, the entire interest in Metrologic’s net book value and net earnings will be held by Meteor Holding Corporation. The beneficial ownership of each member of the Investor Group of the capital stock of Meteor Holding Corporation is expected to be the following after the completion of the merger:

	Expected Beneficial Ownership of Meteor Holding Corporation Capital Stock Post-Merger (%)
	Junior Preferred	Common
FP-Metrologic, LLC	68.7%	68.7%
C. Harry Knowles	15.0	15.0
Elliott Associates, L.P.	6.5	6.5
Elliott International, L.P.	9.8	9.8

The table below sets forth the direct and indirect interests of the Rollover Investors in Metrologic’s net book value and net earnings as of and for the nine months ended September 30, 2006, respectively, prior to and immediately after the merger.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Net Book Value		Earnings		Net Book Value		Earnings
	$	%	$	%	$	%	$	%
C. Harry Knowles	$72,678,841	40.0	$4,945,994	40.0	$27,228,150	15.0	$1,852,950	15.0
Elliott Associates, L.P.	$5,412,275	3.0	$368,320	3.0	$11,810,091	6.5	$803,709	6.5
Elliott International, L.P.	$8,118,433	4.5	$552,482	4.5	$17,715,179	9.8	$1,205,566	9.8

       (1) Based upon beneficial ownership of Metrologic common stock as of October 31, 2006.

       (2) Based upon the expected beneficial ownership of Meteor Holding Corporation junior preferred stock and common stock immediately after completion of the merger.

The merger agreement provides that all outstanding options to acquire Metrologic common stock issued pursuant to the 2004 Equity Incentive Plan will automatically be cancelled immediately prior to the effective time of the merger. Options with an exercise price that is less than $18.50 per share will be converted into the right to receive an amount in cash (without interest), less applicable taxes, equal to the product of (1) the number of shares of our common stock subject to each option, as of the effective time of the merger, multiplied by (2) the excess of $18.50 over the exercise price per share of Metrologic common stock subject to such option. Holders of options granted under the 2004 Equity Incentive Plan with an exercise price that is equal to or greater than $18.50 per share will receive $1.00 per award in exchange for the cancelled options. Metrologic commenced an offer, pursuant to a Schedule TO filed on November 21, 2006, to holders of options granted under our 1994 Incentive Plan to cancel all of their options in exchange for a cash payment, without interest, equal to the product of (1) the total number of shares of Metrologic common stock subject to the option multiplied by (2) the excess of $18.50 over the exercise price per share of Metrologic common stock subject to such option, less any applicable taxes. All of the options held by employees who will be eligible to participate in the offer have exercise prices that are less than $18.50 per share. In the event that any of the options under the 1994 Incentive Plan are not cancelled prior to the merger, then such outstanding options will be subject to adjustment upon completion of the merger pursuant to the terms set forth in the 1994 Incentive Plan.

Metrologic’s common stock is currently registered under the Securities Exchange Act of 1934 and is quoted on The NASDAQ Global Select Market under the symbol “MTLG.”  As a result of the merger, Metrologic will become a privately held corporation, and there will be no public market for its common stock. After the merger, the common stock will cease to be quoted on The NASDAQ Global Select Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, the registration of our common stock under the Securities Exchange Act of 1934 will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of filing periodic and other reports with the Securities and Exchange Commission and furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to Metrologic on account of its common stock. In addition, this termination will result in Metrologic no longer being subject to the provisions of the Sarbanes-Oxley Act of 2002 or the liability provisions of the Securities Exchange Act of 1934 immediately following the merger and officers of Metrologic will no longer be required to publicly certify the accuracy and completeness of the financial statements and other information relating to Metrologic.

The directors and officers of Meteor Merger Corporation immediately prior to the effective time of the merger will be the initial directors and officers of the surviving corporation. The certificate of incorporation of Metrologic will be amended as set forth in an exhibit to the merger agreement. The bylaws of Meteor Merger Corporation in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation.

In connection with the merger, the Rollover Investors will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations of Metrologic shareholders generally. These incremental benefits and additional obligations include the right and obligation of the Rollover Investors to exchange a portion of their Metrologic shares for shares of junior preferred stock and common stock of Meteor Holding Corporation and certain additional economic and governance rights with respect to Meteor Holding Corporation after the merger. In addition, certain members of Metrologic’s management, other than Mr. Knowles, are currently expected to continue in their current positions after the merger, to receive grants of stock options pursuant to a new equity incentive plan that will be adopted by Meteor Holding Corporation and to be eligible to participate in a cash retention program. For a description of the interests of the Rollover Investors and management, see “—Interests of Certain Persons in the Merger.”

The principal benefit of the merger to the Investor Group is that our future earnings and growth will be for their benefit and not for the benefit of our other current shareholders. In addition, we expect that the surviving corporation will be able to use certain of our net operating loss carryforwards and credit carryforwards after the merger. The detriments of the merger to the Investor Group are the lack of liquidity for Metrologic’s capital stock following the merger, the fact that equity interests of Metrologic following the merger will be subject to a stockholders agreement that impose restrictions on those equity interests, the risk that Metrologic will decrease in value following the merger, the incurrence by Metrologic of significant additional debt as described below under “Special Factors—Financing of the Merger” and the payment by it of approximately $27.8 million in estimated fees and expenses related to the merger and financing transactions. See “Special Factors—Financing of the Merger” and “Special Factors—Fees and Expenses of the Merger.”

The benefit of the merger to our shareholders (other than the Rollover Investors, to the extent of their contributions under the contribution and voting agreements) is the right to receive $18.50 in cash per share, without interest, for all of their shares of Metrologic common stock. The detriments of the merger to our shareholders, other than the Rollover Investors, are that they will cease to participate in our future earnings and growth, if any, and that the receipt of the payment for their shares will be a taxable transaction for federal income tax purposes. See “Special Factors—Material U.S. Federal Income Tax Consequences.”

Effects on the Company if the Merger is Not Completed

In the event that the merger agreement is not approved by Metrologic’s shareholders or if the merger is not completed for any other reason, our shareholders will not receive the payment for their shares contemplated by the merger agreement. Instead, Metrologic will remain an independent public company and its common stock will continue to be listed and traded on The NASDAQ Global Select Market. In addition, if the merger is not completed, we expect that management will continue to operate Metrologic’s business in a manner similar to that in which it is being operated today, with the exception of changes to the operations that will result from the divestiture of AOA discussed elsewhere in this proxy statement. As a result, Metrologic shareholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Metrologic shares. From time to time, Metrologic’s board of directors will evaluate and review, among other things, the business operations, properties, dividend policy and capitalization of Metrologic, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize shareholder value. If the merger agreement is not approved by Metrologic’s shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Metrologic will be offered or occur or that the business, prospects or results of operations of Metrologic will not be adversely affected.

If the merger agreement is terminated under certain circumstances, Metrologic will be obligated to pay a termination fee of $18.25 million to Meteor Holding Corporation or its designee. Under other circumstances, Meteor Holding Corporation will be obligated to pay a termination fee of $9.125 million to Metrologic. See “The Merger Agreement—Fees and Expenses.”

Financing of the Merger

The obligation of Meteor Holding Corporation and Meteor Merger Corporation to complete the merger is subject to a debt financing condition, which is described in “The Merger Agreement (Proposal No. 1)—Conditions to Completion of the Merger.”  Meteor Holding Corporation estimates that approximately $398.5 million will be the total amount of funds required to pay the merger consideration of $370.7 million and related fees and expenses. Meteor Merger Corporation expects this amount, together with the related working capital requirements of Metrologic following the completion of the merger, to be provided through a combination of the proceeds of the following:

•       an aggregate cash equity investment by the Francisco Partners Investor of not less than $128.0 million;

•       approximately $60.6 million in rollover equity financing from the Rollover Investors;

•       a new $160.0 million senior secured first loan facility, consisting of a $125.0 million term loan facility and a $35.0 million revolving credit facility;

•       a new $75.0 million senior secured second lien loan facility; and

•       cash and fully liquid cash equivalents held by Metrologic.

Meteor Merger Corporation has received the equity and debt commitments described below.

Equity Financing

Meteor Merger Corporation received an equity commitment letter from the Francisco Partners Investor, pursuant to which the Francisco Partners Investor agreed to contribute, or cause to be contributed, not less than $128.0 million in immediately available funds. The obligations of the Francisco Partners Investor under the equity commitment letter are conditioned upon the satisfaction or waiver of each of the conditions to the obligations of Meteor Holding Corporation and Meteor Merger Corporation to consummate the merger, except the debt financing condition and the condition that the Rollover Investors make their contributions pursuant to the contribution and voting agreements.

Under the terms of the contribution and voting agreement entered into with C. Harry Knowles and certain of his related family trusts and charitable entities, Mr. Knowles agreed to contribute 1,680,578 shares of our common stock that he beneficially owns to Meteor Holding Corporation immediately prior to the closing of the merger in exchange for approximately 15% of the junior preferred stock and approximately 15% of the common stock of Meteor Holding Corporation. The number of shares of our common stock contributed by Mr. Knowles, and the number of shares of junior preferred stock and common stock of Meteor Holding Corporation issued in exchange therefor, will be adjusted as appropriate to allow Mr. Knowles to own 15% of the outstanding shares of junior preferred stock and 15% of the outstanding shares of common stock of Meteor Holding Corporation immediately following the closing of the merger. Based on the expected equity contributions of the Investor Group as of the date of this proxy statement, Meteor Holding Corporation currently expects that the number of shares to be contributed by Mr. Knowles will be adjusted to 1,571,320 shares. Similarly, pursuant to the contribution and voting agreement entered into with the Elliott Investors, the Elliott Investors have agreed to contribute an aggregate of 1,703,885 shares of our common stock that they beneficially own to Meteor Holding Corporation immediately prior to the closing of the merger in exchange for approximately 16.3% of the junior preferred stock and approximately 16.3% of the common stock of Meteor Holding Corporation. The shares of our common stock contributed by Mr. Knowles and the Elliott Investors pursuant to the contribution and voting agreements will be cancelled and cease to exist at the effective time of the merger and no payment of merger consideration shall be made in respect thereof.

Debt Commitment Letter

Meteor Holding Corporation has entered into a commitment letter, dated as of September 11, 2006, which we refer to in this proxy statement as the “debt commitment letter,” with Morgan Stanley Senior Funding, Inc. Pursuant to, and subject to the terms and conditions of, the debt commitment letter, Morgan Stanley Senior Funding, Inc. has committed to provide to Metrologic (x) senior secured first lien loan facilities of up to $160.0 million, consisting of a seven-year $125.0 million term B loan facility and a five-year $35.0 million revolving credit facility and (y) a senior secured second lien loan facility, consisting of an eight-year $75.0 million term loan facility.

The commitments to provide the senior secured first lien loan facilities and the senior secured second lien loan facility are subject to customary conditions for financings of these types, including the absence of a material adverse effect as contemplated by the merger agreement; the reasonable satisfaction of Morgan Stanley Senior Funding, Inc. with the final structure of the merger, the sources and uses of proceeds used to consummate the merger and the terms and provisions of the documents related to the merger; the reasonable satisfaction of the lenders with the documents related to the senior secured loan facilities; completion of the equity financing and the proceeds received therefrom constituting at least 30% of the total cost of the merger, including all related costs and expenses; and receipt of reasonably satisfactory evidence that the ratio of (x) total consolidated debt to (y) consolidated earnings before interest, taxes, depreciation and amortization (calculated in a manner reasonably satisfactory to Morgan Stanley Senior Funding, Inc. and Metrologic and including customary adjustments) is not greater than 5.2:1.0.

The commitments under the debt commitment letter will terminate on March 31, 2007 if the closing of the financing transactions has not occurred by such date.

Senior Secured First Lien Loan Facilities

General.   The borrower under the senior secured first lien loan facilities will be Metrologic. The senior secured term B loan facility will provide for a loan in the amount of $125.0 million, and is expected to have a term of seven years from the closing of the merger and amortize at a rate of 1.00% per year on a quarterly basis for the first six and three-quarters years after the closing date, with the balance paid at maturity. The senior secured revolving loan facility will provide for loans in an aggregate amount of up to $35.0 million, which will include a letter of credit subfacility and a swing line subfacility, and is expected to have a term of five years from the closing of the merger. Proceeds of the senior secured term B loan facility will be used, together with the other sources of funds described in this proxy statement, to finance the merger, to refinance indebtedness of Metrologic and to pay fees and expenses incurred in connection with the merger. Proceeds of the senior secured revolving credit facility will be used for working capital and general corporate purposes of the borrower.

Interest Rates and Fees.   The loans under the senior secured term B loan facility are expected, at the option of the borrower, to bear interest at the following rates:

•       the base rate, which will be the higher of (a) the prime rate of interest and (b) the federal funds rate plus 0.50%, in each case plus an applicable margin of 2.00%, if the senior secured credit facilities receive ratings of B2 (stable) or higher from Moody’s Investors Service, Inc. and B (stable) or higher from Standard & Poor’s Rating Services, respectively, and otherwise, 2.50%; or

•       a rate equal to the Eurodollar Rate (adjusted for maximum reserves) as determined by the Agent, plus an applicable margin of 3.00%, if the senior secured credit facilities receive ratings of B2 (stable) or higher from Moody’s Investors Service, Inc. and B (stable) or higher from Standard & Poor’s Rating Services, respectively, and otherwise, 3.50%.

The loans under the senior secured revolving loan facility are expected, at the option of the borrower, to bear interest at the following:

•       the base rate, which will be the higher of (a) the prime rate of interest and (b) the federal funds rate plus 0.50%, in each case plus an applicable margin of 2.00%, if the senior secured credit facilities receive ratings of B2 (stable) or higher from Moody’s Investors Service, Inc. and B (stable) or higher from Standard & Poor’s Rating Services, respectively, and otherwise, 2.50%, for the first two full fiscal quarters after the closing of the facilities, and thereafter in accordance with step-downs to be based on the borrower’s leverage ratio; or

•       a rate equal to the Eurodollar Rate (adjusted for maximum reserves) as determined by the Agent, plus an applicable margin of 3.00%, if the senior secured credit facilities receive ratings of B2 (stable) or higher from Moody’s Investors Service, Inc. and B (stable) or higher from Standard & Poor’s Rating Services, respectively, and otherwise, 3.50%, for the first two full fiscal quarters after the closing of the facilities, and thereafter in accordance with step-downs to be based on the borrower’s leverage ratio.

The senior secured revolving loan facility is expected to bear an annual commitment fee of 0.50% on the undrawn portion of that facility commencing on the date of execution and delivery of the credit agreement.

Prepayments.   At the option of the borrower (1) amounts outstanding under the senior secured term B loan facility may be voluntarily prepaid and (2) the unutilized portion of the commitments under the senior secured revolving loan facility may be reduced and loans under such facility may be voluntarily repaid, subject to requirements as to minimum amounts and multiples, at any time in whole or in part without premium or penalty, except that any prepayment of Eurodollar rate loans other than at the end of the applicable interest periods will be made with reimbursement for any funding losses of the lenders resulting from the prepayment. Loans under the senior secured first lien loan facilities are expected to be subject to mandatory prepayment with (a) 50% of annual excess cash flow with certain step-downs based on the borrower’s leverage ratio, (b) 100% of proceeds of permitted, non-ordinary course asset sales and casualty or condemnation proceeds, subject to various reinvestment rights of borrower and certain other exceptions, and (c) 100% of proceeds of the sale or issuance of debt securities subject to certain exceptions, and (d) 50% of proceeds of the sale or issuance of equity securities, subject to certain exceptions.

Guarantors.   All obligations under the senior secured first lien loan facilities are expected to be guaranteed by Meteor Holding Corporation, which is required to be the direct or indirect holder, after giving effect to the merger, of at least 96% of the equity interest of the borrower, and by each direct and indirect wholly-owned material U.S. subsidiary of Meteor Holding Corporation, other than the borrower.

Security.   All obligations of the borrower and each guarantor under the senior secured first lien loan facilities are expected to be secured by the following:

•       a first priority lien on, and pledge of, (a) the capital stock and intercompany debt of each present and future direct and indirect U.S. subsidiary of Meteor Holding Corporation and (b) 66 2/3% of the capital stock of each present and future direct and indirect first-tier foreign subsidiary owned by the borrower, subject to certain exceptions; and

•       a first priority lien on, and security interest in, substantially all of the tangible and intangible property and assets of the borrower and each guarantor, subject to agreed upon exceptions.

Covenants, Representations and Warranties.   The senior secured first lien loan facilities are expected to contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on liens, indebtedness, mergers and consolidations, sales of assets, investments, dividends and other distributions, repurchases of capital stock and capital expenditures. The senior secured first lien loan facilities are expected to contain financial covenants, including a maximum leverage ratio and a minimum interest coverage ratio.

Events of Default.   Events of default under the senior secured first lien loan facilities are expected to include, among others, nonpayment of principal or interest, a material inaccuracy of representations or warranties, covenant defaults, cross-defaults to other indebtedness, bankruptcy and insolvency events and a change of control.

Senior Secured Second Lien Loan Facility

General.   The borrower under the senior secured second lien loan facility will be Metrologic. The senior secured second lien loan facility will provide for a term loan in the amount of $75.0 million, and is expected to have a term of eight years from the closing of the merger and will be payable in full at maturity. Proceeds of the senior secured second lien loan facility will be used, together with the other sources of funds described in this proxy statement, to finance the merger, to refinance indebtedness of Metrologic and to pay fees and expenses incurred in connection with the merger.

Interest Rates and Fees.   The loans under the senior secured second lien loan facility are expected, at the option of the borrower, to bear interest at the following rates:

•       the base rate, which will be the higher of (a) the prime rate of interest and (b) the federal funds rate plus 0.50%, in each case plus an applicable margin of 6.00%; or

•       a rate equal to the Eurodollar Rate (adjusted for maximum reserves) as determined by the Agent, plus an applicable margin of 7.00%.

Prepayments.   At the option of the borrower, and after repayment of the senior secured first lien term B loan facility, amounts outstanding under the senior secured second lien loan facility may be voluntarily prepaid, subject to requirements as to minimum amounts and multiples, at any time in whole or in part without premium or penalty, except that any prepayment of Eurodollar rate loans other than at the end of the applicable interest periods will be made with reimbursement for any funding losses of the lenders resulting from the prepayment. Loans under the senior secured second lien loan facility are expected to be subject to mandatory prepayment, after repayment of the senior secured first lien term B loan facility, with (a) 50% of annual excess cash flow with certain step downs based on the borrower’s leverage ratio, (b) 100% of proceeds of permitted, non-ordinary course asset sales and casualty or condemnation proceeds, subject to various reinvestment rights of borrower and certain other exceptions, (c) 100% of proceeds of the sale or issuance of debt securities subject to certain exceptions, and (d) 50% of proceeds of the sale or issuance of equity securities, subject to certain exceptions.

Guarantors.   All obligations under the senior secured second lien loan facility are expected to be guaranteed by Meteor Holding Corporation, which is required to be the direct or indirect holder, after giving effect to the merger, of at least 96% of the equity interest of the borrower, and by each direct and indirect wholly-owned material U.S. subsidiary of Meteor Holding Corporation, other than the borrower.

Security.   All obligations of the borrower and each guarantor under the senior secured second lien loan facility are expected to be secured by the following:

•       a second priority lien on, and pledge of, (a) the capital stock and intercompany debt of each present and future direct and indirect U.S. subsidiary of Meteor Holding Corporation and (b) 66 2/3% of the

capital stock of each present and future direct and indirect first-tier foreign subsidiary owned by the borrower, subject to certain exceptions; and

•       a second priority lien on, and security interest in, substantially all of the tangible and intangible property and assets of the borrower and each guarantor, subject to agreed upon exceptions.

Covenants, Representations and Warranties.   The senior secured second lien loan facility is expected to contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on liens, indebtedness, mergers and consolidations, sales of assets, investments, dividends and other distributions, repurchases of capital stock and capital expenditures. The senior secured second lien loan facility is expected to contain financial covenants, including a maximum leverage ratio and a minimum interest coverage ratio.

Events of Default.   Events of default under the senior secured second lien loan facility are expected to include, among others, nonpayment of principal or interest, a material inaccuracy of representations or warranties, covenant defaults, cross-acceleration to the senior secured first lien loan facilities and cross-defaults to other indebtedness, bankruptcy and insolvency events and a change of control.

Interests of Certain Persons in the Merger

In considering the recommendations of the special committee and the board of directors, you should be aware that certain of our directors, executive officers and shareholders have interests in the transaction that are different from, and/or in addition to, the interests of Metrologic shareholders generally. The members of the special committee and the board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the shareholders that the merger agreement be approved.

Knowles Interests

Equity Rollover; Put Right.   Pursuant to the terms of the contribution and voting agreement among Meteor Holding Corporation, C. Harry Knowles and certain of his related family trusts and charitable entities, which we refer to collectively as the Knowles Parties, Mr. Knowles agreed to contribute 1,680,578 shares of our common stock that he beneficially owns, which represents approximately 17.9% of the shares beneficially owned by the Knowles Parties, to Meteor Holding Corporation immediately prior to the closing of the merger in exchange for approximately 15% of the junior preferred stock and approximately 15% of the common stock of Meteor Holding Corporation. The number of shares of our common stock contributed by Mr. Knowles, and the number of shares of junior preferred stock and common stock of Meteor Holding Corporation issued in exchange therefor, will be adjusted as appropriate to allow Mr. Knowles to own 15% of the outstanding shares of junior preferred stock and 15% of the outstanding shares of common stock of Meteor Holding Corporation immediately following the closing of the merger. Based on the expected equity contributions of the Investor Group as of the date of this proxy statement, Meteor Holding Corporation currently expects that the number of shares to be contributed by Mr. Knowles will be adjusted to 1,571,320 shares. All other shares of our common stock beneficially owned by the Knowles Parties will be converted into the right to receive the $18.50 per share cash consideration payable to our shareholders in the merger.

In connection with the closing of the merger, Mr. Knowles will enter into an agreement with Meteor Holding Corporation and the Francisco Partners Investor pursuant to which Mr. Knowles will have the one-time right to cause Meteor Holding Corporation to repurchase all of the shares of junior preferred stock and common stock issued to him pursuant to the contribution and voting agreement upon the first to occur of the following, which we refer to as the trigger event: Mr. Knowles’ removal as the chief executive officer or a director of Meteor Holding Corporation by the board of directors; the appointment of a new chief executive officer if Mr. Knowles votes against the appointment; the appointment or election of an independent director if Mr. Knowles, or any transferee of his shares, votes against the appointment; and Mr. Knowles’ death. The purchase price for such shares will be the cost of the shares if the trigger event occurs during the first year following the closing, or the lesser of cost or fair market value of the shares if the trigger event occurs thereafter. The foregoing put right can only be exercised once and will expire if unexercised by Mr. Knowles upon the earliest to occur of (i) 90 days following the trigger event, (ii) the closing of an initial public offering involving the common stock of Meteor Holding Corporation, (iii) a sale of Meteor Holding Corporation and (iv) the third anniversary of the closing date of the merger. In the event Mr. Knowles exercises the put right, the Francisco Partners Investor has agreed to repurchase Mr. Knowles’ shares in the event Meteor Holding Corporation is unable to fulfill its repurchase obligations for a period of 90 days for certain reasons, including if the purchase would violate applicable law or the terms of its outstanding indebtedness.

Voting Arrangements.   Pursuant to the terms of the contribution and voting agreement among Meteor Holding Corporation and the Knowles Parties, the Knowles Parties agreed to vote or cause to be voted all shares of our common stock beneficially owned by them in favor of the approval of the merger agreement and against any alternative proposal to acquire us and not to sell, transfer, grant any proxies, enter into any voting agreement or otherwise dispose of such shares. As of October 31, 2006, the Knowles Parties owned approximately 41.1% of the outstanding shares of our common stock. In the event that the merger agreement is terminated under certain circumstances, the Knowles Parties have agreed, with respect to shares of our common stock owned by the Knowles Parties amounting to 35% of the total outstanding shares, to vote such shares against any alternative proposal to acquire us and to be subject to certain restrictions on transfer of such shares, in each case for a period of up to 10 months.

Expense Reimbursement.   Pursuant to the terms of the contribution and voting agreement among Meteor Holding Corporation and the Knowles Parties, Meteor Holding Corporation agreed to reimburse the Knowles Parties for their reasonable out-of-pocket expenses in connection with the transactions contemplated by the agreement, unless Mr. Knowles fails to contribute his shares of Metrologic common stock as required by the terms of the agreement.

Stockholders Agreement and Post-Closing Governance.   Meteor Holding Corporation and the Investor Group will enter into a stockholders agreement in connection with the closing of the merger, which we refer to in this proxy statement as the stockholders agreement. Pursuant to the terms of the stockholders agreement, Mr. Knowles and his permitted transferees will have the right to:

•  designate one member of the board of directors of Meteor Holding Corporation following the closing of the merger;

•  acquire their pro rata share of additional shares of equity securities issued by Meteor Holding Corporation, subject to certain exceptions;

•  participate on a pro rata basis in sales of equity securities of Meteor Holding Corporation by the Francisco Partners Investor and its permitted transferees; and

•  cause Meteor Holding Corporation to register shares of common stock held by them under certain circumstances.

In addition, Mr. Knowles and his permitted transferees will be subject to certain restrictions on the transfer of shares of capital stock of Meteor Holding Corporation, and may be compelled to sell the shares of capital stock of Meteor Holding Corporation held by them in certain sales effected by the Francisco Partners Investor and its permitted transferees. The rights of Mr. Knowles and his permitted transferees to elect directors, participate in subsequent equity issuances and sales, and cause Meteor Holding Corporation to effect the registration of their shares will generally expire at such time as their ownership of capital stock of Meteor Holding Corporation, calculated on an as-converted to common stock basis, is less than five percent.

Employment Arrangements.   Pursuant to a letter agreement to be entered into by and between Meteor Holding Corporation and C. Harry Knowles, Mr. Knowles will serve as the initial Chief Executive Officer of Meteor Holding Corporation following the merger. Mr. Knowles will receive an annual base salary of $350,000 together with certain fringe benefits, and he will be eligible to participate in all employee benefit plans, policies and arrangements. In addition, Meteor Holding Corporation will provide Mr. Knowles and his wife, Janet H. Knowles, with medical insurance coverage commensurate with the medical insurance coverage provided to each of them as of September 12, 2006 for the remainder of each of their lives whether or not Mr. or Mrs. Knowles remains employed by Meteor Holding Corporation.

Advisory Fee Arrangements.   Francisco Partners Management, LLC will enter into an advisory agreement with Meteor Holding Corporation in connection with the consummation of the merger pursuant to which Meteor Holding Corporation will agree to pay Francisco Partners Management, LLC a $12.0 million fee upon the successful consummation of the merger, and a quarterly fee equal to the greater of (i) $375,000 or (ii) 0.1625% of the consolidated revenue of Meteor Holding Corporation and its subsidiaries for the last twelve months preceding the quarterly payment, as consideration for ongoing advisory services to be provided to Meteor Holding Corporation following the consummation of the merger. In connection with the entry into the contribution and voting agreement by the Knowles Parties, Francisco Partners Management, LLC entered into a letter agreement with Mr. Knowles that provides for the payment to Mr. Knowles of a portion of the quarterly advisory fee paid to Francisco Partners Management, LLC or its assignee, any similar fees payable to Francisco Partners Management, LLC or its affiliates and any fees payable to Francisco Partners Management, LLC or its affiliate in connection with a merger, asset sale, recapitalization, sale of securities or similar transaction involving Meteor Holding Corporation or its subsidiaries (other than in connection with an acquisition of another company), in each case based on his percentage ownership of Meteor Holding Corporation relative to the aggregate ownership of the Investor Group. Mr. Knowles is not entitled to receive any portion of the $12.0 million fee payable to Francisco Partners Management, LLC upon the consummation of the merger.

Elliott Interests

Equity Rollover.   Pursuant to the terms of the contribution and voting agreement among Meteor Holding Corporation and the Elliott Investors, the Elliott Investors have agreed to contribute an aggregate of 1,703,885 shares of our common stock that they beneficially own to Meteor Holding Corporation immediately prior to the closing of the merger in exchange for approximately 16.3% of the junior preferred stock and approximately 16.3% of the common stock of Meteor Holding Corporation.

Voting Arrangements.   Pursuant to the terms of the contribution and voting agreement among Meteor Holding Corporation and the Elliott Investors, the Elliott Investors agreed to vote or cause to be voted all shares of our common stock beneficially owned by them in favor of the approval of the merger agreement and against any alternative proposal to acquire us and not to sell, transfer, grant any proxies, enter into any voting agreement or otherwise dispose of such shares. The Elliott Investors beneficially own approximately 7.5% of the outstanding shares of our common stock as of the date of this proxy statement.

Expense Reimbursement.   Pursuant to the terms of the contribution and voting agreement among Meteor Holding Corporation and the Elliott Investors, Meteor Holding Corporation agreed to reimburse the Elliott Investors for their reasonable out-of-pocket expenses in connection with the transactions contemplated by the agreement or any related agreement, unless the Elliott Investors fail to contribute their shares of Metrologic common stock as required by the terms of the agreement.

Stockholders Agreement and Post-Closing Governance.   Pursuant to the terms of the stockholders agreement, the Elliott Investors and their permitted transferees will have the right to:

•       designate one member of the board of directors of Meteor Holding Corporation following the closing of the merger;

•       acquire their pro rata share of additional shares of equity securities issued by Meteor Holding Corporation, subject to certain exceptions;

•       participate on a pro rata basis in sales of equity securities of Meteor Holding Corporation by the Francisco Partners Investor and its permitted transferees; and

•       cause Meteor Holding Corporation to register shares of common stock held by them under certain circumstances.

In addition, the Elliott Investors and their permitted transferees will be subject to certain restrictions on the transfer of shares of capital stock of Meteor Holding Corporation, and may be compelled to sell the shares of capital stock of Meteor Holding Corporation held by them in certain sales effected by the Francisco Partners Investor and its permitted transferees. The rights of the Elliott Investors and their permitted transferees to elect directors, participate in subsequent equity issuances and sales, and cause Meteor Holding Corporation to effect the registration of their shares will generally expire at such time as their ownership of capital stock, calculated on an as-converted to common stock basis, is less than five percent.

Fee Arrangements.   If the merger agreement is terminated under certain circumstances, Metrologic will be obligated to pay a termination fee of $18.25 million to Meteor Holding Corporation or its designee. See “The Merger Agreement—Fees and Expenses.” In connection with the execution of the contribution and voting agreement by the Elliott Investors, Meteor Holding Corporation entered into a letter agreement with Elliott Associates, L.P. pursuant to which Elliott Associates, L.P. or its assignee will, subject to the terms of the letter agreement, be entitled to receive a portion of the termination fee determined by multiplying the termination fee, less the fees and expenses incurred by Meteor Holding Corporation and the Investor Group in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement and the related agreements, by a fraction, the numerator of which is the value of the shares that the Elliott Investors agreed to contribute to Meteor Holding Corporation pursuant to the contribution and voting agreement (based on the $18.50 per share merger price), and the denominator of which is the sum of the value of such shares and the amount of the equity investment of the Francisco Partners Investor. A portion of any termination fee payable to Elliott Associates, L.P. or its assignee will be forfeited under certain circumstances in the event that the Elliott Investors fail to vote their shares of our common stock against an alternative proposal to acquire us during the three-month period after a termination of the merger agreement.

As disclosed above, Francisco Partners Management, LLC will enter into an advisory agreement with Meteor Holding Corporation in connection with the consummation of the merger pursuant to which Meteor Holding Corporation will agree to pay Francisco Partners Management, LLC a $12.0 million fee upon the successful consummation of the merger, and a quarterly fee equal to the greater of (i) $375,000 or (ii) 0.1625% of the consolidated revenue of Meteor Holding Corporation and its subsidiaries for the last twelve months preceding the quarterly payment, as consideration for ongoing advisory services to be provided to Meteor Holding Corporation following the consummation of the merger. In connection with the execution of the contribution and voting agreement by the Elliott Investors, Francisco Partners Management, LLC entered into a letter agreement with Elliott Associates, L.P. pursuant to which Elliott Associates, L.P. or its assignees will be entitled to receive a portion of the $12.0 million fee payable to Francisco Partners Management, LLC from Meteor Holding Corporation upon the consummation of the merger, based on the Elliott Investors percentage ownership of Meteor Holding Corporation relative to the aggregate ownership of the Elliott Investors and the Francisco Partners Investor. The letter agreement further provides for the payment to Elliott Associates, L.P. of a portion of the quarterly advisory fee paid to Francisco Partners Management, LLC or its assignee, any similar fees payable to Francisco Partners Management, LLC or its affiliates and any fees payable to Francisco Partners Management, LLC or its affiliate in connection with a merger, asset sale, recapitalization, sale of securities or similar transaction involving Meteor Holding Corporation or its subsidiaries (other than in connection with an acquisition of another company), in each case based on the Elliott Investors’ percentage ownership of Meteor Holding Corporation relative to the aggregate ownership of the Investor Group.

Metrologic Stock Options

All options granted under Metrologic’s 2004 Equity Incentive Plan, whether or not vested, will automatically be cancelled immediately prior to the effective time of the merger. Options with an exercise price that is less than $18.50 per share will be converted into a right to receive an amount in cash, without interest, less applicable taxes, equal to the product of the number of shares of our common stock subject to each option, as of the effective time of the merger, multiplied by the excess of $18.50 over the exercise price per share of Metrologic common stock subject to such option. Holders of options granted under the 2004 Equity Incentive Plan with an exercise price that is equal to or greater than $18.50 per share will receive $1.00 per award in exchange for the cancelled options. With respect to options granted under Metrologic’s 1994 Incentive Plan, Metrologic commenced an offer, pursuant to a Schedule TO filed on November 21, 2006, to holders of options granted under our 1994 Incentive Plan to cancel all of their options, whether or not vested, in exchange for a cash payment, without interest, equal to the product of (1) the total number of shares of Metrologic common stock subject to the option multiplied by (2) the excess of $18.50 over the exercise price per share of Metrologic common stock subject to such option, less any applicable taxes. All of the options held by employees who will be eligible to participate in the offer have exercise prices that are less than $18.50 per share.

The table below sets forth, as of October 31, 2006, for any person who has been a director or executive officer of Metrologic at any time since January 1, 2006, (a) the number of shares subject to options for Metrologic common stock and (b) the value of such options, calculated by multiplying (1) the excess of $18.50 over the per share exercise price of the option by (2) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding.

Executive Officers and Directors	Options
Name	Shares	Value
Benny A. Noens(1)	—	—
Kevin Bratton(2)	15,750	$153,182
Richard C. Close	50,204	$417,886
Gregory DiNoia	30,300	$102,122
Dale M. Fischer	24,300	$2
Bruce Harrison	—	—
C. Harry Knowles	25,200	$2
Janet H. Knowles	25,200	$2
John H. Mathias	45,200	$340,402
Stanton L. Meltzer	31,200	$102,122
Hsu Jau Nan	81,200	$906,822
William Rulon-Miller	33,950	$146,392
Mark Ryan	24,300	$2
Joseph Sawitsky	60,000	$2
Mark Schmidt	72,000	$204,242
Jeffrey Yorsz(3)	12,750	$2
Frank C. Zirnkilton, Jr.(4)	—	—

       (1) Mr. Noens resigned effective June 30, 2006.

       (2) Mr. Bratton resigned effective November 3, 2006. In addition to the shares listed in the table above, Mr. Bratton holds unvested options to purchase 23,250 shares that will terminate prior to the effective time of the merger.

       (3) Mr. Yorsz ceased to be an executive officer of Metrologic effective October 1, 2006 due to the sale of AOA.

       (4) Mr. Zirnkilton resigned as an executive officer of Metrologic effective August 31, 2006.

All directors and executive officers will receive cash in respect of their options in the amounts set forth above, less applicable taxes.

Indemnification and Insurance

For a period of six years following the effective time of the merger, Metrologic will indemnify and hold harmless all past and present officers and directors of the company for acts or omissions occurring at or prior to the effective time of the merger to the fullest extent provided by New Jersey or other applicable law or provided under our certificate of incorporation or bylaws, subject to applicable law.

The merger agreement requires that the surviving corporation maintain in effect, for a period of six years after the effective time of the merger, “tail” directors’ and officers’ insurance policies in an amount and scope at least as favorable as our existing policies for claims arising from acts or omissions existing or occurring at or prior to the effective time of the merger, subject to a maximum annual premium of 200% of our current annual premium. If a tail policy with such terms is not available at a cost not greater than 200% of our current annual premium, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding 200% of the current annual premium paid by us.

The obligations described above regarding directors’ and officers’ indemnification and insurance must be assumed by any successor entity or assign Metrologic as a result of any consolidation, merger or transfer of all or substantially all properties and assets.

Management Arrangements

As of the date of this proxy statement, except for the arrangements with Mr. Knowles described above, no member of our management has entered into any amendments or modifications to existing employment agreements or arrangements with us or our subsidiaries in connection with the merger. In addition, as of the date of this proxy statement, except for the arrangements with Mr. Knowles described above, no member of our management has entered into any agreement, arrangement or understanding with Meteor Holding Corporation or its affiliates regarding employment with, or the right to purchase or participate in the equity of, Meteor Holding Corporation. Meteor Holding Corporation has informed us that it is its intention to retain members of our existing management team after the merger is completed, but that it does not expect that new employment agreements will be entered into with them. In addition, Meteor Holding Corporation has informed us of its intention to implement a management retention program, which will provide for the aggregate payment of up to $2.0 million to certain members of management following the consummation of the merger, subject to their continued employment for specified periods of time and other terms and conditions of the program.

In connection with the proposed merger, Meteor Holding Corporation also intends to adopt an equity incentive plan under which certain employees, including members of our management team, will be eligible to receive options to acquire the common stock of Meteor Holding Corporation. The new option plan will permit the grant of options covering approximately 10% of the common equity of Meteor Holding Corporation as of immediately following the merger. Meteor Holding Corporation currently expects that a portion of the options will be granted to current members of our management following the completion of the merger, that a portion of the options will be reserved for grants to new hires, and that a portion of the options will be granted as performance-based compensation awards in the future. The employees who will receive grants, and the terms of the grants, have not yet been determined.

Special Committee Compensation

The special committee members received remuneration for their service on the committee, including a retainer of $40,000 for the chairman and $35,000 for each other member of the special committee, $1,500 for each committee meeting, which is the Company’s standard committee fee, $1,500 for any day where a substantial portion of the day was spent on committee-related tasks and reimbursement of reasonable fees and expenses. Accordingly, the following amounts will be received by the special committee members for their service on the special committee to date: Mr. Mathias $61,500; Mr. Close $56,500; Mr. Meltzer $56,500; and Mr. Rulon-Miller $55,000. The special committee members did not receive any incentive fee for approving the transaction. In recommending and approving the compensation package for the special committee, the compensation committee and the board of directors considered, among other things, the complexities added to the transaction by the involvement of Mr. Knowles and the Elliott Investors, the time expected to be required by the special committee members and chairman and the publicly reported compensation of the special committees of the boards of other companies.

In addition, Mr. Close, a member of the special committee, received $200,000 as compensation for consulting services provided in connection with the sale of AOA, which was a separate transaction from the merger.

Material U.S. Federal Income Tax Consequences

The following discusses, subject to the limitations stated below, the material U.S. federal income tax consequences of the merger to U.S. holders of our common stock whose shares of our common stock are converted into the right to receive cash in the merger, as well as the material U.S. federal income tax consequences of the merger to Metrologic and (to the extent described below) the Rollover Investors who acquire an equity interest in Meteor Holding Corporation. Non-U.S. holders of our common stock may have different tax consequences than those described below and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws. We base this summary on the provisions of the Internal Revenue Code of 1986, or the “Code,” applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

U.S. Holders

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Metrologic common stock that is:

•       a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•       a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any State or the District of Columbia;

•       a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•       an estate the income of which is subject to U.S. federal income tax regardless of its source.

The U.S. federal income taxes of a partner in a partnership or a shareholder of an S corporation holding our common stock will depend on the status of the partner and the activities of the partnership or the shareholder and the activities of the S corporation. Partners in a partnership and shareholders in an S corporation holding shares of our common stock should consult their own tax advisors.

This discussion assumes that you hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, non-U.S. persons, shareholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, shareholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements or shareholders who hold (actually or constructively) an equity interest in the surviving corporation after the merger). In addition, the discussion does not address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to you. We urge you to consult your own tax advisor to determine the particular tax consequences to you, including the application and effect of any state, local or non-U.S. income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•       the amount of cash received in exchange for such common stock and

•       the U.S. holder’s adjusted tax basis in such common stock.

Such gain or loss will be capital gain or loss. If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. Certain U.S. holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. If you acquired different blocks of our common stock at different times and different prices, you must calculate your gain or loss and determine your adjusted tax basis and holding period separately with respect to each block of our common stock.

Under the Code, as a U.S. holder of our common stock, you may be subject to information reporting on the cash received in the merger unless an exemption applies. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner. Each U.S. holder should consult its own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Metrologic and Rollover Investors

Under general U.S. federal income tax principles, the merger should not be a taxable event in which gain is recognized by Metrologic for U.S. federal income tax purposes. The merger will cause an “ownership change” of Metrologic for purposes of Section 382 of the Code. As a result, Metrologic’s use of pre-merger tax net operating losses, credits and certain other tax attributes, if any, will be subject to limitations following the merger. As described above in “Special Factors—Interests of Certain Persons in the Merger”, the Rollover Investors will acquire equity interests in Meteor Holding Corporation by contributing shares of Metrologic common stock to Meteor Holding Corporation. The U.S. federal tax treatment of these transactions may depend on the particular facts relating to the Rollover Investor, and therefore Rollover Investors are urged to discuss their tax treatment with their own tax advisors.

Accounting Treatment

The merger is intended to be accounted for as a purchase under U.S. generally accepted accounting principles. Accordingly, it is expected that the basis of Metrologic in its assets and liabilities will be adjusted to fair market value on completion of the merger, including the establishment of goodwill.

Regulatory Approvals

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules, or the HSR Act, provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. Metrologic, Meteor Holding Corporation and Meteor Merger Corporation have made the required filings with the Antitrust Division and the Federal Trade Commission. On October 23, 2006, the Federal Trade Commission granted early termination of the applicable waiting period under the HSR Act.

The merger may also be subject to review under the antitrust laws of foreign jurisdictions. To the extent applicable, the parties intend to file any required notifications under such foreign antitrust laws and observe any applicable waiting periods.

At any time before or after the merger, the Antitrust Division of the Department of Justice or the Federal Trade Commission, or the competition authorities of foreign governments, may challenge the merger on antitrust grounds. Private parties could take antitrust action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after the merger, notwithstanding the expiration or termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, Metrologic, Meteor Holding Corporation and Meteor Merger Corporation will prevail.

Under the merger agreement, we and Meteor Holding Corporation and Meteor Merger Corporation have each agreed to use commercially reasonable efforts to obtain all required governmental approvals in connection with the execution of the merger agreement and completion of the merger.

Except as noted above with respect to the required filings under the HSR Act and the antitrust laws of any applicable foreign jurisdiction and the filing of a certificate of merger in New Jersey at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Fees and Expenses of the Merger

The estimated fees and expenses to be incurred in connection with the consummation of the merger and related financings and other transactions contemplated by the merger agreement are as follows:

Description	Amount
Financial advisory fees and expenses	$17,100,000
Legal, accounting, tax and consulting fees and expenses	3,800,000
HSR Act filing fees	125,000
Securities and Exchange Commission filing fees	39,497
Financing fees and expenses	5,675,000
Directors and officers insurance	200,000
Special committee fees	229,500
Rating agency fees	130,000
Printing and mailing costs	400,000
Miscellaneous	101,003
Total	$27,800,000

Metrologic, as the surviving corporation, will be responsible for all of the fees and expenses described above if the merger is consummated. If the merger is not consummated, we would pay our own fees and expenses, which we estimate to be approximately $1.6 million. In addition, if the merger agreement is terminated under certain circumstances, we will be obligated to pay a termination fee of $18.25 million to Meteor Holding Corporation or its designee. Under other circumstances, Meteor Holding Corporation will be obligated to pay a termination fee of $9.125 million to Metrologic. See “Merger Agreement—Fees and Expenses.”

Litigation Related to the Merger

On September 13, 2006, an action, titled Savarese v. Close, et. al., was filed in the Superior Court of New Jersey Law Division: Camden County against Metrologic and all of the members of Metrologic’s board of directors as defendants. On September 14, 2006, an action, titled Wilkenfeld v. Knowles, et. al., was filed in the Superior Court of New Jersey Chancery Division: Camden County against Metrologic and all members of Metrologic’s board of directors as defendants and another action, titled Marcin v. Metrologic Instruments, Inc., et. al., was filed in the Superior Court of New Jersey Chancery Division: Gloucester County against Metrologic, all of the members of Metrologic’s board of directors, Francisco Partners and Elliott Associates, L.P., as defendants. On September 15, 2006, an action, titled Gerber v. Metrologic Instruments, Inc., et. al., was filed in the Superior Court of New Jersey Law Division: Camden County against Metrologic, all of the members of Metrologic’s board of directors and Elliott Associates L.P., as defendants. On October 31, 2006, an amended class action complaint to the initial complaint, titled Wilkenfeld v. Knowles, et. al., was filed in the Superior Court of New Jersey Law Division: Camden County against Metrologic, all of the members of Metrologic’s Board of Directors, Francisco Partners, II, LP, FP-Metrologic, LLC, Meteor Holding Corporation, Meteor Merger Corporation, Elliott Associates, LP, and Elliott International, LP. In these actions, plaintiffs purport to represent shareholders of Metrologic who are similarly situated with the plaintiffs.

The Savarese complaint alleges, among other things, that the merger consideration is inadequate, that certain defendants have timed and structured the transaction to allow themselves to capture the benefits of the Company’s future potential without paying fair consideration to Metrologic’s public shareholders, and that the directors breached their fiduciary duties by not making the requisite effort to obtain the best transaction available.

The Wilkenfeld complaint alleges, among other things, that the defendants failed to maximize value on a change in control of Metrologic and that the merger consideration deprives plaintiffs of the true and full value of the shares, that the proposed merger is an attempt to engage in a self-dealing transaction and to deny the plaintiffs an opportunity to share in the future success of Metrologic and that the directors breached their fiduciary duties because the terms of the merger were determined without an adequate investigation of strategic alternatives.

The Marcin complaint alleges, among other things, that the shareholders have been denied a fair process and arm’s length negotiated transaction, that the directors have structured a preferential deal to the detriment of the shareholders, thus denying the shareholders any participation in the future potential of Metrologic, and have failed to maximize shareholder value. The complaint further alleges that certain defendants have used their positions of power and control to engage in self-dealing and have breached their fiduciary duties of loyalty and good faith owed to the plaintiff. Finally, the complaint alleges that other defendants have knowingly participated in these breaches of fiduciary duties.

The Gerber complaint alleges, among other things, that the share price of Metrologic’s stock had been artificially depressed since the removal of Mr. Benny Noens, the Company’s former Chief Executive Officer and President, on April 20, 2006 and subsequent appointment of C. Harry Knowles as the interim Chief Executive Officer and President and that the board of directors has been slow in searching for a replacement. According to the complaint, these actions have created a management vacuum that resulted in a drop in the stock price and enabled certain defendants to engage in self dealing. The complaint further alleges that the merger agreement places an artificial lid on the stock price, allowing certain defendants to capture the benefits of Metrologic’s future potential without paying fair consideration to Metrologic’s public shareholders, and that the directors breached their fiduciary duties to the plaintiff.

The amended Wilkenfeld complaint generally alleges that the defendants breached their fiduciary duties in entering into the merger (and other defendants aided and abetted the alleged breaches) and further alleges, among other things, that the proxy statement filed on October 5, 2006 allegedly fails to disclose material information to the Company’s shareholders in connection with the shareholder meeting which has yet to be scheduled. The amended Wilkenfeld complaint seeks class certification and certain forms of equitable relief, including enjoining the consummation of the merger, and damages.

The amended Wilkenfeld complaint certifies that a joint stipulation will be submitted to the court that will consolidate, coordinate and/or transfer three other pending actions relating to the same subject matter into the Wilkenfeld action. The parties have agreed to such a stipulation, which provides for, among other things, expedited discovery and other pretrial proceedings.

The defendants believe that the allegations of all complaints are without merit and intend to vigorously contest the actions. There can be no assurance, however, that the defendants will be successful in the defense of these actions.

Certain Financial Projections

On July 31, 2006, Metrologic provided Needham & Company with financial projections for 2006 through 2011 for use by Needham & Company in Needham & Company’s financial analyses as summarized under “Special Factors – Opinion of Needham & Company, LLC.” These financial projections, as well as revised projections dated August 16, 2006 and August 23, 2006, were also provided to Francisco Partners as described in “Special Factors – Background of the Merger.” The projections do not give effect to the merger or the financing of the merger.

The following is a summary of the projections prepared by Metrologic on July 31, 2006.

	Estimate	Projection
	2006	2007	2008	2009	2010	2011
	(dollars in thousands)
Sales	$222,583	$272,263	$335,879	$409,547	$494,237	$601,917
Net Income	$24,757	$29,658	$44,553	$60,233	$81,267	$104,437
EBITDA	$30,563	$50,714	$72,888	$95,376	$124,390	$157,588

In preparing the July 31, 2006 projections, Metrologic management assumed revenue growth of 21%–23% annually, resulting in a 22% compound annual growth rate from 2006 to 2011; an improvement in gross margin, from 42% in 2006 to 48% in 2011; a steady decline in operating expenses as a percentage of revenue, from 31.5% in 2006 to 24% in 2011; and an improvement in EBITDA margin, from 14% in 2006 to 26% in 2011.

The following is a summary of the projections prepared by Metrologic on August 16, 2006.

	Estimate	Projection
	2006	2007	2008	2009	2010	2011
	(dollars in thousands)
Sales	$222,583	$267,086	$326,893	$391,851	$478,438	$571,344
Net Income	$24,757	$28,627	$43,386	$58,181	$80,120	$98,338
EBITDA	$30,563	$49,154	$71,248	$92,457	1$22,955	$148,409

In preparing the August 16, 2006 projections, Metrologic management assumed revenue growth of 19%–22% annually, resulting in a 21% compound annual growth rate from 2006 to 2011; an improvement in gross margin, from 42% in 2006 to 49% in 2011; a steady decline in operating expenses as a percentage of revenue, from 31.5% in 2006 to 25% in 2011; and an improvement in EBITDA margin, from 14% in 2006 to 26% in 2011.

The following is a summary of the projections prepared by Metrologic on August 23, 2006.

	Estimate	Projection
	2006	2007	2008	2009	2010	2011
	(dollars in thousands)
Sales	$222,583	$254,538	$301,826	$359,834	$426,281	$501,923
Net Income	$24,757	$22,229	$30,405	$41,271	$54,285	$65,874
EBITDA	$30,563	$39,539	$52,376	$68,348	$86,179	$103,017

In preparing the August 23, 2006 projections, Metrologic management assumed revenue growth of 15%–19% annually, resulting in an 18% compound annual growth rate from 2006 to 2011; an improvement in gross margin, from 42% in 2006 to 46% in 2011; a steady decline in operating expenses as a percentage of revenue, from 31.5% in 2006 to 28% in 2011; and an improvement in EBITDA margin, from 14% in 2006 to 21% in 2011.

Other than periodically giving guidance to Wall Street, Metrologic does not, as a matter of course, publicly disclose projections of future revenues or earnings. The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to Francisco Partners in connection with their due diligence investigations of Metrologic and some of the projections were provided to Needham & Company for use by it in its financial analyses. The projections were not prepared with a view to compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

Metrologic’s management developed the projections from financial and other information which was based in part on revenue assumptions and estimates. The projections also incorporate assumptions regarding expenses (based in part on detailed employee cost analyses) and capital expenditures. In compiling the budget information to develop the projections, Metrologic’s management took into account growth rate and margin assumptions that were consistent with recent actual results and with current expectations in light of market conditions. These revenue assumptions and the assumptions made by Metrologic’s management regarding growth rates and margins represent all of the material assumptions and estimates made in connection with the preparation of the projections.

In compiling the projections, Metrologic’s management took into account historical performance, combined with estimates regarding revenues, operating income, EBITDA and capital spending. The projections were developed in a manner consistent with management’s historical development of budgets and were not developed for public disclosure. Although the projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events made by Metrologic’s management that Metrologic’s management believed were reasonable at the time the projections were prepared. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Metrologic may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. The inclusion of this information should not be regarded as an indication that Francisco Partners, Needham & Company or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

Metrologic does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Provisions for Unaffiliated Shareholders

The special committee was charged with representing the interests of our unaffiliated shareholders and was actively involved in extended and numerous deliberations and negotiations regarding the merger on behalf of the unaffiliated shareholders. In this capacity, the special committee retained and received advice from Needham & Company, LLC, as financial advisor, and Ballard Spahr Andrews & Ingersoll, LLP, as legal advisor, and requested and received from Needham & Company an opinion that, as of September 11, 2006 and based upon and subject to the assumptions and other matters set forth in its opinion, the $18.50 in cash per share to be received by holders of shares of Metrologic common stock (other than the Rollover Investors) pursuant to the merger agreement was fair from a financial point of view. Metrologic has agreed to pay Needham & Company a maximum fee for its services of $1 million, none of which is contingent on the consummation of the merger. See “Special Factors—Background of Merger,” “Special Factors—Reasons for the Special Committee’s Recommendation” and “Special Factors—Opinion of Needham & Company, LLC.” We did not make any provision in connection with the transaction to grant unaffiliated security holders access to our corporate files or to obtain counsel or appraisal services at our expense, and the special committee did not retain an unaffiliated representative to act solely on behalf of the unaffiliated shareholders for purposes of negotiating the terms of the merger or preparing a report concerning the fairness of the transaction.

THE PARTIES TO THE MERGER

Metrologic Instruments, Inc.

Metrologic Instruments, Inc.
90 Coles Road
Blackwood, New Jersey 08012
(856) 228-8100

We are a New Jersey corporation with our principal executive offices at 90 Coles Road, Blackwood, New Jersey 08012-2539. Our telephone number is (856) 228-8100. We were incorporated in New Jersey in 1969.

We are experts in optical image capture and processing solutions. We utilize our expertise to design, manufacture and market sophisticated imaging and scanning solutions serving a variety of point-of-sale, commercial and industrial applications. Our solutions utilize a broad array of laser, holographic and vision-based technologies designed to provide superior functionality and a compelling value proposition for our customers. We are a vertically integrated manufacturer, producing most of our own optics, coatings and components in our manufacturing and design facilities in the United States and China. We have developed a broad portfolio of intellectual property that includes over 365 patents that we aggressively protect. We employ a direct sales force and have a broad network of distributors and value added resellers, or VARs, to serve our worldwide customers through offices in 18 countries.

Meteor Holding Corporation

Meteor Holding Corporation
c/o Francisco Partners
2882 Sand Hill Road, Suite 280
Menlo Park, California  94025

Meteor Holding Corporation is a Delaware corporation that was incorporated on September 1, 2006 on behalf of Francisco Partners solely for the purpose of completing the merger and the relating financings and transactions. As of the date of this proxy statement, FP-Metrologic, LLC is the sole stockholder of Meteor Holding Corporation.

Meteor Merger Corporation

Meteor Merger Corporation
c/o Francisco Partners
2882 Sand Hill Road, Suite 280
Menlo Park, California  94025

Meteor Merger Corporation is a New Jersey corporation that was incorporated on August 31, 2006 on behalf of Francisco Partners solely for the purpose of completing the merger and the relating financings and transactions. Meteor Merger Corporation has not participated in any activities to date other than activities incident to its formation and the transactions contemplated by the merger agreement. In connection with the merger, Meteor Merger Corporation will be merged with and into Metrologic Instruments, Inc. and its separate existence will cease. As of the date of this proxy statement, Meteor Holding Corporation is the sole shareholder of Meteor Merger Corporation.

CURRENT EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

Each of the directors and executive officers of Metrologic is a citizen of the United States, except Mr. Hsu, who is a citizen of Singapore, and Mr. Ryan, who is a citizen of Great Britain, and, except as provided below, has his or her principal business address and telephone at c/o Metrologic Instruments, Inc., 90 Coles Road, Blackwood, New Jersey 08012, (856) 228-8100.

The directors and executive officers of Metrologic as of October 31, 2006, the date they became director or executive officer, their current occupation and their material employment during the last five years are as follows:

Name	Occupation or Employment
C. Harry Knowles

Mr. Knowles is the founder of the Company and has been Chairman of the board of directors since the Company’s inception and the Company’s interim Chief Executive Officer since May 2006. Mr. Knowles served as Chief Executive Officer from 1985 until June 2004. Mr. Knowles served as President of the Company from its inception through 1982 and from 1985 until February 2000. In addition, Mr. Knowles served as Chief Technical Officer with responsibility for all of the Company’s research and development activities from 1982 to 1985. From 1988 until June 2004, Mr. Knowles also served as a Managing Director of Metrologic Instruments GmbH. Prior to founding the Company, Mr. Knowles was the general manager of Westinghouse Electric Corporation’s integrated circuits division in Elkridge, Maryland. Mr. Knowles is married to Janet H. Knowles, the Vice President, Administration, Treasurer, Secretary and a director of the Company.

Richard C. Close

Mr. Close became a director of the Company in September 1999. Mr. Close was appointed Chairman of the board of directors of Adaptive Optics Associates, Inc., a former subsidiary of the Company, in April 2006. He is a private investor and also provides consulting and transition management services for companies in connection with merger and acquisition activities. From January 1997 until August 2000, Mr. Close served as President and General Manager of Polaroid Graphics Imaging LLC. Polaroid Graphics Imaging LLC was formerly a division of Polaroid Corporation, and is now a privately owned independent company. Mr. Close served as President and Chief Executive Officer of Computer Identics Corporation from 1993 until 1997.

Hsu Jau Nan

Mr. Hsu became a director of the Company in September 1999. Mr. Hsu is an owner and managing director of several manufacturing companies in Taiwan, Singapore, and China which, in the aggregate, employ over 5,000 people. From 1973 to 1983, Mr. Hsu was an Engineering Manager for General Electric’s television operations.

Janet H. Knowles

Mrs. Knowles was a director of the Company from 1972 to 1984 and has served as a director since 1986. Mrs. Knowles served as Vice President, Administration from 1976 to 1983 and has served in that capacity since 1984, as Treasurer since 1994 and as Secretary since March 2006. Mrs. Knowles also served as Secretary from 1984 until July 2004. Mrs. Knowles is married to C. Harry Knowles, the Chairman of the board of directors and interim Chief Executive Officer of the Company.

John H. Mathias

Mr. Mathias became a director of the Company in September 1999. Mr. Mathias currently is President of Asia Technologies, LLC, a supplier of components to high tech industries in Southeast Asia and the United States. From 1981 to 2002, he was Chairman and Chief Executive Officer of The JPM Company, a publicly traded company that manufactured wire and cable assemblies at various locations throughout the world. The JPM Company filed a chapter 11 petition in the United States Bankruptcy Court for the District of Delaware on March 1, 2002.

Stanton L. Meltzer

Mr. Meltzer has been a director of the Company since 1987. Mr. Meltzer is a certified public accountant and since 1964 has been a principal in the firm of Gold, Meltzer, Plasky & Wise, a professional corporation of certified public accountants, located in Moorestown, New Jersey. He has chaired conferences, lectured and taught courses to accountants throughout the United States for the American Institute of Certified Public Accountants and other professional organizations.

William Rulon-Miller

Mr. Rulon-Miller became a director of the Company in December 1997. Mr. Rulon-Miller joined Janney Montgomery Scott LLC in 1979 and currently serves as Senior Vice President and Director of Investment Banking. He is a director of The Penn Janney Fund, Inc., and on the Investment Committee of the Co-Investment Fund 2000 and Liberty Venture Partners, all of which are private venture capital organizations.

Kevin J. Bratton

Mr. Bratton has served as the Company’s Chief Financial Officer since July 1, 2002.  Mr. Bratton was employed as the Chief Financial Officer of The JPM Company, a company that manufactured wire and cable assemblies at various locations throughout the world, from June 2000 through June 2002.  The JPM Company filed a Chapter 11 petition in the United States Bankruptcy Court for the District of Delaware on March 1, 2002.  From July 1999 to May 2000, Mr. Bratton was the Director of External Reporting at The JPM Company.  Prior to joining JPM, Mr. Bratton was a Vice President and Treasurer of IGI, Inc., a manufacturer of poultry biologics and veterinary pharmaceuticals. Mr. Bratton resigned effective November 3, 2006.

Gregory DiNoia

Mr. DiNoia has served as the Company’s Vice President, North American Sales since March 2004. In January 2005, he took over responsibility for South America becoming Vice President, The Americas. Mr. DiNoia joined us in 1997 as the Midwest Account Manager and has served as a Strategic Account Manager and was promoted to Director of Strategic Retail & OEM Accounts in January 2001. Prior to joining Metrologic, he held several positions in sales and contract management.

Dale M. Fischer

Mr. Fischer has served as the Company’s Director of International Marketing and Sales from 1990 to 1993 and has served as Vice President, International Sales since 1994. From 1989 to 1990, Mr. Fischer was Chairman of Great Valley Corporation, a worldwide marketing and product development company. From 1967 until 1988, Mr. Fischer held several positions with TRW Electronics Component Group (“TRW”), most recently as International Marketing, Sales and Licensing Director. Mr. Fischer was responsible for marketing and sales of TRW products in more than 50 countries and was responsible for the implementation of a joint venture in Japan and the establishment of seven technology and manufacturing licenses throughout the world.

Bruce L. Harrison

Mr. Harrison has served as the Company’s Vice President and General Counsel since May 2006. Prior to joining the Company, Mr. Harrison was Senior Shareholder at the law firm of Capehart & Scatchard and was Capehart’s Managing Shareholder from 1997 through 2000. While a shareholder of Capehart, Mr. Harrison served as outside New Jersey and employment counsel for Metrologic for almost 17 years.

Mark Ryan

Mark Ryan has served as the Company’s Vice President, EMEA since August 2006. Mr. Ryan served as Managing Director EMEA for Metrologic Instruments GmbH from July 2004 to August 2006. Prior to that, he was Regional Manager for Metrologic Instruments UK Ltd. from January 2000 to July 2004 and Area Manager for Metrologic Instruments GmbH (UK, Beneluz and Scandinavia) from 1997 to 2000. Mr. Ryan joined Metrologic Instruments GmbH as a Channel Account Manager in 1994.

Joseph Sawitsky

Mr. Sawitsky has served as the Company’s Executive Vice President, Operations since April 2006. Mr. Sawitsky served as Vice President, Manufacturing from November 1999 until March 2004 and was then promoted to Senior Vice President, Manufacturing and Operations until April 2006. He joined Metrologic in 1998 as the Production Manager. After serving in the Nuclear Submarine Force, he worked at ICI Composites from 1990 to 1994 and manufactured specialty polymer materials for the aerospace and industrial markets. From 1994 to 1998 he held several positions with Zenith Electronic Corporation making consumer electronic equipment.

Mark C. Schmidt

Mr. Schmidt has served as the Company’s Executive Vice President, Strategic Initiatives since April 2006. Mr. Schmidt served as Vice President, Marketing from November 1999 until March 2004 and was then promoted to Senior Vice President, Marketing until April 2006. He has been employed by Metrologic since 1992. During his tenure, Mr. Schmidt has progressed from Optical Engineer to the position of POS Product Manager in 1995, and Marketing Manager in 1997.

The following is biographical information for our current Chief Financial Officer, Michael Coluzzi, who was appointed to replace Kevin Bratton effective November 3, 2006:

Michael Coluzzi

Mr. Coluzzi has served as the Company’s Chief Financial Officer since November 3, 2006.  Prior to that, Mr. Coluzzi was Corporate Controller of Metrologic since June 1, 2005 and served as Assistant Controller from November 2003 to May 2006.  From August 1998 to November 2003, Mr. Coluzzi served as associate, senior associate and then manager of PricewaterhouseCoopers.

During the past five years, none of Metrologic or our executive officers, directors or controlling persons have been convicted in a criminal proceeding (other than traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining that person or entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on Wednesday, December 20, 2006, beginning at 10:00 a.m., local time, at Metrologic’s principal executive offices at 90 Coles Road, Blackwood, New Jersey 08012. The purpose of the special meeting is for our shareholders to consider and vote on a proposal to approve the merger agreement, a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and to act on such other business as may properly come before the special meeting. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our shareholders on or about November 30, 2006.

Record Date, Quorum and Voting Power

The holders of record of Metrologic’s common stock at the close of business on November 20, 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were 22,859,491 shares of our common stock issued and outstanding, all of which are entitled to be voted at the special meeting.

Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to shareholders for a vote at the special meeting.

The holders of outstanding shares of our common stock on the record date, represented in person or by proxy at the special meeting and entitled to cast a majority of the votes, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining whether there is a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then we will provide notice of the adjourned meeting to each shareholder of record on the new record date and a new quorum will have to be established.

Required Vote

For us to complete the merger, a majority of the votes cast by the holders of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereon must vote “FOR” the approval of the merger agreement. The approval of the merger agreement does not require the affirmative vote of a majority of the shares of our common stock held by our unaffiliated shareholders. The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the votes cast by holders of our common stock present in person or represented by proxy and entitled to vote at the special meeting.

In order for your shares of our common stock to be included in the vote, if you are a shareholder of record, you must cause your shares to be voted by returning the enclosed proxy or by voting in person at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee you should instruct your nominee how to vote your shares using the instructions provided by such nominee. If you have not received such voting instructions or require further information regarding such voting instructions, contact your nominee and it can give you directions on how to vote your shares. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes and abstentions will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present.

Broker non-votes and abstentions will have no effect with respect to the approval of the merger agreement and adjournment of the special meeting.

Voting by Directors and Executive Officers

As of October 31, 2006, the directors and executive officers of Metrologic hold and are entitled to vote, in the aggregate, 9,087,284 shares of our common stock, representing approximately 39.8% of the outstanding shares of our common stock. These shares include shares owned by Mr. Knowles, Mrs. Knowles and charitable entities controlled by the Knowles. As of October 31, 2006, Mr. Knowles and Mrs. Knowles collectively own and are entitled to vote 39.5% of the outstanding shares of our common stock, which includes shares owned by the Janet H. and C. Harry Knowles Foundation, Inc. (17.7%), the Knowles Charitable Foundation (2.8%), the C. Harry Knowles Charitable Remainder Annuity Trust No. 1 (2.8%), which are charitable entities controlled by Mr. and/or Mrs. Knowles, as well as shares owned by the C. Harry Knowles Grantor Retained Annuity Trust No. 1 (less than 1%). In addition, certain trusts for the benefit of family members of Mr. and Mrs. Knowles collectively own 376,214, or 1.6%, of our outstanding shares of common stock.

Pursuant to the terms of the contribution and voting agreement described elsewhere in this proxy statement, Mr. Knowles and certain related parties, including trusts for the benefit of family members of Mr. and Mrs. Knowles, have agreed to vote or consent, or cause to be voted or consented, all shares of our common stock that he or they beneficially own or control in favor of approving the merger agreement. Pursuant to the terms of the contribution and voting agreement described elsewhere in this proxy statement, the Elliott Investors have also agreed to vote or consent, or cause to be voted or consented, all shares of our common stock that they beneficially own or control in favor of approving the merger agreement. As of October 31, 2006, the Elliott Investors collectively own and are entitled to vote 1,703,885 shares of our outstanding common stock representing approximately 7.5% of the outstanding shares of our common stock. The other directors and executive officers of Metrologic have informed us that they intend to vote all of their shares of our common stock “FOR” the approval of the merger agreement. If votes are cast with respect to all of our outstanding shares of common stock as of the record date, the approval of the merger agreement would require the affirmative vote of an additional 262,363 shares or 1.1% of our outstanding shares of common stock, other than those committed to vote in favor of the proposal pursuant to the contribution and voting agreements and those held by our directors and executive officers.

Proxies; Revocation

If you submit a signed proxy, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the approval of the merger agreement and “FOR” adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, and in accordance with their judgment on any other matters properly brought before the special meeting for a vote.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Corporate Secretary at our principal executive offices in writing or deliver a new proxy, in each case dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

Metrologic does not expect that any matter other than the proposal to approve the merger agreement will be brought before the special meeting. If, however, an adjournment of the special meeting is necessary or if another matter is properly presented at the special meeting or any adjournment of the special meeting, the persons appointed as proxies will vote the shares in accordance with their judgment.

Proxy Solicitation; Expenses of Proxy Solicitation

Metrologic will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Metrologic may solicit proxies personally and by telephone, facsimile, the Internet or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Metrologic will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Adjournments

Any adjournment may be made without notice if the time and place to which the special meeting is adjourned is announced at the special meeting, subject to applicable law. If the proxyholders are asked to vote for one or more adjournments of the special meeting for matters incidental to the conduct of the special meeting, such proxyholders will have the authority to vote in their discretion on such matters. However, if the proxyholders are asked to vote for one or more adjournments of the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, such proxyholders will only have the authority to vote on such matter as instructed by you or your proxy, or, if no instructions are provided on your signed proxy card, in favor of such adjournment. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Metrologic shareholders who have already submitted their proxies to revoke them at any time prior to the closing of the vote.

THE MERGER AGREEMENT (PROPOSAL NO. 1)

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference.

Effective Time

The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of New Jersey (or at such later time as is specified in the certificate of merger) at or prior to the closing of the merger. The closing will occur (1) no later than the second business day after the conditions to the parties’ respective obligations pursuant to the merger agreement have been satisfied or waived, or (2) such other date as the parties may agree in writing.

Structure

At the effective time of the merger, Meteor Merger Corporation will merge with and into Metrologic. Upon completion of the merger, Meteor Merger Corporation will cease to exist as a separate entity and Metrologic will continue as the surviving corporation. All of Metrologic’s and Meteor Merger Corporation’s properties, interests, rights, privileges, powers and franchises, and all of their restrictions, disabilities, duties, debts and liabilities, will become those of the surviving corporation. Following the completion of the merger, Metrologic common stock will be delisted from the NASDAQ Global Select Market, will be deregistered under the Securities Exchange Act of 1934 and will no longer be publicly traded.

Treatment of Stock, Options and Warrants

Metrologic Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $18.50 in cash, without interest and less applicable withholding taxes, other than Metrologic common stock:

•       owned by Metrologic as treasury stock immediately prior to the effective time of the merger, all of which will be cancelled without any payment; and

•       held by Meteor Holding Corporation or any direct or indirect wholly owned subsidiary of Meteor Holding Corporation or Metrologic immediately prior to the effective time of the merger, all of which will be cancelled without any payment.

Metrologic Stock Options

All options granted under Metrologic’s 2004 Equity Incentive Plan will be automatically cancelled immediately prior to the effective time of the merger and will be converted into the right to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of:

•       the excess of $18.50 over the exercise price per share of Metrologic common stock subject to such option, multiplied by

•       the total number of shares of Metrologic common stock subject to each option, as of the effective time of the merger.

For options with exercise prices per share that are equal to or greater than $18.50, Metrologic will pay the holder $1.00 per award to effectuate the cancellation of such options.

Metrologic commenced an offer, pursuant to a Schedule TO filed on November 21, 2006, to holders of options granted under our 1994 Incentive Plan to cancel all of their options in exchange for a cash payment, without interest, equal to the product of (1) the total number of shares of Metrologic common stock subject to the option multiplied by (2) the excess of $18.50 over the exercise price per share of Metrologic common stock subject to such option, less any applicable taxes. All of the options held by employees who will be eligible to participate in the offer have exercise prices that are less than $18.50 per share. To the extent an option holder under Metrologic’s 1994 Incentive Plan does not consent to the cancellation of his or her outstanding options, Metrologic will adjust all of such option holder’s options prior to the effective time of the merger in a manner acceptable to Meteor Holding Corporation to the extent permitted under the terms of the plan.

Metrologic Warrants

All warrants to acquire Metrologic common stock will, as of the effective time of the merger, become exercisable for an amount in cash per share of Metrologic common stock issuable upon exercise of the warrant, without interest, equal to $18.50.

No Further Ownership Rights

From and after the effective time of the merger, the holders of certificates representing shares of Metrologic common stock immediately prior to the effective time will no longer have any rights as holders of our common stock. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate.

Exchange and Payment Procedures

As of the effective time of the merger, Meteor Holding Corporation will make available to a bank or trust company, which we refer to as the “paying agent,” an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock. Promptly after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and the other Metrologic shareholders. The letter of transmittal and instructions will tell you how to surrender your Metrologic common stock certificates in exchange for the merger consideration.

You will not be entitled to receive the merger consideration until you surrender your Metrologic common stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is presented to the paying agent, accompanied by documents evidencing such transfer of ownership and the payment of transfer taxes.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of Meteor Holding Corporation and the surviving corporation will be entitled to deduct and withhold any applicable taxes from the merger consideration and any payment made in connection with the cancellation of options and pay such withholding amount over to the applicable government entity.

At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates are presented to Meteor Holding Corporation, the surviving corporation or the paying agent for transfer or any other reason, they will be cancelled and exchanged for the merger consideration.

None of Meteor Holding Corporation, Metrologic, the surviving corporation or the paying agent will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our common stock for 180 days after the effective time of the merger, will be delivered, upon demand, to Meteor Holding Corporation. Holders of certificates who have not surrendered their certificates within 180 days after the effective time of the merger may only look to Meteor Holding Corporation for the payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, you will be required to make an affidavit of that fact and possibly post a bond before you will be entitled to receive the merger consideration.

Certificate of Incorporation and Bylaws

The certificate of incorporation of the surviving corporation will be amended in its entirety as of the effective time of the merger, to read as set forth in an exhibit to the merger agreement. In addition, the bylaws of Meteor Merger Corporation, as in effect immediately prior to the effective date of the merger, will be the bylaws of the surviving corporation.

Directors and Officers

The directors of Meteor Merger Corporation immediately prior to the effective time of the merger will be the initial directors of the surviving corporation. The officers of Meteor Merger Corporation immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

Representations and Warranties

The merger agreement contains representations and warranties of Metrologic, Meteor Holding Corporation and Meteor Merger Corporation regarding aspects of their respective businesses, financial condition, subsidiaries and structure, as well as other facts pertinent to the merger. The assertions embodied in those representations and warranties were made for purposes of the merger agreement among Metrologic, Meteor Holding Corporation and Meteor Merger Corporation, a copy of which is attached hereto as Annex A and which is incorporated by reference into this proxy statement. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of the Parent and Merger Sub” in Annex A to this proxy statement. The assertions embodied in the representations and warranties of the Company are qualified by information in a confidential disclosure letter that we provided to Meteor Holding Corporation in connection with the signing of the merger agreement. While Metrologic does not believe that the confidential disclosure letter contains information that securities laws require it to publicly disclose, other than information that has already been so disclosed, the disclosure letter does contain information that modifies, qualifies and creates exceptions to the representations and warranties of the Company set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties of the Company as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure letter. Moreover, certain representations and warranties are subject to a contractual standard of materiality different from those generally applicable to shareholders or were used for the purpose of allocating risk between Metrologic, on the one hand, and Meteor Holding Corporation and Meteor Merger Corporation, on the other hand, rather than establishing matters as facts.

Our representations and warranties in the merger agreement relate to, among other things:

•       our certificate of incorporation and bylaws and those of our significant subsidiaries;

•       our and our subsidiaries’ proper organization, good standing and corporate power to operate our businesses;

•       our capitalization, including in particular the number of shares of our common stock, preferred stock, stock options and warrants outstanding and the amount of our debt outstanding;

•       our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•       the absence of any conflict with or violation of our organizational documents, certain contracts or applicable law as a result of entering into the merger agreement and consummating the merger;

•       required consents and approvals of governmental entities in connection with the merger;

•       the vote required by our shareholders in connection with the approval of the merger agreement and merger;

•       our Securities and Exchange Commission filings since December 31, 2002, the financial statements contained therein and our internal and disclosure controls;

•       the absence of liabilities, other than as set forth on our December 31, 2005 balance sheet, liabilities incurred in connection with the merger, ordinary course liabilities and liabilities that would not have a material adverse effect;

•       the absence of certain changes and events since June 30, 2006, including the absence of a material adverse effect;

•       taxes;

•       real property owned and leased by us and our subsidiaries and title to assets;

•       our intellectual property;

•       our material contracts;

•       employment matters affecting us, including matters relating to our employee benefit plans;

•       the absence of litigation or outstanding court orders against us;

•       environmental matters;

•       our compliance with applicable statutes, laws, settlements, rules, orders, regulations and corporate policies;

•       our possession of all permits and licenses necessary to carry on our business;

•       labor matters;

•       our insurance policies;

•       receipt by the special committee of the board of directors of an opinion from Needham & Company, LLC;

•       inapplicability of state anti-takeover laws to the merger;

•       the absence of undisclosed broker’s fees;

•       transactions with affiliates;

•       the accuracy and completeness of information about us included in this proxy statement; and

•       the availability and completeness of any document referenced in the Company disclosure letter.

The merger agreement also contains customary representations and warranties made by Meteor Holding Corporation and Meteor Merger Corporation that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•       their proper organization, good standing and valid existence;

•       their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•       the absence of any conflict with or violation or breach of their organizational documents, certain agreements or applicable law as a result of entering into the merger agreement and consummating the merger;

•       required consents and approvals of governmental entities as a result of the merger;

•       the accuracy and completeness of information they have supplied for inclusion in this proxy statement;

•       the operations of Meteor Merger Corporation;

•       the absence of litigation or outstanding court orders against them;

•       the debt commitment letter and the equity commitment letter delivered by Meteor Holding Corporation, including that the debt commitment letter and the equity commitment letter are in full force and effect, all commitment fees thereunder will be paid when due, the letters have not been amended or terminated and there is no breach thereunder; and

•       the delivery by Meteor Holding Corporation of the contribution and voting agreements.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions, between September 12, 2006 and the completion of the merger, we and our subsidiaries will:

•       maintain our existence in good standing under applicable law;

•       act and carry on our business in the ordinary and usual course of business consistent with past practice;

•       pay or perform all material obligations when due;

•       use commercially reasonable efforts to maintain and preserve our and our subsidiaries’ business organization, assets and properties, to keep available the services of our current officers and employees and to preserve our business relationships with customers, strategic partners, suppliers, distributors and others with which we have business dealings and to maintain in full force and effect substantially the same levels of insurance coverage with respect to our and our subsidiaries’ assets, operations and activities.

We have also agreed that during the same time period, and again subject to certain exceptions or unless Meteor Holding Corporation gives its prior written consent, we and our subsidiaries will not:

•       declare, set aside or pay dividends or make any other distributions in respect of our stock or that of our subsidiaries;

•       adjust, split, combine or reclassify our stock or that of our subsidiaries or issue any other securities in respect of shares of our capital stock or that of our subsidiaries;

•       purchase, redeem or otherwise acquire any of our securities or those of our subsidiaries, other than as instructed by Meteor Holding Corporation;

•       issue, deliver, sell, grant, pledge or amend the terms of any of our securities or those of our subsidiaries, other than issuance of shares pursuant to the exercise of stock options or warrants outstanding on the date of the merger agreement;

•       amend or otherwise change our organizational documents or those of our subsidiaries;

•       propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of our subsidiaries;

•       sell, license, mortgage, transfer, lease, assign, pledge, subject to any lien or otherwise dispose of or encumber any of our properties or assets or those of our subsidiaries, other than:

•        dispositions of obsolete inventory and sales of inventory in the ordinary course of business consistent with past practice, or

•        the execution and performance of a binding agreement for the sale of all of the issued and outstanding shares of capital stock of AOA;

•       acquire any business, assets or securities, other than acquisitions of inventory and components in the ordinary course of business consistent with past practice, acquisitions of certain securities and acquisitions of assets with a purchase price that does not exceed $500,000 individually or $4,000,000 in the aggregate;

•       sell, license, mortgage, transfer, lease, assign, pledge, subject to any lien or otherwise dispose of or encumber any of our intellectual property or that of our subsidiaries, except pursuant to certain existing contracts or non-exclusive licenses extended to customers in the ordinary course of business consistent with past practice;

•       adopt, propose or implement any shareholder rights plan;

•       incur or assume any indebtedness or issue any debt securities except under existing lines of credit to fund operations in the ordinary course of business consistent with past practice;

•       assume, guarantee, endorse or otherwise become liable or responsible for obligations of any other person;

•       make any loans, advances or capital contributions to or investments in any other person except for advances for travel and other miscellaneous expenses to employees or capital contributions to or investments in our subsidiaries, in each case in the ordinary course of business consistent with past practice;

•       make any changes in accounting methods, procedures, principles or practices or change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, except in each case as required by a change in generally accepted accounting principles in the United States;

•       alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or affiliates of us, other than alterations or amendments with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that do not involve severance or change of control payments or benefits and that, in the aggregate, do not result in a material increase in our benefits or compensation expense;

•       increase benefits payable under any existing severance or termination pay policies or employment agreements;

•       enter into or amend any collective bargaining agreement, employment, deferred compensation or other similar agreement with any of our directors, officers or employees or those of our subsidiaries;

•       increase compensation, bonus or other benefits payable to any of our directors, officers or employees or those of our subsidiaries, other than annual increases to non-officer employees in the ordinary course of business consistent with past practices and as contemplated by the merger agreement;

•       establish, adopt or amend any benefit plan or arrangement covering any of our directors, officers or employees or those of our subsidiaries;

•       hire any new employees other than non-officer employees in the ordinary course of business consistent with past practice;

•       make or change any material tax election, settle or compromise any material tax liability, amend any material tax return, change any method of tax accounting, enter into any material closing agreement with respect to any tax, surrender any right to claim a material tax refund, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material taxes, file any material tax return without the consent of Meteor Holding Corporation or take any other similar action relating to the filing of any tax return or the payment of any tax;

•       initiate, compromise or settle any material litigation or arbitration proceeding;

•       enter into any joint venture, partnership or other similar arrangement;

•       enter into any material contract, except for contracts for the sale of inventory in the ordinary course of business consistent with past practice, or terminate, amend, supplement or modify in any material respect any of our material contracts or those of our subsidiaries;

•       cancel any debts or waive any claims or rights of substantial value, except for cancellations made or waivers granted with respect to claims other than indebtedness in the ordinary course of business consistent with past practice which do not exceed $250,000, in the aggregate;

•       fail to manage and retain cash and cash equivalents and investments in marketable securities, accounts payable or accounts receivable in a manner consistent with past practice;

•       take any action that would reasonably be expected to result in any of our representations or warranties in the merger agreement becoming false or inaccurate; and

•       take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing that could reasonably be expected to impair, delay or prevent Meteor Holding Corporation’s ability to obtain financing.

Financing

Meteor Holding Corporation has agreed to use commercially reasonable efforts to fully satisfy, on a timely basis, all terms, conditions, representations and warranties contained in the debt commitment letter and the equity commitment letter relating to the financing for the merger. At our request, Meteor Holding Corporation will keep us informed with respect to all material activity concerning the status of financings contemplated by the commitment letters. Meteor Holding Corporation will notify us promptly, and in any event within 2 business days, if the debt commitment letter or the equity commitment letter with respect to the financing of the merger should expire or be terminated or any financing source notifies Meteor Holding Corporation that such source no longer intends to provide financing to Meteor Holding Corporation on the material terms set forth in the debt commitment letter or the equity commitment letter. We have agreed to provide Meteor Holding Corporation with cooperation reasonably requested by Meteor Holding Corporation in connection with its financing activities including, to the extent reasonable, participation in meetings, drafting and due diligence sessions, management presentations, “road shows” and meetings with rating agencies, preparing business projections and financial statements (including pro forma financial statements) and assisting with the preparation of materials for rating agency presentations, offering memoranda, private placement memoranda, bank information memoranda, prospectuses and similar documents, executing and delivering agreements and other documents in connection with such financings, including, among other things, pledge and security documents, credit agreement guarantees and other financing documents, taking all corporate actions reasonably requested by Meteor Holding Corporation to permit the consummation of the financings and obtaining customary comfort letters and consents of accountants.

For additional information regarding the expected financing of the merger, see “Special Factors—Financing of the Merger” and “Special Factors—Interests of Certain Persons in the Merger.”

No Solicitation of Transactions

We have agreed that neither we, our subsidiaries nor our representatives will, directly or indirectly:

•       solicit, initiate, encourage or induce the making, submission or announcement of, any inquiry, proposal or offer with respect to, or that could reasonably be expected to lead to, an acquisition proposal;

•       furnish any non-public information relating to the Company or any of our subsidiaries or afford access to the business, properties, assets, books or records of the Company or our subsidiaries or take any other action knowingly intended to assist or facilitate any inquiries or the making of any proposal or offer that constitutes, or that could reasonably be expected to lead to, an acquisition proposal;

•       participate or engage in discussions or negotiations with respect to, or that could reasonably be expected to lead to, an acquisition proposal;

•       approve, endorse or recommend an acquisition proposal;

•       enter into any letter of intent, memorandum of understanding, agreement in principle or contract contemplating or otherwise relating to an acquisition proposal; or

•       terminate, amend or waive any rights under any standstill or other similar agreement.

For purposes of the merger agreement, “acquisition proposal” means any inquiry, proposal or offer:

•        relating to a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, joint venture, share exchange or other business combination involving us or any subsidiaries,

•        relating to the issuance of 20% or more of our outstanding voting securities, or

•        to acquire in any manner, directly or indirectly, 20% or more of our outstanding capital stock or assets or that of our subsidiaries.

However, we are permitted to furnish information and participate in discussions or negotiations with a third party in connection with a bona fide written acquisition proposal received by our board of directors or special committee after the date of the merger agreement but prior to approval of the merger agreement by our shareholders, if and only to the extent that:

•       we and our subsidiaries have complied with the provisions of the merger agreement relating to the non-solicitation of other transactions;

•       the proposal was not solicited, initiated, encouraged, induced, participated in or otherwise facilitated by Metrologic, any of our subsidiaries or any of our representatives since May 31, 2006; and

•       our board of directors or the special committee reasonably determines in good faith that the acquisition proposal is, or would reasonably be expected to lead to, a superior proposal;

•       the board of directors or the special committee determines in good faith, after consultation with its outside legal counsel and financial advisor, that we are required by the fiduciary obligations of the board of directors or the special committee to do so;

•       the Company provides written notice to Meteor Holding Corporation of its decision to take such action; and

•       the information provided and any negotiations or discussions must be subject to a confidentiality agreement not less favorable to us than the confidentiality agreement signed with Francisco Partners II, L.P., which is an affiliate of Meteor Holding Corporation and Meteor Merger Corporation.

For purposes of the merger agreement, “superior proposal” means any unsolicited bona fide written proposal from a third party to acquire, directly or indirectly, more than 50% of the total outstanding voting securities of the Company or all of the assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of our assets, which:

•       the special committee or the board of directors determines in its good faith reasonable judgment (after consultation with its legal and financial advisors) to be (A) more favorable to the holders of Metrologic common stock from a financial point of view than the transactions contemplated by the merger agreement (including any proposal by Meteor Holding Corporation to amend the terms of the merger agreement), taking into account all the terms and conditions of such proposal and the merger agreement and (B) reasonably capable of being completed on the terms proposed within a reasonable time period, in each case taking into account all financial, regulatory, legal and other aspects of such proposal, and

•       either has no financing condition or has a debt financing condition (and no other financing condition) and is accompanied by commitment letters no less favorable to the Company than the debt and equity commitment letters.

We have agreed to provide oral and written notice to Meteor Holding Corporation of receipt of any acquisition proposal, any inquiry with respect to or any request for nonpublic information in connection with any acquisition proposal as promptly as possible (but in any event within 24 hours) and the material terms and conditions of the acquisition proposal, inquiry or request and the identity of the person making the acquisition proposal, inquiry or request and to keep Meteor Holding Corporation informed on a current basis of the status of the acquisition proposal, inquiry or request and any material modifications or developments, including copies of written acquisition proposals, inquiries or requests and written information relating thereto.

We have also agreed that neither the board of directors, the special committee nor any other committee of the board of directors will:

•       withhold, withdraw or modify, or resolve or publicly propose to withhold, withdraw or modify, in a manner adverse to Meteor Holding Corporation or Meteor Merger Corporation, the recommendation of the board of directors or its special committee that shareholders vote in favor of the approval of the merger agreement;

•       approve or recommend, or resolve or publicly propose to approve or recommend, any acquisition proposal;

•       approve or recommend, or resolve or publicly propose to approve or recommend, or execute or enter into, any alternative acquisition agreement;

•       approve or recommend, or resolve or publicly propose to approve or recommend, or execute or enter into, any agreement requiring it to abandon, terminate or fail to consummate the merger or the merger agreement or the transactions contemplated thereby;

•       take any action necessary to render the provisions of any anti-takeover law inapplicable to any acquisition proposal; or

•       approve or recommend, or resolve or publicly propose to approve or recommend, any position other than to recommend rejection of any acquisition proposal.

For purposes of the merger agreement, “alternative acquisition agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, stock purchase agreement, asset purchase agreement, option agreement or other similar agreement with respect to any acquisition proposal.

Notwithstanding our obligations under the merger agreement, in response to a superior proposal received by the special committee or our board of directors after the date of the merger agreement but prior to approval of the merger agreement by our shareholders, Metrologic, the board of directors or its special committee may (1) withhold, withdraw or modify in a manner adverse to Meteor Holding Corporation or Meteor Merger Corporation and, in the case of a superior offer that is a tender or exchange offer, the recommendation of the board of directors or its special committee that shareholders vote in favor of the approval of the merger agreement or (2) take certain other actions with respect to such change of recommendation immediately prior to or concurrent with the termination of the merger agreement in accordance with its terms, only if:

•       such superior proposal did not result from a breach of our non-solicitation and related obligations under the merger agreement and we have complied with such obligations;

•       our board of directors or its special committee reasonably determines in good faith, after consultation with outside counsel, that failure to do so would be a violation of the fiduciary obligations of the board of directors under applicable law; and

•       in the event we terminate the merger agreement and enter into an alternative acquisition agreement, Metrologic pays a termination fee of $18,250,000 to Meteor Holding Corporation or its designee concurrently with the termination of the merger agreement.

Under the merger agreement, however, our board of directors, including the special committee, may not withhold, withdraw or modify its recommendation in response to the receipt of a superior proposal unless we have observed certain notice and negotiation provisions. In addition, our board of directors, including the special committee, may not withhold, withdraw or modify its approval or recommendation other than in connection with a superior proposal to comply with its fiduciary duties unless we provide written notice to Meteor Holding Corporation at least three business days prior to such withdrawal or modification and negotiate with Meteor Holding Corporation in good faith during such three-day period.

Indemnification

For a period of six years following the effective time of the merger, the surviving corporation will indemnify and hold harmless all past and present officers and directors of the company for acts or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted by the New Jersey Business Corporation Act or any other applicable law or provided under our certificate of incorporation or bylaws, subject to applicable law.

The merger agreement requires that the surviving corporation maintain in effect, for a period of six years after the effective time of the merger, “tail” directors’ and officers’ liability insurance in an amount and scope at least as favorable as our existing policies or other insurance policies with respect to acts or omissions existing or occurring at or prior to the effective time. If a tail policy with such terms is not available at an annual cost not greater than 200% of our current annual premium, the surviving corporation must obtain a policy with as much comparable coverage available for a cost not exceeding 200% of the current annual premium paid by us.

The obligations described above regarding directors’ and officers’ indemnification and insurance must be assumed by any successor entity or assign of the surviving corporation as a result of any consolidation, merger or transfer of all or substantially all properties and assets.

Resignations

We will use our reasonable best efforts to obtain and deliver to Meteor Holding Corporation the resignations of our directors and the directors of our subsidiaries, effective as of the effective time of the merger, except for those directors which Meteor Holding Corporation designates.

Employee Benefits

Following the effective time of the merger, Meteor Holding Corporation has agreed that it will, or will cause the surviving corporation to:

•       honor and provide for payment of all accrued obligations and benefits under all employee benefit plans identified by the Company in the Company’s disclosure letter; and

•       provide Metrologic employees as of the effective time of the merger with credit for past service with Metrologic for purposes of accrual of vacation time and, to the extent practicable and permitted under applicable benefit plans, for purposes of eligibility for participation and vesting under any employee benefit plan, program or arrangement established or maintained by Meteor Holding Corporation, the surviving corporation or any of their respective subsidiaries under which continuing employees may be eligible to participate on or after the effective time.

On and after September 13, 2006, no new offering periods commenced under our employee stock purchase plan. As of the close of business on the last business day prior to the effective time of the merger, the employee stock purchase plan will terminate and on such date all accumulated payroll deductions allocated to each participant’s account will be returned to them.

From and after the effective time, the surviving corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of employment of the continuing employees. The merger agreement will not prevent Meteor Holding Corporation or the surviving corporation from amending or terminating any employee benefit plan in accordance with its terms.

Agreement to Take Further Action and to Use Commercially Reasonable Efforts

Subject to the terms and conditions of the merger agreement, each party has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the merger and other transactions contemplated by the merger agreement as promptly as practicable. Among other things, each party has committed to use such efforts to cooperate with each other to:

•       as promptly as practicable, obtain any consents, licenses, permits, waivers, approvals, authorizations and orders required to be obtained or made in connection with the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby;

•       as promptly as practicable, make all necessary filings, notifications, and thereafter make any other required submissions with respect to the merger agreement and the merger required under applicable securities laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any related government request, and other applicable law and to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by the merger agreement;

•       execute or deliver any additional documents necessary to consummate the transactions contemplated by the merger agreement and to carry out the purposes of the merger agreement; and

•       to use commercially reasonable efforts to obtain any government clearances or approvals required to complete the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade, to respond to any government requests for information under any such antitrust law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that restricts, prevents or prohibits the consummation of the merger or any other transactions contemplated by the merger agreement under any such antitrust law.

With respect to any proceeding under or relating to any antitrust law, the parties have agreed to consult and cooperate with one another, and consider in good faith the views of one another, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with such proceeding.

In the event that the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the merger, Meteor Holding Corporation will not be under any obligation to take any action described above.

Conditions to Completion of the Merger

The obligations of Meteor Holding Corporation, Meteor Merger Corporation and Metrologic to complete the merger are subject to the following conditions:

•       approval of the merger agreement by the holders of a majority of the votes cast by the holders of the outstanding shares of our common stock on the record date at the special meeting at which a quorum is present;

•       the expiration or termination of all waiting periods under applicable United States and foreign antitrust laws;

•       receipt from all governmental authorities of all material authorizations, consents, orders and approvals and authorizations legally required to be obtained to consummate the merger; and

•       absence of any order, executive order, stay, decree, judgment or injunction or statute, rule or regulation which would make the merger illegal or prohibit the consummation of the other transactions contemplated by the merger agreement.

The obligations of Meteor Holding Corporation and Meteor Merger Corporation to complete the merger are subject to the following additional conditions:

•       the truth and correctness of our representations and warranties as of the date of the closing (or as of the date made in the case of representations and warranties made as of a specific date) without giving effect to any materiality qualification unless the failure, individually or in the aggregate, has not had and is not reasonably likely to have a material adverse effect on us or any of our subsidiaries or adversely affect our capitalization;

•       the performance, in all material respects, by us of our obligations under the merger agreement;

•       our delivery to Meteor Holding Corporation at closing of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, covenants and agreements;

•       the absence of any pending action or proceeding seeking to make the merger illegal or otherwise challenge, restrain or prohibit the consummation of the merger or the other transactions contemplated by the merger agreement, prohibit or limit the ability of Meteor Holding Corporation to vote, control, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation or control or otherwise exercise ownership rights with respect to the business or operations of Metrologic or its subsidiaries, obtain material damages from Meteor Holding Corporation, rescind the transactions contemplated by the merger agreement following consummation, or compel Metrologic, Meteor Holding Corporation or any of their subsidiaries to dispose of or hold any significant portion of the business or assets of Metrologic, Meteor Holding Corporation or any or their respective subsidiaries as a result of the merger or any of the other transactions contemplated by the merger agreement;

•       the absence of any state of facts, change, event, effect, condition, circumstance, occurrence or development that, individually or in the aggregate, has had or is reasonably likely to result in a material adverse effect;

•       the contributions of common stock by the Rollover Investors to Meteor Holding Corporation pursuant to the contribution and voting agreements;

•       the satisfaction of the financing condition described below; and

•       the availability to Metrologic of unrestricted cash on hand and fully liquid cash equivalents of at least $90 million.

For purposes of the merger agreement, the financing condition is satisfied if Meteor Holding Corporation shall have obtained an amount of financing not less than the amount set forth in the debt commitment letter on terms and conditions as set forth therein (and as described elsewhere herein) or upon terms and conditions which are, in the reasonable judgment of Meteor Holding Corporation, at least as favorable to Meteor Holding Corporation as the terms and conditions set forth in the debt commitment letter.

Our obligation to complete the merger is subject to the following additional conditions:

•       the truth and correctness of Meteor Holding Corporation and Meteor Merger Corporation’s representations and warranties, unless the failure, individually or in the aggregate, has not had, and is not reasonably likely to result in, a material adverse effect on the ability of Meteor Holding Corporation or Meteor Merger Corporation to consummate the transactions contemplated by the merger agreement;

•       the performance, in all material respects, by Meteor Holding Corporation and Meteor Merger Corporation of their obligations under the merger agreement; and

•       the delivery at closing by Meteor Holding Corporation of a certificate with respect to Meteor Holding Corporation’s representations, warranties, covenants and agreements.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after shareholder approval has been obtained, as follows:

•       by mutual consent of Meteor Holding Corporation and Metrologic;

•       by either Meteor Holding Corporation or Metrologic if:

•        the merger has not been consummated by March 31, 2007, so long as the failure of the terminating party to fulfill any obligation under the merger agreement is not the principal cause of the failure of the merger to be consummated by such date;

•        a governmental authority issues a nonappealable final order, decree or ruling or taken any other nonappealable final action that has the effect of permanently restraining, enjoining or otherwise prohibiting the merger or any other transaction contemplated by the merger agreement;

•        our shareholders do not vote to approve the merger agreement at the special meeting, provided that this right to terminate will not be available to us if we are in material breach of our obligations under the merger agreement related to other acquisition proposals, this proxy statement or the special meeting;

•        the terminating party is not in material breach of its obligations under the merger agreement and there is a breach of or failure to perform any representations, warranties, covenants or agreements in the merger agreement by the non-terminating party such that the closing conditions would not be satisfied, which breach has not been, or cannot be, cured within 30 days or which cannot reasonably be cured by March 31, 2007;

•       by Meteor Holding Corporation, if:

•        we fail to include the recommendation of our board of directors that the shareholders vote in favor of approving the merger agreement in the proxy statement, or our board of directors or the special committee withdraws or modifies its recommendation for approval of the merger agreement or the merger or recommends or approves another acquisition proposal;

•        our board of directors authorizes, approves or recommends to our shareholders an acquisition proposal;

•        we are in breach of our obligations under the merger agreement related to the non-solicitation provisions of the merger agreement discussed elsewhere in this proxy statement;

•        a tender offer or exchange offer for our outstanding shares by a third party commences and our board of directors or the special committee recommends that our shareholders tender their shares in such tender or exchange offer or within ten (10) business days after the commencement of such tender or exchange offer, our board of directors and the special committee fails to recommend rejection, or subsequently withdraws or modifies in any manner adverse to Meteor Holding Corporation or Meteor Merger Corporation a recommendation of rejection, of such offer;

•        Metrologic enters into an alternative acquisition agreement with respect to an acquisition proposal; or

•        any person or group, other than Meteor Holding Corporation or its affiliates, shall have acquired beneficial ownership of 40% or more of our outstanding common stock; or

•       by Metrologic, prior to the special meeting, in connection with the withdrawal or modification by the board of directors or the special committee of their recommendation in order to enter into a definitive agreement with respect to an alternative acquisition proposal, provided that we have complied with the non-solicitation, notice and other applicable terms set forth in the merger agreement, including the payment of the termination fee.

Fees and Expenses

We have agreed to pay Meteor Holding Corporation or its designee a termination fee of $18,250,000 if:

•       Meteor Holding Corporation terminates the merger agreement because:

•        we fail to include the recommendation of our board of directors that the shareholders vote in favor of approving the merger agreement in the proxy statement, or our board of directors or the special committee withdraws or modifies or changes its recommendation for approval of the merger agreement or the merger or recommends or approves another acquisition proposal;

•        our board of directors authorizes, approves or recommends to our shareholders an acquisition proposal;

•        we are in material breach of our obligations under the merger agreement related to the non-solicitation of other transactions discussed elsewhere in this proxy statement;

•        a tender offer or exchange offer for our outstanding shares by a third party commences and our board of directors or the special committee recommends that our shareholders tender their shares in such tender or exchange offer or within ten (10) business days after the commencement of such tender or exchange offer, our board of directors and the special committee fails to recommend rejection, or subsequently withdraws or modifies in any manner adverse to Meteor Holding Corporation or Meteor Merger Corporation a recommendation of rejection, of such offer;

•        Metrologic enters into an alternative acquisition agreement with respect to an acquisition proposal; or

•        any person or group, other than Meteor Holding Corporation or its affiliates, shall have acquired beneficial ownership of 40% or more of our outstanding stock; or

•       we terminate the merger agreement prior to the special meeting in connection with the withdrawal or modification by the board of directors or the special committee of their recommendation in order to enter into a definitive agreement with respect to an alternative acquisition proposal, provided that we have complied with the non-solicitation, notice and certain other terms set forth in the merger agreement, including the payment of the termination fee;

•       we or Meteor Holding Corporation terminate the merger agreement because (i) the merger has not been consummated by March 31, 2007, (ii) we or Meteor Holding Corporation terminate the merger agreement because the shareholders do not approve the merger agreement at the special meeting or (iii) Meteor Holding Corporation terminates the agreement because we have breached the agreement and fail to cure within 30 days of receiving notice of breach or if such breach can not be cured by March 31, 2007 and, in each of the previous cases, prior to such termination, an acquisition proposal has been made known to us or been publicly announced and within 12 months after the termination, Metrologic shall have entered into an alternative acquisition agreement with respect to an acquisition of Metrologic (which need not be the same acquisition proposal known or publicly announced prior to the termination).

For purposes of the merger agreement, “acquisition of Metrologic” means (1) a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving Metrologic or any of its subsidiaries, the issuance by Metrologic of 50% or more of its voting securities or the acquisition by any person or group of 50% or more of the capital stock or assets of Metrologic or any of its subsidiaries, other than the sale of AOA.

Meteor Holding Corporation has agreed to pay us a termination fee of $9,125,000 if the merger agreement is terminated on or after March 31, 2007 if all conditions to the Closing have been met other than the financing condition, provided that no fee shall be payable if the failure to satisfy the financing condition is due to certain market conditions or material adverse developments with respect to certain litigation.

Material Adverse Effect

For purposes of the merger agreement, the term “material adverse effect” shall mean, with respect to the Company, any state of facts, change, event, violation, inaccuracy, effect, condition, circumstance, occurrence or development (any such item, an “effect”) that, individually or taken together with all other effects that have occurred prior to the date of determination of the occurrence of the material adverse effect, is or is reasonably likely to (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), results of operations, assets or liabilities of the Company and its subsidiaries, taken as a whole or (ii) prevent or materially delay the performance by the Company of any of its obligations under the merger agreement or the consummation of the merger or the other transactions contemplated hereby; provided, however, that in no event shall any of the following occurring after the date of the merger agreement, in and of itself, be deemed to constitute a material adverse effect:

•       a decline in the price of Metrologic common stock on the NASDAQ Global Select Market (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute and shall be taken into account in determining whether there has been a material adverse effect);

•       any failure by the Company to meet published third party financial projections, in and of itself (it being understood that the facts and circumstances giving rise to such failure to meet published financial projections may be considered and shall be taken into account in determining whether there has been a material adverse effect);

•       any effect resulting from general national or world economic conditions and any acts of war or terrorism, except to the extent that such effects disproportionately affect the Company and its subsidiaries in any significant respect relative to other participants in the industries or markets in which they operate;

•       any effect resulting from any action outside the ordinary course of business of the Company and its subsidiaries required to be taken pursuant to the merger agreement (other than consummation of the merger);

•       any stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to the merger agreement; or

•       any effect resulting from a change in generally accepted accounting principles.

Amendment and Waiver

The merger agreement may be amended prior to the effective time of the merger by mutual agreement of the parties. However, after the merger agreement has been approved by our shareholders, no amendment will be made to the merger agreement except as allowed under applicable law. The merger agreement also provides that, at any time prior to the effective time of the merger, to the extent legally allowed, either party may extend the time for the performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party or waive compliance with any agreement of the other party or any condition to its own obligations contained in the merger agreement.

OTHER AGREEMENTS RELATING TO OUR SECURITIES

Contribution and Voting Agreements

Set forth below is a summary of the material terms of the contribution and voting agreement, dated as of September 12, 2006, between Meteor Holding Corporation, on the one hand, and each of C. Harry Knowles, Janet H. Knowles, certain related family trusts and charitable entities, on the other hand and the contribution and voting agreement, dated as of September 12, 2006, between Meteor Holding Corporation, on the one hand, and Elliott Associates, L.P. and Elliott International, L.P., on the other hand. We refer to these agreements in the proxy statement as the “contribution and voting agreements.” The summary of the material terms of the contribution and voting agreements below and elsewhere in this proxy statement may not contain all of the information about the contribution and voting agreements that is important to you. We encourage you to read carefully the contribution and voting agreements in their entirety, copies of which are attached to this proxy statement as Annex C-1 and Annex C-2, which are incorporated by reference into this document.

Contributions

Pursuant to the contribution and voting agreements, immediately prior to the consummation of the merger:

•  Mr. Knowles will contribute 1,571,320 shares of our common stock to Meteor Holding Corporation in exchange for 11,627,765 shares of Meteor Holding Corporation common stock, representing approximately 15% of the common stock, and 26,162 shares of Meteor Holding Corporation junior preferred stock, representing approximately 15% of the junior preferred stock. The number of shares of our common stock contributed by Mr. Knowles, and the number of shares of junior preferred stock and common stock of Meteor Holding Corporation issued in exchange therefor, will be adjusted as appropriate to allow Mr. Knowles to own 15% of the outstanding shares of junior preferred stock and 15% of the outstanding shares of common stock of Meteor Holding Corporation immediately following the closing of the merger;

•  Elliott Associates, L.P. will contribute 681,553 shares of our common stock to Meteor Holding Corporation in exchange for 5,043,492 shares of Meteor Holding Corporation common stock, representing approximately 6.5% of the common stock, and 11,348 shares of Meteor Holding Corporation junior preferred stock, representing approximately 6.5% of the junior preferred stock; and

•  Elliott International, L.P. will contribute 1,022,332 shares of our common stock to Meteor Holding Corporation in exchange for 7,565,257 shares of Meteor Holding Corporation common stock, representing approximately 9.8% of the common stock, and 17,022 shares of Meteor Holding Corporation junior preferred stock, representing approximately 9.8% of the junior preferred stock.

The consummation of the transactions contemplated by the contribution and voting agreements is conditioned on:

•  the representations and warranties of Meteor Holding Corporation being true and correct in all material respects as of the closing;

•  Meteor Holding Corporation’s compliance in all material respects with its obligations under the contribution and voting agreements;

•  the absence of any prohibition against the consummation of the transactions contemplated by the contribution and voting agreements by any applicable law, statute, rule, regulation, judgment or order of any governmental authority of competent jurisdiction;

•       the filing of Meteor Holding Corporation’s restated certificate of incorporation;

•       the furnishing of funds by the Francisco Partners Investor in satisfaction of its obligations under the equity commitment letter and the execution by the Francisco Partners Investor of the stockholders agreement; and

•       the satisfaction or waiver by Meteor Holding Corporation and/or Metrologic, as applicable, of all of the conditions to the consummation of the merger, other than the debt financing condition and the condition that the Rollover Investors make their contributions pursuant to the contribution and voting agreements.

Voting and Exclusivity

Mr. Knowles, Mrs. Knowles and the related family trusts and charitable entities and the Elliott Investors each have agreed, severally and not jointly, to vote or consent, or cause to be voted or consented, all shares of our common stock that they beneficially own or control in favor of approving the merger agreement.

In addition, Mr. Knowles, Mrs. Knowles and the related family trusts and charitable entities and the Elliott Investors each have agreed, severally and not jointly, that they would not directly or indirectly solicit, initiate, encourage or induce the making of a competing acquisition proposal and would vote or consent, or cause to be voted or consented, all shares of our common stock that they beneficially own or control against any competing acquisition proposal. Notwithstanding the foregoing, after the termination of the merger agreement, the obligation of Mr. Knowles, Mrs. Knowles and the related family trusts and charitable entities to vote or consent shares of our common stock that they beneficially own or control against any competing acquisition proposal shall continue for up to 10 months following the termination with respect to the aggregate number of shares of our common stock equal to 35% of the total outstanding shares on the date the merger agreement is terminated.

Transfer Restrictions

Except in certain circumstances, Mr. Knowles, Mrs. Knowles and the related family trusts and charitable entities and the Elliott Investors have agreed, severally and not jointly, not to sell, transfer or otherwise dispose of all shares of our common stock that they beneficially own or control or grant any proxies or deposit any such shares into any voting trust, or enter into any voting agreement, with respect to such shares. However, in the event that the merger agreement is terminated, Mr. Knowles, Mrs. Knowles and the related family trusts and charitable entities have agreed to the foregoing restrictions for up to an additional 10-month period, but may transfer up to 35% of all shares of our common stock that they beneficially own or control pursuant to Rule 144, or by operation of law pursuant to a merger that constitutes a competing acquisition proposal so long as such competing acquisition proposal is voted against.

Fees and Expenses

In general, Meteor Holding Corporation shall reimburse Mr. Knowles, Mrs. Knowles and the related family trusts and charitable entities and Elliott Associates, L.P. and Elliott International, L.P. for their reasonable out-of-pocket expenses in connection with the contribution and voting agreements, any related agreements and the transactions contemplated thereby, but will not reimburse any party who fails to make a required contribution.

Termination

The contribution and voting agreements will automatically terminate upon termination of the merger agreement; provided that the obligation of Mr. Knowles, Mrs. Knowles and the related family trusts and charitable entities to vote or consent shares of our common stock that they beneficially own or control against any competing acquisition proposal with respect to 35% of the total outstanding shares on the date the merger agreement is terminated shall continue for up to 10 months following the termination.

Confidentiality and Standstill Agreement

In connection with the negotiation of the transactions contemplated by the merger agreement, Francisco Partners II, L.P. entered into a letter agreement dated August 24, 2006 with Metrologic. Pursuant to the letter agreement, Francisco Partners II, L.P. agreed, among other things, to keep non-public information provided by us confidential and to certain restrictions on its ability to (a) propose or effect: acquisitions of securities or assets of Metrologic or any of its subsidiaries; tender or exchange offers, mergers or business combinations involving the Metrologic or any of its subsidiaries; recapitalizations, restructurings, liquidations, dissolutions, or other extraordinary transactions with respect to Metrologic or any of its subsidiaries; or the solicitation of proxies or consents to vote with respect to the voting securities of Metrologic; (b) form, join or in any way participate in a “group” (as defined under the Exchange Act); (c) take any action which might force Metrologic to make a public announcement regarding any of the types of matters set forth in (a) above; or (d) enter into any discussions or arrangements with or, assist, advise or encourage any third party with respect to any of the foregoing.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The selected historical data presented below are derived from our consolidated financial statements, as adjusted for discontinued operations. Reclassifications have been made to the financial data for each of the five years in the period ended December 31, 2005 to reflect our current year divestiture of AOA and to conform the prior years to the current year presentation. The reclassification of the financial data included in our Annual Report on Form 10-K for the year ended December 31, 2005 is set forth in a Current Report on Form 8-K filed on November 21, 2006. The selected consolidated financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2005, as modified by our Current Report on Form 8-K filed on November 21, 2006, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. These filings are attached to and incorporated by reference in this proxy statement as Annex D, Annex E and Annex G, respectively.

Historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,					Nine Months Ended September 30,
	2001(2) (3)	2002(3)	2003(4)	2004(5)	2005(6)	2005	2006
	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
	(in thousands, except per share data)
Statement of Operations Data:(1)
Sales	$87,751	$94,289	$118,198	$149,735	$178,375	$126,350	$158,083
Cost of sales	67,245	60,061	65,214	75,631	94,593	66,033	89,763
Gross profit	20,506	34,228	52,984	74,104	83,782	60,317	68,320
Selling, general and administrative expenses	26,681	26,168	28,678	39,667	57,843	32,402	46,147
Research and development expenses	5,355	5,525	5,427	6,616	7,454	5,750	7,563
Operating income (loss)	(11,530)	2,535	18,879	27,821	18,485	22,165	14,610
Other income (expenses)	(2,507)	(1,830)	1,097	2,161	1,884	1,528	1,112
Income (loss) from continuing operations before provision for income taxes	(14,037)	705	19,976	29,982	20,369	23,693	15,722
Provision (benefit) for income taxes from continuing operations	(5,373)	218	6,717	9,707	4,113	8,532	5,382
Income (loss) from continuing operations	(8,664)	487	13,259	20,275	16,256	15,161	10,340
Income from discontinued operation net of income taxes	887	1,188	622	2,405	1,557	1,093	2,013
Net income (loss)	$(7,777)	$1,675	$13,881	$22,680	$17,813	$16,254	$12,353
Basic earnings (loss) per Share:(7)
Earnings (loss) from continuing operations	$(0.52)	$0.03	$0.75	$0.95	$0.73	$0.69	$0.46
Earnings from discontinued operation	0.05	0.07	0.04	0.11	0.07	$0.05	0.09
	$(0.47)	$0.10	$0.79	$1.06	$0.80	$0.74	$0.55
Diluted earnings (loss) per Share:(7)
Earnings (loss) from continuing operations	$(0.52)	$0.03	$0.69	$0.89	$0.70	$0.65	$0.44
Earnings from discontinued operation	0.05	0.07	0.03	0.10	0.07	0.05	0.09
	$(0.47)	$0.10	$0.72	$0.99	$0.77	$0.70	$0.53
Weighted averange number of outstanding common shares and equivalents:(7)
Basic	16,373	16,400	17,597	21,472	22,129	22,082	22,518
Diluted	16,373	16,471	19,383	22,974	23,113	23,101	23,144

	As of December 31,					As of September 30,
	2001	2002	2003	2004	2005	2006
	(Unaudited)	(Unaudited)	(Unaudited)			(Unaudited)
	(in thousands, except per share data)
Balance Sheet Data:
Cash and cash equivalents	$557	$1,202	$16,242	$36,340	$49,463	$44,809
Marketable securities	—	—	$32,575	$28,375	$24,475	$27,732
Working capital	$20,606	$13,407	$74,112	$83,318	$92,283	$131,503
Total assets	$85,773	$74,579	$139,900	$192,527	$226,182	$235,517
Long-term debt	$27,465	$14,431	$320	$2,015	$3	$3
Total debt	$40,731	$21,486	$5,527	$18,280	$18,436	$15,977
Total shareholders’ equity	$26,261	$29,471	$107,608	$138,016	$160,290	$181,521
Book value per share(8)	$1.60	$1.80	$5.17	$6.34	$7.18	$7.97

       (1) On January 8, 2001, we completed the acquisition of AOA. On October 2, 2006, we completed the sale of AOA and our results as presented under Statements of Operations Data include AOA as a discontinued operation for all current and prior periods.

       (2) During the year ended December 31, 2001, cost of sales included special charges and other costs of $10.0 million that are not expected to recur in subsequent periods.

       (3) On January 1, 2002, we adopted FAS 142 and discontinued the amortization of goodwill. The effect of this goodwill amortization increased the 2001 net loss per common share by $0.05 per share.

       (4) During the year ended December 31, 2003, we recorded a gain of $2.2 million on the early extinguishment of debt and expenses of $463 incurred in connection with our efforts to refinance our bank debt.

       (5) On September 24, 2004, we acquired Omniplanar, Inc. and our results of operations include the results of operations of Omniplanar, Inc. from that date forward.

       (6) During the year ended December 31, 2005, selling, general and administrative costs includes a charge of $12.6 million related to the symbol litigation contingency.

       (7) Weighted average number of common shares and per share amounts for 2001 and 2002 have been restated to reflect the 2003 stock splits.

       (8) The number of common shares for 2001 and 2002 used in the book value per share calculation have been restated to reflect the 2003 stock splits.

On November 21, 2006, the Company filed a Current Report on Form 8-K/A, which included certain pro forma financial information relating to our current year divestiture of AOA. This filing is attached to and incorporated by reference in this proxy statement as Annex F.

MARKET PRICES OF THE COMPANY’S COMMON STOCK

Our common stock is traded on the NASDAQ Global Select Market and trades under the symbol “MTLG.”  As of October 31, 2006, 22,858,443 shares of Metrologic common stock were outstanding. The following table sets forth, for the periods indicated, the high and low sales prices per share for our common stock on the NASDAQ Global Select Market.

	High	Low
Year Ended December 31, 2004:
First Quarter	$33.50	$20.68
Second Quarter	25.75	13.81
Third Quarter	20.15	13.00
Fourth Quarter	21.84	14.50
Year Ended December 31, 2005:
First Quarter	24.12	18.22
Second Quarter	23.65	12.27
Third Quarter	18.77	12.33
Fourth Quarter	20.65	15.50
Year Ended December 31, 2006:
First Quarter	$24.49	$19.16
Second Quarter	23.23	14.07
Third Quarter	18.31	13.57
Fourth Quarter through November 27, 2006	18.50	17.93

The closing sale price of our common stock on the NASDAQ Global Select Market on September 11, 2006, the last trading day before we announced that we had entered into the merger agreement, was $17.67 per share. On November 27, 2006, the last trading day before the date of this proxy statement, the closing price for our common stock on the NASDAQ Global Select Market was $18.33 per share. You are encouraged to obtain current market quotations for Metrologic common stock in connection with voting your shares.

DIVIDEND POLICY

We have not paid cash dividends on our common stock since becoming a public company, and we do not intend to pay cash dividends in the foreseeable future. We currently intend to retain any earnings to further develop and grow our business. While this dividend policy is subject to periodic review by our board of directors, there can be no assurance that we will declare and pay dividends in the future.

TRANSACTIONS IN THE COMPANY’S STOCK

On October 6, 2003, Metrologic made an underwritten public offering of 1,725,000 shares of common stock for $34.50 per share and received aggregate net proceeds of $56,166,000.  We have not made any other underwritten public offerings of our common stock which would be required to be registered under the Securities Act of 1933 or exempt from registration under Regulation A during the past three years.

On October 23, 2006, Stanton Melzer made a charitable donation of 2,500 shares of common stock. Except for this transaction, there have not been any transactions in the common stock in the last 60 days by any of the following:

•       us or any of our majority owned subsidiaries,

•       any of our directors or officers,

•       any person known by us to be the beneficial owner of more than five percent of our outstanding shares of common stock,

•  the Elliott Entities, or

•       Meteor Holding Corporation, Meteor Merger Corporation, the Francisco Partners Investor or Francisco Partners II, L.P.

None of the Company, C. Harry Knowles, Janet H. Knowles or their related family trusts and charitable entities, Meteor Holding Corporation, Meteor Merger Corporation, the Francisco Partners Investor or Francisco Partners II, L.P. have purchased the Company’s common stock during the last two years.The officers and directors have not purchased any shares of common stock during the past two years.  All common stock acquired by the officers and directors has been through the exercise of options or pursuant to the Employee Stock Purchase Plan.

PERSONS OWNING MORE THAN FIVE PERCENT OF STOCK

The following table describes persons known to have beneficial ownership of more than 5% of Metrologic’s common stock at October 31, 2006. Our knowledge (except as noted below) is based on reports filed with the Securities and Exchange Commission by each person or entity listed below. The number of shares beneficially owned by each entity or individual is determined under Securities and Exchange Commission rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire as of December 30, 2006 (60 days after October 31, 2006) through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. For purposes of this proxy statement, beneficial ownership shall have the meaning set forth in this section.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
C. Harry Knowles 425 E. Linden Street Moorestown, NJ 08057	9,236,161	(2)	40.0%
Janet H. Knowles 425 E. Linden Street Moorestown, NJ 08057	9,236,161	(3)	40.0%
Knowles Science Teaching Foundation 1000 North Church Street Moorestown, NJ 08057	4,049,460	(4)	17.7%
Burgundy Asset Management Ltd. 181 Bay Street Suite 4510 Bay Wellington Tower Toronto, Ontario Canada M5J 2T3	1,973,900	(5)	8.6%
Elliott Associates, L.P. 712 Fifth Avenue New York, NY 10019	681,553	(6)	3.0%
Elliott International, L.P. 712 Fifth Avenue New York, NY 10019	1,022,332	(6)	4.5%
Reich & Tang Asset Management, LLC 600 Fifth Avenue New York, NY 10020	1,145,000	(7)	5.0%

(1)   For purposes of calculating the number and percentage of shares beneficially owned, the number of shares of common stock deemed outstanding consists of 22,858,443, including restricted stock and stock purchased pursuant to our Employee Stock Purchase Plan, plus the number of shares underlying options and warrants held by the named person that are exercisable within 60 days of October 31, 2006. Unless otherwise indicated, each person has sole voting power with respect to shares shown as beneficially owned by such person.

(2)   Includes 195,000 shares of common stock subject to a warrant held by Mr. Knowles and Mrs. Knowles that is currently fully exercisable, 7,290 shares of common stock subject to options held by each of Mr. Knowles and Mrs. Knowles that are exercisable or will become exercisable within 60 days of October 31, 2006, and 5,550,651 shares of common stock held by several charitable entities and trusts for which Mr. or Mrs. Knowles, or both, serve as officers or trustees and, as such, have or share voting power and investment power over such shares and may accordingly be deemed to beneficially own such shares.

(3)   Includes 5,550,651 shares of common stock held by several charitable entities and trusts for which Mr. or Mrs. Knowles, or both, serve as officers or trustees and, as such, have or share voting power and investment power over such shares and may accordingly be deemed to beneficially own such shares.  Also includes 195,000 shares of common stock subject to a warrant held by Mr. Knowles and Mrs. Knowles that is currently fully exercisable and 7,290 shares of common stock subject to options held by each of Mr. Knowles and Mrs. Knowles that are exercisable or will become exercisable within 60 days of October 31, 2006. Mrs. Knowles, Vice President, Administration and Treasurer of the Company, is the wife of C. Harry Knowles, and therefore, may be deemed to have shared voting and investment power with respect to all other shares beneficially owned by Mr. Knowles.

(4)   Mr. and Mrs. Knowles share voting power and investment power over these shares. The information provided for the Knowles Science Teaching Foundation is based in part on a Form 4 filed by it on March 31, 2006.

(5)   Burgundy Asset Management has sole voting power and sole dispositive power over all shares reported as beneficially owned by it. The information provided for Burgundy Asset Management is based on a Schedule 13G filed by it on February 1, 2006.

(6)   Elliott Associates, L.P. has the power to vote or direct the vote of, and to dispose or direct the disposition of, the shares of Common Stock beneficially owned by it. Elliott International, L.P. has the shared power with Elliott International Capital Advisors, Inc. to vote or direct the vote of, and to dispose or direct the disposition of, the shares of Common Stock owned by Elliott International, L.P. The information provided for Elliott Associates, L.P. and Elliott International, L.P. is based on an Amendment No. 1 to a Schedule 13D filed by it on September 13, 2006. Elliott Associates, L.P. and Elliott International, L.P. are under common management and may be deemed to be acting as a group (as such term is defined in the Exchange Act) with respect to shares of our common stock.

(7)   Reich & Tang Asset Management, LLC has shared voting power and shared dispositive power over all shares reported as beneficially owned by it. The information provided for Reich & Tang Asset Management, LLC is based on a Scheduled 13G filed by it on August 24, 2006.

None of Meteor Holding Corporation, Meteor Merger Corporation, the Francisco Partners Investor and Francisco Partners II, L.P., or, except as described above, the Elliott Entities, nor the directors, officers, managing members or general partners of such entities own shares of Metrologic as of the date hereof. However, as a result of the voting provisions set forth in the contribution and voting agreements, which are described in “Other Agreements Relating to our Securities—Contribution and Voting Agreements” and attached as Annex C-1 and Annex C-2 to this proxy statement, Meteor Holding Corporation, Meteor Merger Corporation, the Francisco Partners Investor and Francisco Partners II, L.P. may be deemed to beneficially own each of the shares indicated as beneficially owned by C. Harry Knowles, Elliott Associates, L.P. and Elliott International, L.P. in the above table. Meteor Holding Corporation, Meteor Merger Corporation, the Francisco Partners Investor and Francisco Partners II, L.P. are not entitled to any rights as a shareholder of Metrologic, and Meteor Holding Corporation, Meteor Merger Corporation, the Francisco Partners Investor and Francisco Partners II, L.P. disclaim beneficial ownership of the shares of common stock which are beneficially owned by C. Harry Knowles, Elliott Associates, L.P. and Elliott International, L.P.

SECURITY OWNERSHIP BY MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Metrologic’s common stock as of October 31, 2006 by (i) each of Metrologic’s directors; (ii) each named executive officer of Metrologic; and (iii) all executive officers and directors of Metrologic as a group. The address of each of the named executive officers and directors in the table below is set forth in the section entitled “Current Executive Officers and Directors of the Company.”

Name of Beneficial Owner	Shares Beneficially Owned(1)		Percent of Class(1)
Benny A. Noens(2)	25,608		*
Richard C. Close	32,294	(3)	*
Gregory DiNoia	14,460	(4)	*
Dale M. Fischer	21,039	(5)	*
C. Harry Knowles	9,236,161	(6)	40.0%
Janet H. Knowles	9,236,161	(7)	40.0%
John H. Mathias	28,790	(8)	*
Stanton L. Meltzer	17,291	(9)	*
Hsu Jau Nan	87,290	(10)	*
William Rulon-Miller	24,140	(11)	*
Mark Ryan	5,860	(12)	*
Joseph Sawitsky	13,750	(13)	*
Mark Schmidt	29,123	(14)	*
Jeffrey Yorsz(15)	12,750	(16)	*
Frank C. Zirnkilton, Jr.(17)	—		—
All executive officers and directors as a group (17 persons)	9,566,256	(18)	41.0%

                 * Less than 1%.

       (1) For purposes of calculating the number and percentage of shares beneficially owned, the number of shares of common stock deemed outstanding consists of 22,858,443, including restricted stock and stock purchased pursuant to our Employee Stock Purchase Plan, plus the number of shares underlying options and warrants held by the named person that are exercisable within 60 days of October 31, 2006. Unless otherwise indicated, each person has sole voting power with respect to shares shown as beneficially owned by such person.

       (2) Mr. Noens resigned from the Company effective July 1, 2006.

       (3) Includes 32,294 shares of common stock subject to options that are exercisable or will become exercisable within 60 days of October 31, 2006.

       (4) Includes 11,860 shares of common stock subject to options that are exercisable or will become exercisable within 60 days of October 31, 2006.

       (5) Includes 5,860 shares of common stock subject to options that are exercisable or will become exercisable within 60 days of October 31, 2006.

       (6) Includes 195,000 shares of common stock subject to a warrant held by Mr. Knowles and Mrs. Knowles that is currently fully exercisable, 7,290 shares of common stock subject to options held by each of Mr. Knowles and Mrs. Knowles that are exercisable or will become exercisable within 60 days of October 31, 2006, and 5,550,651 shares of common stock held by several charitable entities and trusts for which Mr. or Mrs. Knowles, or both, serve as officers or trustees and, as such, have or share voting power and investment power over such shares and may accordingly be deemed to beneficially own such shares.

       (7) Includes 5,550,651 shares of common stock held by several charitable entities and trusts for which Mr. or Mrs. Knowles, or both, serve as officers or trustees and, as such, have or share voting power and investment power over such shares and may accordingly be deemed to beneficially own such shares.  Also includes 195,000 shares of common stock subject to a warrant held by Mr. Knowles and Mrs. Knowles that is currently fully exercisable and 7,290 shares of common stock subject to options held by each of Mr. and Mrs. Knowles that are exercisable or will become exercisable within 60 days of October 31, 2006. Mrs. Knowles, Vice President, Administration and Treasurer of the Company, is the wife of C. Harry Knowles, and therefore, may be deemed to have shared voting and investment power with respect to all other shares beneficially owned by Mr. Knowles.

       (8) Includes 27,290 shares of common stock subject to options that are exercisable or will become exercisable within 60 days of October 31, 2006.

       (9) Includes 13,290 shares of common stock subject to options that are exercisable or will become exercisable within 60 days of October 31, 2006.

(10) Includes 63,290 shares of common stock subject to options that are exercisable or will become exercisable within 60 days of October 31, 2006.

(11) Includes 16,040 shares of common stock subject to options that are exercisable or will become exercisable within 60 days of October 31, 2006.

(12) Includes 5,860 shares of common stock subject to options that are or will become exercisable within 60 days of October 31, 2006.

(13) Includes 13,750 shares of common stock subject to options that are exercisable or will become exercisable within 60 days of October 31, 2006.

(14) Includes 25,750 shares of common stock subject to options that are exercisable or will become exercisable within 60 days of October 31, 2006.

(15) Mr. Yorsz ceased to be an executive officer of Metrologic effective October 1, 2006 due to the sale of AOA.

(16) Includes 12,750 shares of common stock subject to options that are exercisable or will become exercisable within 60 days of October 31, 2006.

(17) Mr. Zirnkilton resigned as an executive officer of Metrologic effective August 31, 2006.

(18) Includes 258,364 shares of common stock subject to options that are exercisable or will become exercisable within 60 days of October 31, 2006 and 195,000 shares of common stock subject to a warrant that is currently exercisable.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)

Metrologic may ask its shareholders to vote on a proposal to adjourn the special meeting, if necessary, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

SHAREHOLDER PROPOSALS

In order to bring business before a shareholders’ meeting, shareholders must give timely notice and make certain specified disclosures about (i) themselves, (ii) their ownership of shares in the Company, (iii) the reason for the proposal and (iv) their financial interest in the Company. The Company will not hold its 2007 Annual Meeting of Shareholders if the merger is completed. If a shareholder wishes to present a proposal at the 2007 Annual Meeting of Shareholders, the proposal must comply with the Company’s Amended and Restated Certificate of Incorporation and must be received by the Company no later than May 8, 2007 nor sooner than March 16, 2007. In addition, any shareholder proposal intended for inclusion in the proxy material for the 2007 Annual Meeting of Shareholders must also be received in writing by the Company within a reasonable amount of time. The inclusion of any proposal in the proxy material will be subject to the applicable rules of the Securities and Exchange Commission. If any shareholder wishes to present a proposal to the 2007 Annual Meeting of Shareholders that is not included in the Company’s proxy statement for that meeting and fails to submit that proposal to the Secretary of the Company within a reasonable amount of time, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the Annual Meeting, without any discussion of the matter in its proxy statement.

OTHER MATTERS

We may send a single set of proxy materials and other shareholder communications to any household at which two or more shareholders reside. This process is called “householding.” This reduces duplicate mailings, saves printing and postage costs as well as natural resources. Only one set of documents is delivered to each household unless the registrant has received contrary instructions.

If one set of these documents was sent to your household for the use of all Company shareholders in your household, and one or more of you would prefer to receive your own set, please contact our stock transfer agent, StockTrans, Inc., 44 West Lancaster Avenue, Ardmore, PA 19003, by telephone at (610) 649-7300 or by Internet at www.stocktrans.com and a separate copy will be promptly delivered to you.

In addition, (i) if any shareholder desires to receive a separate copy of the proxy statement or annual report in the future or (ii) if shareholders sharing an address desire to receive only a single copy of the proxy statement or annual report, then such shareholders should contact the bank, broker or other firm in whose name the shares are registered or contact the Company at its principal executive offices.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file special, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information that we file with the Securities and Exchange Commission at the following location of the Securities and Exchange Commission:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the Securities and Exchange Commission at www.sec.gov.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated November 28, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

By Order of the Board of Directors,

Janet H. Knowles
Corporate Secretary
November 28, 2006

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and between

METEOR HOLDING CORPORATION,

METEOR MERGER CORPORATION

and

METROLOGIC INSTRUMENTS, INC.

Dated as of September 12, 2006

i

ii

iii

TABLE OF DEFINED TERMS

Page
Acquisition Proposal	43
Actions	25
Affiliate	10
Agreement	1
Alternative Acquisition Agreement	41
Antitrust Laws	46
Antitrust Order	46
AOA	25
Business Day	2
Business Facility	26
Certificate	4
Certificate of Merger	2
Change in the Company Recommendation	42
Closing Date	2
Closing	2
Code	6
Collective Bargaining Agreements	30
Company	1
Company Acquisition	55
Company Balance Sheet	15
Company Board	1
Company Charter Documents	9
Company Common Stock	1
Company Disclosure Letter	8
Company Employees	27
Company Intellectual Property	20
Company Material Adverse Effect	8
Company Material Contract	23
Company Meeting	14
Company Permits	30
Company Plans	27
Company Preferred Stock	9
Company Product	20
Company Recommendation	44
Company Registered Intellectual Property	21
Company SEC Reports	14
Company Voting Proposal	14
Company Warrant	8
Confidentiality Agreement	38
Contract	23
HK Contribution Agreements	1
Controlled Group	28
Copyrights	20
Disposal Site	27
EA	1
EA Contribution Agreement	1
Effective Time	2

i

TABLE OF DEFINED TERMS (Continued)

Environmental Law	27
Environmental Permit	27
ERISA	27
Exchange Act	13
Exchange Fund	4
Foreign Benefit Plans	29
GAAP	15
Governmental Entity	13
Hazardous Material	26
Hazardous Materials Activity	27
HK Contribution Agreement	1
HSR Act	13
Indebtedness	11
In-Licenses	22
Insurance Cap	48
Intellectual Property Rights	20
internal controls	15
IP Licenses	22
IRS	17
Knowles	1
Leased Real Property	19
Leases	19
Liens	13
Merger	1
Merger Consideration	4
Merger Sub	1
NJBCA	1
Open Source License	20
Open Source Materials	20
Out-Licenses	22
Outside Date	52
Owned Real Property	19
Parent	1
Parent Material Adverse Effect	33
Patent Contract	21
Patents	20
Paying Agent	4
Person	5
Pre-Closing Period	35
Proxy Statement	32
Real Property	19
Registered Intellectual Property	21
Representatives	40
Required Company Shareholder Vote	14
Schedule 13E-3	13
SEC	13

ii

TABLE OF DEFINED TERMS (Continued)

Securities Act	10
Source Code	21
Special Committee	1
Subsidiary	11
Subsidiary Charter Documents	12
Superior Proposal	43
Surviving Corporation	3
Taxes	17
Tax Returns	17
Termination Fee	54
Trademarks	20
Trade Secrets	20
Voting Debt	14

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 11, 2006, by and between Meteor Holding Corporation, a Delaware corporation (“Parent”), Meteor Merger Corporation, a New Jersey corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and Metrologic Instruments, Inc., a New Jersey corporation (the “Company”).

WHEREAS, the Company and Merger Sub each have determined that it is fair to and in the best interests of its shareholders to effect a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the New Jersey Business Corporation Act (the “NJBCA”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), shall be converted into the right to receive the Merger Consideration (as defined herein), as set forth herein, all upon the terms and subject to the conditions of this Agreement.

WHEREAS, a special committee of the Board of Directors of the Company (the “Special Committee”) has (i) determined that the Merger on the terms and subject to the conditions set forth in this Agreement is fair to and in the best interest of the Company’s shareholders, and (ii) approved this Agreement and recommended approval of this Agreement by the Board of Directors and shareholders of the Company;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger on the terms and subject to the conditions set forth in this Agreement is fair to and in the best interest of the Company’s shareholders, and (ii) approved this Agreement and recommended approval of this Agreement by the shareholders of the Company;

WHEREAS, the Board of Directors of Merger Sub has (i) determined that the Merger on the terms and subject to the conditions set forth in this Agreement is fair to and in the best interest of its shareholder, and (ii) approved this Agreement;

WHEREAS, Parent, as sole shareholder of Merger Sub, has approved this Agreement; and

WHEREAS, simultaneously with the execution of this Agreement, C. Harry Knowles (“Knowles”) and the other Shareholder Parties named therein have entered into a contribution and voting agreement with Parent (the “HK Contribution Agreement”), which is in the form attached hereto as Exhibit A, pursuant to which, among other things, Knowles has agreed to contribute certain shares of Company Common Stock to Parent in exchange for shares of capital stock of Parent and Knowles and the other Shareholder Parties named therein have agreed to vote the shares of Company Common Stock held by such parties in favor of approving this Agreement.

WHEREAS, simultaneously with the execution of this Agreement, Elliott Associates, L.P., and Elliott International, L.P. (together, “EA,” and collectively with Knowles, the “Rollover Investors”) have entered into a contribution and voting agreement with Parent (the “EA Contribution Agreements”, and together with the HK Contribution Agreement, the “Contribution Agreements”), which is in the form attached hereto as Exhibit B, pursuant to which, among other things, EA has agreed to contribute certain shares of Company Common Stock to Parent in exchange for shares of capital stock of Parent and to vote the shares of Company Common Stock held by EA in favor of approving this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1        Effective Time of the Merger.   Subject to the provisions of this Agreement, at or prior to the Closing, the Company and Merger Sub shall prepare and cause to be filed with the Secretary of State of New Jersey a certificate of merger to effect the Merger upon the terms hereof (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the NJBCA and shall make all other filings or recordings required under the NJBCA. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of New Jersey or at such later time as is established by the Company and Merger Sub and set forth in the Certificate of Merger (the “Effective Time”).

1.2        Closing.   The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Pacific time, on a date to be specified by Parent and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304, unless another date, place or time is agreed to in writing by Parent and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York or San Francisco, California are permitted or required by law, executive order or governmental decree to remain closed.

1.3        Effects of the Merger; Structure.

(a)        At the Effective Time, Merger Sub shall be merged with and into the Company, at which time the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence as the surviving corporation. In its capacity as the corporation surviving the Merger, the Company is sometimes referred to herein as the “Surviving Corporation.”  From and after the Effective Time, the Merger shall have the effects set forth in Section 14A:10-6 of the NJBCA.

(b)        At its election, Parent may change the structure or method of effecting the combination with the Company, including to provide for a merger of the Company into Parent or any Subsidiary of Parent, provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of shares of Company Common Stock as provided for in this Agreement or (ii) impede or delay consummation of the transactions contemplated by this Agreement. Any such structural change shall not affect the accuracy (whether as of the date hereof or as of the Closing Date) of the Company’s representations and warranties hereunder, which are made under the assumption that the transaction is structured as a reverse triangular merger as set forth in Section 1.3(a), if such representations and warranties, but for the structural change, would have been accurate as of the date hereof and as of the Closing Date.

1.4        Certificate of Incorporation.   The Certificate of Merger shall provide that, at the Effective Time, the certificate of incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended in its entirety as of the Effective Time to read as set forth in Exhibit C hereto (with such additional changes required to reflect the then current directors of Surviving Corporation, in accordance with New Jersey law), and as so amended shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and as provided by applicable law.

1.5        Bylaws.   At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended as provided by applicable law, the certificate of incorporation of the Surviving Corporation and such bylaws.

1.6        Directors and Officers of the Surviving Corporation.

(a)        The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)        The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II
CONVERSION OF SECURITIES

2.1        Conversion of Capital Stock.   As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of Merger Sub:

(a)        Capital Stock of Merger Sub.   Each share of the common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation.

(b)        Cancellation of Treasury Stock and Parent-Owned Stock.   All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent or any direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time shall be cancelled and shall cease to exist and no payment shall be made or consideration delivered in respect thereof.

(c)        Merger Consideration for Company Common Stock.   Each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall be automatically converted as of the Effective Time into the right to receive $18.50 in cash per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate which as of immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such Certificate in accordance with Section 2.2.

(d)        Adjustments to Merger Consideration.   The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time in order to provide holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to each such event.

2.2        Exchange of Certificates.   The procedures for exchanging Certificates for the Merger Consideration pursuant to the Merger are as follows:

(a)        Paying Agent.   Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for the payment of the Merger Consideration (the “Paying Agent”) upon surrender of the Certificates pursuant to this Article II and, as of the Effective Time, Parent shall make available to the Paying Agent sufficient funds for the benefit of the holders of Certificates for the payment of the Merger Consideration to such holders pursuant to Section 2.1(c) upon surrender of such Certificates (such funds, the “Exchange Fund”). Any income from investment of the Exchange Fund, which shall be invested in accordance with the instructions of Parent, will be payable solely to Parent.

(b)        Exchange Procedures.   Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal, which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Paying Agent and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2 each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Article II. For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(c)        No Further Ownership Rights in Company Common Stock; Stock Transfer Books.   All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement, including the payment of the Merger Consideration, or by applicable law. If, after the Effective Time, Certificates are presented to Parent, the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d)        Termination of Exchange Fund.   Any portion of the Exchange Fund which remains undistributed to the holders of Certificates on the date that is 180 days after the Effective Time shall be delivered to Parent, upon demand, and after the 180 days, any holder of a Certificate who has not previously complied with this Section 2.2 shall look only to Parent (subject to abandoned property, escheat and similar laws) for payment of its claim for Merger Consideration without interest.

(e)        No Liability.   To the extent permitted by applicable law, none of Parent, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person for any amount of Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)         Withholding Rights.   Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options, as the case may be, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Surviving Corporation, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options, as the case may be, in respect of which such deduction and withholding was made by Parent or the Surviving Corporation, as the case may be.

(g)        Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and if requested by and at the discretion of Parent, the posting of a bond, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.3        Company Stock Options.

(a)        At or prior to the Effective Time, the Company shall take the following actions with respect to all options to purchase Company Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company or any of its Subsidiaries (the “Company Stock Plans”) outstanding immediately prior to the Effective Time (without regard to the vesting or exercise price of such Company Stock Options):

(i)         With respect to Company Stock Options granted under the Company’s 2004 Equity Incentive Plan (the “2004 Plan Options”), the Company shall, pursuant to the terms of such plan, automatically cancel all 2004 Plan Options outstanding under such plan immediately prior to the Effective Time, without regard to the exercise price of such 2004 Plan Options. For each cancelled 2004 Plan Option with an exercise price that is less than the Merger Consideration, the Company will cause the holders of such cancelled 2004 Plan Option to receive an amount (net of applicable taxes) equal to the product of (i) the excess of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option, without any interest thereon (the “Option Consideration”). For each cancelled 2004 Plan Option with an exercise price that is equal to or higher than the per share Merger Consideration, the Company shall pay to the holder thereof as consideration for each such 2004 Plan Option award $1.00 per award to effectuate the cancellation of such 2004 Plan Options.

(ii)       With respect to Company Stock Options granted under the Company’s 1994 Incentive Plan (the “1994 Plan Options”), the Company shall make an offer to all holders of such 1994 Plan Options outstanding under such plan immediately prior to the Effective Time, pursuant to which the holder affirmatively would agree in writing to the cancellation of all (but not less than all) of his or her 1994 Plan Options in consideration for the receipt of the Option Consideration, if any. In the event one or more 1994 Plan Options are not cancelled pursuant to this Section 2.3(a)(ii), each such 1994 Plan Option shall instead be adjusted pursuant to the terms and conditions of such plan in a manner acceptable to Parent.

(iii)      The Parties agree that the Company shall perform its obligations under this Section 2.3 in compliance with applicable law, including the tender offer rules under the Exchange Act and applicable state securities laws. The terms and conditions of such a tender offer shall be subject to the advance review and approval of the Parent, which approval shall not be unreasonably withheld.

(b)        As soon as practicable following the execution of this Agreement, the Company shall mail to each holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Stock Options, if applicable.

(c)        Prior to the Effective Time, the Company shall take such actions (including without limitation, terminating or amending the terms of any Company Stock Option or Company Stock Plan and preparing and providing the applicable tender offer documents in compliance with applicable securities laws), necessary to give effect to the transactions contemplated by Section 2.3.

(d)        No later than the first Business Day following the date of this Agreement, the Company shall take all action, including providing notice to plan participants and adoption of any plan amendments, that may be necessary to freeze participation in, and purchases under, all stock purchase plans of the Company or any of its Subsidiaries relating to Company Common Stock, including the Company Employee Stock Purchase Plan (the “Company Purchase Plans”), so that no new offerings are made and no purchases occur under the Company Purchase Plans after the execution of this Agreement. Prior to the Effective Time, the Company shall take all actions as may be necessary to cause all participants’ rights under the Company Purchase Plans to terminate on or prior to the Business Day immediately preceding the Closing Date, and on such date all accumulated payroll deductions allocated to each participant’s account under the Company Purchase Plans shall thereupon be returned to each participant as provided by the terms of the Company Purchase Plans. As of the close of business on the Business Day immediately prior to the Closing Date, the Company shall have terminated the Company Purchase Plans and provided such notice of termination as may be required by the terms of the Company Purchase Plans. The form and substance of any such notice regarding the termination of the Company Purchase Plans shall be subject to the review and approval of Parent, which shall not be unreasonably withheld.

2.4        Warrants.   Each warrant to acquire Company Common Stock (a “Company Warrant”) that is issued and outstanding as of immediately prior the Effective Time will, as of the Effective Time and by virtue of the Merger, become exercisable for an amount of cash per share of Company Common Stock issuable upon exercise of the Company Warrant, without interest, equal to the Merger Consideration.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) (which Company Disclosure Letter shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosure in any section or paragraph of the Company Disclosure Letter shall qualify the corresponding section or paragraph in this Article III), the Company represents and warrants to Parent and Merger Sub as follows:

3.1        Organization, Standing and Power.

(a)        The Company and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except (with respect to clause (iii) only) for such failures to be so qualified or in good standing, individually or in the aggregate, that are not reasonably likely to result in a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean, with respect to the Company, any state of facts, change, event, violation, inaccuracy, effect, condition, circumstance, occurrence or development (any such item, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), results of operations, assets or liabilities of the Company and its Subsidiaries, taken as a whole or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated hereby; provided, however, that in no event shall any of the following occurring after the date hereof, in and of itself, be deemed to constitute a Company Material Adverse Effect: (A) a decline in the price of the Company Common Stock on The Nasdaq Stock Market (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute and shall be taken into account in determining whether there has been a Company Material Adverse Effect); (B) any failure by the Company to meet published third party financial projections, in and of itself (it being understood that the facts and circumstances giving rise to such failure to meet published financial projections may be considered and shall be taken into account in determining whether there has been a Company Material Adverse Effect); (C) any Effect resulting from general national or world economic conditions and any acts of war or terrorism, except to the extent that such Effects disproportionately affect the Company and its Subsidiaries in any significant respect relative to other participants in the industries or markets in which they operate; (D) any Effect resulting from any action outside the ordinary course of business of the Company and its Subsidiaries required to be taken pursuant to this Agreement (other than consummation of the Merger); (E) any stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement; or (F) any Effect resulting from a change in GAAP.

(b)        The Company has delivered or made available to Parent: (i) a complete and correct copy of the certificate of incorporation and bylaws of the Company, each as amended to date (together, the “Company Charter Documents”), and each such instrument is in full force and effect and no other organizational documents are applicable to or binding upon the Company; and (ii) complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the shareholders, the Company Board and each committee of the Company Board. The Company is not in violation of any of the provisions of the Company Charter Documents.

3.2        Capitalization.

(a)        The authorized capital stock of the Company as of the date of this Agreement consists of 30,000,000 shares of Company Common Stock and 500,000 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”). As of September 11, 2006, (i) 22,690,994 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of Company Preferred Stock were issued or outstanding, (iv) no shares of Company Common Stock were held by any Subsidiaries of the Company, (v) 1,725,969 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, and (vi) 195,000 shares of Company Common Stock were reserved for issuance upon the exercise of any Warrant.

(b)        Section 3.2(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan and the number of shares of Company Common Stock reserved for future issuance under such Plan; and (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject thereto, the exercise price, the date of grant, and the vesting schedule thereof, including the extent vested to date and whether and to what extent the vesting will be accelerated as a result of the transactions contemplated hereby (indicating the circumstances that may cause such acceleration).

(c)        No outstanding shares of Company Common Stock are subject to vesting, forfeiture or rights of repurchase by the Company or any of its Subsidiaries.

(d)        Section 3.2(d) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of all outstanding Company Warrants, indicating with respect to each such Company Warrant the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Warrant, the exercise price, and, if applicable, the vesting schedule thereof, including the extent vested to date and whether and to what extent the vesting of such Company Warrant will be accelerated as a result of the transactions contemplated hereby (indicating the circumstances that may cause such acceleration).

(e)        Except for (i) the currently outstanding Company Common Stock as set forth in Section 3.2(a), (ii) the Company Stock Options as set forth on Section 3.2(b) of the Company Disclosure Letter, (iii) the Company Common Stock reserved for future grants under Company Stock Plans, as of the date of this Agreement, and (iv) the Company Warrants as set forth on Section 3.2(d) of the Company Disclosure Letter, (A) there are no equity securities of any class of the Company, or any security convertible or exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or Contracts of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests or Voting Debt of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares, other equity interests or Voting Debt, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Neither the Company nor any of its Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Other than the HK Contribution Agreement, neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as set forth on Section 3.2(e) of the Company Disclosure Letter, there are no registration rights, and there is no rights agreement, “poison pill,” anti-takeover plan or other similar Contract or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of the Company or any of its Subsidiaries.

(f)         All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance upon exercise of Company Stock Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable, free of any Liens other than Liens imposed upon the holder thereof by reason of the acts or omissions of such holder and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NJBCA, the Company Charter Documents or any agreement to which the Company is a party or is otherwise bound.

(g)        There are no obligations, commitments or arrangements, contingent or otherwise, of the Company, any of its Subsidiaries or any of its Affiliates to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any of its Subsidiaries or any of its Affiliates or to provide funds or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or Person.

(h)        Section 3.2(h) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Contract pursuant to which any Indebtedness of the Company or its Subsidiaries is outstanding or may be incurred or guaranteed in an amount in excess of $500,000, together with the amount outstanding thereunder as of the date of this Agreement. “Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention Contracts relating to purchased property, (iii) capitalized lease obligations and (iv) guarantees of any of the foregoing of another Person, excluding inter-company guarantees. Except as set forth on Section 3.2(h) of the Company Disclosure Letter, no event has occurred which either entitles, or could entitle (with or without notice or lapse of time or both) the holder of any Indebtedness described in Section 3.2(h) of the Company Disclosure Letter to accelerate, or which does accelerate, the maturity of any such Indebtedness.

3.3        Subsidiaries.

(a)        Section 3.3(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each Subsidiary of the Company and all other Persons in which the Company or any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or equity interests or otherwise controls, directly or indirectly, and such list sets forth the name, the jurisdiction of organization, the authorized and outstanding capital stock and the record and beneficial ownership of the shares of capital stock of each Subsidiary and other entity as of the date hereof. For purposes of this Agreement, (i) the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest in such entity. Except as set forth on Section 3.3(a) of the Company Disclosure Letter, the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company.

(b)        All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c)        The Company has made available to Parent complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary of the Company (the “Subsidiary Charter Documents”), and each such instrument is in full force and effect and no other organizational documents are applicable to or binding upon such Subsidiaries. Except as set forth on Section 3.3(c) of the Company Disclosure Letter, none of the Subsidiaries is in violation in any material respect of any of the provisions of its Subsidiary Charter Documents.

3.4        Authority; No Conflict; Required Filings and Consents.

(a)        The Company has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby other than in the case of the consummation of the Merger, obtaining the Required Company Shareholder Vote. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

(b)        The Special Committee, at a meeting duly called and held, unanimously determined that the Merger is fair and in the best interests of the Company and its shareholders, approved this Agreement in accordance with the provisions of the NJBCA, and directed that this Agreement be submitted to the Company Board for its approval and recommendation that the shareholders of the Company vote in favor of the approval of this Agreement. The Company Board, at a meeting duly called and held, unanimously determined that the Merger is fair and in the best interests of the Company and its shareholders, approved this Agreement in accordance with the provisions of the NJBCA, and directed that this Agreement be submitted to the shareholders of the Company for their approval and resolved to recommend that the shareholders of the Company vote in favor of the approval of this Agreement.

(c)        The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter Documents or the Subsidiary Charter Documents, (ii) except as set forth on Section 3.4(c)(ii) of the Company Disclosure Letter conflict with, or result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, require the payment of a penalty or increased liabilities or fees or the loss of a benefit under or result in the imposition of any mortgage, right of first refusal, claim, license, limitation in voting rights, security interest, pledge, lien, charge or encumbrance (“Liens”) on the Company’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any Company Material Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Required Company Shareholder Vote and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(d), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule, determination, award or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clause (iii) of this Section 3.4(c) for any such conflicts or violations that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

(d)        Except as set forth on Section 3.4(c) of the Company Disclosure Letter, no consent, approval, action, license, permit, order, certification, concession, franchise or authorization of, or registration, declaration, notice or filing with, any federal, state or local, U.S. or foreign court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the

Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and applicable foreign antitrust or merger control laws, (ii) the filing of the Certificate of Merger with the New Jersey Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business in order to continue such qualification, (iii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and a Schedule 13E-3 of the Company relating to the Merger (the “Schedule 13E-3”), (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) the filing of a notice with The Nasdaq Stock Market, (vi) the filing of a Form 15 with the SEC and appropriate documentation to effect the delisting of Company Common Stock from The Nasdaq Stock Market for trading upon consummation of the Merger, and (vii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.

(e)        The affirmative vote in favor of the approval of this Agreement (the “Company Voting Proposal”) by the holders of a majority of the votes cast by the holders of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s shareholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Shareholder Vote”) at the Company Meeting where a quorum is present is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the approval of this Agreement and for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement. There are no bonds, Contracts, debentures, warrants, options, series of capital stock, notes or other Indebtedness of the Company or its Subsidiaries having the right to vote (“Voting Debt”) (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or its Subsidiaries may vote.

(f)         The shareholders of the Company are not entitled to any dissenters’, appraisal or similar rights under the NJBCA or otherwise in connection with the Merger.

3.5        SEC Reports; Financial Statements; Information Provided.

(a)        The Company has filed all registration statements, forms, reports and documents with the SEC that have been required to be filed by it under applicable laws since December 31, 2002, and the Company will file after the date hereof and prior to the Effective Time all registration statements, forms, reports and documents with the SEC that are required to be filed by it under applicable laws on or prior to such time (all such registration statements, forms, reports and other documents, together with any other registration statements, forms, reports or other documents filed by the Company with the SEC prior to the Effective Time that are not required to be so filed, the “Company SEC Reports”). Except as set forth on Schedule 3.5 of the Company Disclosure Letter, each Company SEC Report (i) was or will be filed on a timely basis and (ii) complied, or will comply, as the case may be, as of its filing date, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, and the rules and regulations promulgated thereunder, as the case may be, each as in effect on the date such Company SEC Report was, or will be, filed. True and correct copies of all Company SEC Reports filed prior to the date hereof, whether or not required under applicable laws, have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), each Company SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated in each such Company SEC Report or necessary in order to make the statements made therein (in the light of the circumstances under which they were made, with respect to Company SEC Reports filed pursuant to the Exchange Act only) not misleading. None of the Subsidiaries of the Company is required to file any registration statements, forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Rule 13a-14 or Rule 15d-14 under the Exchange Act or Section 302 or Section 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Except as set forth in Section 3.5(a) of the Company Disclosure Letter, neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b)        The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the Company SEC Reports have been or will be, as the case may be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto), and fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end audit adjustments in accordance with GAAP that are not material in amount. All of the Subsidiaries of the Company are consolidated for accounting purposes. The consolidated, audited balance sheet of the Company as of December 31, 2005 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 is referred to herein as the “Company Balance Sheet.”

(c)        The Company and each of its Subsidiaries has established and maintains and adheres to a system of internal control over financial reporting (as defined in Rule 13a-15 of the Exchange Act) (“internal controls”) which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Except as set forth in Section 3.5(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal controls utilized by the Company and its Subsidiaries, (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing.

(d)        The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the Company files or submits under the Exchange Act is made known to the principal executive officer and the principal financial officer of the Company by others within those entities. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(e)        Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Item 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements. The Company is in material compliance with the applicable listing and other rules and regulations of The Nasdaq Stock Market.

(f)         The Company has made available to Parent a complete and correct copy of all exhibits, annexes, attachments, supplements, amendments or modifications that have not been filed with the SEC to Contracts that have previously been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act that have been requested by Parent.

3.6        No Undisclosed Liabilities.   Except as and to the extent set forth on the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations (i) incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business and in a manner consistent with past practice since the Balance Sheet Date, including but not limited to, litigation expenses to the extent incurred in the ordinary course of business consistent with past practice, or (iii) that individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect.

3.7        Absence of Certain Changes or Events.   Since June 30, 2006, except as expressly contemplated by this Agreement (including the transaction contemplated by Section 5.1(e) of the Company Disclosure Letter) in compliance with Section 5.1(e)), the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and, since that date, (i) neither the Company nor any of its Subsidiaries has taken any action which, if taken as of or after the date hereof, would require the consent of Parent under Section 5.1 of this Agreement, (ii) neither the Company nor any of its Subsidiaries has suffered any damage, destruction or loss (whether or not covered by insurance), other than in the ordinary course of business, and (iii) there has not been any Effect that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Effect.

3.8        Taxes.

(a)        Except as set forth on Section 3.8(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries have timely filed all Tax Returns that they were required to file, and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries have paid on a timely basis all Taxes due and payable (whether or not shown on any such Tax Returns). The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles. All liabilities for Taxes that arose since the date of the Company Balance Sheet arose in the ordinary course of business. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. There are no liens or encumbrances with respect to Taxes upon any of the assets or property of the Company or its Subsidiaries, other than liens for Taxes not yet due and payable. For purposes of this Agreement, (i) “Taxes” means (A) all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, license alternative or add-on minimum, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax with respect to such amounts; (B) any liability for the payment of any amounts of the type described in clause (A) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (C) any liability for the payment of any amounts of the type described in clauses (A) or (B) of this definition as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity; and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

(b)        There are no deficiencies for any amount of Taxes claimed, proposed or assessed by any taxing or other Governmental Entity in writing that have not been fully paid or settled. The Company has made available to Parent correct and complete copies of all U.S. federal income Tax Returns, examination reports, related correspondence and statements of deficiencies assessed against or agreed to by the Company since January 1, 2002. The U.S. federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service (the “IRS”) or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(b) of the Company Disclosure Letter. The Company has made available to Parent correct and complete copies of all other Tax Returns of the Company and its Subsidiaries together with all related examination reports, correspondence and statements of deficiency for all periods from and after January 1, 2002. Except as set forth in Section 3.8(a) of the Company Disclosure Letter, no examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Except as set forth in Section 3.8(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency. No written claim has ever been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)        The Company is in compliance with all terms and conditions of any Tax incentives, Tax holidays, Tax rebates or special Tax rate relief or other favorable Tax benefits authorized by any Governmental Authority (collectively, “Tax Benefits”), and the transactions contemplated by this Agreement will not cause the Company to lose or no longer qualify for any such Tax Benefits to which the Company was entitled prior to the effectiveness of this Agreement. The Company is not required to provide any notice of the change in control of the Company to any Governmental Authority.

(d)        There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404, or 162(m) of the Code.

(e)        Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f)         Neither the Company nor any of its Subsidiaries has engaged in any transaction that could give rise to (i) a disclosure obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(g)        Neither the Company nor any U.S. Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.9        Owned and Leased Real Properties.

(a)        Section 3.9(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all real property owned by the Company or any of its Subsidiaries, or in which the Company or any of its Subsidiaries has a fee ownership interest, including, without limitation, any rights, contracts or options to acquire real property other than the Leased Real Property defined below (the “Owned Real Property”).

(b)        Section 3.9(b)(i) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed (collectively, the “Leases”) by the Company or any of its Subsidiaries (the “Leased Real Property” and collectively with the Owned Real Property, the “Real Property”). Section 3.9(b)(ii) of the Company Disclosure Letter specifies (i) the use made of the Leased Real Property, (ii) the address of each Leased Real Property, and (iii) the identities of the parties under the Leases. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to any Lease is in default with respect to a material provision of any Lease (including any provision the default of which would result in termination of the applicable Lease) or material breach under any of the Leases. Each Lease is a valid and binding obligation of, and is legally enforceable against, the respective parties thereto. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries, except that Adaptive Optics Associates, Inc. (“AOA”) subleases a portion of its facility to a third party. Neither the Company nor any of its Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract or other contractual right to sell or purchase any Leased Real Property or any portions thereof or interests therein. The Company has made available to Parent complete copies of all Leases.

(c)        The Real Property complies with the requirements of all applicable building, zoning, subdivision, health, safety and other land use statutes, laws, codes, ordinances, rules, orders and regulations as well as any easements, covenants or other matters of record affecting the Real Property, except where noncompliance, individually or in the aggregate, is not reasonably likely to result in a Company Material Adverse Effect.

(d)        To the knowledge of the Company, there are no covenants, conditions, rights-of-way, easements and similar restrictions or any other conditions affecting all or any portion of the Real Property that materially impair the ability to use any such Real Property in the operation of the businesses of the Company as presently conducted or which would materially and adversely effect the development, financability or transferability of the Owned Real Property, and no material default or breach exists thereunder by the Company or any of its Subsidiaries.

(e)        Neither the Company, nor any Subsidiary has received any notice from any insurance company of any defects or inadequacies in any Real Property or any part thereof which could materially and adversely affect the insurability of such property or the premiums for the insurance thereof, nor has any notice been given by any insurer of any such property requesting the performance of any repairs, alterations or other work with which compliance has not been made,

(f)         There are no pending, or, to the knowledge of the Company, threatened condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body that are reasonably likely to adversely affect the Owned Real Property.

3.10     Title to Assets.   The Company and its Subsidiaries have good and marketable title to, or valid and enforceable right to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible personal properties, rights and assets necessary to carry on their businesses as is now being conducted, in each case free and clear of all Liens, except for Liens that secure indebtedness and that are properly reflected on the Company Balance Sheet and Liens that can be removed for a cost of less than $250,000 in the aggregate. The Real Property and the tangible personal property and assets of the Company and its Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are operated in accordance with all applicable licenses, permits, consents and governmental authorizations, and are usable in the regular and ordinary course of business, except as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its tangible personal properties or assets (other than the sale of the Company’s products in the ordinary course of business) with an individual value in excess of $250,000 or an aggregate value in excess of $500,000.

3.11     Intellectual Property.

(a)        For the purposes of this Agreement, the following terms have the following definitions:

(i)         “Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned by, or exclusively licensed to, the Company or its Subsidiaries.

(ii)       “Company Product” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, sold or licensed by or on behalf of the Company and/or any of its Subsidiaries, other than products of third parties that are distributed by Company under a Trademark that is not owned by the Company.

(iii)      “Intellectual Property Rights” shall mean common law and statutory rights anywhere in the world arising under or associated with (i) patents, patent applications and inventors’ certificates (“Patents”), (ii) copyrights, copyright registrations and copyright applications, and mask work rights and mask work registrations (“Copyrights”), (iii) trade and industrial secrets and rights in confidential information (“Trade Secrets”), (iv) trademarks, trade names and service marks (“Trademarks”), (iv) any other proprietary rights relating or with respect to the protection of technology, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable), and (vii) the right to enforce and recover damages for the infringement or misappropriation of any of the foregoing.

(iv)       “Open Source Materials” shall mean all software or other material that is distributed as “free software”, “open source software”, or under similar licensing or distribution terms (an “Open Source License”), including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Berkeley Software Distribution licenses (BSD), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), and the Apache License.

(v)        “Patent Contract” shall mean any Contract that includes a grant of an express license (or cross license) of Patents by a party to such Contract or that includes a covenant not to sue with respect to Patents.

(vi)       “Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified, or otherwise perfected, applied for, or recorded with, or by any state, government, or other public or quasi-public legal authority.

(vii)     “Source Code” shall mean software or code, which may be printed or displayed in human readable form or from which object code can be derived by compilation or otherwise.

(b)        Section 3.11(b) of the Company Disclosure Letter sets forth a true, complete and correct list of all Registered Intellectual Property owned by or filed in the name of Company or any of its Subsidiaries as of the date hereof (collectively the “Company Registered Intellectual Property”). No Registered Intellectual Property that is or, since September 1, 2001, was Company Intellectual Property has been cancelled, declared invalid, or with respect to any material Company Intellectual Property, abandoned.

(c)        All Company Intellectual Property is owned exclusively by Company or one or more of its Subsidiaries free and clear of any Liens. Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are or were Company Intellectual Property Rights, other than in the ordinary course of business. All Company Intellectual Property is, and following the transactions contemplated hereby shall be, freely, transferable, alienable, without the consent of, or notice to any Governmental Entity or third party or the payment of any kind.

(d)        To the Company’s knowledge, neither the conduct of the business of the Company and its Subsidiaries nor any Company Product has infringed upon, violated or constituted the unauthorized use of, or does, or will as of the Closing, infringe upon, violate or constitute the unauthorized use of any Intellectual Property Rights owned by any third Person. Except as set forth in Section 3.11(d) of the Company Disclosure Letter, there is no pending and at no time within the three years prior to the date of this Agreement has there been pending any, and Company has not received notice of any threatened, suit, arbitration or other adversarial proceeding before any court, commission, government agency or arbitral tribunal, or in any jurisdiction, alleging that the conduct of the business of the Company and its Subsidiaries or any Company Product infringes upon, violates or constitutes the unauthorized use of any Intellectual Property Rights owned by any third Person, or challenging the ownership, validity, enforceability, or registerability of any Company Intellectual Property.

(e)        The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Intellectual Property Rights owned by the Company or its Subsidiaries that are material to the business of the Company and its Subsidiaries as currently conducted.

(f)         Except as set forth in Section 3.11(f) of the Company Disclosure Letter, (i) to the Company’s knowledge, no third party is misappropriating, infringing, diluting or violating any material Company Intellectual Property, and (ii) there is no pending, and at no time within the three years prior to the date hereof has there been pending any suit, arbitration or other adversarial proceeding before any court, commission, government agency or arbitral tribunal, or in any jurisdiction, in which the Company or any Subsidiary has alleged that any activities or conduct of any third Person, product or business infringes or will infringe upon, violate or constitute the unauthorized use of Company Intellectual Property, or challenging the ownership, validity, enforceability, or registerability of any third Person’s Intellectual Property Rights.

(g)        Except as set forth in Section 3.11(g), neither the Company nor any of its Subsidiaries has any obligation to pay any third party any royalties or other fees in excess of $250,000 in the aggregate in the calendar year 2006 with respect to any Intellectual Property Rights of a third Person, and no obligation to pay such royalties or other fees will result from the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement.

(h)        Section 3.11(g) of the Company Disclosure Letter lists (i) all Contracts pursuant to which a third Person has licensed to Company or any of its Subsidiaries any Intellectual Property Rights or technology that is material to the operation of the business of the Company or its Subsidiaries or necessary to the manufacture and sale of Company Products other than Contracts with respect to Intellectual Property Rights or technology that are commercially available for an aggregate fee of less than $500,000, and (ii) Patent Contracts to which Company or any of its Subsidiaries is a licensee or the grantee of any covenants with respect to any Patents (“In-Licenses”).

(i)         Section 3.11(i) of the Company Disclosure Letter lists all (i) all Contracts pursuant to which Company or any of its Subsidiaries has granted a third Person or affiliate any rights or licenses to any material Company Intellectual Property, other than non-exclusive licenses granted in the ordinary course in connection with the sale or distribution of the Company Products, and (ii) Patent Contracts to which Company or any of its Subsidiaries is a licensor or the grantor of any covenants with respect to any Patents (“Out-Licenses”; together with the In-Licenses, the “IP Licenses”).

(j)         Each of the IP Licenses is legal, binding, valid and in full force and effect and is enforceable by the Company and its Subsidiaries in accordance with their respective terms. Neither the Company nor any of its Subsidiaries is in material violation of any IP License that is material to the business of Company or any of its Subsidiaries.

(k)        The consummation of the transactions contemplated hereby will not result in or cause (i) the breach by Company, any of its Subsidiaries or the Surviving Corporation of any IP License, (ii) the termination of any IP License, (iii) the termination, impairment or restriction of any right or license granted to Company or any of its Subsidiaries under an In-License or the enjoyment by, or extension of such rights and licenses to, the Surviving Corporation, (iv) the Company, any of its Subsidiaries or the Surviving Corporation to grant, or expand the scope of a prior grant, to a third Person of any rights to any material Company Intellectual Property (including by release of any Source Code) or (v) the Company, any of its Subsidiaries or the Surviving Corporation being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, the Company or any of its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby.

(l)         Section 3.11(l) of the Company Disclosure Letter lists Contracts to which Company or any of its Subsidiaries is bound which include any non-compete, exclusivity, or other material restriction on the operation or scope of any material business or operations of Company or any of its Subsidiaries.

(m)      Neither the Company nor any of its Subsidiaries has (i) granted, or is obligated to grant, access or rights to any of its Source Code in or for any Company Product, (ii) made its Source Code for any Company Product subject to any Open Source License, or combined or distributed any Company Products with Open Source Materials, or (iii) licensed or has granted a third party the right to obtain any Source Code in any Company Product (including in any such case, any conditional right to access, or under which the Company has established any escrow arrangement for the storage and conditional release of any Source Code).

3.12     Contracts.

(a)        For purposes of this Agreement, “Contract” shall mean license, contract, subcontract, binding understanding, indenture, note, option, insurance policy, benefit plan or other agreement, instrument or obligation, written or oral. For purposes of this Agreement, a “Company Material Contract” shall mean: (i) any employment or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any current or former executive officer or other employee of the Company or its Subsidiaries or member of the Company Board providing for an annual base compensation in excess of $150,000; (ii) any Contract limiting the freedom of the Company or any of its Subsidiaries, or following the Effective Time the Surviving Corporation, the Parent or any of their respective Subsidiaries, to engage in any line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography, or to hire any individual or group of individuals; (iii) any Contract granting any exclusive rights to make, sell or distribute any Company Product; (iv) any Contract related to supply, manufacturing, distribution or development of Company Products in excess of $300,000 over the remaining term, except agreements with sales representatives or other resellers in the ordinary course of business; (v) any IP License; (vi) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or otherwise relating to payments upon a change of control of the Company; (vii) any Contract or plan containing severance or termination pay liabilities related to termination of employment or services to the Company; (viii) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of any person or any business or any material amount of assets or rights or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise, other than Contracts under which the Company and its Subsidiaries have no further liabilities or obligations and no continuing rights; (ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements, promissory notes or other Contracts relating to the borrowing of money, extension of credit or other Indebtedness, other than accounts receivables and payables in the ordinary course of business; (x) any settlement Contract, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company, (B) settlement Contracts for cash only (which has been paid) and does not exceed $250,000 as to such settlement or (C) settlement Contracts entered into more than three (3) years prior to the date of this Agreement under which none of the Company or its Subsidiaries have any continuing obligations, liabilities, or rights (excluding releases); (xi) any partnership, joint venture or similar Contract to which the Company or any of its Subsidiaries is a party; (xii) any Contract obligating the Company or any of its Subsidiaries to provide indemnification other than that contained in a standard sales agreement or purchase order, the form of which has been provided to Parent; (xiii) any lease of real property providing for annual rentals of $150,000 or more; (xiv) any Contract (other than IP Licenses) providing for (A) aggregate noncontingent payments by or to the Company or any of its Subsidiaries in excess of $250,000, or (B) potential payments by or to the Company or any of its Subsidiaries reasonably expected to exceed $1,000,000; (xv) any Contract otherwise required to be filed as an exhibit to any periodic or current report under the Exchange Act pursuant to Item 601 of Regulation S-K promulgated under the Exchange Act; (xvi) any Contract which is reasonably likely to prohibit or materially delay the consummation of the transactions contemplated by this Agreement; and (xvii) any Contract, or group of Contracts with a person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a material adverse effect on any material product or service offerings of the Company or otherwise have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xvi) above.

(b)        Section 3.12(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or is bound as of the date hereof. True and correct copies of the Company Material Contracts have been made available to Parent.

(c)        Each Company Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the knowledge of the Company, each other party thereto, is in full force and effect, and is enforceable by the Company (and each such Subsidiary of the Company party thereto) in accordance with its terms. The Company and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them under each Company Material Contract and, to the knowledge of the Company, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract. Neither the Company nor any of its Subsidiaries knows of, or has received written notice of, any violation or default under (or any condition that with the passage of time or the giving of notice, or both, would cause such a violation of or default under) any Company Material Contract. The Company has complied with all material terms contained in any Company Material Contract that provide for pricing or other contract terms on a “most favored nation” or similar basis, and no material refunds of any past payments arising under any such Company Material Contracts are or are expected to become due, except as may have been reserved in the Company’s consolidated financial statements filed in the

Company SEC Reports. To the knowledge of the Company, no circumstances exist that will adversely affect the Company’s ability to perform its obligations under the Company Material Contracts in all material respects.

3.13     Litigation.   Except as set forth in Section 3.13 of the Company Disclosure Letter, there is no material action, suit, proceeding, claim, arbitration, charge or investigation (collectively, “Actions”) pending or, to the knowledge of the Company, threatened against or involving the Company, any of its Subsidiaries, any Company Plan or any of their assets, properties or rights. There are no material judgments, orders, settlements or decrees outstanding against the Company or any of its Subsidiaries. As of the date of this Agreement, no officer or director of the Company is a defendant in any Action or, to the knowledge of the Company, the subject of any investigation commenced by shareholders of the Company or any Governmental Entity with respect to the performance of his or her duties as an officer and/or director of the Company. Except as set forth in Section 3.12(b)(xii) of the Company Disclosure Letter, there exists no Contracts with any of the current or former directors and officers of the Company or its Subsidiaries that provide for indemnification by the Company or its Subsidiaries that are effective or have any ongoing obligations as of the date of this Agreement.

3.14     Environmental Matters.

(a)        As of the Closing, except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject the Company or any of its Subsidiaries to material liability, no Hazardous Materials are present on any Business Facility currently owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries or were present on any other Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries. Except as set forth in Section 3.14(a) of the Company Disclosure Letter, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Business Facility currently owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries or as a consequence of the acts of the Company or its agents.

(b)        The Company and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. The Hazardous Materials Activities of the Company and its Subsidiaries prior to the Closing have not resulted in the exposure of any Person to a Hazardous Material in a manner which, to the knowledge of the Company has caused, or could reasonably be expected to cause an adverse health effect to any such Person.

(c)        Neither the Company nor its Subsidiaries has received (A) any written notice alleging that any of them has not complied with applicable Environmental Laws, and, to the knowledge of the Company, there are no facts existing that reasonably would give rise to such a notice or (B) any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law.

(d)        Except as set forth in Section 3.14(d) of the Company Disclosure Letter, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the best of the Company’s knowledge, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Company or any of its Subsidiaries, or any Business Facility.

(e)        The Company is not aware of any fact or circumstance, which could result in any environmental liability which could reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries have entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the Hazardous Materials Activities of the Company, and of its Subsidiaries or any other individual or entity.

(f)         The Company has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company’s and its Subsidiaries’ possession concerning the Hazardous Materials Activities of the Company and its Subsidiaries and all environmental audits and environmental assessments of any Business Facility conducted at the request of, or otherwise in the possession of the Company or any of its Subsidiaries. The Company has complied with all environmental disclosure obligations and all relevant Environmental Laws imposed by applicable law with respect to the transactions contemplated by this Agreement, including, without limitation, the New Jersey Industrial Site Recovery Act.

(g)        For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(i)         “Hazardous Material” is any material, chemical, emission or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant, a contaminant, “solid waste” or otherwise a danger to health, reproduction or the environment.

(ii)       “Business Facility” is any property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries.

(iii)      “Disposal Site” is a landfill, disposal site, disposal agent, waste hauler or recycler of Hazardous Materials, or any real property other than a Business Facility receiving Hazardous Materials used or generated by a Business Facility.

(iv)       “Environmental Laws” are all applicable laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Clean Water Act, all as amended at any time.

(v)        “Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements such as the European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment.

(vi)       “Environmental Permit” is any approval, permit, registration, certification, license, clearance or consent required to be obtained from any private Person or any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by the Company or any of its Subsidiaries.

3.15     Employee Benefit Plans.

(a)        Section 3.15(a) of the Company Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA, and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current, former or retired employee, director or consultant of the Company or its Subsidiaries (the “Company Employees”) has any present or future right to benefits and which are contributed to, required to be contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.”

(b)        With respect to each Company Plan, the Company has provided or made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or any of its Subsidiaries to the Company Employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c)        Each Company Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations. Each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause such determination letter to be revoked. No event has occurred with respect to the Company Plans and to the knowledge of the Company no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations (other than any such liability that may arise in the ordinary course of business). All contributions and other payments required by and due under the terms of each Company Plan have been made on a timely basis.

(d)        Neither the Company, its Subsidiaries nor any member of their Controlled Group has ever maintained, established, sponsored, participated in, or contributed to, any (i) pension plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” (as defined in ERISA or the Code), or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. Except as provided in Section 3.15(d) of the Company Disclosure Letter, no Company Plan provides health benefits that are not fully insured through an insurance contract.

(e)        With respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Company’s knowledge, threatened, and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other governmental agency is pending or, to the Company’s knowledge, threatened.

(f)         Except as set forth in Section 3.15(f) of the Company Disclosure Letter, no Company Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), (i) will result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) will accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans,

(iii) will cause the Company to record additional compensation expense on its income statement with respect to any outstanding Company Stock Option or equity based award or (iv) will result in payments under any of the Company Plans which would not be deductible under Section 280G of the Code.

(g)        Except as set forth in Section 3.15(g) of the Company Disclosure Letter, no Company Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Company Plan set forth in Section 3.15(g) of the Company Disclosure Letter, “Foreign Benefit Plans”). With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in material compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality; (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or Subsidiary entity; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that has not been disclosed on Section 3.15(g) of the Company Disclosure Letter.

(h)        Section 3.15(h) of the Company Disclosure Letter lists each Company Plan that, based on current guidance, is reasonably characterized as a “nonqualified deferred compensation plan” (as described in Section 409A(d)(1) of the Code). All such Company Plans have been administered in good faith compliance with Section 409A of the Code the guidance issued thereunder.

(i)         No Company Stock Option or other right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such Company Stock Option or other equity right was granted, (ii) has any feature that would result in the deferral of recognition of income beyond the later of exercise or disposition of such Company Stock Options or other equity rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of current guidance under Section 409A).

3.16     Compliance With Laws.   The Company and each of its Subsidiaries has conducted its business and is in compliance with all applicable statutes, laws, settlements (including those with Governmental Entities), rules, orders, regulations and corporate policies and no written notice, action or assertion has been received by the Company or any of its Subsidiaries or, to the knowledge of the Company, has been filed, commenced or threatened against the Company or any of its Subsidiaries alleging any violation of any applicable statutes, laws, settlements (including those with Governmental Entities), rules, orders, regulations or corporate policies, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

3.17     Permits.   The Company and each of its Subsidiaries have all permits, licenses, franchises, certificates, approvals and authorizations, from Governmental Entities required to conduct their businesses, except for such permits, licenses, franchises, certificates, approvals and authorizations, the absence of which, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect (the “Company Permits”). The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, and no suspension or cancellation of any such Company Permits is pending, or to the knowledge of the Company, threatened, except for such failures to comply or such suspensions or cancellations that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

3.18     Labor Matters.

(a)        Except as set forth on Section 3.18(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). To the knowledge of the Company, there are no activities or proceedings by any labor organization, union, group or association or representative thereof to organize any such employees. There are no lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries which would have a Company Material Adverse Effect nor have there been any such lockouts, strikes, slowdowns or work stoppages since December 31, 2002.

(b)        To the knowledge of the Company, the Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the Company’s knowledge, there are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy. To the Company’s knowledge, neither the Company, its Subsidiaries nor any member of its Controlled Group has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

3.19     Insurance.   Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Summaries of the material terms of all such insurance policies have been made available to Parent. Except as set forth in Section 3.19 of the Company Disclosure Letter: (i) all such policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect, and (ii) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under any policy.

3.20     Opinion of Financial Advisor.   The financial advisor of the Special Committee, Needham & Company, LLC, has delivered to the Special Committee and the Company Board an opinion dated the date of this Agreement to the effect, as of such date, that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. An executed copy of this opinion has been delivered to Parent, and a true and correct copy of such opinion is set forth as Section 3.20 of the Company Disclosure Letter.

3.21     Anti-Takeover Laws.   The Company Board has taken all actions necessary so that the restrictions contained in Section 14A:10A-1 et. seq. of the NJBCA applicable to a “business combination”

(as defined in Section 14A:10A-3 of the NJBCA) shall not apply to the negotiation, execution, delivery or performance of this Agreement or Section 3.1 of the Contribution Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement and the Contribution Agreements. There are no anti-takeover laws of any other state, federal or foreign jurisdiction that would apply to the negotiation, execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated this Agreement.

3.22     Brokers; Fees.   No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Needham & Company, LLC, whose fees and expenses shall be paid by the Company. Set forth on Section 3.22 of the Company Disclosure Letter is the Company’s reasonable itemized estimate, as of the date hereof, of all fees and expenses incurred or payable, or to be incurred or payable, by the Company or any of its Subsidiaries in connection with this Agreement and the consummation of the transactions contemplated hereby (including without limitation all financial advisory, legal and accounting fees and expenses). A true and correct copy of the engagement letter with Needham & Company, LLC in connection with this transaction has been delivered to Parent.

3.23     Transactions with Affiliates.   Except as set forth in Section 3.23 of the Company Disclosure Letter or disclosed in the Company SEC Reports, there are no currently enforceable Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate or associate of any such officer, director or record or beneficial owner, on the other hand, except those of a type available to employees of the Company generally.

3.24     Proxy Statement and Schedule 13E-3.   The proxy statement to be sent to the shareholders of the Company in connection with the Company Meeting (the “Proxy Statement”), the Schedule 13E-3 and any other soliciting materials of the Company shall not, on the date first filed with the SEC, in the case of the Schedule 13E-3, or the date first mailed to shareholders of the Company in the case of the Proxy Statement and any other soliciting material, at the time of the Company Meeting or at the Effective Time, contain at such time any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement or the Schedule 13E-3 should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied or to be supplied by or on behalf of Parent for inclusion in the Proxy Statement, the Schedule 13E-3 or any other soliciting materials of the Company.

3.25     Complete Copies of Materials.   Except as set forth in Section 3.25 of the Company Disclosure Letter, the Company has furnished or made available to Parent true and complete copies of each document that is referenced in the Company Disclosure Schedule.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1        Organization, Standing and Power.   Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

4.2        Authority; No Conflict; Required Filings and Consents.

(a)        Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no additional corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

(b)        The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, require the payment of a penalty or increased liabilities, fees or the loss of a benefit under or result in the imposition of any Lien on Parent’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule, determination, award or regulation applicable to Parent or Merger Sub or any of their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses, penalties, increased fees, liabilities, losses of benefit or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to result in a Parent Material Adverse Effect. For purposes of this Agreement, the term “Parent Material Adverse Effect” means any material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(c)        No consent, approval, action, license, permit, order, certification, consent, approval, concession, franchise or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and applicable foreign antitrust or trade regulation laws, (ii) the filing of the Certificate of Merger with the New Jersey Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company, Parent or Merger Sub is qualified as a foreign corporation to transact business in order to continue such qualification and (iii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be reasonably likely to result in a Parent Material Adverse Effect.

4.3        Information Provided.   The information to be supplied by or on behalf of Parent and Merger Sub for inclusion in the Proxy Statement, the Schedule 13E-3 or any other soliciting materials of the Company shall not, on the date first filed with the SEC, in the case of the Schedule 13E-3, or the date first mailed to shareholders of the Company in the case of the Proxy Statement and any other soliciting material, at the time of the Company Meeting or at the Effective Time, contain at such time any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading. If at any time prior to the Company Meeting any fact or event relating to Parent which should be set forth in a supplement to the Proxy Statement or the Schedule 13E-3 should be discovered by Parent or should occur, Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied or to be supplied by the Company for inclusion in the Proxy Statement, the Schedule 13E-3 or any other soliciting materials of the Company.

4.4        Operations of Merger Sub.   Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5        Litigation.   There is no Action pending or, to the knowledge of Parent or Merger Sub, threatened against or involving Parent or Merger Sub or any of their assets, properties or rights that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect.

4.6        Financing.

(a)        Parent has delivered to the Company complete and correct copies of (i) a fully executed commitment letter (the “Debt Commitment Letter”), from Morgan Stanley Senior Funding, Inc. (together, the “Senior Lenders”), pursuant to which such financial institutions have committed, upon the terms and subject to the conditions set forth therein, to provide credit facilities in the amount of $200 million in connection with the transactions contemplated by this Agreement and (ii) a fully executed commitment letter from FP-Metrologic, LLC (the “Equity Commitment Letter”), pursuant to which FP-Metrologic, LLC has committed, upon the terms and subject to the conditions set forth therein, to provide equity financing in the aggregate amount of up to $153 million in connection with the transactions contemplated by this Agreement. The Debt Commitment Letter and the Equity Commitment Letter are hereinafter referred to collectively as the “Commitment Letters.”

(b)        As of the date hereof: (i) the Commitment Letters are in full force and effect; (ii) all commitment fees required to be paid thereunder will be duly paid by Parent in full when due; (iii) the Commitment Letters have not been amended or terminated; and (iv) excluding any breach caused by the Company or its Subsidiaries, there is no breach existing thereunder. Parent has not, as of the date hereof, been informed by the Senior Lenders of any fact, occurrence or condition unrelated to the Company that would cause the financing contemplated by the Debt Commitment Letter to not be consummated as contemplated therein. Assuming that the representations and warranties of the Company in this Agreement are true and correct and that the Rollover Investors contribute their shares of Company Common Stock in accordance with the terms of the Contribution Agreements, the aggregate proceeds contemplated by the Commitment Letters, if and when funded immediately prior to the Effective Time in accordance with the Commitment Letters, together with the available unrestricted cash and fully liquid cash equivalents in an amount sufficient to satisfy the condition set forth in Section 7.2(g), will be sufficient for Parent and the Surviving Corporation after Closing to pay the aggregate Merger Consideration, the aggregate consideration to be paid to holders of Company Stock Options pursuant to Section 2.3 hereof and the fees and expenses incurred in connection with the transactions contemplated hereby.

(c)        Parent has not, as of the date hereof, been informed by the Senior Lenders of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Debt Commitment Letter inaccurate in any material respect or that would cause the commitments provided in the Debt Commitment Letter to be terminated or ineffective or any of the conditions contained therein not to be met.

(d)        The equity investment under the Equity Commitment Letter is not subject to any condition other than as set forth therein.

4.7        Contribution Agreements.   As of the date hereof, Parent has delivered to the Company a true and correct copies of the Contribution Agreements as in effect on the date hereof.

Article V
CONDUCT OF BUSINESS

5.1        Covenants of the Company.   Except as set forth in Section 5.1 of the Company Disclosure Letter or as consented to in writing by Parent, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, (i) maintain its existence in good standing under applicable law, (ii) act and carry on its business in the ordinary and usual course of business consistent with past practice, (iii) pay or perform all material obligations when due, and (iv) use commercially reasonable efforts to maintain and preserve its and each of its business organization, assets and properties, to keep available the services of its current officers and employees and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it and maintain in full force and effect until the Effective Time substantially the same levels of coverage of insurance with respect to the assets, operations and activities of the Company and its Subsidiaries as are in effect as of the date of this Agreement. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Company Disclosure Letter, during the Pre-Closing Period the Company shall not, and shall cause its Subsidiaries to not, directly or indirectly, do any of the following without the prior written consent of Parent:

(a)        (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of any of the capital stock of the Company or any of its Subsidiaries (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) adjust, split, combine or reclassify any of the capital stock of the Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or any other securities of the Company or any of its Subsidiaries; or (iii) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of capital stock or any other of securities of the Company or any of its Subsidiaries or any rights, warrants or options to acquire any such shares or other securities unless instructed to do so by Parent;

(b)        issue, deliver, sell, grant, pledge or amend the terms of (whether by merger, consolidation or otherwise) any shares of capital stock of the Company or any of its Subsidiaries, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Company Warrants outstanding on the date of this Agreement);

(c)        amend or cause, adopt or propose any amendments to the Company Charter Documents or the Subsidiary Charter Documents;

(d)        propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated hereby);

(e)        sell, license, mortgage, transfer, lease, assign, pledge, subject to any Lien or otherwise dispose of or encumber any properties or assets (including stock or other ownership interests of its Subsidiaries), other than (i) dispositions of obsolete inventory and sales of inventory in the ordinary course of business consistent with past practice, or (ii) the execution and performance of a binding agreement for the transaction contemplated by Section 5.1(e) of the Company Disclosure Letter, which shall require the prior written consent of Parent (which consent shall not be unreasonably withheld), provided that the consent of Parent shall not be required in connection with the execution and performance of such agreement if such agreement is on terms no less favorable than the agreement draft dated September 11, 2006, incorporating such provisions as provided by Parent on such date.

(f)         acquire any business, assets or securities, other than acquisitions of inventory and components in the ordinary course of business consistent with past practice, acquisitions of investment-grade securities with a maturity date not later than December 1, 2006 and acquisitions of other assets with a purchase price that does not exceed $500,000 individually or $4,000,000 in the aggregate;

(g)        sell, license, mortgage, transfer, lease, assign, pledge, subject to any Lien or otherwise dispose of or encumber any of the Intellectual Property of the Company or any of its Subsidiaries, except (x) pursuant to existing Contracts as in effect on the date hereof set forth in Section 3.12 of the Company Disclosure Letter, and (y) non-exclusive licenses extended to customers or clients in the ordinary course of business consistent with past practice;

(h)        adopt, propose or implement any shareholder rights plan;

(i)         (i) incur or assume any Indebtedness or issue any debt securities, except for Indebtedness incurred under existing lines of credit to fund operations of the business in the ordinary course of business consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or (iii) make any loans, advances or capital contributions to or investments in any other Person except for (A) advances for travel and other miscellaneous expenses in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or (B) capital contributions to or investments in Subsidiaries of the Company in the ordinary course of business consistent with past practice;

(j)         make any changes in accounting methods, procedures, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(k)        alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or Affiliates of the Company, other than alterations or amendments made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that do not involve severance or change of control payments or benefits and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company;

(l)         increase benefits payable under any existing severance or termination pay policies or employment agreements; enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries; establish, adopt or amend (except as required by applicable law or as contemplated by this Agreement) any Collective Bargaining Agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries; or increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than annual increases to non-officer employees in the ordinary course of business consistent with past practices and as contemplated by this Agreement;

(m)      hire any new employees other than non-officer employees in the ordinary course of business consistent with past practice;

(n)        make or change any material Tax election, settle or compromise any material Tax liability, amend any material Tax Return, change any method of Tax accounting, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material Tax refund, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, file any material Tax Return unless such Tax Return has been provided to Parent for review within a reasonable period prior to the due date for filing and Parent has consented to such filing, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(o)        initiate, compromise or settle any material litigation (whether civil, criminal, administrative, in law or at equity) or arbitration proceeding (other than in connection with the enforcement of the Company’s rights under this Agreement);

(p)        enter into any joint venture, partnership or other similar arrangement;

(q)        (i) enter into any Contract that if existing on the date hereof would be a Company Material Contract, except for Contracts for the sale of inventory in the ordinary course of business consistent with past practice, or (ii) terminate, amend, supplement or modify in any material respect any Company Material Contract to which the Company or any of its Subsidiaries is a party;

(r)        cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Company or any its Subsidiaries), except for cancellations made or waivers granted with respect to claims other than Indebtedness in the ordinary course of business consistent with past practice which does not exceed $250,000, in the aggregate;

(s)        (i) fail to manage and retain cash and cash equivalents and investments in marketable securities in a manner consistent with past practice and in their current jurisdiction (provided that such cash and cash equivalents and investments in marketable securities shall be managed in a manner reasonably expected to avoid incurring any losses, expenses, penalties, costs or other liabilities (including, without limitation, any LIBOR-related “breakage costs”) upon liquidation at Closing) or (ii) fail to manage accounts payable or accounts receivable in a manner consistent with past practice;

(t)         take any action that would reasonably be expected to result in any of the representations and warranties set forth in Article III becoming false or inaccurate such that the condition set forth in Section 7.2(a) would fail to be satisfied;

(u)        take (or permit any of its Subsidiaries to take) any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, Contract or debt or equity financing, that could reasonably by expected to impair, delay or prevent Parent’s obtaining of financing contemplated by any Commitment Letter; or

(v)        authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2        Confidentiality.   The parties acknowledge that an Affiliate of Parent and the Company have previously executed a non-disclosure agreement, dated as of August 24, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly waived or modified as provided herein or therein.

5.3        Financing Commitments.

(a)        Parent will use commercially reasonable efforts to fully satisfy, on a timely basis, all terms, conditions, representations and warranties set forth in the Commitment Letters. Parent will use commercially reasonable efforts to enter into definitive agreements with respect to the financings contemplated by the Commitment Letters on terms and conditions no less favorable to Parent in the aggregate than the Commitment Letters and on such other terms and conditions as shall be satisfactory to Parent as soon as commercially reasonable but in any event at or prior to the Closing. Parent will furnish correct and complete copies of such definitive agreements to the Company promptly following their execution.

(b)        At the Company’s request, Parent shall keep the Company reasonably informed with respect to all material activity concerning the status of the financings contemplated by the Commitment Letters. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date (i) any Commitment Letter shall expire or be terminated for any reason or (ii) any financing source that is a party to any Commitment Letter notifies Parent that such source no longer intends to provide financing to Parent on the material terms set forth therein. Parent shall not amend or alter, or agree to amend or alter, any Commitment Letter in any manner that would materially impair or delay or prevent the transactions contemplated by this Agreement without the prior written consent of the Company.

(c)        The Company agrees to provide, and shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause their respective Representatives to provide, Parent with such reasonable cooperation in connection with the arrangement of the financings contemplated by the Debt Commitment Letter as may be reasonably requested by Parent, including, but not limited to, (i) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (ii) preparation of business projections and financial statements (including pro forma financial statements) as are reasonably requested by Parent in connection with the Debt Financing, (iii) assisting with the preparation of materials for rating agency presentations, offering memoranda, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing; provided that any private placement memoranda or prospectuses in relation to a debt securities offering shall be issued only by Parent or Merger Sub, (iv) execution and delivery of any pledge documents, security documents, credit agreements, guarantees or other financing documents, including any certificates, legal surveys, title insurance or other documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company with respect to solvency matters); provided, however that no obligation of the Company or any of its Subsidiaries under any such document, agreement or certificate shall be effective until the Effective Time (or immediately prior to the Effective Time, if necessary to facilitate the Debt Financing), (v) obtaining customary comfort letters of accountants and consents of accountants for use of their reports in any materials relating to the financing to be used in connection with the transactions contemplated by this Agreement, and (vi) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing. The Company shall also take such further action as may be required to cause an independent auditor of the Company to provide any unqualified opinions, consents or customary comfort letters with respect to the financial statements. The Company shall allow Parent’s Representatives the opportunity to review and comment upon the financial statements (including pro forma financial statements) in draft form and to allow such representatives access to the Company and supporting documentation with respect to the preparation of such financial statements and the independent auditors’ work papers relating to such financial statements.

5.4        Investments.   During the Pre-Closing Period, subject to Section 5.2(s), the Company shall, and the Company shall cause each of its Subsidiaries to, sell any investment securities as directed by Parent, and neither the Company nor any of its Subsidiaries shall purchase any investment securities or sell any investment securities without the prior written consent of Parent, other than purchases and sales of short-term government securities and auction-rate securities in the ordinary course of business, consistent with past practices.

Article VI
ADDITIONAL AGREEMENTS

6.1        No Solicitation.

(a)        The Company shall, and shall cause each of its Subsidiaries and its and their respective directors, officers or other employees, Affiliates, or any investment banker, attorney, accountant or other advisor or representative retained by any of them (such directors, officers, employees, Affiliates, investment bankers, attorneys, accountants, advisors and representatives, collectively, the “Representatives”) to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal and shall request that all confidential information previously furnished to such Persons with respect thereto to be returned or destroyed.

(b)        The Company shall not, and it shall cause each of its Subsidiaries and its and their respective Representatives to not, directly or indirectly, (i) solicit, initiate, encourage, or induce the making, submission or announcement of, any inquiry, proposal or offer with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish to any Person (other than Parent or any designees of Parent) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent or any designees of Parent), or take any other action knowingly intended to assist or facilitate any inquiries or the making of any proposal or offer that constitutes, or that could reasonably be expected to lead to, an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding, agreement in principle or Contract contemplating or otherwise relating to an Acquisition Proposal or (vi) terminate, amend or waive any rights under any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person (other than Parent). Notwithstanding the foregoing, if, prior to obtaining the Required Company Shareholder Vote, (A) the Company, its Subsidiaries and its Representatives have complied with this Section 6.1, (B) a third party has proposed a bona fide, written Acquisition Proposal that was not solicited, initiated, encouraged, induced, participated in or otherwise facilitated by the Company, any of its Subsidiaries or any of its or their Representatives since May 31, 2006, and (C) the Company Board or the Special Committee reasonably determines in good faith that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then, to the extent required by the fiduciary obligations of the Company Board or the Special Committee, as determined in good faith by a majority of the members of the Company Board or the Special Committee, as the case may be, after consultation with the Company’s outside counsel and its financial advisor, the Company may, subject to the Company’s providing prior written notice to Parent of its decision to take such action and compliance by the Company with Section 6.1(d), furnish information with respect to the Company to, and participate in discussions and negotiations directly or through its Representatives with, such third party, subject to a confidentiality agreement not less favorable to the Company than the Confidentiality Agreement (a copy of which shall be provided to Parent for informational purposes only). Without limiting the generality of the foregoing, Parent and the Company acknowledge and hereby agree that any violation of the restrictions set forth in this Section 6.1 by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.1 by the Company.

(c)        Neither the Company Board, the Special Committee nor any other committee thereof shall:

(i)         withhold, withdraw or modify, or resolve or publicly propose to withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation;

(ii)       approve or recommend, or resolve or publicly propose to approve or recommend, any Acquisition Proposal;

(iii)      approve or recommend, or resolve or publicly propose to approve or recommend, or execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, stock purchase agreement, asset purchase agreement, option agreement or other similar agreement (an “Alternative Acquisition Agreement”) with respect to any Acquisition Proposal;

(iv)       approve or recommend, or resolve or publicly propose to approve or recommend, or execute or enter into, any agreement requiring it to abandon, terminate or fail to consummate the Merger, this Agreement or the transactions contemplated hereby or thereby;

(v)        take any action necessary to render the provisions of any anti-takeover law inapplicable to any Acquisition Proposal;

(vi)       approve or recommend, or resolve or publicly propose to approve or recommend, any position other than to recommend rejection (including withdrawing, or modifying in a manner adverse to Parent or Merger Sub, any recommendation of rejection) of any Acquisition Proposal; or

(vii)     propose or agree to do any of the foregoing constituting or related to, or that is intended to lead to, any Alternative Proposal.

Notwithstanding the foregoing, the Company, the Company Board or the Special Committee may, prior to obtaining the Required Company Shareholder Vote only, to the extent failure to do so would be a violation of the fiduciary obligations of the Company Board under applicable law, as determined in good faith by the Special Committee or the Company Board after consultation with outside counsel, in response to a Superior Proposal received by the Special Committee or the Company Board after the date of this Agreement, withhold, withdraw or modify in a manner adverse to Parent or Merger Sub the Company Recommendation (a “Change in the Company Recommendation”) or take such other actions specified in Section 6.1(c) with respect to such Change in Company Recommendation immediately prior to or concurrent with a termination of this Agreement pursuant to and in compliance with Section 8.1(h) if (and only if):

(A)       such Superior Proposal did not result from a breach by the Company of this Section 6.1;

(B)       the Company has complied with this Section 6.1, including Section 6.1(d);

(C)       the Special Committee or the Company Board shall have first provided prior written notice to Parent that it is prepared to effect a Change in the Company Recommendation in response to a Superior Proposal, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal; and

(D)       Parent does not make, within three Business Days after the receipt of such notice, a proposal that the Special Committee or the Company Board determines in good faith, after consultation with its financial advisor, is at least as favorable to the shareholders of the Company as such Superior Proposal.

The Company agrees that, during the three Business Day period immediately prior to effecting a Change in the Company Recommendation, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement that are proposed by Parent.

(d)        Notices to Parent.   The Company shall as promptly as possible (but in any event within 24 hours) provide oral and written notice to Parent of receipt by the Company or any of its Representatives of any Acquisition Proposal, any inquiry with respect to or any request for nonpublic information in connection with, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal, inquiry or request and the identity of the Person making any such Acquisition Proposal, inquiry or request and shall keep Parent informed on a current basis of the status thereof and of any material modifications or developments with respect to such Acquisition Proposal, inquiry or request, including, without limitation, copies of all Acquisition Proposals, inquiries or requests and written information relating thereto. The Company agrees that it and its Subsidiaries will not enter into a confidentiality agreement or any other agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent.

(e)        Certain Permitted Disclosure.   Nothing in this Agreement shall be deemed to prohibit the Company from complying in good faith with respect to a tender or exchange offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act; provided, however, that neither the Company nor the Special Committee nor Company Board nor any committee thereof shall (i) recommend that the shareholders of the Company tender or exchange their shares of Company Common Stock in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, except, in each case, in accordance with Section 6.1(c).

(f)         The consummation of the transaction contemplated by Section 5.1(e) of the Company Disclosure Letter in accordance with Section 5.1(e)(ii) hereof shall not be subject to this Section 6.1.

(g)        Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any inquiry, proposal or offer (i) relating to a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving the Company or any of its Subsidiaries, (ii) for the issuance by the Company of 20% or more of its total outstanding voting securities or (iii) to acquire in any manner, directly or indirectly, 20% or more of the capital stock or assets of the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, more than 50% of the total outstanding voting securities of the Company or all of the assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) which the Special Committee or the Company Board determines in its good faith reasonable judgment (after consultation with its legal and financial advisors) to be (A) more favorable to the holders of Company Common Stock from a financial point of view than the transactions contemplated by this Agreement (including any proposal by Parent to amend the terms of this Agreement), taking into account all the terms and conditions of such proposal and this Agreement and (B) reasonably capable of being completed on the terms proposed within a reasonable time period, in each case taking into account all financial, regulatory, legal and other aspects of such proposal, and (ii) which either has no financing condition or has a debt financing condition (and no other financing condition) and is accompanied by commitment letters no less favorable to the Company than the Commitment Letters.

6.2        Proxy Statement.   As promptly as practicable after the execution of this Agreement, the Company, in cooperation with Parent, shall prepare and file with the SEC the Proxy Statement and the Schedule 13E-3. Subject to Section 6.1(c), the Company, acting through the Company Board, shall include in the Proxy Statement and the Schedule 13E-3 the recommendation of the Special Committee and the Company Board that the shareholders of the Company vote in favor of the Company Voting Proposal (the “Company Recommendation”). The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after the resolution of any such comments. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or Schedule 13E-3. The Company shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company, such amendment or supplement. Notwithstanding the foregoing, the Company shall not file with the SEC or mail to its shareholders the Proxy Statement, the Schedule 13E-3, any amendment thereto, any other soliciting material or any such other documents without Parent’s prior approval.

6.3        Nasdaq Quotation.   The Company shall continue the quotation of the Company Common Stock on The Nasdaq Stock Market during the term of this Agreement.

6.4        Access to Information.   During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to Parent and its potential financing sources and their respective Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its properties (including the Real Property for the purpose of performing such environmental tests and investigations as Parent may desire), books, contracts, commitments, personnel and records as Parent shall request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) (a) furnish promptly to Parent and its potential financing sources and their respective Representatives (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws that is not available immediately upon filing via EDGAR and (y) all other information concerning its business, finances, operations, properties, assets and personnel as Parent may reasonably request and (b) will instruct the Company’s employees and Representatives to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or violate any applicable law to which the Company or any of its Subsidiaries is subject (it being agreed that the Company shall use its commercially reasonable efforts to cause such information to be provided in a manner that does not cause such violation or jeopardization). Parent will hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement. No investigation conducted or information obtained by Parent, pursuant to this Section 6.4 or otherwise, will be deemed to supplement, waive or otherwise modify any representation or warranty of the Company set forth herein.

6.5        Shareholders Meeting.   The Company, acting through the Company Board, shall take all actions in accordance with applicable law, the Company Charter Documents and the rules of The Nasdaq

Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, (i) the Special Committee and the Company Board shall recommend approval of the Company Voting Proposal by the shareholders of the Company and include such recommendation in the Proxy Statement and (ii) the Special Committee and the Company Board shall not withhold, withdraw or modify in a manner adverse to Parent, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to Parent, the recommendation of the Special Committee or the Company Board that the Company’s shareholders vote in favor of the Company Voting Proposal. The Company shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the shareholders of the Company required by the rules of The Nasdaq Stock Market or the NJBCA to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, with the prior approval of Parent, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s shareholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

6.6        Legal Requirements.

(a)        Subject to the terms hereof, including Section 6.6(b), the Company and Parent shall, and the Company shall cause its Subsidiaries to, each use their commercially reasonable efforts to:

(i)         take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii)       as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, that in connection therewith, without the prior written consent of Parent, none of the Company or its Subsidiaries will make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(iii)      as promptly as practicable, make all necessary filings, notifications, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law; and

(iv)       execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and Parent shall cooperate with each other in connection with the making of all such filings. The Company and Parent shall each use their commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Schedule 13e-3) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

(b)        Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

(c)        Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Affiliates shall be under any obligation to take any action under this Section if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

(d)        Subject to Section 6.6(c), each of Parent and the Company agree to use its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Merger, this Agreement or the transactions contemplated hereby, including seeking to have any order adversely affecting the ability of the parties to consummate the transactions contemplated hereby entered by any court or other Governmental Entity promptly vacated or reversed.

6.7        Public Disclosure.   The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by applicable law, including federal securities laws, or the applicable rules of The Nasdaq Stock Market or any listing agreement if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued, filed or made.

6.8        Indemnification.

(a)        For a period of six (6) years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors of the Company (each, an “Indemnified Person”) for acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the NJBCA or any other applicable law or provided under the Company Charter Documents in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

(b)        Parent or Surviving Corporation shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations to which such Indemnified Person is entitled under this Section 6.8. Parent or Surviving Corporation shall be entitled to assume the defense of any action, suit, investigation or proceeding and Parent and Surviving Corporation shall not be liable to any Indemnified Person for any legal expenses of separate counsel or any other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof, except that if Parent or Surviving Corporation elects not to assume such defense or in the reasonable judgment of the Indemnified Person, after consultation with counsel, the Indemnified Person determines that a conflict of interest exists between Parent or Surviving Corporation and the Indemnified Person, the Indemnified Person may assume the defense of such action and retain counsel of his or her choice, subject to the consent of Parent, which consent shall not be unreasonably withheld, and Parent or Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Person promptly as statements therefor are received; provided that Parent and Surviving Corporation shall not be liable for the fees of more than one counsel for all Indemnified Persons, other than local counsel, and provided further that Parent and Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

(c)        The Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six years after the Effective Time insurance “tail” or other insurance policies with respect to directors’ and officers’ liability insurance with respect to acts or omissions existing or occurring at or prior to the Effective Time in an amount and scope at least as favorable as the coverage applicable to directors and officers as of the Effective Time under the Company’s directors’ and officers’ liability insurance policy; provided, however, that if such “tail” or other policies are not available at an annual cost not greater than 200% of the last annual premium paid prior to the date hereof under such policy (the “Insurance Cap”) (which premium the Company hereby represents and warrants is as set forth on Section 6.8(a) of the Company Disclosure Letter), then the Surviving Corporation shall cause to be obtained as much comparable insurance as can reasonably be obtained in its good faith judgment at a cost up to but not exceeding the Insurance Cap.

(d)        This Section 6.8 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each Indemnified Person, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by each Indemnified Person. If Parent or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all, substantially all or a substantial part of its business and/or assets to any Person, then, and in each such case, the Parent shall require and cause any such continuing or surviving corporation or entity or transferee to expressly assume the obligations set forth in this Section 6.8. The provisions of this Section 6.8 are intended to be for the benefit of, and will be enforceable by, each Indemnified Person, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Person may have by contract, law, the Company Charter Documents, the Subsidiary Charter Documents or otherwise.

6.9        Notification of Certain Matters.

(a)        Each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall promptly (and in any event within five (5) Business Days after becoming aware of any such breach) notify the other party in writing if it believes that such party has breached any representation, warranty, covenant or agreement contained in this Agreement that could, individually or in the aggregate, result in a failure of a condition set forth in Section 7.2 or Section 7.3 if continuing on the Closing Date. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

(b)        The Company shall promptly notify Parent of (i) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, that, if pending on the date of this Agreement, would have been required to have been disclosed in the Company Disclosure Letter in response to the representations and warranties of the Company under Article III or that relate to the consummation of the transactions contemplated by this Agreement.

6.10     Exemption from Liability Under Section 16.   Prior to the Closing, the Company shall take all such reasonable steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) under such rule and result from the transactions contemplated by Article I and Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

6.11     Resignations.   The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of all directors of the Company and its Subsidiaries (except those designated by Parent to the Company in writing at least three (3) Business Days prior to the Closing).

6.12     Employee Benefit Matters.

(a)        From and after the Effective Time, Parent shall cause the Surviving Corporation to honor and provide for payment of all accrued obligations and benefits under all Company Plans set forth, and identified as such, in the Company Disclosure Letter (including, without limitation, employment or severance agreements between the Company and Company Employees), all in accordance with their respective terms.

(b)        Employees of the Company as of the Effective Time (“Continuing Employees”) shall receive credit for past service with the Company for purposes of accrual of vacation time and, to extent practicable and permitted under applicable benefit plans, for purposes of eligibility for participation and vesting under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries under which Continuing Employees may be eligible to participate on or after the Effective Time.

(c)        Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of the Continuing Employees. Nothing in this Agreement shall prevent Parent or the Surviving Corporation from amending or terminating any Company Plan in accordance with its terms.

ARTICLE VII
CONDITIONS TO MERGER

7.1        Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)        Shareholder Approval.   The Company Voting Proposal shall have been approved at the Company Meeting, at which a quorum is present, by the Required Company Shareholder Vote.

(b)        HSR Act and Applicable Foreign Antitrust Laws.   All waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and applicable foreign Antitrust Laws shall have expired or otherwise been terminated.

(c)        Governmental Approvals.   Other than the filing of the Certificate of Merger, all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been filed or been obtained.

(d)        No Restraint.   No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would make the Merger illegal or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement.

7.2        Additional Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Parent:(1)

(a)        Representations and Warranties.   The representations and warranties of the Company set forth in this Agreement (without regard to any materiality or Company Material Adverse Effect qualifications or exceptions contained therein) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties (without regard to any materiality or Company Material Adverse Effect qualifications or exceptions contained therein) shall be true and correct as of such date), in each case, except where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to result in, a Company Material Adverse Effect or adversely affect the capitalization of the Company or any of its Subsidiaries; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b)        Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

       (1) Closing conditions subject to completion of due diligence.

(c)        No Proceedings.   There shall not be instituted or pending any action or proceeding in which any Person or Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement, (B) prohibit or limit in any material respect (x) Parent’s ability to vote, control, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation or any of its Subsidiaries or (y) Parent’s ability to effectively control or otherwise exercise ownership rights with respect to the business or operations of the Company or its Subsidiaries, (C) obtain from Parent or any of its Subsidiaries any damages that are material or would be material to the Company and its Subsidiaries, taken as a whole, (D) cause the transactions contemplated by this Agreement to be rescinded following consummation or (E) compel the Company, Parent or any of their respective subsidiaries to dispose of or hold any significant portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement.

(d)        No Material Adverse Effect.   Since June 30, 2006, there shall not have occurred any state of facts, change, event, effect, condition, circumstance, occurrence or development that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(e)        Contribution Agreements.   The Rollover Investors shall have made the contributions of Company Common Stock to Parent as required by and in accordance with the terms of the Contribution Agreements.

(f)         Financing.   Parent shall have obtained an amount of financing not less than the amount set forth in the Debt Commitment Letter on terms and conditions as set forth therein or upon terms and conditions which are, in the reasonable judgment of Parent, at least as favorable to Parent as the terms and conditions set forth therein.

(g)        Cash Balances.   As of immediately prior to the Effective Time, the Company shall have unrestricted cash on hand and fully liquid cash equivalents of (i) in the event that the consummation of the transaction contemplated by Section 5.1(e) of the Company Disclosure Letter has not occurred, at least $60,000,000, and (ii) in the event that the consummation of the transaction contemplated by Section 5.1(e) of the Company Disclosure Letter has occurred, at least $90,000,000 (after deducting an amount equal to the reasonably estimated Tax obligations with respect to such sale and excluding any portion of the proceeds from such sale deposited in escrow with respect to any indemnity obligations).

7.3        Additional Conditions to Obligations of the Company.   The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a)        Representations and Warranties.   The representations and warranties of Parent and Merger Sub (without regard to any materiality or Material Adverse Effect qualifications or exceptions contained therein) set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties (without regard to any materiality or Material Adverse Effect qualifications or exceptions contained therein) are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, except where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to result in, a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

(b)        Performance of Obligations of Parent and Merger Sub.   Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

Article VIII

TERMINATION AND AMENDMENT

8.1        Termination.   This Agreement may be terminated at any time prior to the Effective Time (whether or not the Required Company Shareholder Vote was obtained) (and with respect to Sections 8.1(b) through 8.1(g)) by written notice by the terminating party to the other party specifying the provision hereof pursuant to which such termination is effected):

(a)        by mutual written consent of Parent and the Company, which consent shall have been approved by the action of their respective boards of directors;

(b)        by either Parent or the Company if the Merger shall not have been consummated by March 31, 2007 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of, or results in, the failure of the Merger to occur on or before the Outside Date);

(c)        by either Parent or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other transaction contemplated hereby;

(d)        by either Parent or the Company if at the Company Meeting (including any postponement or adjournment thereof), at which a vote on the Company Voting Proposal is taken, the Required Company Shareholder Vote in favor of the adoption of the Company Voting Proposal shall not have been obtained; provided that the right to terminate under this Section 8.1(d) shall not be available to the Company if the Company is in breach of its obligations under Sections 6.1, 6.2 or 6.5;

(e)        by Parent, if: (i) (A) the Company Board or the Special Committee shall have failed to include the Company Recommendation in the Proxy Statement or (B) the Company Board or the Special Committee shall have effected a Change in the Company Recommendation; (ii) the Company Board or the Special Committee shall have authorized, approved or recommended to the shareholders of the Company an Acquisition Proposal; (iii) the Company is in breach of its obligations under Sections 6.1, 6.2 or 6.5; (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by Parent or an Affiliate of Parent) and the Company Board or the Special Committee recommends that the shareholders of the Company tender their shares in such tender or exchange offer or within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board and the Special Committee fails to recommend rejection (or subsequently withdraws or modifies in a manner adverse to Parent or Merger Sub a recommendation of rejection) of such offer; (v) the Company enters into an Alternative Acquisition Agreement with respect to any Acquisition Proposal; or (vi) any Person or Group (other than Parent, an Affiliate of Parent or a party to a Contribution Agreement) shall have acquired beneficial ownership of 40% or more of the outstanding Company Common Stock;

(f)         by Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within thirty (30) days following receipt by the Company of written notice of such breach or failure to perform from Parent or which by its nature or timing cannot reasonably be cured by the Outside Date;

(g)        by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within thirty (30) days following receipt by Parent of written notice of such breach or failure to perform from the Company or which by its nature or timing cannot reasonably be cured by the Outside Date; or

(h)        by the Company, upon a Change in the Company Recommendation made in accordance with Section 6.1(c) in order to enter into a definitive agreement with respect to a Superior Proposal; provided, however, it is a condition precedent to the Company’s right to terminate this Agreement pursuant to this Section 8.1(h) that the Company shall have complied in all material respects with the provisions of Section 6.1 and 8.3(b).

8.2        Effect of Termination.   In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, the Company, or their respective officers, directors, shareholders or Affiliates under this Agreement; provided that (a) any such termination shall not relieve any party from liability for any willful breach, misrepresentation or fraud in connection with this Agreement and (b) the provisions of Section 5.2 (Confidentiality), Section 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

8.3        Fees and Expenses.

(a)        Except as otherwise specified in this Section 8.3, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that Parent and the Company shall share equally the expenses (other than attorneys’ and accountants’ fees and expenses) incurred (i) in connection with the filing, printing and mailing of the Proxy Statement (including any preliminary materials relating thereto) and the filing of the Schedule 13e-3 and (ii) in connection with the filings required under the HSR Act (including the HSR filing fee).

(b)        The Company shall pay Parent or a designee of Parent a termination fee in an amount equal to $18,250,000 (the “Termination Fee”) if:

(i)         this Agreement is terminated pursuant to Section 8.1(e); or

(ii)       this Agreement is terminated pursuant to Section 8.1(h); or

(iii)      (A) this Agreement is terminated pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f) and at any time after the date hereof and prior to such termination any Acquisition Proposal shall have been made known to the Company or publicly disclosed, and (B) within 12 months after any such termination, the Company or any of its Affiliates consummates, or becomes a party to any binding written Alternative Acquisition Agreement with respect to, any Company Acquisition (which need not be a Company Acquisition relating to the same Acquisition Proposal that was made known to the Company or publicly disclosed prior to the Company Meeting).

The Termination Fee due under Section 8.3(b)(i) shall be paid to Parent by wire transfer of same-day funds within one Business Day following termination of this Agreement. The Termination Fee due under Section 8.3(b)(ii) shall be paid to Parent by wire transfer of same-day funds concurrently with (and as a condition precedent to) its right to terminate pursuant to Section 8.1(h). The Termination Fee due under Section 8.3(b)(iii) shall be paid to Parent by wire transfer of same-day funds within one Business Day following the entry into the Alternative Acquisition Agreement or, in the absence thereof, the consummation of the Company Acquisition, as applicable.

(c)        Parent shall pay a termination fee in an amount equal $9,125,000 (the “Parent Termination Fee”) if this Agreement is terminated on or after the Outside Date pursuant to Section 8.1(b), if at such date all conditions set forth in Section 7.1 and Section 7.2 are satisfied (other than condition set forth in Section 7.2(f)), provided that no such fee shall be payable in the event the failure of the condition set forth in Section 7.2(f) to be satisfied is a result of a Market MAC or a material adverse development with respect to the ITC case. For purposes hereof, “Market MAC” shall mean (i) any general suspension of trading in, or limitation on prices for, securities on The Nasdaq Stock Market for three or more consecutive Business Days; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States generally for three or more consecutive Business Days; (iii) any material disruption in the US commercial credit, debt, capital or commercial mortgage-backed securities markets (including the market for leveraged loans or high yield securities) which could be reasonably expected to materially and adversely affect the availability of the debt financing for the transactions contemplated by this Agreement and in an amount provided by the Debt Commitment Letters for three or more consecutive Business Days; or (iv) any limitation by any governmental, regulatory or administrative agency or authority which prohibits the extension of credit by banks or other lending institutions in the United States generally in a manner that prevents a lender from providing the debt financing pursuant to the Debt Commitment Letters for a period of three or more consecutive Business Days.

(d)        The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Payment of the Termination Fee or the Parent Termination Fee, as the case may be, shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (a) of the proviso in Section 8.2 but is otherwise the sole and exclusive remedy of the parties in connection with any termination of this Agreement on the bases specified in Section 8.3(b).

(e)        The Company shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by Parent in connection with its enforcement of the rights provided in this Section 8.3 unless Parent shall be determined, in a final, nonappealable order of a court adjudicating the matter, not to have any right to receive any amounts from the Company under this Section 8.3.

(f)         For purposes of this Section 8.3 only, “Company Acquisition” shall mean (i) a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving the Company or any of its Subsidiaries, (ii)  the issuance by the Company of 50% or more of its voting securities or (iii) the acquisition by any person or group of 50% or more of the capital stock or assets of the Company or any of its Subsidiaries; provided that the sale by the Company of AOA in accordance with Section 5.1(e)(ii) shall not be deemed a Company Acquisition.

8.4        Amendment.   This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5        Extension; Waiver.   At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX
MISCELLANEOUS

9.1        Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Section 6.8 and Article IX.

9.2        Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)        if to Parent or Merger Sub, to

Meteor Holding Corporation

c/o Francisco Partners
2882 Sand Hill Road, Suite 280
Menlo Park, CA 94025

Attn:         Dipanjan Deb
Ann Savellano

Telecopy: 650-233-2999

with a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA  94304

Attn:         Larry W. Sonsini
John A. Fore
Robert T. Ishii

Telecopy: (650) 493-6811

(b)        if to the Company, to

Metrologic Instruments, Inc.
90 Coles Road
Blackwood, New Jersey 08012

Attn:    Chief Executive Officer
Telecopy: (856) 228-0653

with a copy to:

Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street
51st Floor
Philadelphia, Pennsylvania 19103

Attn:           Justin P. Klein

Telecopy: (215) 864-8999

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3        Entire Agreement.   This Agreement (including the Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4        No Third Party Beneficiaries.   Except as provided in Section 6.8 (with respect to which the past and present officers of the Company shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to (i) confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, (ii) create any agreement of employment with any Person or (iii) otherwise create any third-party beneficiary hereto.

9.5        Assignment.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that notwithstanding the foregoing, Parent or Merger Sub may assign their rights and obligations hereunder to any Affiliate without the prior written consent of the other parties hereto; provided further that no such assignment shall relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6        Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity, legality or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

9.7        Counterparts and Signature.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8        Interpretation.   When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9        Governing Law.   This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10     Remedies.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11     Submission to Jurisdiction.   Each of the parties to this Agreement (a) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12     Waiver of Jury Trial.   EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

METEOR HOLDING CORPORATION
By:	/s/ DAVID T. IBNALE
	Name:	David T. ibnAle
	Title:	Vice President and Treasurer
METEOR MERGER CORPORATION
By:	/s/ ANDREW KOWAL
	Name:	Andrew Kowal
	Title:	Vice President and Secretary
METROLOGIC INSTRUMENTS, INC.
By:	/s/ C. HARRY KNOWLES
	Name:	C. Harry Knowles
	Title:	Interim Chief Executive Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT A

FORM OF HK CONTRIBUTION AGREEMENT

(See Annex C-1)

EXHIBIT B

FORM OF EA CONTRIBUTION AGREEMENT

(See Annex C-2)

EXHIBIT C

RESTATED CERTIFICATE OF INCORPORATION

Exhibit C

CERTIFICATE
OF
METROLOGIC INSTRUMENTS, INC.

Pursuant to the provisions of N.J.S.A. 14A:9-5(5), the undersigned corporation hereby executes the following Certificate:

1.          The name of the corporation is Metrologic Instruments, Inc.

2.          The New Jersey corporation number is 5974592000.

3.          The Certificate of Incorporation is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto.

4.          The Board of Directors of the corporation approved the adoption of the amendment and restatement of the Certificate of Incorporation on                    , 2006.

5.          The number of shares of capital stock of the corporation entitled to vote at the time of the adoption of the amendment and restatement was                         (           ) shares of Common Stock,          par value, of which                    (       ) shares of Common Stock voted for the adoption of the amendment and restatement of the Certificate of Incorporation and                (         ) shares of Common Stock voted against the adoption of the amendment and restatement of the Certificate of Incorporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of this       day of                           , 2006.

METROLOGIC INSTRUMENTS, INC.
By:
Name:
Title: President

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

METROLOGIC INSTRUMENTS, INC.

(Pursuant to N.J.S. 14A:9-5)

Dated:                   , 2006

ARTICLE I
Corporate Name

The name of the corporation is Metrologic Instruments, Inc. This Amended and Restated Certificate of Incorporation is a restatement of the Company’s Certificate of Incorporation initially filed with the Secretary of State of the State of New Jersey on May 19, 1969.

ARTICLE II
Purpose

The purpose for which this corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

ARTICLE III
Capital Stock

The corporation is authorized to issue 10,000,000 shares of common stock, $0.0001 par value.

ARTICLE IV
Registered Office and Agent

The address of the corporation’s registered office is The Corporation Trust Company. The name of the corporation’s registered agent at that address is 820 Bear Tavern Road, West Trenton, NJ 08628.

ARTICLE V
Board of Directors

The number of directors which constitute the board of directors shall be fixed from time to time by the vote of a majority of the directors then in office; provided however, that the number of directors may not be reduced so as to shorten the term of any incumbent director.

The current board of directors will consists of one (1) person whose name and address is as follows:(1)

Dipanjan Deb
2882 Sand Hill Road, Suite 280
Menlo Park, CA 94025

(1)       To be modified if the current director is other than Dipanjan Deb at the time of filing.

2

ARTICLE VI
Indemnification

The corporation shall, to the fullest extent permitted by Section 14A:3-5 of the New Jersey Business Corporation Act, as the same may be amended and supplemented, indemnify any and all directors and officers whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of shareholders, or otherwise, and shall continue as to a person who has ceased to be a director or an officer and shall inure to the benefit of the heirs, executors, administrators, and personal representatives of directors.

ARTICLE VII
Personal Liability

The personal liability of the directors and the officers of the corporation is hereby eliminated to the fullest extent permitted by subsection 14A:2-7(3) of the New Jersey Business Corporation Act, as the same may be amended and supplemented.

IN WITNESS WHEREOF, the undersigned has signed this Amended and Restated Certificate of Incorporation on the day first set forth above.

[ ], President

3

ANNEX B

Needham & Company, LLC  445 Park Avenue, New York, NY 10022-4406  (212) 371-8300

September 11, 2006

Special Committee of the Board of Directors
Board of Directors
Metrologic Instruments, Inc.
90 Coles Road
Blackwood, NJ 08012

Ladies and Gentlemen:

We understand that an entity to be formed by Francisco Partners (“Parent”), Metrologic Instruments, Inc. (“Metrologic”), and a wholly-owned subsidiary of Parent (“Merger Sub”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Metrologic and Metrologic will become a wholly-owned subsidiary of Parent (the “Merger”). The terms and conditions of the Merger will be set forth more fully in the Merger Agreement.

Pursuant to the proposed Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each issued and outstanding share of Common Stock, par value $0.01 per share, of Metrologic (“Metrologic Common Stock”), other than shares owned by Metrologic as treasury stock and shares owned by Parent or any direct or indirect wholly owned subsidiary of Parent, will be converted into the right to receive $18.50 per share in cash (the “Merger Consideration”).

We also understand that the Rollover Investors (as defined in the Merger Agreement) have entered into contribution and voting agreements with Parent pursuant to which, among other things, each Rollover Investor has agreed to contribute certain shares of Metrologic Common Stock to Parent in exchange for shares of capital stock of Parent and to vote the shares of Metrologic Common Stock held by such Rollover Investor in favor of approving the Merger Agreement.

You have asked us to advise you as to the fairness, from a financial point of view, to the holders of Metrologic Common Stock (other than the Rollover Investors) of the Merger Consideration to be received by such holders pursuant to the Merger Agreement.

For purposes of this opinion we have, among other things:  (i) reviewed a draft of the Merger Agreement dated September 10, 2006; (ii) reviewed certain publicly available information concerning Metrologic and certain other relevant financial and operating data of Metrologic furnished to us by Metrologic; (iii) reviewed the historical stock prices and trading volumes of Metrologic Common Stock; (iv) held discussions with members of management of Metrologic concerning the current operations of and future business prospects for Metrologic; (v) reviewed certain financial forecasts with respect to Metrologic prepared by the management of Metrologic and held discussions with members of such management concerning those forecasts; (vi) reviewed certain research analyst projections with respect to Metrologic and held discussions with members of the management of Metrologic concerning those projections; (vii) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for Metrologic; (viii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and

Boston Office:  One Post Office Square, Suite 1900, Boston, MA 02109 (617) 457-0900
California Offices:  3000 Sand Hill Road, Building 2  • Suite 190, Menlo Park, CA 94025 (650) 854-9111
One Ferry Building, Suite 240, San Francisco, CA 94111 (415) 262-4860

(ix) performed and considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that the Merger will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement dated September 10, 2006, without material alteration or waiver thereof. With respect to the financial forecasts for Metrologic provided to us by management of Metrologic, we have assumed, with your consent and based upon discussions with such management, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of Metrologic. With respect to the research analyst projections for Metrologic, we have assumed, with your consent and based upon discussions with management of Metrologic, that such projections represent reasonable estimates as to the future financial performance of Metrologic. We express no opinion with respect to any of such forecasts, projections or estimates or the assumptions on which they were based. We have relied on advice of counsel and independent accountants to Metrologic as to all legal and financial reporting matters with respect to Metrologic, the Merger and the Merger Agreement. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of Metrologic. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of Metrologic Common Stock (other than the Rollover Investors) of the Merger Consideration to be received by such holders pursuant to the Merger Agreement and does not address Metrologic’s underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to Metrologic. Our opinion does not constitute a recommendation to any shareholder of Metrologic as to how such shareholder should vote with respect to the proposed Merger.

We are not expressing any opinion as to the prices at which Metrologic Common Stock will actually trade at any time.

Needham & Company, LLC, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have been engaged by the Special Committee of the Board of Directors of Metrologic as financial advisor in connection with the Merger and to render this opinion and will receive a fee for our services, none of which is contingent on the consummation of the Merger. In addition, Metrologic has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and to reimburse us for our out-of-pocket expenses. We have been engaged by Metrologic as financial advisor in connection with the sale of Adaptive Optics Associates, Inc., a subsidiary of Metrologic, and will receive a fee for our services. We may in the future provide investment banking and financial advisory services to Metrologic or Francisco Partners unrelated to the proposed Merger, for which services we would expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of Metrologic for our own account or for the accounts of customers or affiliates and, accordingly, may at any time hold a long or short position in such securities.

This letter and the opinion expressed herein are provided at the request and for the information of the Special Committee of the Board of Directors and the Board of Directors of Metrologic and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may

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be disclosed in connection with any information statement or proxy statement used in connection with the Merger provided that this letter is quoted in full in such information statement or proxy statement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Metrologic Common Stock (other than the Rollover Investors) pursuant to the Merger Agreement is fair to such holders from a financial point of view.

Very truly yours,
/s/ NEEDHAM & COMPANY, LLC
NEEDHAM & COMPANY, LLC

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ANNEX C-1

CONTRIBUTION AND VOTING AGREEMENT

CONTRIBUTION AND VOTING AGREEMENT, dated as of September 12, 2006 (this “Agreement”), between (i) Meteor Holding Corporation, a Delaware corporation (“Parent”), on the one hand, and (ii) each of (A) C. Harry Knowles, an individual (“HK”), (B) Janet H. Knowles, an individual (“JK”, and together with HK, the “Founder Individuals”), (C) each of the Trust under Agreement of C. Harry Knowles dated 4/8/94 FBO Diann H. Lynmam, Trust under Agreement of C. Harry Knowles dated 4/8/94 FBO Donnah M. Starzynski, Trust under Agreement of C. Harry Knowles dated 4/8/94 FBO Harry H. Knowles, II, Trust under Agreement of C. Harry Knowles dated 4/8/94 FBO Marjorie B. Knowles, Trust under Agreement of C. Harry Knowles dated 4/8/94 FBO Robert H. Knowles, and The C. Harry Knowles Grantor Retained Annuity Trust No. 1 (collectively, the “Family Trusts”); and (D) Janet H. and C. Harry Knowles Foundation, Inc., a New Jersey nonprofit corporation, The Knowles Charitable Foundation, a New Jersey Nonprofit Corporation, a New Jersey nonprofit corporation, and The C. Harry Knowles Charitable Remainder Annuity Trust No. 1 (collectively, the “Charitable Entities”, and, together with the Family Trusts, the “Entity Parties”), on the other hand. The Founder Individuals and the Entity Parties are herein collectively referred to as the “Shareholder Parties.” Unless expressly provided otherwise in this Agreement, capitalized terms defined in the Merger Agreement when used in this Agreement shall have the same meanings set forth in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time, the “Merger Agreement”), with Metrologic Instruments, Inc., a New Jersey corporation (the “Company”) and Meteor Merger Corporation, a New Jersey corporation (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) and as a wholly owned subsidiary of Parent;

WHEREAS, in connection with the consummation of the Merger, HK shall become party to a stockholders’ agreement in the form attached hereto as Exhibit A (the “Stockholders Agreement”);

WHEREAS, in connection with the consummation of the Merger, Elliott Associates, L.P. and Elliott International, L.P. (the “EA Investors”) have entered into a Contribution and Voting Agreement with Parent dated as of the date hereof (the “EA Agreement”) pursuant to which, among other things, the EA Investors have agreed to contribute shares of Company Common Stock (as defined herein) (the “EA Company Shares”) in exchange for shares of Parent Common Stock (as defined herein) and Parent Junior Preferred Stock (as defined herein) (the “EA Shares”), in accordance with the terms and conditions of the EA Agreement;

WHEREAS, in connection with the execution of the Merger Agreement, Parent has received certain financing commitments and agreements from FP-Metrologic, LLC (the “FP Investor”) with respect to the provision of equity financing to effect the Merger (the “Equity Financing Commitments”);

WHEREAS, in connection with the execution of the Merger Agreement, Parent has received certain financing commitments and agreements from Morgan Stanley Senior Funding, Inc. (the “Lender”) with respect to the provision of debt financing to effect the Merger (the “Debt Financing Commitments”, and together with the Equity Financing Commitments, the “Financing Commitments”);

WHEREAS, HK desires to contribute certain property to Parent as provided herein in exchange for the HK Shares (as defined herein), and it is intended that the issuance of the HK Shares in exchange for such property, when taken together with the issuance of the EA Shares in exchange for the EA Company Shares and the FP Investor’s purchase of the FP Shares, will qualify as tax-free exchanges within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties hereto desire to make certain agreements, representations, warranties and covenants in connection with the Merger, the Merger Agreement, the Stockholders Agreement, the

Financing Commitments and the transactions contemplated hereby and thereby (collectively, the “Transactions”).

NOW, THEREFORE, in consideration of the mutual covenants and conditions as hereinafter set forth, the parties hereto do hereby agree as follows:

I.      CONTRIBUTIONS.

1.1        HK Contribution.   At the Contribution Closing (as defined below), upon the terms and subject to the conditions of this Agreement, HK hereby agrees to transfer, contribute and deliver to Parent the number of shares of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”) set forth opposite his name on Schedule I hereto (the “HK Contribution”). In exchange for the HK Contribution, Parent hereby agrees to issue at the Contribution Closing to HK the number of shares of Common Stock, par value $0.01 per share, of Parent (“Parent Common Stock”) and the number of shares of Junior Preferred Stock, par value $0.01 per share, of Parent (“Parent Junior Preferred Stock”) set forth opposite his name on Schedule II hereto (the “HK Shares”). The allocation of shares of Parent Common Stock and Parent Junior Preferred Stock to be issued to HK in exchange for the HK Contribution will be in the same relative proportion as the allocation of the shares of Parent Common Stock and Parent Junior Preferred Stock issued to the FP Investor in exchange for funding its Equity Financing Commitments (the “FP Shares”). The Parent Junior Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in the restated certificate of incorporation of Parent in substantially the form attached as Exhibit B hereto (the “Restated Certificate”).

1.2        Delivery of Funds and Certificates.   Subject to the satisfaction (or waiver by the parties entitled to the benefit thereof) of the conditions set forth in Section 1.3 of this Agreement, the closing of the transactions contemplated hereby (the “Contribution Closing”) will take place at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304, or at such other location as the parties may mutually agree, immediately prior to the Closing (as defined in the Merger Agreement). At the Contribution Closing, Parent will deliver to HK duly executed certificates, registered in HK’s name, representing the HK Shares being issued to HK at the Contribution Closing, against the transfer, contribution and payment to Parent of the HK Contribution by HK (including the delivery of certificates evidencing the applicable number of shares of Company Common Stock with respect to HK duly endorsed to Parent or, if not held in certificated form, other evidence of transfer of Company Common Stock reasonably acceptable to Parent), which shall represent payment in full for such HK Shares.

1.3        Conditions to the Obligations of the Parties Hereunder.   The obligations of HK to Parent to consummate the transactions contemplated by this Article I of this Agreement shall be subject to and conditioned upon the following: (i) the representations and warranties of Parent set forth in this Agreement being true and correct in all material respects at and as of the Closing as if made at and as of the Closing, (ii) Parent’s compliance in all material respects with its obligations hereunder, (iii) the absence of any prohibition against the consummation of the transactions contemplated hereby by any applicable law, statute, rule, regulation, judgment or order of any governmental authority of competent jurisdiction, (iv) the filing by Parent of the Restated Certificate (which Restated Certificate shall provide that it is to be effective upon filing), (v) the furnishing of funds by the FP Investor to Parent in satisfaction of its obligations to Parent with respect to the Equity Financing Commitments and the execution by the FP Investor of the Stockholders Agreement; and (vi) the satisfaction or waiver by Parent (in accordance with this Agreement) and/or the Company, as applicable, of all of the conditions to the consummation of the Merger (as set forth in the Merger Agreement); provided that the satisfaction, or waiver by Parent, of the conditions to the consummation of the Merger set forth in Section 7.2(e) or Section 7.2(f) of the Merger Agreement shall not be a condition to the performance by HK of his obligations to Parent hereunder.

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1.4        Termination.   This Agreement shall automatically terminate and the Transactions shall be abandoned if at any time prior to the Contribution Closing the Merger Agreement shall have been terminated, and upon such termination this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent or any of the Shareholder Parties under this Agreement; provided however, that: (a) any such termination of this Agreement shall not relieve any party from liability for any willful breach of this Agreement; (b) in the event that the Merger Agreement is terminated (i) pursuant to Section 8.1(e) or (h) of the Merger Agreement or pursuant to Section 8.1(c) of the Merger Agreement in an action or proceeding brought with respect to an Acquisition Proposal, or (ii) pursuant to Section 8.1(b), (d) or (f) of the Merger Agreement and, after the date hereof and prior to such termination, any Acquisition Proposal shall have been made known to the Company or publicly disclosed, Article III (Voting and Exclusivity) of this Agreement shall remain in full force and effect and survive any termination of this Agreement until the 6-month anniversary of the date the Merger Agreement is terminated, provided that in the event that the Company has entered into an Alternative Acquisition Agreement prior to the 6-month anniversary of the date the Merger Agreement is terminated, then Article III of this Agreement shall remain in full force and effect with respect to the Acquisition Proposal contemplated by such Alternative Acquisition Agreement for an additional 4-month period; and (c) Section 4.4 (Fees and Expenses), this Section 1.4 (Termination) and Article V (Miscellaneous) of this Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

II.     REPRESENTATIONS AND WARRANTIES AND COVENANTS.

2.1        Representations and Warranties of Parent.   Parent represents and warrants to HK as follows:

(a)        Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and the agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by Parent of this Agreement and the agreements contemplated hereby, the performance by Parent of its obligations hereunder and thereunder, and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action, except for the approval of the Restated Certificate. This Agreement has been duly executed and delivered by Parent and, assuming the due authorizations, executions and deliveries thereof by the other parties hereto, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law). At the Contribution Closing, the Stockholders Agreement will have been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery thereof by the other parties thereto, will constitute a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).

(b)        The execution, delivery and performance by Parent of this Agreement and the Stockholders Agreement and the agreements contemplated hereby and thereby and the consummation by Parent of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any law, rule or regulation applicable to Parent or its properties or assets, (ii) upon obtaining the requisite approval of Parent’s board of directors and stockholders of the Restated Certificate and the effective filing of the Restated Certificate, violate the provisions of the certificate of incorporation or bylaws of Parent, or (iii) violate, conflict with or result in

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any breach, default or contravention of, or the creation of any Lien under, any note, bond, mortgage, contract, agreement, license or other instrument or obligation to which Parent is a party or by which it or any of its assets are bound, except for such violations, conflicts, breaches, defaults, contraventions or Liens, that, individually or in the aggregate, are not reasonably likely to result in a material adverse effect on the ability of Parent to consummate the Transactions, or (iv) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to Parent or their properties or assets.

(c)        No consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party (including, without limitation, governmental and quasi-governmental agencies, authorities and instrumentalities of competent jurisdiction) by Parent in order (i) for each of this Agreement and the Stockholders Agreement to constitute a legal, valid and binding obligation of Parent or (ii) to authorize or permit the consummation by Parent of the issuance of the HK Shares, except (A) to the extent required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and any similar applicable competition or antitrust laws, (B) the filing of the Restated Certificate with the Secretary of State of the State of Delaware and (C) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the issuance of the HK Shares.

(d)        As of the date hereof, the authorized capital stock of Parent consists of 1,000 shares of Parent Common Stock. As of the date hereof, one (1) share of Parent Common Stock is issued and outstanding and held of record by the FP Investor. There are no options, warrants or other rights to purchase capital stock of Parent, or securities convertible into or exercisable or exchangeable for capital stock of Parent, except pursuant to this Agreement, the EA Agreement and agreements to be entered into between Parent and the FP Investor to effect the Equity Financing Commitments. Parent has delivered to HK true and complete copies of its charter and bylaws as in effect on the date hereof.

(e)        The HK Shares, when issued and delivered in accordance with the terms hereof and upon receipt of payment required to be made hereunder, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any mortgage, pledge, security interest, claim, encumbrance, lien or charge of any kind, excluding restrictions under applicable securities laws (each, a “Lien”), except as may be otherwise set forth in the Stockholders Agreement.

(f)         Parent was organized solely for the purpose of effecting the Transactions and as of the Contribution Closing will have engaged in no activity other than in connection with the Transactions.

(g)        Assuming (A) HK satisfies his obligations with respect to the HK Contribution, (B) the EA Investors satisfy their obligations with respect to contributing the EA Company Shares in accordance with the EA Agreement (the “EA Contributions”) and (C) the FP Investor funds its obligations pursuant to the Equity Financing Commitments, in each case at or prior to the Contribution Closing, (i) the FP Investor, the EA Investors and HK, when taken together, shall hold at least 80% of the voting stock of Parent and at least 80% of each class of nonvoting stock, if any, at the time of the Contribution Closing, and (ii) the HK Contributions, the EA Contributions, the equity financing provided by the FP Investor, and the debt financing provided by the Lender, together with cash and fully liquid cash equivalents on the Company’s balance sheet as of the Closing, will be sufficient to pay the Merger Consideration (as defined in the Merger Agreement) and all expenses of Parent, the FP Investor, HK and the EA Investors.

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(h)        Parent has no current plan or intention to reacquire any of the FP Shares, the EA Shares or the HK Shares. Parent will not cause any action to be taken or fail to take any action that is reasonably likely to prevent the stock issuances to HK and EA contemplated by this Agreement from qualifying as tax-free exchanges under Section 351 of the Code; provided, however, that Parent shall not be prohibited from taking any action that is permitted by this Agreement or any other agreement referenced herein.

(i)         Parent (i) is an “accredited investor” within the definition of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act, (ii) is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that he is able to fend for itself, can bear the economic risk of its investment in the Company, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Subject Shares and can afford a complete loss of its investment, (iii) understands that no public market will exist for the Subject Shares and there is no assurance that a pubic market will ever exist for the Subject Shares and (iv) understands that the Subject Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Subject Shares or an available exemption from registration under the Securities Act, the Subject Shares must be held indefinitely.

2.2        Representations and Warranties of the Entity Parties.   Each of the Entity Parties represents and warrants, severally and not jointly, to Parent that:

(a)        The execution and delivery by such Entity Parties of this Agreement and the documents contemplated hereby and thereby, the performances by such Entity Party of its obligations hereunder and thereunder and the consummations by such Entity Party of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Entity Party. This Agreement has been duly executed and delivered by such Entity Party and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes a legal, valid and binding obligation of such Entity Party, enforceable against such Entity Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).

(b)        The execution, delivery and performance by such Entity Party of this Agreement and the agreements contemplated hereby and the consummation by such Entity Party of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the passage of time or both, (i) subject to the receipt of any required antitrust approvals, violate in any material respect the provisions of any law, rule or regulation applicable to such Entity Party or its properties or assets, (ii) violate the provisions of the constituent organizational documents or other governing instruments applicable to such Entity Party, as amended to date, (iii) violate, conflict with or result in any breach, default or contravention of, or the creation of any Lien under, any note, bond, mortgage, contract, agreement, license or other instrument or obligation to which such Entity Party is a party or by which it or any of its assets are bound, except for such violations, conflicts, breaches, defaults, contraventions or Liens, that, individually or in the aggregate, are not reasonably likely to result in a material adverse effect on the ability of such Entity Party to consummate the Transactions, or (iv) violate in any material respect any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to such Entity Party or its properties or assets.

(c)        Such Entity Party’s total beneficial ownership of shares of outstanding Company Common Stock as of the date hereof is accurately set forth opposite such Entity Party’s name on Schedule III hereto.

(d)        No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of such Entity Party or any of its Affiliates, to

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any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the Transactions, except to the extent applicable, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) as more particularly described in Section 2.3(f).

2.3        Representations and Warranties of HK.   HK represents and warrants, severally and not jointly, to Parent that:

(a)        HK is competent to execute and deliver this Agreement and the Stockholders Agreement and the documents contemplated hereby and thereby and to perform HK’s obligations hereunder and thereunder. This Agreement has been duly executed and delivered by HK and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes a legal, valid and binding obligation of HK, enforceable against HK in accordance with its terms, except  as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law). At the Contribution Closing, the Stockholders Agreement will have been duly executed and delivered by HK and, assuming the due authorization, execution and delivery thereof by the other parties thereto, will constitute a legal, valid and binding obligation of HK, enforceable against HK in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).

(b)        The execution, delivery and performance by HK of this Agreement, the Stockholders Agreement and the agreements contemplated hereby and thereby and the consummation by HK of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the passage of time or both, (i) violate in any material respects the provisions of any law, rule or regulation applicable to HK or his properties or assets; (ii) violate, conflict with or result in any breach, default or contravention of, or the creation of any Lien under, any note, bond, mortgage, contract, agreement, license or other instrument or obligation to which HK is a party or by which he or any of his assets are bound, except for such violations, conflicts, breaches, defaults, contraventions or Liens, that, individually or in the aggregate, are not reasonably likely to result in a material adverse effect on the ability of HK to consummate the Transactions, or (iii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to HK or his properties or assets.

(c)        HK (i) is an “accredited investor” within the definition of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act, (ii) is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that he is able to fend for himself, can bear the economic risk of his investment in Parent, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the HK Shares and can afford a complete loss of its investment, (iii) understands that no public market now exists for the HK Shares and there is no assurance that a pubic market will ever exist for the HK Shares and (iv) understands that the HK Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the HK Shares or an available exemption from registration under the Securities Act, the HK Shares must be held indefinitely.

(d)        HK’s total beneficial ownership of shares of outstanding Company Common Stock as of the date hereof is accurately set forth opposite his name on Schedule III hereto, and each of such shares representing HK Contribution when transferred and delivered to Parent, upon the terms and subject to the conditions set forth herein, will be free and clear of all Liens.

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(e)        HK (i) has no current plan to dispose of any of the HK Shares; and (ii) will not intentionally cause any action to be taken that is reasonably likely to prevent the transactions contemplated by this Agreement from qualifying as a tax-free exchange under Section 351 of the Code.

(f)         No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of HK or any of his Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Morgan Stanley. A true and correct copy of the engagement letter with Morgan Stanley in connection with this transaction has been delivered to Parent.

2.4        Representations and Warranties of JK.   JK represents and warrants, severally and not jointly, to Parent that:

(a)        JK is competent to execute and deliver this Agreement and the documents contemplated hereby and to perform JK’s obligations hereunder and thereunder. This Agreement has been duly executed and delivered by JK and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes a legal, valid and binding obligation of JK, enforceable against JK in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).

(b)        The execution, delivery and performance by JK of this Agreement and the agreements contemplated hereby and the consummation by JK of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the passage of time or both, (i) violate in any material respects the provisions of any law, rule or regulation applicable to JK or her properties or assets; (ii) violate, conflict with or result in any breach, default or contravention of, or the creation of any Lien under, any note, bond, mortgage, contract, agreement, license or other instrument or obligation to which JK is a party or by which she or any of her assets are bound, except for such violations, conflicts, breaches, defaults, contraventions or Liens, that, individually or in the aggregate, are not reasonably likely to result in a material adverse effect on the ability of JK to consummate the Transactions, or (iii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to JK or her properties or assets.

(c)        JK’s total beneficial ownership of shares of outstanding Company Common Stock as of the date hereof is accurately set forth opposite her name on Schedule III hereto.

(d)        No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of JK or any Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the Transactions, except to the extent applicable, Morgan Stanley as more particularly described in Section 2.3(f).

III.                              VOTING AND EXCLUSIVITY.

3.1        Voting; Proxy.

(a)        Each of the Shareholder Parties agrees to vote or consent (or cause to be voted or consented), in person or by proxy, all shares of Company Common Stock beneficially owned or held of record by such Shareholder Party or to which such Shareholder Party has, directly or indirectly, the right to vote or direct the voting (the “Subject Shares”) in favor of the Merger Agreement, the Merger and the other Transactions and any other matter required to effect the Transactions (including one or more adjournments if necessary to solicit additional proxies if there are insufficient votes at the time of any meeting held to approve the Merger Agreement) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company called to consider such

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matters; and in the event the approval of such matters is sought through an action by written consent of the stockholders in lieu of a meeting, to timely execute and deliver such written consent in favor of such matters.

(b)        Each of the Shareholder Parties agrees to vote or consent (or cause to be voted or consented), in person or by proxy, all Subject Shares (i) against any Acquisition Proposal or any agreement or transaction with respect to any Acquisition Proposal and (ii) against any amendment of the Company’s certificate of incorporation or bylaws or other proposal or transaction involving the Company or any of its Subsidiaries (as defined in the Merger Agreement), which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other Transactions or change in any manner the voting rights of Company Common Stock, in each case at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company called to consider such matters; and in the event the approval of such matters is sought through an action by written consent of the stockholders in lieu of a meeting, to not consent to such action; provided, however, for all purposes of this Agreement, after the termination of the Merger Agreement, the “Subject Shares” shall be limited to the aggregate number of shares of Company Common Stock equal to 35% of the total outstanding shares of Company Common Stock as of the date the Merger Agreement is terminated (which Subject Shares will be allocated among the Shareholder Parties in their discretion).

(c)        In order to effectuate the parties’ intent under Section 3.1(a) and Section 3.1(b), each Shareholder Party hereby grants to Dipanjan Deb, David ibnAle and Andrew Kowal, with full power of substitution and resubstitution, an irrevocable proxy, which proxy is coupled with an interest, to exercise all voting, consent and similar rights of the Shareholder Party with respect to the Subject Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of the Merger Agreement, the Merger and the other Transactions and any other matter required to effect the Transactions (including in favor of one or more adjournments if necessary to solicit additional proxies if there are insufficient votes at the time of any meeting held to approve the Merger Agreement); (ii) against any Acquisition Proposal or any agreement or transaction with respect to any Acquisition Proposal; and (iii) against any amendment of the Company’s certificate of incorporation or bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other Transactions or change in any manner the voting rights of Company Common Stock.

3.2        Transfer.   Except for the HK Contribution to Parent, the proxy granted pursuant to Section 3.1(c) and the transfer of the Subject Shares pursuant to the Merger Agreement, each Shareholder Party agrees not to, directly or indirectly, sell, transfer, pledge, hypothecate, distribute or otherwise dispose of any Subject Shares or grant any proxies, deposit any Subject Shares into any voting trust, or enter into any voting agreement, with respect to such Subject Shares, provided, however, that (A) a Shareholder Party may transfer or assign Subject Shares to a Permitted Transferee so long as (i) Parent is given written notice prior to said transfer or assignment, stating the name and address of the Permitted Transferee and specifying the number of Subject Shares that are intended to be transferred or assigned and (ii) the Permitted Transferee assumes in writing the obligations of the transferring Shareholder Party under this Agreement and (B) the Family Trusts may transfer up to 10,000 Subject Shares per calendar quarter if and to the extent such transfers are required pursuant to the terms of The Family Settlement Agreement entered into in 2003 among HK and the trustees and beneficiaries of the Family Trusts; provided, further, that after the termination of the Merger Agreement, a Shareholder Party may transfer Subject Shares (x) pursuant to Rule 144, or (y) so long as the Subject Shares are voted or consented against any Acquisition Proposal or any agreement or transaction with respect to any Acquisition Proposal, by operation of law pursuant to a merger that constituted such Acquisition Proposal. For purposes of this

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Section 3.2, “Permitted Transferee” shall mean (i) HK’s or JK’s spouse, lineal descendant or antecedent, sibling, adopted child or adopted grandchild, (ii) a trust or trusts for the exclusive benefit of HK or JK or those members of HK’s or JK’s family specified in 3.2(i), (iii) the Charitable Entities or (iv) another charitable foundation established by HK.

3.3        Exclusivity.   Each Shareholder Party shall not, and it shall cause each of its Subsidiaries, Affiliates (except the Company) and its and their respective Representatives acting on their behalf to not, directly or indirectly, (i) solicit, initiate, encourage, or induce the making, submission or announcement of, any inquiry, proposal or offer with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish to any Person (other than to its Representatives or to Parent or any designees of Parent) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than to its Representatives or to Parent or any designees of Parent), or take any other action intended to assist or facilitate any inquiries or the making of any proposal or offer that constitutes, or that could reasonably be expected to lead to, an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, or (v) enter into any letter of intent, memorandum of understanding, agreement in principle or Contract (as defined in the Merger Agreement) contemplating or otherwise relating to an Acquisition Proposal. Each Shareholder Party shall, and shall cause each of its Subsidiaries and its and their respective Representatives acting on its behalf to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal.

3.4        Certain Definitions.   For purposes of this Agreement, the following terms will have the following meanings:

“Acquisition Proposal” means any proposal or offer (i) relating to a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving the Company or any of its Subsidiaries, (ii) for the issuance by the Company of 20% or more of its total outstanding voting securities or (iii) to acquire in any manner, directly or indirectly, 20% or more of the capital stock or assets of the Company or any of its Subsidiaries, in each case other than the Merger and the other Transactions.

“Affiliate” means, when used with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity (as defined in the Merger Agreement).

“Representative” means, with respect to any Person, its directors, officers or other employees, Affiliates, or any investment banker, attorney, accountant or other advisor or representative retained by such Person.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest in such entity.

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3.5        Fiduciary Duties.   For the avoidance of doubt, if at any time prior to the termination of this Agreement, a Founder Individual is a member of the Board of Directors of the Company (a “Director”) or an officer of the Company (an “Officer”), nothing in this Agreement shall limit or restrict the Founder Individual in acting in his or her capacity as a Director or Officer, as the case may be, and exercising his or her fiduciary duties and responsibilities as such, it being agreed and understood by the parties hereto that this Agreement shall apply to each Founder Individual solely in his or her capacity as a stockholder of the Company and shall not apply to his or her actions, omissions, judgments or decisions as a Director or Officer, as the case may be.

IV.          OTHER COVENANTS.

4.1        Merger Agreement.   The parties hereto acknowledge and agree that Parent will have sole discretion with respect to (a) determining whether the conditions set forth in the Merger Agreement have been satisfied by the appropriate parties thereto and/or whether to waive any of such conditions pursuant to the terms of the Merger Agreement, and (b) the manner and timing of Parent’s compliance with the covenants applicable to Parent under the Merger Agreement.

4.2        Amendment of Certificate of Incorporation of Parent.   At or prior to the Contribution Closing, Parent agrees to cause its certificate of incorporation to be amended and restated to read as set forth in the Restated Certificate and to file the Restated Certificate with the Secretary of State of the State of Delaware.

4.3        Financing Documents.   The parties hereto acknowledge and agree that Parent will have sole discretion with respect to the negotiation of definitive debt financing documents with the Lender (or any other debt financing sources) and any supporting lenders based upon the Debt Financing Commitments.

4.4        Fees and Expenses.

(a)        Subject to Section 4.4(b), the Expenses incurred by each party hereto will be borne by the party incurring such Expenses.

(b)        Parent shall reimburse each Shareholder Party for its reasonable out-of-pocket Expenses; provided, however, that Parent shall have no obligation under this Section 4.4(b) to the Shareholder Parties in the event HK fails to make the HK Contribution at the Contribution Closing if such HK Contribution is required to be made by the terms hereof.

(c)        For purposes of this Agreement, “Expenses” shall mean, with respect to a party, the fees and expenses incurred by that party in connection with the authorization, preparation, negotiation, execution and performance of this Agreement, the Restated Certificate, the Stockholders Agreement, any related agreements and the transactions contemplated hereby and thereby (including the fees and expenses of counsel, accountants, investment bankers, financing sources and consultants).

4.5        Agreement to Cooperate; Further Assurances.   Subject to the terms and conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to satisfy its obligations hereunder.

4.6        Notification of Certain Matters.   Each Shareholder Party shall give prompt notice to Parent, and Parent shall give prompt notice to each Shareholder Party, as the case may be, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such Shareholder Party or Parent, as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Contribution Closing and (b) any failure of Parent or such Shareholder Party, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any

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notice pursuant to this Section 4.6 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by any party pursuant to this Section 4.6 shall prevent or cure any misrepresentations, breach of warranty or breach of covenant.

4.7        Public Statements.   Before any of the Shareholder Parties shall release any statements concerning this Agreement, the Merger Agreement, the Stockholders Agreement, the Financing Commitments, the Transactions or any of the matters contemplated hereby and thereby which is intended for or may result in public dissemination thereof, such Shareholder Party shall cooperate with the other parties hereto and provide the other parties the reasonable opportunity to review and comment upon any such statements and, unless otherwise required by law, shall not release or permit release of any such information without the consent of the other parties, which shall not be unreasonably withheld.

4.8        Execution of Stockholders’ Agreement.   At the Contribution Closing, each of the Shareholder Parties shall execute and deliver to the other parties thereto the Stockholders Agreement.

4.9        Tax Matters.   Parent and each of the Shareholder Parties agree to report the transactions contemplated by this Agreement in a manner consistent with the intent of the parties hereto that such transactions qualify as a tax-free exchange within the meaning of Section 351 of the Code, and each such party agrees that it will not take a position inconsistent therewith. Parent and each of HK and the EA Parties hereby agrees to timely file the information required by Treas. Reg. Section 1.351-3 with its income tax return for the year in which the transactions contemplated by this Agreement occur and to comply with the record keeping requirements of Treas. Reg. Section 1.351-3.

4.10     Senior Preferred Stock.   Parent agrees that it will not issue any shares of its Senior Preferred Stock, par value $0.01 per share, to be authorized in the Restated Certificate, unless the Company fails to consummate the transaction contemplated by Section 5.1(e) of the Company Disclosure Letter in accordance with the terms of the Merger Agreement prior to the Contribution Closing.

V.            MISCELLANEOUS.

5.1        Notices.   All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy, telegraph or telex), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent, answerback received, addressed as follows to Parent and the Shareholder Parties, or to such other address as may be hereafter notified by the parties hereto:

(a)        if to Parent or Merger Sub, to it at the following address:

Meteor Holding Corporation
c/o Francisco Partners
2882 Sand Hill Road, Suite 280
Menlo Park, CA 94025

Attn:                   Dipanjan Deb
Ann Savellano

Telecopy: 650-233-2999

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with a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA  94304

Attn:                 Larry W. Sonsini
John A. Fore
Robert T. Ishii

Telecopy: 650-493-6811

(b)        If to a Shareholder Party, to it at its address set forth in the Stockholders Agreement.

5.2        Governing Law; Consent to Jurisdiction.   This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York. Each of the parties to this Agreement (a) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each of the parties hereby consents to service of process in any such proceeding in any manner permitted by applicable law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 5.1 hereof is reasonably calculated to give actual notice.

5.3        Waiver of Jury Trial.   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

5.4        Successors.   All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors.

5.5        Assignment.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that notwithstanding the foregoing, Parent may assign its rights and obligations hereunder to any Affiliate without the prior written consent of the other parties hereto; provided further that (a) no such assignment shall relieve Parent of its obligations hereunder and (b) any such assignment shall be economically neutral to the Shareholder Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

5.6        Counterparts.   This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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5.7        Interpretation.   The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

5.8        Survival.   The representations and warranties contained herein will survive the Contribution Closing.

5.9        Amendments and Waivers.   No amendment, modification or supplement to the Agreement shall be enforced against any party unless such amendment, modification or supplement is in writing and signed by Parent and each of the Shareholder Parties. Any waiver by any party of any term of this Agreement shall not operate as or be construed to be a waiver of any other term of this Agreement. Any waiver must be in writing and signed by the Party charged therewith.

5.10     Integration.   This Agreement, the Merger Agreement, the Stockholders Agreement and the documents referred to herein and therein or delivered pursuant hereto or thereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to this subject matter. There are no third party beneficiaries having rights under or with respect to this Agreement.

5.11     Severability.   The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

5.12     Specific Performance.   The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, Parent and the Shareholder Parties have executed this Agreement as of the day and year first above written.

METEOR HOLDING CORPORATION
By:	/s/ DAVID T. IBNALE
Name: David T. ibnAle
Title: Vice President and Treasurer

/s/ C. HARRY KNOWLES
C. Harry Knowles
/s/ JANET H. KNOWLES
Janet H. Knowles
TRUST UNDER AGREEMENT OF C. HARRY KNOWLES DATED 4/8/94 FBO DIANN H. LYNMAM
By	/s/ ED PLASKY
Name: Ed Plasky
Title: Trustee
TRUST UNDER AGREEMENT OF C. HARRY KNOWLES DATED 4/8/94 FBO DONNAH M. STARZYNSKI
By	/s/ ED PLASKY
Name: Ed Plasky
Title: Trustee
TRUST UNDER AGREEMENT OF C. HARRY KNOWLES DATED 4/8/94 FBO HARRY H. KNOWLES, II
By	/s/ ED PLASKY
Name: Ed Plasky
Title: Trustee
TRUST UNDER AGREEMENT OF C. HARRY KNOWLES DATED 4/8/94 FBO MARJORIE B. KNOWLES
By	/s/ ED PLASKY
Name: Ed Plasky
Title: Trustee

TRUST UNDER AGREEMENT OF C. HARRY KNOWLES DATED 4/8/94 FBO ROBERT H. KNOWLES
By	/s/ ED PLASKY
Name: Ed Plasky
Title: Trustee
THE C. HARRY KNOWLES GRANTOR RETAINED ANNUITY TRUST NO.1
By	/s/ C. HARRY KNOWLES
Name: C. Harry Knowles
Title: Trustee
THE C. HARRY KNOWLES CHARITABLE REMAINDER ANNUITY TRUST NO.1
By	/s/ JANET H. KNOWLES
Name: Janet H. Knowles
Title: Trustee
JANET H. AND C. HARRY KNOWLES FOUNDATION, INC.
By	/s/ C. HARRY KNOWLES
Name: C. Harry Knowles
Title: President
THE KNOWLES CHARITABLE FOUNDATION, A NEW JERSEY NONPROFIT CORPORATION
By	/s/ C. HARRY KNOWLES
Name: C. Harry Knowles
Title: President

Schedule I

HK Contribution

HK Contribution (shares of Company Common Stock)
C. Harry Knowles	1,680,578	(1)

       (1) The total HK Contribution will be adjusted at the time of the Contribution Closing to the extent necessary to ensure that HK owns 15% of the outstanding shares of Parent Common Stock and 15% of the outstanding shares of Parent Junior Preferred Stock as of the Contribution Closing.

Schedule II

HK Shares

	Shares of Parent Common Stock		Shares of Parent Junior Preferred Stock
C. Harry Knowles	12,436,280	(1)	27,982	(1)

       (1) The total number of HK Shares will be adjusted at the time of the Contribution Closing to the extent necessary to ensure that HK owns 15% of the outstanding shares of Parent Common Stock and 15% of the outstanding shares of Parent Junior Preferred Stock.

Schedule III

Shareholder Party Beneficial Ownership

Shareholder Party	Beneficial Ownership (Shares of Company Common Stock)
C. Harry Knowles	3,475,928
Janet H. Knowles	0
The C. Harry Knowles Charitable Remainder Annuity Trust No.1	648,650
The Knowles Charitable Foundation	648,650
Janet H. and C. Harry Knowles Foundation, Inc.	4,049,460
Trust under Agreement of C. Harry Knowles dated 4/8/94 FBO:
Diann H. Lynmam	100,179
Donnah M. Starzynski	100,179
Harry H. Knowles, II	59,798
Marjorie B. Knowles	59,798
Robert H. Knowles	60,598
C. Harry Knowles Grantor Retained Annuity Trust No.1	203,891
Total Shares	9,407,131

ANNEX C-2

CONTRIBUTION AND VOTING AGREEMENT

CONTRIBUTION AND VOTING AGREEMENT, dated as of September 12, 2006 (this “Agreement”), between (i) Meteor Holding Corporation, a Delaware corporation (“Parent”), on the one hand, and (ii) each of (A) Elliott Associates, L.P., a Delaware limited partnership (“EA”) and (B) Elliott International, L.P., a Cayman Islands limited partnership (“EI”, and together with EA, the “Co-Investors”), on the other hand. Unless expressly provided otherwise in this Agreement, capitalized terms defined in the Merger Agreement when used in this Agreement shall have the same meanings set forth in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time, the “Merger Agreement”), with Metrologic Instruments, Inc., a New Jersey corporation (the “Company”) and Meteor Merger Corporation, a New Jersey corporation (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) and as a wholly owned subsidiary of Parent;

WHEREAS, in connection with the consummation of the Merger, each of the Co-Investors shall become parties to a stockholders’ agreement in the form attached hereto as Exhibit A (the “Stockholders Agreement”);

WHEREAS, in connection with the consummation of the Merger, C. Harry Knowles (the “HK Investor”) and certain other parties have entered into a Contribution and Voting Agreement with Parent dated as of the date hereof (the “HK Agreement”) pursuant to which, among other things, the HK Investor has agreed to contribute shares of Company Common Stock (as defined herein) (the “HK Company Shares”) in exchange for shares of Parent Common Stock (as defined herein) and Parent Junior Preferred Stock (as defined herein) (the “HK Shares”), in accordance with the terms and conditions of the HK Agreement;

WHEREAS, in connection with the execution of the Merger Agreement, Parent has received certain financing commitments and agreements from FP-Metrologic, LLC (the “FP Investor”) with respect to the provision of equity financing to effect the Merger (the “Equity Financing Commitments”);

WHEREAS, in connection with the execution of the Merger Agreement, Parent has received certain financing commitments and agreements from Morgan Stanley Senior Funding, Inc. (the “Lender”) with respect to the provision of debt financing to effect the Merger (the “Debt Financing Commitments”, and together with the Equity Financing Commitments, the “Financing Commitments”);

WHEREAS, the Co-Investors desire to contribute certain property to Parent as provided herein in exchange for the Co-Investor Shares (as defined herein), and it is intended that the issuance of the Co-Investor Shares in exchange for such property, when taken together with the issuance of the HK Shares in exchange for the HK Company Shares and the FP Investor’ purchase of the FP Shares, will qualify as tax-free exchanges within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties hereto desire to make certain agreements, representations, warranties and covenants in connection with the Merger, the Merger Agreement, the Stockholders Agreement, the Financing Commitments and the transactions contemplated hereby and thereby (collectively, the “Transactions”).

NOW, THEREFORE, in consideration of the mutual covenants and conditions as hereinafter set forth, the parties hereto do hereby agree as follows:

I.                   CONTRIBUTIONS.

1.1        Co-Investor Contributions.   At the Contribution Closing (as defined below), upon the terms and subject to the conditions of this Agreement, each of the Co-Investors hereby agrees, severally and not jointly, to transfer, contribute and deliver to Parent the number of shares of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”) set forth opposite its name on Schedule I hereto (the “Co-Investor Contributions”). In exchange for the Co-Investor Contributions, Parent hereby agrees to issue at the Contribution Closing to each of the Co-Investors the number of shares of Common Stock, par value $0.01 per share, of Parent (“Parent Common Stock”) and the number of shares of Junior Preferred Stock, par value $0.01 per share, of Parent (“Parent Junior Preferred Stock”) set forth opposite its name on Schedule II hereto (the “Co-Investor Shares”). The allocation of shares of Parent Common Stock and Parent Junior Preferred Stock to be issued to each Co-Investor in exchange for the Co-Investor Contribution will be in the same relative proportion as the allocation of the shares of Parent Common Stock and Parent Junior Preferred Stock issued to the FP Investor in exchange for funding its Equity Financing Commitments (the “FP Shares”). The Parent Junior Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in the restated certificate of incorporation of Parent in substantially the form attached as Exhibit B hereto (the “Restated Certificate”).

1.2        Delivery of Funds and Certificates.   Subject to the satisfaction (or waiver by the parties entitled to the benefit thereof) of the conditions set forth in Section 1.3 of this Agreement, the closing of the transactions contemplated hereby (the “Contribution Closing”) will take place at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304, or at such other location as the parties may mutually agree, immediately prior to the Closing (as defined in the Merger Agreement). At the Contribution Closing, Parent will deliver to each of the Co-Investors duly executed certificates, registered in the Co-Investor’s name, representing the Co-Investor Shares being issued to such Co-Investor at the Contribution Closing, against the transfer, contribution and payment to Parent of the Co-Investor Contribution by such Co-Investor (including the delivery of certificates evidencing the applicable number of shares of Company Common Stock with respect to such Co-Investor duly endorsed to Parent or, if not held in certificated form, other evidence of transfer of such Company Common Stock reasonably acceptable to Parent), which shall represent payment in full for such Co-Investor Shares.

1.3        Conditions to the Obligations of the Parties Hereunder.   The respective obligations of the Co-Investors to Parent to consummate the transactions contemplated by this Article I of this Agreement shall be several, and not joint, and shall be subject to and conditioned upon the following: (i) the representations and warranties of Parent set forth in this Agreement being true and correct in all material respects at and as of the Closing as if made at and as of the Closing; (ii) Parent’s compliance in all material respects with its obligations hereunder; (iii) the absence of any prohibition against the consummation of the transactions contemplated hereby by any applicable law, statute, rule, regulation, judgment or order of any governmental authority of competent jurisdiction; (iv) the filing by Parent of the Restated Certificate (which Restated Certificate shall provide that it is to be effective upon filing); (v) the furnishing of funds by the FP Investor to Parent in satisfaction of its obligations to Parent with respect to the Equity Financing Commitments and the execution by the FP Investor of the Stockholders Agreement; and (vi) the satisfaction or waiver by Parent (in accordance with this Agreement) and/or the Company, as applicable, of all of the conditions to the consummation of the Merger (as set forth in the Merger Agreement); provided that the satisfaction, or waiver by Parent, of the conditions to the consummation of the Merger set forth in Section 7.2(e) or Section 7.2(f) of the Merger Agreement shall not be a condition to the performance by the Co-Investors of their respective obligations to Parent hereunder. Parent’s agreement with each

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Co-Investor is a separate agreement, and the issuance of Shares to each Co-Investor in exchange for such Co-Investor’s contribution in accordance with the terms hereof is a separate issuance of Shares.

1.4        Termination.   This Agreement shall automatically terminate and the Transactions shall be abandoned if at any time prior to the Contribution Closing the Merger Agreement shall have been terminated, and upon such termination this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent or any of the Co-Investors under this Agreement; provided however, that: (a) any such termination of this Agreement shall not relieve any party from liability for any willful breach of this Agreement; and (b) Section 4.4 (Fees and Expenses), this Section 1.4 (Termination) and Article V (Miscellaneous) of this Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

II.              REPRESENTATIONS AND WARRANTIES.

2.1        Representations and Warranties of Parent.   Parent represents and warrants to the Co-Investors as follows:

(a)        Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and the agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by Parent of this Agreement and the agreements contemplated hereby, the performance by Parent of its obligations hereunder and thereunder, and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action, except for the approval of the Restated Certificate. This Agreement has been duly executed and delivered by Parent and, assuming the due authorizations, executions and deliveries thereof by the other parties hereto, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law). At the Contribution Closing, the Stockholders Agreement will have been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery thereof by the other parties thereto, will constitute a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except  as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).

(b)        The execution, delivery and performance by Parent of this Agreement and the Stockholders Agreement and the agreements contemplated hereby and thereby and the consummation by Parent of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any law, rule or regulation applicable to Parent or its properties or assets, (ii) upon obtaining the requisite approval of Parent’s board of directors and stockholders of the Restated Certificate and the effective filing of the Restated Certificate, violate the provisions of the certificate of incorporation or bylaws of Parent, (iii) violate, conflict with or result in any breach, default or contravention of, or the creation of any Lien under, any note, bond, mortgage, contract, agreement, license or other instrument or obligation to which Parent is a party or by which it or any of its assets are bound, except for such violations, conflicts, breaches, defaults, contraventions or Liens, that, individually or in the aggregate, are not reasonably likely to result in a material adverse effect on the ability of Parent to consummate the Transactions, or (iv) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to Parent or their properties or assets.

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(c)        No consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party (including, without limitation, governmental and quasi-governmental agencies, authorities and instrumentalities of competent jurisdiction) by Parent in order (i) for each of this Agreement and the Stockholders Agreement to constitute a legal, valid and binding obligation of Parent or (ii) to authorize or permit the consummation by Parent of the issuance of the Co-Investor Shares, except (A) to the extent required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and any similar applicable competition or antitrust laws, (B) the filing of the Restated Certificate with the Secretary of State of the State of Delaware and (C) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the issuance of the Co-Investor Shares.

(d)        As of the date hereof, the authorized capital stock of Parent consists of 1,000 shares of Parent Common Stock. As of the date hereof, one (1) share of Parent Common Stock is issued and outstanding and held of record by the FP Investor. There are no options, warrants or other rights to purchase capital stock of Parent, or securities convertible into or exercisable or exchangeable for capital stock of Parent, except pursuant to this Agreement, the HK Agreement and agreements to be entered into between Parent and the FP Investor to effect the Equity Financing Commitments. Parent has delivered to the Co-Investors true and complete copies of its charter and bylaws as in effect on the date hereof.

(e)        The Co-Investor Shares, when issued and delivered in accordance with the terms hereof and upon receipt of payment required to be made hereunder, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any mortgage, pledge, security interest, claim, encumbrance, lien or charge of any kind, excluding restrictions under applicable securities laws (each, a “Lien”), except as may be otherwise set forth in the Stockholders Agreement.

(f)         Parent was organized solely for the purpose of effecting the Transactions and as of the Contribution Closing will have engaged in no activity other than in connection with the Transactions.

(g)        Assuming (A) the Co-Investors satisfy their obligations with respect to the Co-Investor Contributions, (B) the HK Investor satisfy his obligations with respect to contributing the HK Company Shares in accordance with the HK Agreement (the “HK Contributions”) and (C) the FP Investor fund its obligations pursuant to the Equity Financing Commitments, in each case at or prior to the Contribution Closing, (i) the FP Investor, the HK Investor and the Co-Investors, when taken together, shall hold at least 80% of the voting stock of Parent and at least 80% of each class of nonvoting stock, if any, at the time of the Contribution Closing, and (ii) the Co-Investor Contributions, HK Contributions, the equity financing provided by the FP Investor, and the debt financing provided by the Lender, together with cash and fully liquid cash equivalents on the Company’s balance sheet as of the Closing, will be sufficient to pay the Merger Consideration (as defined in the Merger Agreement) and all expenses of Parent, the FP Investor, the HK Investor and the Co-Investors.

(h)        Parent has no current plan or intention to reacquire any of the FP Shares, the HK Shares or the Co-Investor Shares. Parent will not cause any action to be taken or fail to take any action that is reasonably likely to prevent the stock issuances to the Co-Investors and the HK Investor contemplated by this Agreement from qualifying as tax-free exchanges under Section 351 of the Code; provided, however, that Parent shall not be prohibited from taking any action that is permitted by this Agreement or any other agreement referenced herein.

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(i)         Parent (i) is an “accredited investor” within the definition of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act, (ii) is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that he is able to fend for itself, can bear the economic risk of its investment in the Company, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Subject Shares and can afford a complete loss of its investment, (iii) understands that no public market will exist for the Subject Shares and there is no assurance that a pubic market will ever exist for the Subject Shares and (iv) understands that the Subject Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Subject Shares or an available exemption from registration under the Securities Act, the Subject Shares must be held indefinitely.

2.2        Representations and Warranties of the Co-Investors.   Each of the Co-Investors represents and warrants, severally and not jointly, to Parent that:

(a)        The execution and delivery by such Co-Investor of this Agreement and the Stockholders Agreement and the documents contemplated hereby and thereby, the performances by such Co-Investor of its obligations hereunder and thereunder and the consummations by such Co-Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Co-Investor. This Agreement has been duly executed and delivered by such Co-Investor and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes a legal, valid and binding obligation of such Co-Investor, enforceable against such Co-Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law). At the Contribution Closing, the Stockholders Agreement will have been duly executed and delivered by such Co-Investor and, assuming the due authorization, execution and delivery thereof by the other parties thereto, will constitute a legal, valid and binding obligation of such Co-Investor, enforceable against such Co-Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).

(b)        The execution, delivery and performance by such Co-Investor of this Agreement and the Stockholders Agreement and the agreements contemplated hereby and thereby and the consummation by such Co-Investor of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the passage of time or both, (i) subject to the receipt of any required antitrust approvals, violate in any material respect the provisions of any law, rule or regulation applicable to such Co-Investor or its properties or assets, (ii) violate the provisions of the constituent organizational documents or other governing instruments applicable to such Co-Investor, as amended to date, (iii) violate, conflict with or result in any breach, default or contravention of, or the creation of any Lien under, any note, bond, mortgage, contract, agreement, license or other instrument or obligation to which such Co-Investor is a party or by which it or any of its assets are bound, except for such violations, conflicts, breaches, defaults, contraventions or Liens, that, individually or in the aggregate, are not reasonably likely to result in a material adverse effect on the ability of such Co-Investor to consummate the Transactions, or (iv) violate in any material respect any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to such Co-Investor or its properties or assets.

(c)        Such Co-Investor (i) is an “accredited investor” within the definition of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act, (ii) is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of

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development and acknowledges that it is able to fend for itself, can bear the economic risk of such Co-Investor’s investment in Parent, and has such knowledge and experience in financial and business matters that such Co-Investor is capable of evaluating the merits and risks of the investment in the Co-Investor Shares and can afford a complete loss of its investment, (iii) has not been organized for the purpose of acquiring the Co-Investor Shares, (iv) understands that no public market now exists for the Co-Investor Shares and there is no assurance that a pubic market will ever exist for the Co-Investor Shares and (v) understands that the Co-Investor Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Co-Investor Shares or an available exemption from registration under the Securities Act, the Co-Investor Shares must be held indefinitely.

(d)        Such Co-Investor’s total beneficial ownership of shares of outstanding Company Common Stock as of the date hereof is accurately set forth opposite such Co-Investor’s name on Schedule III hereto, and each of such shares representing Co-Investor Contributions when transferred and delivered to Parent, upon the terms and subject to the conditions set forth herein, will be free and clear of all Liens.

(e)        Such Co-Investor (i) has no binding commitment to dispose of any of the Co-Investor Shares; (ii) has not engaged in any discussions with third parties concerning the potential sale of the Co-Investor Shares; and (iii) will not intentionally cause any action to be taken that is reasonably likely to prevent the transactions contemplated by this Agreement from qualifying as a tax-free exchange under Section 351 of the Code.

(f)         No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of such Co-Investor or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the Transactions.

III.         VOTING AND EXCLUSIVITY.

3.1        Voting; Proxy.

(a)        Each of the Co-Investors agrees to vote or consent (or cause to be voted or consented), in person or by proxy, all shares of Company Common Stock beneficially owned or held of record by such Co-Investor or to which such Co-Investor has, directly or indirectly, the right to vote or direct the voting (the “Subject Shares”) in favor of the Merger Agreement, the Merger and the other Transactions and any other matter required to effect the Transactions (including one or more adjournments if necessary to solicit additional proxies if there are insufficient votes at the time of any meeting held to approve the Merger Agreement) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company called to consider such matters; and in the event the approval of such matters is sought through an action by written consent of the stockholders in lieu of a meeting, to timely execute and deliver such written consent in favor of such matters.

(b)        Each of the Co-Investors agrees to vote or consent (or cause to be voted or consented), in person or by proxy, all Subject Shares (i) against any Acquisition Proposal or any agreement or transaction with respect to any Acquisition Proposal and (ii) against any amendment of the Company’s certificate of incorporation or bylaws or other proposal or transaction involving the Company or any of its Subsidiaries (as defined in the Merger Agreement), which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other Transactions or change in any manner the voting rights of Company Common Stock, in each case at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company called to consider such matters; and in the event the approval of such matters is sought through an action by written consent of the stockholders in lieu of a meeting, to not consent to such action.

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(c)        In order to effectuate the parties’ intent under Section 3.1(a) and Section 3.1(b), each Co-Investor hereby grants to Dipanjan Deb, David ibnAle and Andrew Kowal, with full power of substitution and resubstitution, an irrevocable proxy, which proxy is coupled with an interest, to exercise all voting, consent and similar rights of the Co-Investor with respect to the Subject Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of the Merger Agreement, the Merger and the other Transactions and any other matter required to effect the Transactions (including in favor of one or more adjournments if necessary to solicit additional proxies if there are insufficient votes at the time of any meeting held to approve the Merger Agreement); (ii) against any Acquisition Proposal or any agreement or transaction with respect to any Acquisition Proposal; and (iii) against any amendment of the Company’s certificate of incorporation or bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other Transactions or change in any manner the voting rights of Company Common Stock.

3.2        Transfer.   Except for the Co-Investor Contributions to Parent, the proxy granted pursuant to Section 3.1(c), and the transfer of the Subject Shares pursuant to the Merger Agreement, each Co-Investor agrees not to, directly or indirectly, sell, transfer, pledge, hypothecate, distribute or otherwise dispose of any Subject Shares or grant any proxies, deposit any Subject Shares into any voting trust, or enter into any voting agreement, with respect to such Subject Shares, provided, however, that a Co-Investor may transfer or assign Subject Shares to a Permitted Transferee (as such term is defined in the Stockholders Agreement with respect to the Co-Investors) so long as (i) Parent is given written notice prior to said transfer or assignment, stating the name and address of the Permitted Transferee and specifying the number of Subject Shares that are intended to be transferred or assigned and (ii) the Permitted Transferee assumes in writing the obligations of the transferring Co-Investor under this Agreement.

3.3        Exclusivity.   Each Co-Investor shall not, and it shall cause each of its Subsidiaries, Affiliates (except the Company) and its and their respective Representatives acting on their behalf to not, directly or indirectly, (i) solicit, initiate, encourage, or induce the making, submission or announcement of, any inquiry, proposal or offer with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish to any Person (other than to its Representatives or to Parent or any designees of Parent) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than to its Representatives or to Parent or any designees of Parent), or take any other action intended to assist or facilitate any inquiries or the making of any proposal or offer that constitutes, or that could reasonably be expected to lead to, an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, or (v) enter into any letter of intent, memorandum of understanding, agreement in principle or Contract (as defined in the Merger Agreement) contemplating or otherwise relating to an Acquisition Proposal. Each Co-Investor shall, and shall cause each of its Subsidiaries and its and their respective Representatives acting on its behalf to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal.

3.4        Certain Definitions.   For purposes of this Agreement, the following terms will have the following meanings:

“Acquisition Proposal” means any proposal or offer (i) relating to a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving the

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Company or any of its Subsidiaries, (ii) for the issuance by the Company of 20% or more of its total outstanding voting securities or (iii) to acquire in any manner, directly or indirectly, 20% or more of the capital stock or assets of the Company or any of its Subsidiaries, in each case other than the Merger and the other Transactions.

“Affiliate” means, when used with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity (as defined in the Merger Agreement).

“Representative” means, with respect to any Person, its directors, officers or other employees, Affiliates, or any investment banker, attorney, accountant or other advisor or representative retained by such Person.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest in such entity.

IV.         OTHER COVENANTS.

4.1        Merger Agreement.   The parties hereto acknowledge and agree that Parent will have sole discretion with respect to (a) determining whether the conditions set forth in the Merger Agreement have been satisfied by the appropriate parties thereto and/or whether to waive any of such conditions pursuant to the terms of the Merger Agreement, and (b) the manner and timing of Parent’s compliance with the covenants applicable to Parent under the Merger Agreement.

4.2        Amendment of Certificate of Incorporation of Parent.   At or prior to the Contribution Closing, Parent agrees to cause its certificate of incorporation to be amended and restated to read as set forth in the Restated Certificate and to file the Restated Certificate with the Secretary of State of the State of Delaware.

4.3        Financing Documents.   The parties hereto acknowledge and agree that Parent will have sole discretion with respect to the negotiation of definitive debt financing documents with the Lender (or any other debt financing sources) and any supporting lenders based upon the Debt Financing Commitments.

4.4        Fees and Expenses.

(a)        Subject to Section 4.4(b), the Expenses incurred by each party hereto will be borne by the party incurring such Expenses.

(b)        Parent shall reimburse each Co-Investor for its reasonable out-of-pocket Expenses; provided, however, that Parent shall have no obligation under this Section 4.4(b) to a Co-Investor in the event the Co-Investor fails to make the Co-Investor Contribution at the Contribution Closing if such Co-Investor Contribution is required to be made by the terms hereof.

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(c)        For purposes of this Agreement, “Expenses” shall mean, with respect to a party, the fees and expenses incurred by that party in connection with the authorization, preparation, negotiation, execution and performance of this Agreement, the Restated Certificate, the Stockholders Agreement, any related agreements and the transactions contemplated hereby and thereby (including the fees and expenses of counsel, accountants, investment bankers, financing sources and consultants).

4.5        Agreement to Cooperate; Further Assurances.   Subject to the terms and conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to satisfy its obligations hereunder.

4.6        Notification of Certain Matters.   Each Co-Investor shall give prompt notice to Parent, and Parent shall give prompt notice to each Co-Investor, as the case may be, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such Co-Investor or Parent, as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Contribution Closing and (b) any failure of Parent or such Co-Investor, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.6 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by any party pursuant to this Section 4.6 shall prevent or cure any misrepresentations, breach of warranty or breach of covenant.

4.7        Public Statements.   Before any of the Co-Investors shall release any statements concerning this Agreement, the Merger Agreement, the Stockholders Agreement, the Financing Commitments, the Transactions or any of the matters contemplated hereby and thereby which is intended for or may result in public dissemination thereof, such Co-Investor shall cooperate with the other parties hereto and provide the other parties the reasonable opportunity to review and comment upon any such statements and, unless otherwise required by law, shall not release or permit release of any such information without the consent of the other parties, which shall not be unreasonably withheld.

4.8        Execution of Stockholders’ Agreement.   At the Contribution Closing, each of the Co-Investors shall execute and deliver to the other parties thereto the Stockholders Agreement.

4.9        Tax Matters.   Parent and each of the Co-Investors agree to report the transactions contemplated by this Agreement in a manner consistent with the intent of the parties hereto that such transactions qualify as a tax-free exchange within the meaning of Section 351 of the Code, and each such party agrees that it will not take a position inconsistent therewith. Parent and each of the Co-Investors hereby agrees to timely file the information required by Treas. Reg. Section 1.351-3 with its income tax return for the year in which the transactions contemplated by this Agreement occur and to comply with the record keeping requirements of Treas. Reg. Section 1.351-3.

4.10     Senior Preferred Stock.   Parent agrees that it will not issue any shares of its Senior Preferred Stock, par value $0.01 per share, to be authorized in the Restated Certificate, unless the Company fails to consummate the transaction contemplated by Section 5.1(e) of the Company Disclosure Letter in accordance with the terms of the Merger Agreement prior to the Contribution Closing.

V.              MISCELLANEOUS.

5.1        Notices.   All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy, telegraph or telex), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice,

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when sent, answerback received, addressed as follows to Parent and the Co-Investors, or to such other address as may be hereafter notified by the parties hereto:

(a)        if to Parent or Merger Sub, to it at the following address:

Meteor Holding Corporation
c/o Francisco Partners
2882 Sand Hill Road, Suite 280
Menlo Park, CA 94025
Attn:	Dipanjan Deb
Ann Savellano
Telecopy: 650-233-2999
with a copy to:
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attn:	Larry W. Sonsini
John A. Fore
Robert T. Ishii
Telecopy: 650-493-6811

(b)        If to a Co-Investor, to it at its address set forth in the Stockholders Agreement.

5.2        Governing Law; Consent to Jurisdiction.   This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York. Each of the parties to this Agreement (a) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each of the parties hereby consents to service of process in any such proceeding in any manner permitted by applicable law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 5.1 hereof is reasonably calculated to give actual notice.

5.3        Waiver of Jury Trial.   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

5.4        Successors.   All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors.

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5.5        Assignment.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that notwithstanding the foregoing, Parent may assign its rights and obligations hereunder to any Affiliate without the prior written consent of the other parties hereto; provided further that (a) no such assignment shall relieve Parent of its obligations hereunder, and (b) any such assignment shall be economically neutral to the Co-Investors. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

5.6        Counterparts.   This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.7        Interpretation.   The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

5.8        Survival.   The representations and warranties contained herein will survive the Contribution Closing.

5.9        Amendments and Waivers.   No amendment, modification or supplement to the Agreement shall be enforced against any party unless such amendment, modification or supplement is in writing and signed by Parent and each of the Co-Investors. Any waiver by any party of any term of this Agreement shall not operate as or be construed to be a waiver of any other term of this Agreement. Any waiver must be in writing and signed by the Party charged therewith.

5.10     Integration.   This Agreement, the Merger Agreement, the Stockholders Agreement, the letter agreement between Parent and EA of even date herewith regarding sharing of certain fees, and the documents referred to herein and therein or delivered pursuant hereto or thereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to this subject matter. There are no third party beneficiaries having rights under or with respect to this Agreement.

5.11     Severability.   The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

5.12     Specific Performance.   The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, Parent and the Co-Investors have executed this Agreement as of the day and year first above written.

METEOR HOLDING CORPORATION
By:	/s/ DAVID T. IBNALE
	Name:	David T. ibnAle
	Title:	Vice President and Treasurer

ELLIOTT ASSOCIATES, L.P.
By:	ELLIOTT CAPITAL ADVISORS, L.P. its General Partner
By:	BRAXTON ASSOCIATES, INC. its General Partner
By	/s/	ELLIOT GREENBERG
		Name:	Elliot Greenberg
		Title:	Vice President
ELLIOTT INTERNATIONAL, L.P.
By:	ELLIOTT INTERNATIONAL CAPITALADVISORS INC.
as Attorney-in-Fact
By	/s/	ELLIOT GREENBERG
		Name:	Elliot Greenberg
		Title:	Vice President

Schedule I

Co-Investor Contributions

Co-Investor	Co-Investor Contribution (shares of Company Common Stock)
Elliott Associates, L.P.	681,553
Elliott International, L.P.	1,022,332

Schedule II

Co-Investor Shares

Co-Investor	Shares of Parent Common Stock	Shares of Parent Junior Preferred Stock
Elliott Associates, L.P.	5,043,492	11,348
Elliott International, L.P.	7,565,257	17,022

Schedule III

Co-Investor Beneficial Ownership

Co-Investor	Beneficial Ownership (Shares of Company Common Stock)
Elliott Associates, L.P.	681,553
Elliott International, L.P.	1,022,332

Annex D

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 10-K

Annual Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2005	Commission file number 0-24712

METROLOGIC INSTRUMENTS, INC.

A New Jersey Corporation

I.R.S. Employer Identification No. 22-1866172

90 Coles Road

Blackwood, New Jersey  08012

856-228-8100

Common stock traded on Nasdaq Stock Market

Securities registered pursuant to Section 12(g) of the Act: Common Stock, Par Value $.01 Per Share

Indicate by check mark if the Registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐   No ☒

Indicate by check mark if the Registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐   No ☒

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒   No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12B-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐   No ☒

The aggregate market value of the voting stock held by non-affiliates of the Registrant as of  the last business day of the Registrant’s most recently completed second fiscal quarter was approximately $150,413,000 calculated by excluding all shares held by executive officers, directors and 5% stockholders of the Registrant without conceding that all such persons are “affiliates” of the Registrant for purposes of the federal securities laws.

As of March 1, 2006 there were 22,367,338 shares of Common Stock outstanding.

Documents Incorporated by Reference

Portions of the following documents are incorporated by reference:

Part III—The Registrant’s definitive Proxy Statement for its 2006 Annual Meeting of Shareholders, to be filed not later than 120 days after the close of the fiscal year.

PART I

Item 1.                        Business

Overview

Metrologic Instruments, Inc. and its subsidiaries (referred to herein as “we”, “us” “our” or the “Company”) are experts in optical image capture and processing solutions. We utilize our expertise to design, manufacture and market sophisticated imaging and scanning solutions serving a variety of point-of-sale, commercial and industrial applications. Our solutions utilize a broad array of laser, holographic and vision-based technologies designed to provide superior functionality and a compelling value proposition for our customers.

The majority of our sales are derived from products that scan and decode bar codes. We believe that over half of our installed base of scanners are in use in retail environments. In addition, we design and manufacture sophisticated advanced optical systems for government and commercial customers. We believe we have been able to increase our market share in our bar code scanner markets by offering products with superior performance and features at price points that are very competitive with the products offered by others and by providing superior customer service.

Our business is divided into two major segments: (a) Data Capture & Collection and (b) Industrial Automation & Optical Systems.

Data Capture & Collection

Our Data Capture & Collection products include, but are not limited to, bar code scanners, OEM bar code reading engines and portable data collection devices. Bar code scanners are typically either handheld scanners or fixed projection scanners. Handheld bar code scanners are principally suited for retail point-of-sale, document processing, library, healthcare and inventory applications. Fixed projection scanners, which can be mounted on or in a counter, are principally suited for supermarkets, convenience stores, mass merchandisers, health clubs and specialty retailers. OEM bar code reading engines are scanning modules for use in a variety of devices and machines like mobile computing devices, PDAs, kiosks, and lottery terminals. Portable data collection devices are rugged handheld computers which typically employ a bar code reader and are used in data management applications such as supply chain inventory and price lookup.

Industrial Automation/Optical Systems

Industrial Automation systems are comprised of fixed position readers that are either laser- or vision-based. These systems range from simple, one-scanner solutions to complex, integrated systems incorporating multi-scanner, image capture and dimensioning technologies. Optical Systems are comprised of advanced electro-optical systems including wavefront sensors, adaptive optics systems and custom instrumentation.

For additional information concerning our business segments, please refer to Note 12, Financial Reporting For Business Segments and Geographical Information, to our Consolidated Financial Statements.

Since 2001, we have increased sales, cash flow from operations and net income. We have accomplished this primarily by applying our engineering expertise to develop innovative products that have expanded our market opportunities and by focusing on cost reduction to maintain a competitive advantage. Our commitment to cost reduction has enabled us to focus on offering products with leading technology at competitive prices. Additionally, we have decreased our overall direct manufacturing costs as a percentage of sales from 60.3% in 2000 to 56.8% in 2005. This was accomplished despite increasing sales to Tier 1 retailers with aggressive pricing as well as higher contribution from our lower profitable products and our optical systems business.

We were founded over 37 years ago in 1968 by C. Harry Knowles, Chairman and former Chief Executive Officer as a New Jersey Corporation. We are a vertically integrated manufacturer, producing most of our own optics, coatings and components in our manufacturing and design facilities in the United States and China. We have developed a broad portfolio of intellectual property that includes over 365 patents that we aggressively protect. We employ a direct sales force and have a broad network of distributors and value added resellers, or VARs, to serve our worldwide customers through offices in 18 countries.

Our Markets

Market Background

Automatic Identification and Data Capture, or AIDC, is the identification and direct collection of data into a microprocessor-controlled device, such as a computer system, without the use of a manual input device, such as a keyboard. AIDC technologies accelerate the speed at which information is collected and processed and eliminate errors associated with the collection of that information. AIDC covers a compilation of technologies and services, including bar code technologies, vision systems, radio frequency identification (RFID), optical character recognition (OCR), biometrics and card-based technologies.

The largest segment of the AIDC industry is bar code related technology. In the late 1960s, a concerted effort was undertaken to standardize and automate point-of-sale transactions. In 1973, the grocery industry selected the Universal Product Code, or UPC, as the industry standard. Today, there are a variety of bar code formats, or symbologies, that are used in many applications and industries. Bar codes are critical elements in conducting business in today’s global economy because of their ability to accelerate the flow of information with accuracy.

Markets Served

Customers in our markets demand innovative solutions that enable them to more quickly and cost efficiently distribute, track and manage products and information from the early stages of manufacturing to the ultimate purchase by end users. Our industry addresses these needs with bar code scanners (including handheld scanners, fixed position scanners, scan engines and industrial readers), mobile computers, bar code printers and radio frequency identification equipment. We serve primarily the bar code scanner hardware market. In addition, we design and manufacture sophisticated advanced optical systems for government and commercial customers.

Bar Code Scanners

Bar code scanners are typically either handheld scanners or fixed projection scanners that are either laser-or vision-based. Handheld bar code scanners are principally suited for retail point-of-sale, document processing, library, healthcare and inventory applications. Fixed projection scanners, which can be mounted on or in a counter, are principally suited for supermarkets, convenience stores, mass merchandisers, health clubs and specialty retailers. The market for these products is typically served by manufacturers like us, distributors or VARs, depending upon the preference and needs of the end user. We believe that buying decisions by end users are typically based first upon functionality and price, then reliability and service. The sale of data capture & collection products and service accounted for $169.7 million or 80.7% of our revenues in 2005.

Industrial Automation Products

Industrial scanning and dimensioning products are comprised of fixed position systems that are either laser- or vision-based. These systems range from simple, one-scanner solutions to complex, integrated systems incorporating multi-scanner, image capture and dimensioning technologies. Industrial scanning and dimensioning systems are sophisticated unattended solutions utilized by the postal handling, transportation and logistics, retail distribution and automotive industries in high-speed conveying applications. We believe end users purchase these systems based first upon functionality and performance, then reliability, service and price. Included in Industrial Automation sales are revenues from Omniplanar, our software company that was acquired in September 2004 specializing in bar code recognition and decoding software serving various markets including Bar Code scanning hardware manufacturers, postal and document processing. The sale of industrial automation products and service accounted for $14.0 million or 6.6% of our revenues in 2005.

Optical Systems

Optical systems are highly customized, sophisticated, electro-optical systems used in government and commercial applications. Competitors in these markets include government contractors and specialty research and manufacturing companies in the commercial market. We believe contracts are awarded based principally on capability and cost effectiveness. The sale of optical systems accounted for $26.7 million or 12.7% of our revenues in 2005.

Our Competitive Strengths

We design, manufacture and market sophisticated imaging and scanning solutions serving a variety of point-of-sale, commercial and industrial applications. Our competitive strengths include:

Compelling Value Proposition

Through the combination of our ongoing investments in research and development and our dedication to low-cost production disciplines, we are able to offer feature-rich products at competitive prices.

Innovative Solutions Through Technological Leadership

We believe that we are recognized as a technological leader within our industry.

Approximately one out of seven of our employees are employed in an engineering capacity, including our engineering team in Suzhou, China. We believe our engineering expertise and ability to innovate enable us to provide and market a broad range of superior bar code scanners and industrial automation solutions. Additionally, we are focused on applying our innovative technologies to production automation and cost reduction initiatives and to the development of new solutions designed to expand our addressable markets.

Advanced Optical and Advanced Imaging Capabilities

We possess significant expertise in advanced optical and advanced imaging systems for customized, high performance commercial and government applications. Much of the core technology that we develop for these applications is funded through government research and development programs. We believe that these capabilities or this expertise provides us with an advantage relative to our competitors in new product development.

Intellectual Property Portfolio

Over the past five years, we have more than tripled our patent portfolio to over 365 issued patents, and we currently have 195 additional new patent applications pending. We will continue to invest in patent applications and aggressively protect our patent position from competitors who we believe infringe our patents.

Multiple Distribution Channels Worldwide

We sell our products worldwide through direct sales offices located in 18 countries around the world. We primarily sell our products through a growing network of distributors and VARs. Our use of multiple distribution channels worldwide allows us to expand our market presence and ultimately provide our products to more end users. Our direct sales force concentrates on large retail and OEM accounts in North America and, more recently, Europe and Asia.

Vertically Integrated Low-Cost Manufacturing

We have two primary manufacturing facilities for our bar code scanning products, one in Blackwood, New Jersey and one in Suzhou, China. While we outsource some of our component requirements, we believe our ability to manufacture many key components of our products has led to increased quality and lower manufacturing costs, enabling us to be more competitive. The vertical integration of our manufacturing operations also aids in new product development and enables a more rapid response to our end users’ application specific needs.

We design and manufacture an increasing number of our high volume products at our facility in Suzhou, China. Our operations in China allow us to take advantage of lower direct labor, manufacturing and research and development costs.

Our Growth Strategy

Our goal is to increase sales and profits by increasing our market share in our existing markets, by entering new markets in which we can apply our engineering and manufacturing expertise, by reducing our costs and by making selective strategic acquisitions.

Increase Our Share of Existing Markets through New Products and Expanded Sales Efforts

We continually invest in developing new and improved products to meet the changing needs of our existing customers. We have concentrated our direct sales efforts to further penetrate some of the largest retailers in the United States and Europe. We have also expanded our international network of distributors and VARs, and our relationships with OEMs. To better serve our customers and distribution partners, we have increased our investments in support and service capabilities, enhanced product availability and reliability, and increased our custom product design and manufacturing capabilities.

Enter New Markets

A significant portion of our product development activities is focused on the introduction of bar code scanners to address markets that we have not previously served. For example, since 2000, we have introduced 19 new products. We believe that our combination of high quality products and a dedication to personal service and support at competitive price points will enable us to successfully continue to enter and compete in these markets.

Reduce Costs While Maintaining Our Technological Capabilities

Our customers seek low-cost yet reliable and full-featured products. We continually strive to reduce our manufacturing costs through product engineering and design efforts and development of cost-efficient manufacturing equipment and processes. We intend to expand our design and manufacturing capabilities at our Suzhou, China facility to further take advantage of cost efficiencies. Quality and productivity initiatives are also important elements of our cost reduction strategies.

Selectively Pursue Strategic Acquisitions

In addition to our internal development and organic growth, we may selectively pursue strategic acquisitions that we believe will broaden or complement our current technology base and allow us to serve additional end users and their evolving needs. For example, our acquisition of Adaptive Optics Associates, or AOA, in 2001 enhanced our technical and engineering capabilities in industrial and image acquisition applications. Our 2004 acquisition of Omniplanar broadened and strengthened our portfolio of decoding software to include robust omnidirectional decoding of linear, matrix and postal bar code images.

Our Products

Our products include laser-or vision-based bar code scanners, industrial automation products, intelligent image processing software and advanced optical systems. Sold primarily to distributors, VARs, OEMs and directly to end users in various industries worldwide, our products are generally used as part of an integrated system and are connected to a host device, such as a personal computer or electronic point-of-sale equipment. Our products can be classified into one of the following four categories:

•       Data Capture and Collection Products;

•       Industrial Automation readers including High Speed Vision and Scanning Systems;

•       Intelligent image processing software; and

•       Advanced Optical Systems.

Data Capture and Collection Products

Single-line Handheld Bar Code Scanners

We produce a broad line of laser-based bar code scanners that produce a single linear scan line and are predominantly used as handheld devices by their operators. We believe customers choose single-line handheld scanners for their relatively low-cost and portability. They are particularly suited for applications where items vary significantly in size, bar codes are arranged in lists or for reading exceptionally wide bar codes.

Products	Key Features/Benefits	Selected Applications
Eclipse	Entry level laser Shorter scan range
Voyager VoyagerCG VoyagerPDF VoyagerBT

Value-priced, high-end laser
Long scan range
Automatic trigger for presentation scanning

Voyager with CodeGate switch
Voyager with two-dimensional symbol reading
Voyager with Bluetooth wireless communication

Retail point-of-sale Inventory management Library checkout Hospital patient identification Document processing
Focus	Handheld area (matrix) imager High-resolution CMOS technology Reads 1D, 2D stacked and 2D matrix symbologies Picture-taking capabilities
Focus BT	Focus with Bluetooth wireless communication

Combination Handheld/Presentation Bar Code Scanners

We produce a line of compact, laser-based scanners that generate a pattern of 20 intersecting scan lines for scanning bar codes independent of the bar code’s orientation to the scanner, also known as omnidirectional scanning. Given their small size, light weight and omnidirectional capability, compact combination scanners are well suited for applications that require occasional portability given the size of objects being scanned or where counter space is limited.

Products	Key Features/Benefits	Selected Applications
Fusion	Separate scanner and stand for portability Fully adjustable stand Omnidirectional w/selectable single-line menu mode
QuantumT	Omnidirectional w/selectable single-line menu mode Protective Rubber surround Small size	Convenience stores Pharmacy Hardware stores Airline ticketing Apparel and speciality retail
Orbit	Contoured, hand-supportable industrial design Unique one-piece tilting scan head

High Speed Fixed Projection Bar Code Scanners

Our line of fixed projection, laser-based bar code scanners allow operators to quickly sweep bar codes by the scanner in any orientation. This provides easy-to-use, high speed scanning by eliminating or reducing an operator’s need to twist and turn bar codes within the scanner’s working range. Fixed projection scanners are particularly useful in applications that require high throughput, a capability valued by our customers.

Products	Key Features/Benefits	Selected Applications
ArgusScan (Vertical scanner)	Four-position mounting stand Small footprint
InVista (Vertical scanner)	Large scan area User-replaceable window Built-in Electronic Article Surveillance antenna
Horizon (single line in- counter scanner)	User-replaceable window Scratch-resistant window options Built-in Electronic Article Surveillance antenna	Grocery Mass merchandisers Liquor stores
StratosS (Bi-optic in-counter scanner)	Compact 5-sided scanning Integrated weigh scale option Parallel scanning system for speed & uptime	ATM/self-service Gated entry
Stratos (Bi-optic in-counter scanner)	Full size 6-sided scanning Integrated weigh scale option Parallel scanning system for speed & uptime 10-minute filed repair Visual diagnostic indicator

Portable Data Collection Terminals

Our portable data collection terminals are battery-powered handheld devices incorporating a scanning module, a keypad, application software program(s), memory and optional radio communications. Portable data collection terminals are particularly useful in applications that require mobile data management.

Products	Key Features/Benefits	Selected Applications
ScanPal 2	Economical Long battery life Alkaline or rechargeable battery options Laser or linear imger options	Inventory management Price lookup Bridal Registry
OptimusS	Compact, mobile phone-like design Long-life Li-Ion battery Integrated laser scanner Optional Bluetooth real-time communication

OEM Bar Code Scan Engines

We produce laser-based scanning modules, or engines, which are designed for integration into a variety of OEM equipment. We offer several standard and custom scan engine models that vary in physical size, scan pattern, decoding capabilities and scan speed. We believe customers choose our scan engines for their low-cost, ease of integration, robust scanning characteristics and, where applicable, fully sealed construction.

Products	Key Features/Benefits	Selected Applications
ScanQuest (linear engine)	Completely sealed module for easy handling Decoded and non-decoded models Tight beam control for austomated applications
QuantumE (omnidirectional)	Visual and audible Scan Range optimization Programmable single-line option Completely sealed module for easy handling Simple remote configuration Superior up close scanning for self-service devices	Portable scanning devices Reverse vending Mass storage devices Medical instrumentation Interactive kiosks
IS220 (omnidirectional engine)	Specially-designed scan pattern for maximum performance on orthogonally presented barcodes Dual optics benches for wide scan field Parallel processing for increased read rates

Industrial Automation Products

Our line of laser- and vision-based industrial products and scanning systems are branded and marketed under the AOA name. Laser-based systems are typically chosen for their lower cost and their ability to read one-dimensional bar codes. We believe that vision-based technology is rapidly becoming the predominant system sought by companies in many industries including transportation and logistics, manufacturing, and parcel and postal handling. Vision-based systems offer greater functionality than traditional laser scanning devices including increased bar code read rates, two-dimensional bar code decoding, image capture and OCR capability.

Products	Key Features/Benefits	Selected Applications
Tech Series HoloTrak Series (Laser-Based Scanning Systems)	Variety of models One-dimensional bar code scanning Patented holographic technology (HoloTrak)	Walk-under scanning, order processing, moderate speed conveyor applications
iQ Series (Vision-Based Imaging Systems)	Unique laser illumination One-dimensional and two-dimensional bar code reading Image lift and processing Parcel dimensioning Fixed focus and variable focus models	High speed conveyor scanning Pharmaceutical manufacturing Postal and parcel handling
Qtrace LDI (Laser- and Vision-Based Systems)	Compact size High performance Dimensions parcels Detects overlapping packages	High speed conveyor Dimensioning Postal and parcel handling
HoloTunnel iQ Tunnel (Multiple Device Laser- or Vision- Based Systems)	Highly customizable One-dimensional and two-dimensional bar code reading and image acquisition Dimensioning	Distribution/warehousing conveyor systems Parcel and postal handling Airport baggage handling

Advanced Optical Systems

We are a leading provider of high performance advanced optical systems to government and commercial customers. Advanced optical systems are sophisticated, electro-optical systems. Our systems are designed and developed for highly advanced and customized applications that require the highest standards of accuracy, reliability and performance. As part of our advanced optics systems, we design and manufacture highly engineered components, wave front sensors and monolithic lenslet modules, or MLMs. Wave front sensors provide correction signals that control deformable mirrors. MLMs are arrays of micro lenses that focus and shape laser beams and images. These advanced components each have applications in the control and conditioning of lasers, retinal imaging and laser communications. Our products are typically integrated into larger, customized systems.

Research and Product Development

Our engineers primarily develop new products, derivations of existing products and improvements to our products’ reliability, ergonomics and performance. Approximately 25% of our engineers are located in Suzhou, China. Approximately 41% of our engineers are located in Cambridge, Massachusetts at our AOA facility.

Substantially all of our products are developed internally by our engineering development programs. During 2003, 2004 and 2005 we incurred expenses of approximately $6.8 million, $7.5 million and $8.5 million, respectively, on research and development. We also participate in government and customer funded research programs.

Manufacturing

We manufacture our products primarily at our Blackwood, New Jersey and Suzhou, China facilities. Our China facility is strategically located approximately 60 miles from Shanghai, allowing us access to high quality engineers and factory employees, and close proximity to ports for shipping and receiving goods. Our Blackwood facility is vertically integrated, enabling us to quickly adapt and enhance our products and services to meet specific customer requirements. This capability reduces the length of our new product development cycle and our products’ overall time to market.

Our industrial automation products, along with many of our newer products, are manufactured in our Blackwood, New Jersey facility, which is ISO 9001 certified and our AOA facility. ISO 9001 is a system of management standards promulgated by the International Organization of Standardization that sets forth what a company must do to manage processes affecting quality. We manufacture a majority of our handheld products, which are lower cost, higher volume products, in our ISO 9001 certified China facility. We intend to increasingly add manufacturing of other low-cost, high volume products to Suzhou, China to take advantage of lower costs. During 2004, the expansion of our manufacturing facility in Suzhou, China was completed. This expansion nearly doubled the capacity of our China operations.

We have invested and will continue to invest in capital production equipment and tooling that will further automate production, increase capacity and reduce costs.

Suppliers

Although we manufacture many key components of our products, we also use a limited number of suppliers. We do not believe that the loss of any one supplier would have a long-term adverse effect on our business, although set-up costs and delays would likely result if we were required to change any single supplier without adequate prior notice. We believe our relationships with our suppliers are good.

Sales and Marketing

We market our products and services on a global basis direct to end users and OEMs and through a network of distributors and VARs. We have offices in 18 countries and through these sell our products worldwide.

We have contractual relationships with numerous distributors and dealers and a limited number of OEMs, VARs and end users. OEMs purchase our products, incorporate them into their systems and sell them under their own names. VARs purchase our products and other peripheral components needed for specific applications and sell them directly to end users. By utilizing multiple distribution channels, we have been able to expand our market presence, broaden our distribution network and sell to industries other than those serviced by our direct sales force. We provide training and technical support to our distributors and resellers to assist them in marketing and servicing our systems. We also encourage our resellers to become authorized service providers so that they can provide repair services directly to their customers.

Our subsidiaries sell, distribute and service our products throughout major markets of the world. In addition, the adaptive optical systems market is served through our AOA subsidiary.

Customers and End Users

Our customers and end users within the bar code scanner hardware market include department stores, video rental chains, supermarkets, convenience store chains, hospitality settings, theatres, hospitals, pharmacies, banks and libraries among others. Within our industrial automation market our customers and end users include package handlers, worldwide transportation and logistics companies, postal agencies, automotive manufacturers, computer manufacturers, large industrial prime contractors, airlines and pharmaceutical manufacturers. In our advanced optical systems market our customers include governmental contractors, specialty research agencies and manufacturing companies.

The method by which we sell our products is typically dependent upon the nature of the end market application. For example, the majority of our bar code scanners are sold through indirect distribution channels. By contrast, the majority of our sales in the industrial market are sold direct to key end users and integrators, and the majority of our sales in the advanced optical market are sold through large prime contractors.

Inventory and Backlog

We endeavor to produce products based upon a forecast derived from historical sales, actual weekly shipments and regularly updated estimates of future demand. Together with our vertical integration, this forecasting process allows us to satisfy customers’ shipment demands with limited inventory of completed products and component parts.

As of December 31, 2005, we had approximately $24.1 million in backlog orders of which $13.5 million is attributable to AOA contracts. All but $0.3 million of such backlog orders are anticipated to be filled prior to December 31, 2006. As of December 31, 2004, we had approximately $19.3 million in backlog orders, of which approximately $11.5 million was attributable to AOA contracts. All backlog orders as of December 31, 2004 were completed by December 31, 2005.

Competition

Our industry is highly competitive. Our bar code scanners, including handheld scanners and fixed projection scanners, compete primarily with those produced by U.S. manufacturers Hand Held Products, Inc. (a Welch Allyn affiliate), Intermec Inc., NCR Corporation, PSC Inc. (a division of Datalogic), and Symbol Technologies, Inc.; European manufacturer Datalogic S.p.A.; and Asian manufacturers Densei, Fujitsu Limited, Nippondenso ID System and Opticon, Inc. Our industrial scanners primarily compete with those produced by U.S. manufacturers Accu-Sort Systems, Inc., Microscan Systems, Inc.; and European manufacturers Datalogic S.p.A., Sick AG and Opticon, Inc. and Tohken Co., Ltd. in Asia. We compete primarily on the basis of service, product performance, technological innovation, and price. While many of our competitors are larger and have greater financial, technical, marketing and other resources than we do, we believe that we compete successfully by focusing on our core markets and offering quality, performance products with a low total cost of ownership.

Intellectual Property

We file domestic and foreign patent applications to protect our technological position and new product development. As of March 1, 2006, we owned 306 U.S. patents, which expire between 2006 and 2022, and 61 foreign patents, which expire between 2005 and 2019. In addition, we have 195 patent applications currently on file with the U.S. Patent and Trademark Office and foreign patent offices with respect to certain products and improvements we have developed. We own numerous United States and foreign trademark registrations. We intend to continue to file applications for United States and foreign patents and trademarks. Although we believe that our patents provide a competitive advantage, we also rely upon our proprietary know-how, innovative skills, technical competence and marketing abilities.

Government Regulations

Both we and our products are subject to regulation by various agencies both in the United States and in the countries in which our products are sold. In the United States, various federal agencies including the Food & Drug Administration’s Center for Devices and Radiological Health, Federal Communications Commission, the Occupational Safety and Health Administration and various state and municipal government agencies, have promulgated regulations concerning laser safety and radio emissions standards. In Canada, laser safety is regulated by Industry Canada. We also submit our products for safety certification throughout the world by recognized testing laboratories such as the Underwriters Laboratories, Inc. and the Canadian Standards Association. The European countries in which our products are sold also have standards concerning electrical and laser safety, electromagnetic compatibility and emissions, and environmental concerns.

Weighing systems used in conjunction with our Stratos scanner model are regulated by various national and state organizations such as the Office of Weights and Measures of the National Institute of Standards and Technology in the United States and the International Organization of Legal Metrology.

We believe that all of our products are in material compliance with current standards and regulations; however, regulatory changes in the United States and other countries may require modifications to certain of our products in order for us to continue to be able to manufacture and market these products.

Employees

As of March 1, 2006, we had approximately 1,400 full-time employees worldwide. None of our employees currently are represented by a labor union. However, under Chinese law, if we have over 200 employees in China, these employees will be required to be represented by a union. We expect that in the future our employees in Suzhou, China may be represented by a union in accordance with Chinese law. Management believes that its relationships with its employees are good.

Financial Information about Geographic and Business Segment

We operate both domestically and internationally in two distinct business segments.  The financial information regarding our geographic and business segments, which includes net revenues and gross profit for each of the years in the three-year period ended December 31, 2005, and total long-lived assets as of December 31, 2005, December 31, 2004 and December 31, 2003, is provided in Note 12 to the Consolidated Financial Statements. See Item 1A below for risk factors attendant to our foreign operations.

Available Information

Our website address is www.metrologic.com. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to these reports are available free of charge on the Investor Relations page of our website as soon as reasonably practicable after the reports are filed electronically with the Securities and Exchange Commission. Information contained on our website is not a part of this report.

The general public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, DC  20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer, and the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of the SEC’s website is www.sec.gov.

Item 1A.                Risk Factors

Any statements we make in our filings with the Securities and Exchange Commission, including this filing, that are not statements of historical fact are forward-looking statements. These statements include, without limitation, those relating to anticipated product plans, litigation matters, currency effects, profitability, and other commitments or goals. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risks and uncertainties include, but are not limited to, the following:

If our customers do not continue to accept and demand bar code scanner technologies, the number of our customers and revenues would substantially decrease.

Because our core business focuses on bar code scanner technologies, our success depends on the continued acceptance of and demand for bar code systems. Demand for our products could decline if businesses and organizations adopt alternative technologies, such as radio frequency identification, or RFID, or otherwise reduce their use of bar code scanners. The acceptance of and the demand for bar code scanner technologies may not continue or grow and if the market fails to develop as we anticipate, our business, financial condition and results of operations could suffer.

Prolonged economic weakness in the information technology market may decrease our revenues and margins.

The market for our products and services depends on economic conditions affecting the broader information technology market. Prolonged weakness in this market has caused in the past, and may cause in the future, customers to reduce their overall information technology budgets or reduce or cancel orders for our products. In this environment, our customers may experience financial difficulty, cease operations and fail to budget or reduce budgets for the purchase of our products and services. This, in turn, may lead to longer sales cycles, delays in purchase decisions, payment and collection, and may also result in downward price pressures, causing us to realize lower revenues and operating margins. In addition, general economic uncertainty and general declines in capital spending in the information technology sector make it difficult to predict changes in the purchasing requirements of our customers and the markets we serve. We believe that, in light of these events, some businesses have and may continue to curtail or suspend capital spending on information technology. These factors may cause our revenues and operating margins to decline.

Our products are subject to government regulations and noncompliance with those regulations could have a material adverse effect on our results of operations and financial condition.

Our products are subject to regulations by federal, state and local agencies in the United States and agencies in certain foreign countries where our products are manufactured or sold. There can be no assurance of continued compliance if these regulations were to change. Regulatory changes may require us to make modifications to certain of those products in order for us to continue to be able to manufacture and market our products. Noncompliance with respect to these regulations, or delays resulting from modifications in order to come into compliance, could have a material adverse effect on our results of operations and financial condition.

Our research and development efforts may not be successful, which could negatively affect our business, results of operations and financial condition.

Our customers demand innovative solutions and we must therefore be very active in the research and development of new products and technologies. Our research and development efforts require us to spend significant funds and may not lead to the successful introduction of new or improved products. We may encounter delays or problems in connection with our research and development efforts. New products often take longer to develop, have fewer features than originally considered desirable and may have higher costs than initially estimated. There may be delays in starting volume production of new products and new products may not be commercially successful. Products under development are often announced before introduction and these announcements may cause customers to delay purchases of existing products until the new or improved versions of those products are available. Delays or deficiencies in development, manufacturing, delivery of or demand for new products or higher costs could have a material adverse effect on our business, results of operations and financial condition.

If we are unable to compete successfully against our current or future competitors, we could lose many of our customers and our revenues would decrease.

We face significant competition in developing and selling our products. Some of our competitors have substantially greater marketing, financial, development and personnel resources than we do. Increased competition from manufacturers of products may result in price reductions, lower gross margins and loss of customer support. If any technology that competes with ours becomes more reliable, better performing, less expensive or has other advantages over our technology, then the demand for our products could decrease, which could have a material adverse effect on our financial condition and results of operations.

If we cannot offset the decrease in the average selling prices of our products, our financial condition could be adversely affected.

The average selling price of our products usually decreases over the life of the product. To lessen the effect of price decreases, we attempt to reduce manufacturing costs of existing products and to introduce new products, functions and other price/performance-enhancing features. If cost reductions, product enhancements and new product introductions do not occur in a timely manner or are not accepted in the marketplace, our results of operations and financial condition could be negatively affected.

Our inability to adequately protect our intellectual property would have a material adverse effect on our results of operations and financial condition.

Our success and ability to compete is dependent, in part, upon our ability to maintain the proprietary nature of our technologies. We rely on a combination of patent, trade secret, copyright and trademark law and nondisclosure agreements to protect our intellectual property.

Patent protection and other methods on which we rely to protect our technology, trade secrets, proprietary information and rights may not be adequate to protect us. We have in the past and may in the future need to assert claims of infringement against third parties to protect our intellectual property. Litigation to defend and enforce our intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on our financial condition and results of operations regardless of the final outcome of such litigation. Despite our efforts to safeguard our intellectual property, we may not be successful in doing so or the steps taken by us in this regard may not be effective to deter misappropriation of our technology or prevent an unauthorized third party from copying or otherwise obtaining and using our products, technology or other information that we regard as proprietary. In addition, others may independently develop similar technologies or duplicate our technology. We may also be subject to additional risks as we enter into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protection of our rights may be ineffective in such countries, and technology developed in such countries may not be protected in jurisdictions where protection is ordinarily available.

We may become subject to claims of infringement or misappropriation of the intellectual property or the proprietary rights of others, which could increase our costs and subject us to monetary damages.

Third parties have in the past and could in the future, assert infringement or misappropriation claims against us with respect to current or future products. Although we perform investigations of the intellectual property rights of third parties, we cannot be certain that we have not infringed the proprietary rights of others. Any such infringement could cause third parties to bring claims against us, resulting in significant costs, possible damages and substantial uncertainty. We could also be forced to develop non-infringing alternatives, which could be costly and time-consuming.

Our sales outside of North America, which in 2005 accounted for approximately 57% of our net revenue, expose us to currency exchange fluctuations and other risks, which could adversely affect our results of operations and financial condition.

A significant portion of our sales has been to customers located outside of North America. In 2005, sales outside of North America accounted for approximately 57% of our net revenue. Most of our product sales in Europe and Asia are billed in foreign currencies and are subject to currency exchange fluctuations. In particular, we are subject to risk from fluctuations in the value the U.S. dollar relative to the euro, the Brazilian real, the Singapore dollar, and the Chinese renminbi. Because most of our expenses are incurred in the United States, sales and results of operations could be affected by fluctuations in the U.S. dollar. Changes in the value of the U.S. dollar compared to foreign currencies have in the past had an impact on our sales and margins.

We operate a significant portion of our business in, and plan to expand further into, markets outside the United States, which subjects us to additional business and regulatory risks.

We expect that a significant portion of our revenues will continue to be derived from sales in foreign countries. Conducting business internationally subjects us to a number of risks and uncertainties including:

•       devaluation in foreign currencies, particularly the Chinese renminbi;

•       unexpected delays or changes in regulatory requirements;

•       delays and expenses associated with tariffs and other trade barriers;

•       restrictions on and impediments to repatriation of our funds and our customers’ ability to make payments to us;

•       political and economic instability;

•       difficulties and costs associated with staffing and managing international operations and implementing, maintaining and improving financial controls;

•       uncertainty in shipping and receiving products and product components;

•       increased difficulty in collecting accounts receivable and longer accounts receivable cycles in certain foreign countries; and

•       adverse tax consequences or overlapping tax structures.

If our manufacturing capability is interrupted, we could lose customers and our sales would decline.

Many of our products are manufactured in our facility in Suzhou, China. We anticipate that an increased percentage of our products and subassemblies will be manufactured at our China facility. We may experience delays and difficulties as we increase manufacturing of certain products in our China facility. Additionally, our manufacturing operations in China may be adversely affected by transportation delays and interruptions, political and economic disturbances and the outbreak of health-related problems. In addition, both of our manufacturing facilities are subject to risks associated with fire and other natural disasters, which could interrupt our manufacturing operations. Any delay or interruption in our manufacturing operations could have a material adverse effect on our results of operations and financial condition.

We rely on third parties to sell many of our products, and if there is a shortfall in demand from these distribution sources, our results of operations could be negatively affected.

We sell a majority of our products through distributors, VARs and OEMs. Reliance upon third-party distribution sources subjects us to risks of business failure by these individual distributors, VARs and OEMs, as well as credit, inventory and business concentration risks. If there is a lessening in demand from third-party distribution sources, our results of operations may be negatively affected.

If our suppliers do not perform adequately or are replaced, we could experience delays in manufacturing and shipping our products, which could have a material adverse effect on our operations.

We currently use single source suppliers for certain key components used in our products. If we experience quality problems with these vendors or if it becomes necessary to replace these vendors, we could experience delays in manufacturing and shipping our products, which could have a material adverse effect on our results of operations.

The complex design of our products could result in manufacturing delays and other problems that cause us to fail to meet the demand for our products on a timely basis, increase the cost of our products, or both.

We may, in the future, experience manufacturing problems with some of our products that could lead to production delays that could cause our distribution network to choose to sell competing products. If we experience problems in increasing the production of new products from pilot production to volume production, or in transferring the manufacture of existing products from our facility in Blackwood, New Jersey to our facility in Suzhou, China, such problems could result in production delays that may have a material adverse effect on our results of operations. In addition, manufacturing problems could result in higher material, labor and other costs, which could increase the total cost of our products and could decrease our profit margins and, thus, have a material adverse effect on our results of operations.

Our products may have manufacturing or design defects that we discover after shipment, which could negatively affect our revenues, increase our costs and harm our reputation.

Our products are complex and may contain undetected and unexpected defects, errors or failures. If these product defects are substantial, the result could be product recalls, an increased amount of product returns, loss of market acceptance and damage to our reputation, all of which could increase our costs, cause us to lose sales and have a material adverse effect on our results of operations.

Additionally, most of our products are warranted for a period of three to five years. Some of our products cannot easily be returned to us for repair. Accordingly, in the event of product defects or malfunctions we may be required to send our representative to customers’ locations to repair the products at our expense. While we carry general commercial liability insurance, including product liability, with a coverage limit of $1 million per occurrence plus an umbrella policy with a $20 million limit and maintain warranty claim reserves on our balance sheet, our insurance and our warranty reserves may be insufficient to cover losses caused by our products, and, therefore, if we were required to cover losses caused by our products it could have a material adverse effect on our financial condition. In addition, while historically we have not been materially affected by product recalls, there is no assurance that we will not experience such product recalls in the future.

Inability to attract, develop or retain quality employees could adversely impact our ability to achieve our objectives.

We have objectives in our businesses and regions to sustain and grow the company. Continued success in achieving these objectives depends on the recruitment, development and retention of qualified employees. Without these employees, we may not be able to achieve these objectives.

Approximately 44% of our issued and outstanding common stock as of December 31, 2005 was controlled by our Chairman of the Board, who has significant influence over the ability to determine the outcome of all corporate actions requiring shareholder approval.

C. Harry Knowles, our Chairman of the Board of Directors and his spouse, Janet H. Knowles our Vice President, Administration, Treasurer and Director beneficially own approximately 44% of our outstanding common stock as of December 31, 2005. Accordingly, Mr. and Mrs. Knowles currently have, and will continue to have, a significant influence over the ability to determine the outcome of all corporate actions requiring shareholder approval, including the election of the entire Board of Directors. There are no provisions for cumulative voting by shareholders and, accordingly, holders of a majority of the outstanding shares can elect all of our directors.

Item 1B.               Unresolved Staff Comments

None

Item 2.                        Properties

Our executive offices and U.S. manufacturing facilities are located in Blackwood, New Jersey and until December 2003 were leased by us from C. Harry Knowles, our Chairman of the Board and Director, and Janet H. Knowles, our Vice President, Administration, Treasurer and Director. The building is approximately 116,000 square feet, of which approximately 82,000 square feet is dedicated to manufacturing for products in both our data capture & collection and industrial automation/optical systems business segment. In order to reduce our operating costs, we purchased this facility in December 2003 for $4.79 million, which was less than the values determined by two independent appraisals. Our facility in Suzhou, China was leased by us until November 2004 and is used for the production of products in our data capture & collection segment. Construction commenced in December 2003 to double the size of the facility and upon completion of the construction, we purchased the expanded facility and additional land for future expansion. The facility is now approximately 46,000 square feet.

Our subsidiaries each lease office space from third parties. As of December 31, 2005 our aggregate floor space was approximately 397,000 square feet.

Item 3.                        Legal Proceedings

We protect our technological position and new product development with domestic and foreign patents. When we believe competitors are infringing on these patents, we may pursue claims or other legal action against these parties. Additionally, from time-to-time, we receive legal challenges to the validity of our patents or allegations that our products infringe the patents of others.

We are currently involved in matters of litigation arising in the normal course of business including the matters described below. We believe that such litigation either individually or in the aggregate will not have a material adverse effect on our consolidated financial position, results of operations or cash flows, except as noted below.

On July 21, 1999, we and six other leading members of the Automatic Identification and Data Capture Industry (the “Auto ID companies”) jointly initiated litigation against the Lemelson Medical, Educational, & Research Foundation, Limited Partnership (the “Lemelson Partnership”). The suit which was commenced in the U.S. District Court, District of Nevada in Reno, Nevada, and later transferred to the U.S. District Court in Las Vegas, Nevada, requested a declaratory judgment that certain patents owned by the Lemelson Partnership were not infringed, invalid and/or unenforceable for a variety of reasons. The trial on this matter was held from November 2002 through January 2003. On January 23, 2004, the Judge issued a decision in favor of the Auto ID companies finding that the patents in suit were not infringed, invalid and unenforceable. The Lemelson Partnership appealed this decision to the Court of Appeals for the Federal Circuit which upheld the trial court’s decision in its September 2005 ruling. A request for a rehearing by the Lemelson Partnership was denied.

On October 13, 1999, we filed suit for patent infringement against PSC Inc. in the U.S. District Court for the District of New Jersey. On May 17, 2004, PSC Scanning, Inc. (“PSC”) filed suit against the Company in the U.S. District Court for the District of Oregon alleging claims of patent infringement of certain of its patents by at least one Metrologic product. On August 29, 2005, the parties entered into a settlement agreement which resolved all outstanding litigation between the parties. Key features of the settlement include a payment of $2.25 million in cash by PSC, discounts on certain products from PSC and a covenant not to sue each other under defined sets of patent rights for product configurations that were sold prior to March 16, 2005. The cash settlement of $2.25 million was recorded as income during the third quarter of 2005 and is reflected in Other income (expenses) in our Consolidated Statement of Operations. The product discount arrangement within the settlement agreement will be recorded in our Consolidated Statement of Operations when realized.

On May 3, 2002, we were served with a lawsuit that was filed on April 12, 2002 by Symbol Technologies, Inc. (“Symbol”), in the U.S. District Court for the Eastern District of New York alleging that we were in breach of the terms of the License Agreement between us and Symbol (the “Symbol Agreement”). The Complaint sought a declaratory judgment from the Court that we were in breach of the Symbol Agreement. On March 31, 2003, the Court entered its decision on the parties’ respective motions for summary judgment, and finding in our favor, the Court dismissed certain counts of Symbol’s complaint. On April 9, 2003, Symbol voluntarily dismissed the remaining counts of the complaint. Symbol filed its Notice of Appeal with the U.S. Court of Appeals for the Second Circuit on May 7, 2003. On December 23, 2003, the Court of Appeals dismissed Symbol’s appeal in this matter. In the interim, Symbol decided to proceed with the arbitration for which the Company had filed a Demand in June 2002, which had been stayed pending the decision by the lower court. On June 26, 2003, Symbol filed an Amended Answer and Counterclaims asserting that (a) eleven of Metrologic’s products are royalty bearing products, as defined under the Symbol Agreement, and (b) in the alternative, those products infringe upon one or more of Symbol’s patents. In February 2005, the arbitrator entered an interim award, finding that 8 of the products are not royalty bearing products under the Symbol Agreement but that 3 of the products are royalty bearing products.

In August, 2005, the arbitrator entered a final ruling in the arbitration awarding Symbol past royalties on certain of the Company’s products plus interest. Symbol filed a motion to enter the judgment with the U.S. Federal District Court in the Southern District of New York. The Company filed its motion to vacate the arbitrator’s award in the same court. In February 2006, the Judge granted Symbol’s motion to enter a judgment affirming the arbitrator’s award for past royalties. As of December 31, 2005 the Company has accrued $14.4 million reflecting royalties and interest due in accordance with the judgment through

December 31, 2005. We expect future royalty payments to cease on these products during the second quarter of 2006 as a result of already-implemented actions.

On June 18, 2003, the Company filed suit against Symbol in the U.S. District Court for the District of New Jersey alleging claims of patent infringement of certain of our patents by at least two Symbol products. The complaint also contains a claim for breach of the Symbol Agreement between the parties. Symbol’s answer to the complaint, filed on July 30, 2003, included counterclaims requesting that a declaratory judgment be entered that the patents in suit are invalid, are not infringed by Symbol and that Symbol is not in breach of the Symbol Agreement. The court will hear arguments on the construction of the claims in the patents in suit in March 2006 and a trial is currently scheduled for September 2006.

On May 17, 2005, the Company filed suit against Symbol in the U.S. District Court for the District of New Jersey for breach of contract for failure to pay royalties in accordance with the terms of the Symbol Agreement. The parties have filed cross motions for summary judgment and dismissal and those motions are currently pending before the court.

On September 23, 2005, Symbol filed suit against the Company in the U.S. District Court in the Eastern District of Texas alleging patent infringement. Symbol filed a related case before the International Trade Commission (“ITC”) also alleging patent infringement of the same patents. A notice of the investigation instituted by the ITC was served on the Company on October 24, 2005. The case in the U.S. District Court in the Eastern District of Texas have been stayed pending the outcome of the matter before the ITC. It is expected that a trial will be held in June 2006 in the ITC with a decision later this year. Metrologic stands firm, in its belief, that its products do not infringe Symbol’s patents. Metrologic will vigorously defend these new allegations of patent infringement.

On March 6, 2006, we were served with a lawsuit that was filed on November 4, 2005 by Symbol in the U.S. District Court in the Eastern District of Texas alleging patent infringement.

We are not aware of any other legal claim or action against us, which could be expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Item 4.                        Submission of Matters to a Vote of Security Holders

None.

Executive Officers of the Registrant

The executive officers of the Company as of December 31, 2005 were as follows:

Name	Age	Position
Benny A. Noens	58	Chief Executive Officer and President
Kevin J. Bratton	56	Chief Financial Officer
Gregory DiNoia	41	Vice President, The Americas
Dale M. Fischer	65	Vice President, International Sales
Janet H. Knowles	64	Director, Vice President, Administration, and Treasurer
Joseph Sawitsky	43	Senior Vice President, Manufacturing
Mark C. Schmidt	35	Senior Vice President, Marketing
Nancy A. Smith	39	Vice President, General Counsel and Secretary
Jeffrey Yorsz	48	Senior Vice President, Industrial Systems

The Company’s executive officers are elected annually by the Board of Directors following the annual meeting of shareholders and serve at the discretion of the Board of Directors.

Benny A. Noens has served as the Company’s Chief Executive Officer and President since June 2004. Mr. Noens served as the Company’s European Sales Manager from 1991 to 1993 and as Vice President, European Sales from 1994 to March 2004 and was promoted to Senior Vice President, European Sales in March 2004. In addition, Mr. Noens had been Managing Director of Metrologic Instruments GmbH from 1994 until June 2004. From 1980 until 1991, Mr. Noens held several positions with Data General Corporation, including serving in Latin America as Marketing and Distribution Manager. Prior to his employment at Data General, Mr. Noens managed a division of C.T. Janer Co., an import/export company located in Rio de Janiero, Brazil.

Kevin J. Bratton has served as the Company’s Chief Financial Officer since July 1, 2002. Mr. Bratton was employed as the Chief Financial Officer of The JPM Company, a company that manufactured wire and cable assemblies at various locations throughout the world, from June 2000 through June 2002. The JPM Company filed a Chapter 11 petition in the United States Bankruptcy Court for the District of Delaware on March 1, 2002. From July 1999 to May 2000, Mr. Bratton was the Director of External Reporting at The JPM Company. Prior to joining JPM, Mr. Bratton was a Vice President and Treasurer of IGI, Inc., a manufacturer of poultry biologics and veterinary pharmaceuticals.

Gregory DiNoia has served as the Company’s Vice President, North American Sales since March 2004. In January 2005, he took over responsibility for South America becoming Vice President, The Americas. Mr. DiNoia joined us in 1997 as the Midwest Account Manager and has served as a Strategic Account Manager and was promoted to Director of Strategic Retail & OEM Accounts in January 2001. Prior to joining Metrologic, he held several positions in sales and contract management.

Dale M. Fischer has served as the Company’s Director of International Marketing and Sales from 1990 to 1993 and has served as Vice President, International Sales since 1994. From 1989 to 1990, Mr. Fischer was Chairman of Great Valley Corporation, a worldwide marketing and product development company. From 1967 until 1988, Mr. Fischer held several positions with TRW Electronics Component Group (“TRW”), most recently as International Marketing, Sales and Licensing Director. Mr. Fischer was responsible for marketing and sales of TRW products in more than 50 countries and was responsible for the implementation of a joint venture in Japan and the establishment of seven technology and manufacturing licenses throughout the world.

Janet H. Knowles was a director of the Company from 1972 to 1984 and has served as a director since 1986. Mrs. Knowles served as Vice President, Administration from 1976 to 1983 and has served in that capacity since 1984. Mrs. Knowles served as Secretary from 1984 to July 2004, and as Treasurer since 1994. Mrs. Knowles is the wife of the Chairman of the Board.

Joseph Sawitsky has served as the Company’s Vice President, Manufacturing since November 1999 and was promoted in March 2004 to Senior Vice President, Manufacturing and Operations. He joined Metrologic in 1998 as the Production Manager. After serving in the Nuclear Submarine Force, he worked at ICI Composites from 1990 to 1994 and manufactured specialty polymer materials for the aerospace and industrial markets. From 1994 to 1998 he held several positions with Zenith Electronic Corporation making consumer electronic equipment.

Mark C. Schmidt has served as the Company’s Vice President, Marketing since November 1999. He was promoted to Senior Vice President, Marketing in March 2004. He has been employed by Metrologic since 1992. During his tenure, Mr. Schmidt has progressed from Optical Engineer to the position of POS Product Manager in 1995, and Marketing Manager in 1997.

Nancy A. Smith has served as the Company’s Vice President, General Counsel since March 2002 and Secretary of the Company since July 2004. Ms. Smith joined the Company in 1996 as its Corporate Counsel and patent attorney. Prior to joining Metrologic, Ms. Smith was employed as a patent attorney for a private law firm in Baltimore, Maryland. Effective March 10, 2006, Ms. Smith was no longer employed by the Company.

Jeffrey Yorsz has served as the Vice President, Industrial Systems since March 2002. In March 2004, he was promoted to Senior Vice President, Industrial Systems. Mr. Yorsz also serves as President and General Manager of Adaptive Optics Associates, Inc., a wholly owned subsidiary of Metrologic Instruments, Inc., since its acquisition in January 2001. He joined AOA as an engineer in 1984 and has held prior positions of Manager of Electrical Engineering and Assistant General Manager of the company.

PART II

Item 5.                        Market for the Registrant’s Common Equity and Related Shareholder Matters

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the Nasdaq National Market and trades under the symbol MTLG. On March 1, 2006, we had 22,367,338 shares of common stock outstanding, which were held by approximately 195 holders of record. The following table sets forth, for the fiscal periods indicated, the high and low sales prices per share for our common stock on the Nasdaq National Market.

	High	Low
Year ended December 31, 2004
First Quarter	$33.50	$20.68
Second Quarter	25.75	13.81
Third Quarter	20.15	13.00
Fourth Quarter	21.84	14.50
Year ended December 31, 2005
First Quarter	$24.12	$18.22
Second Quarter	23.65	12.27
Third Quarter	18.77	12.33
Fourth Quarter	20.65	15.50

DIVIDEND POLICY

We have not paid cash dividends on our common stock since becoming a public company, and we do not intend to pay cash dividends in the foreseeable future. We currently intend to retain any earnings to further develop and grow our business. While this dividend policy is subject to periodic review by our Board of Directors, there can be no assurance that we will declare and pay dividends in the future.

Item 6.                        Selected Consolidated Financial Data

	Year Ended December 31,
	2001(1)(2)	2002(3)	2003(4)	2004(5)	2005(6)
	(in thousands except per share data)
Statement of Operations Data:
Sales	$112,011	$115,806	$138,011	$177,955	$210,453
Cost of sales	83,527	74,385	79,654	96,227	119,638
Gross profit	28,484	41,421	58,357	81,728	90,815
Selling, general and administrative expenses	30,877	28,873	31,449	42,518	61,362
Research and development expenses	6,563	6,929	6,764	7,521	8,521
Operating income (loss)	(8,956)	5,619	20,144	31,689	20,932
Other income (expense), net	(3,596)	(2,917)	897	2,159	1,895
Income (loss) before income taxes	(12,552)	2,702	21,041	33,848	22,827
Provision (benefit) for income taxes	(4,775)	1,027	7,160	11,168	5,014
Net income (loss)	(7,777)	1,675	13,881	22,680	17,813
Add back: Goodwill amortization	818	—	—	—	—
Adjusted net income (loss)	$(6,959)	$1,675	$13,881	$22,680	$17,813
Net income (loss) per common share(7)
Basic	$(0.47)	$0.10	$0.79	$1.06	$0.80
Diluted	$(0.47)	$0.10	$0.72	$0.99	$0.77
Weighted average number of outstanding common shares and equivalents(7)
Basic	16,373	16,400	17,597	21,472	22,129
Diluted	16,373	16,471	19,383	22,974	23,113

	December 31,
	2001	2002	2003	2004	2005
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$557	$1,202	$48,817	$64,715	$73,938
Working capital	$20,606	$13,407	$74,112	$83,318	$92,283
Total assets	$85,773	$74,579	$139,900	$192,527	$226,182
Long-term debt	$27,465	$14,431	$320	$2,015	$3
Total debt	$40,731	$21,486	$5,527	$18,280	$18,436
Total shareholders’ equity	$26,261	$29,471	$107,608	$138,016	$160,290

(1)          On January 8, 2001, we completed the acquisition of AOA and our results of operations include the results of operations of AOA from that date forward.

(2)          During the year ended December 31, 2001, cost of sales included special charges and other costs of $10.0 million that are not expected to recur in subsequent periods.

(3)          On January 1, 2002, we adopted FAS 142 and discontinued the amortization of goodwill.

(4)          During the year ended December 31, 2003, we recorded a gain of $2.2 million on the early extinguishment of debt and expenses of $463 incurred in connection with our efforts to refinance our bank debt.

(5)          On September 24, 2004, we acquired Omniplanar, Inc. and our results of operations include the results of operations of Omniplanar,  Inc. from that date forward.

(6)          During the year ended December 31, 2005, selling, general and administrative costs includes a  charge of $12.6 million related to the symbol litigation contingency.

(7)          Weighted average number of common shares and per share amounts for 2001-2002 have been restated to reflect the 2003 stock splits.

Item 7.                        Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward Looking Statements; Certain Cautionary Language

Written and oral statements provided by us from time to time may contain certain forward looking information, as that term is defined in the Private Securities Litigation Reform Act of 1995 (the “Act”) and in releases made by the Securities and Exchange Commission (“SEC”). This report contains forward-looking statements which may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “intends,” “projects,” “estimates” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expenditures, and financial results, are forward-looking statements. Forward-looking statements are based on certain assumptions and expectations of future events. The company cannot guarantee that these assumptions and expectations are accurate or will be realized. See the Risk Factors discussion set forth under Part 1, Item 1A for a description of risk factors that could significantly affect the company’s financial results.

Overview

We are experts in optical image capture and processing solutions. In recent years, we have increased sales, cash flow from operations and net income primarily through the introduction of new products, penetration into new markets and a focus on cost reduction activities to maintain a competitive advantage.

Success factors critical to our business include sales growth through continued penetration within our existing markets through new product introductions and expanded sales efforts, entering into new markets, maintaining a highly responsive and cost efficient infrastructure, achieving the financial flexibility to ensure that we can respond to new market opportunities in order to return value to our shareholders, and selectively pursuing strategic acquisitions.

In order to continue our penetration into new and existing markets, our strategy involves expanding our sales channels and expanding our product development activities. We have concentrated our direct sales efforts to further penetrate some of the largest retailers in the United States and Europe as well as focusing on the adoption of bar coding technology in the healthcare industry. During fiscal 2005, we continued to see increased orders with new and existing key retail accounts which contributed to our year over year sales growth of 18.3%. Another key factor in achieving this sales growth is expanding our geographic reach by capitalizing on our presence throughout Asia and emerging markets in Central and Eastern Europe. We believe these geographic areas will continue to be an opportunity for continued growth, as evidenced by our investment in the expansion of our Suzhou manufacturing facility which was completed in 2004, as well as the opening of new sales offices in these territories. During fiscal 2005, we added offices in Thailand, Taiwan, Australia, Korea and a fifth sales office in China. Our plans are to open additional offices in the Asia/Pacific region as we continue to implement and build upon our “globally local” philosophy. In addition, we continue to invest in developing new and improved products to meet the changing needs of our existing customers. We are continuing to focus on executing our core strategy of leveraging our engineering expertise to produce new bar code scanners and industrial automation products that will allow us to penetrate new markets that we have not previously served and gain market share in our existing markets. Furthermore, we introduced five new products in 2005 and currently have additional new products in the pipeline. We continue to believe sales for 2006 and beyond will be positively affected as these new products either begin to ship or ship in larger quantities.

To maintain a highly responsive and cost efficient infrastructure, our focus is to maximize the efficiency of our organization through process improvements and cost containment. We continue to focus on our strategy for margin expansion through specific engineering initiatives to reduce product and manufacturing costs. During the year ended December 31, 2005, we continued to realize the benefits of these process improvements. In addition, the expansion of our manufacturing facility in Suzhou, China nearly doubled the size of the existing China operations and more importantly, is providing cost efficiencies through lower direct labor costs as we continue to produce more of our products in this facility. During fiscal 2005 approximately 69.0% of our data capture & collection products were manufactured in our Suzhou, China manufacturing facility, an increase of approximately 3.8% from fiscal 2004. We intend to expand our manufacturing capabilities at our Suzhou, China facility in future years to continue to take advantage of these cost efficiencies.

Closely linked to the success factors discussed above is our continued focus to achieve financial flexibility. As of December 31, 2005, we had total debt of approximately $18.4 million. Furthermore, we had cash and cash equivalents of approximately $73.9 million as of December 31, 2005. We believe that our current cash and working capital positions and expected operating cash flows will be sufficient to fund our working capital, planned capital expenditures and debt repayment requirements for the foreseeable future.

In addition to our internal development and organic growth, we may selectively pursue strategic acquisitions that we believe will broaden or complement our current technology base and allow us to serve additional end users and the evolving needs of our existing customers. On August 31, 2005, we entered into a cross-license agreement with Intermec IP Corp., a division of Intermec Inc. The cross license agreement provides us full access to a number of portfolios of patented RFID technology, including RFID tags, fixed and portable readers, and fixed and portable printers.  We anticipate that this program will allow us in the future to offer our customers a broad Auto-ID product portfolio from a single supplier, including RFID—enabled systems and devices. In September 2004, our acquisition of Omniplanar, Inc., which supplies a complete package of bar code reading software for 2D imaging for fixed position, conveyor belt and hand held readers which can be optimized for specific hardware applications broadened and strengthened our portfolio of decoding software to include robust omnidirectional decoding of linear, matrix and postal bar code images. Metrologic had licensed from Omniplanar the SwiftDecoder software since the year 2000 for use in our iQ line of industrial vision-based products. We also make use of the software in other products as well. By acquiring this 2D imaging technology, we have been able to reduce our licensing costs for our current and future imaging-based products.

Critical Accounting Policies and Estimates

The preparation of our financial statements in conformity with generally accepted accounting principles in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, asset impairment, income taxes, legal contingencies, intangible assets and inventory and accounts receivable. We base our estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. See Note 2 to our consolidated financial statements, “Accounting Policies,” for a summary of each significant accounting policy. We believe the following critical accounting policies and estimates, among others, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition.   Revenue related to sales of our products and systems is generally recognized when products are shipped or services are rendered, the title and risk of loss has passed to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. We accrue related product return reserves and warranty expenses at the time of sale. Additionally, we record estimated reductions to revenue for customer programs and incentive offerings including special pricing agreements, price protection, promotions and other volume-based incentives. We recognize revenue and profit as work progresses on long-term contracts using the percentage of completion method, which relies on estimates of total expected contract revenue and costs. Recognized revenues and profits are subject to revisions as the contract progresses to completion. Revisions in profit estimates are charged to income in the period in which the facts that give rise to the revision become known.

Bad Debts.   We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. If economic or political conditions were to change in the countries where we do business, it could have a significant impact on the results of operations, and our ability to realize the full value of our accounts receivable. Furthermore, we are dependent on customers in the retail markets. Economic difficulties experienced in those markets could have a significant impact on our results of operations, and our ability to realize the full value of our accounts receivable.  In establishing the appropriate provisions for customer receivable balances, we make assumptions with respect to their future collectibility. Our assumptions are based on an individual assessment of a customer’s credit quality as well as subjective factors and trends, including the aging of receivable balances. Once we consider all of these factors, a determination is made as to the probability of default. An appropriate provision is made, which takes into account the severity of the likely loss on the outstanding receivable balance based on our experience in collecting these amounts.

Inventory.   We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of the inventory and the estimated market value, less disposal costs and reasonable profit margin, based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory writedowns may be required.

Goodwill.   Goodwill represents the excess of the cost of businesses acquired over the fair value of the related net identifiable assets at the date of acquisition. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” we no longer amortize goodwill, but test for impairment of goodwill using a discounted cash flow analysis.  The goodwill impairment test is a two-step process, which requires management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of each reporting unit based on a discounted cash flow model using revenue and profit forecasts and comparing those estimated fair values with the carrying values, which includes the allocated goodwill. If the estimated fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill. The determination of a reporting unit’s “implied fair value” of goodwill requires us to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the “implied fair value” of goodwill, which is compared to its corresponding carrying value. We completed our annual impairment test as of October 1, 2005 and determined that there was no goodwill impairment to be recognized. The key assumptions used to determine the fair value of our reporting units included (a) cash flow periods of 5 years; (b) terminal values based upon a terminal growth rate of 3%; and (c) a discount rate of 14.0%, which was based on the Company’s weighted average cost of capital adjusted for the risks associated with the operations.

Long-Lived Assets.   We assess the impairment of our long-lived assets, other than goodwill, including property, plant and equipment, identifiable intangible assets and software development costs whenever events or changes in circumstances indicate the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include significant changes in the manner of our use of the acquired asset, changes in historical or projected operating performance and significant negative economic trends.

Income Taxes.   We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or the entire deferred tax asset will not be realized. We evaluate the realizability of our deferred tax assets on an ongoing basis by assessing the valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization is our forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. Failure to achieve forecasted taxable income might affect the ultimate realization of the net deferred tax assets. See the section on Forward Looking Statements included at the beginning of this Item 7 on Management’s Discussion and Analysis for a listing of factors that may affect the achievement of our forecasted taxable income.

The Company’s annual provision for income taxes and the determination of the resulting deferred tax assets and liabilities involve a significant amount of management judgment. Our judgments, assumptions and estimates relative to the current provision for income tax take into account current tax laws, our interpretation of current tax laws and possible outcomes of current and future audits conducted by foreign and domestic tax authorities. The Company operates within federal, state and international taxing jurisdictions and is subject to audit in these jurisdictions. These audits can involve complex issues, which may require an extended period of time to resolve. The Company maintains reserves for estimated tax exposures. Exposures are settled primarily through the settlement of audits within these tax jurisdictions, but can also be affected by changes in applicable tax law or other factors, which could cause management of the Company to believe a revision of past estimates is appropriate. Management believes that an appropriate liability has been established for estimated exposures; however, actual results may differ materially from these estimates. The liabilities are reviewed on an ongoing basis for their adequacy and appropriateness. To the extent the audits or other events result in a material adjustment to the accrued estimates, the effect would be recognized in the provision for income taxes line in our Consolidated Statement of Operations in the period of the event.

Legal contingencies.   We are subject to legal, regulatory and other proceedings and claims that arise in the ordinary course of our business. We record an estimated liability for those proceedings and claims arising in the ordinary course of business based upon the probable and reasonably estimable criteria contained in SFAS No. 5, “Accounting for Contingencies.”  We review outstanding claims with internal as well as external counsel to assess the probability and the estimates of loss. We reassess the risk of loss as new information becomes available, and we adjust liabilities as appropriate. The actual cost of resolving a claim may be substantially different from the amount of the liability recorded.

Impact of Recently Issued Accounting Standards

In November 2004, the FASB issued Statement No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” (“SFAS No. 151”). SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, handling costs and wasted material (spoilage). Among other provisions, the new rule requires that such items be recognized as current-period charges, regardless of whether they meet the criterion of “so abnormal” as stated in ARB 43. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. We do not expect the adoption of this statement to have a material effect on our consolidated financial position, consolidated results of operations or liquidity.

In December 2004, the FASB issued FASB Staff Position No. FAS 109-2 (“FSP No. 109-2”), “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provisions within the American Jobs Creation Act of 2004” (the “Jobs Act”). FSP No. 109-2 provides guidance with respect to reporting the potential impact of the repatriation provisions of the Jobs Act on an enterprise’s income tax expense and deferred tax liability. The Jobs Act was enacted on October 22, 2004, and provides for a temporary 85% dividends received deduction on certain foreign earnings repatriated during a one-year period. The deduction would result in an approximate 5.25% federal tax rate on the repatriated earnings. To qualify for the deduction, the earnings must be reinvested in the United States pursuant to a domestic reinvestment plan established by a company’s chief executive officer and approved by a company’s board of directors. Certain other criteria in the Jobs Act must be satisfied as well.  We repatriated approximately $17 million of foreign earnings from our China subsidiary during the quarter ended December 31, 2005. The repatriation of these foreign earnings has provided an income tax benefit of approximately $3.1 million, as deferred taxes had been provided on a portion of these earnings in prior years. We adjusted our tax expense and deferred tax liability to reflect the repatriation provisions of the Jobs Act in the financial statements for the year ended December 31, 2005.

In December 2004, the FASB issued FASB Staff Position No. SFAS 109-1 (“FSP No. 109-1”), “Application of FASB Statement No.109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004”. FSP 109-1 provides guidance on applying the deduction for income from qualified domestic production activities. The deduction will be phased in from 2005 through 2010. The Act also provides for a two-year phase out of the existing extra-territorial income exclusion (“ETI”) for foreign sales. The deduction will be treated as a “special deduction” as described in FASB Statement No. 109. As such, the special deduction has no effect on deferred tax assets and liabilities existing at the enactment date. Rather, the impact of this deduction will be reported in the period in which the deduction is claimed on our tax return. The net effect of the phase out of the ETI and the phase in of this new deduction did not result in a material change in our effective tax rate for fiscal year 2005 and we do not expect that this will result in a material change in 2006, based on current earnings levels.

In December 2004, the FASB issued Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which replaces SFAS No. 123 and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This Statement requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. In accordance with a Securities and Exchange Commission Rule issued in April 2005, companies will be allowed to implement SFAS No. 123R as of the beginning of the first fiscal year beginning after June 15, 2005. Under SFAS No. 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The permitted transition methods include either retrospective or prospective adoption. Under the retrospective option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options at the beginning of the first quarter of adoption of SFAS No. 123R, while the retrospective methods would record compensation expense for all unvested stock options beginning with the first period presented. We will adopt the provisions of SFAS No. 123R on January 1, 2006, using the prospective method. We expect to continue using the Black-Scholes valuation model in determining the fair value of share-based payments to employees. SFAS No. 123R will also require us to change the classification of any tax benefits realized upon exercise of stock options in excess of that which is associated with the expense recognized for financial reporting purposes. These amounts will be presented as a financing cash inflow rather than as a reduction of income taxes paid in our consolidated statement of cash flows. We are continuing to evaluate the requirements of SFAS No. 123R and Staff Accounting Bulletin No. 107 and currently expect that the adoption of SFAS No. 123R will result in an increase in compensation expense in 2006 of approximately $2 million to $3 million, excluding the estimated impact of 2006 share-based awards. However, uncertainties, including our future stock-based compensation strategy, stock price volatility, estimated forfeitures and employee stock option exercise behavior, make it difficult to determine whether the stock-based compensation expense recognized in future periods will be similar to the SFAS No. 123 pro forma expense disclosed in Note 2 to the consolidated financial statements.

In December 2004, the FASB issued Statement No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS No. 153”). SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21 (b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for periods beginning after June 15, 2005. The adoption of this statement did not have a material effect on our consolidated financial position, consolidated results of operations or liquidity.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143”. This Interpretation clarifies that the term conditional asset retirement obligation as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. This Interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This Interpretation was effective December 31, 2005. The adoption of this statement did not have a material effect on our consolidated financial position, consolidated results of operations or liquidity.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”) which replaces Accounting Principles Board Opinions No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28.” SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, unless impracticable, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

Results of Operations

The following table sets forth certain of our consolidated statement of operations data as a percentage of revenues for the periods indicated. The following discussion should be read in conjunction with our Consolidated Financial Statements and the Notes to our Consolidated Financial Statements.

	December 31,
	2003	2004	2005
Sales	100.0%	100.0%	100.0%
Cost of sales	57.7%	54.1%	56.8%
Gross profit	42.3%	45.9%	43.2%
Operating expenses:
Selling, general and administrative expenses	22.8%	23.9%	23.2%
Symbol litigation contingency	—	—	6.0%
Research and development expenses	4.9%	4.2%	4.1%
Total operating expenses	27.7%	28.1%	33.3%
Operating income	14.6%	17.8%	9.9%
Other income (expenses), net	0.6%	1.2%	0.9%
Income before income taxes	15.2%	19.0%	10.8%
Provision for income taxes	5.2%	6.3%	2.4%
Net income	10.1%	12.7%	8.4%

Our business is divided into two major segments: Data Capture & Collection, and Industrial Automation and Optical Systems.

Bar code scanners are typically either handheld scanners or fixed projection scanners. Prior to 2005, the Company’s data capture & collection scanners were all laser based. In 2005, the Company introduced its first vision based product for the data capture & collection business. Handheld bar code scanners are principally suited for retail point-of-sale, document processing, library, healthcare and inventory applications. Fixed projection scanners, which can be mounted on or in a counter, are principally suited for supermarkets, convenience stores, mass merchandisers, health clubs and specialty retailers.

Industrial automation products are comprised of fixed position systems that are either laser- or vision-based. These systems range from simple, one-scanner solutions to complex, integrated systems incorporating multi-scanner, image capture and dimensioning technologies.  Optical Systems are comprised of advanced electro-optical systems including wavefront sensors, adaptive optics systems and custom instrumentation.

The following table sets forth certain information regarding our revenues by our two business segments for the periods indicated.

	Year Ended December 31,
	2003	2004	2005
	(In thousands)
Data Capture & Collection	$112,817	$140,171	$169,749
Industrial Automation/Optical Systems
Industrial Automation	13,539	18,475	13,958
Optical Systems	11,655	19,309	26,746
Total Industrial Automation/Optical Systems	25,194	37,784	40,704
Total Company	$138,011	$177,955	$210,453

Most of our product sales in Western Europe, Brazil and Asia are billed in foreign currencies and are subject to currency exchange rate fluctuations. Certain of our products are manufactured in our U.S. facility and, therefore, sales and results of operations are affected by fluctuations in the value of the U.S. dollar relative to foreign currencies. Manufacture of our point-of-sale products in our Suzhou, China facility accounted for approximately 69.0% and 65.2% of point-of-sale unit sales in 2005 and 2004, respectively. In 2005 and 2004, sales and gross profit were favorably affected by the continuing decline in the value of the U.S. dollar in relation to certain foreign currencies.

The following table sets forth certain information as to our sales by geographical location:

	Year Ended December 31,
	2003	%	2004	%	2005	%
	(Dollars in thousands)
The Americas	$65,547	47.5%	$85,731	48.2%	$100,757	47.9%
EMEA	57,474	41.6	70,819	39.8	83,593	39.7
APAC	14,990	10.9	21,405	12.0	26,103	12.4
Total	$138,011	100.0%	$177,955	100.0%	$210,453	100.0%

We derive revenue from product sales, engineering development, system maintenance and other services. Our cost of sales includes manufacturing and logistic costs, labor costs related to service revenues, the costs associated with quality control and the payment of royalties on license agreements. Selling, general and administrative  (“SG&A”) expenses primarily consist of salaries, commissions and related expenses for personnel engaged in sales, marketing and sales support functions; costs associated with other marketing activities; salaries and related expenses for executive, finance, accounting, legal and human resources personnel; and professional fees and corporate expenses. Research and development (“R&D”) expenses primarily consist of salaries and expenses for development and engineering and prototype costs. We also participate in government and customer funded research programs. Costs of the engineers working on such programs are charged to cost of sales for the time spent on the programs. When the engineers are not working on these programs, they are available to work on our own internal development projects and their costs are included in research and development expense.

Year Ended December 31, 2005 Compared with Year Ended December 31, 2004

Sales increased 18.3% to $210.5 million in 2005 from $178.0 million in 2004. On a constant currency basis, revenues increased by approximately 17.9%. The increase was attributed to higher sales in both the data capture & collection and industrial automation/optical systems business segments. Sales of our data capture & collection products increased by 21.1%, sales of industrial automation products decreased by 24.4%, and sales of optical systems increased by 38.5%. Data capture & collection sales increased approximately $38.1 million due to increased unit sales, including new product offerings, through our distribution channels as well as increased penetration into the Tier 1 retailers, primarily in the United States and Europe. These factors were partially offset by a decrease of approximately $8.5 million resulting from lower average selling prices and increased promotional programs due to competitive pricing pressures experienced in the retail sector during 2005, in all geographic regions.

The decrease in the industrial automation product sales is attributable to the following factors: (1) a contract with a major airline customer for bar code scanning equipment and installation services during 2004 with no comparable contract in 2005, (2) winding down of certain fixed price and other contracts during the first half of 2005 and (3) the loss of certain projects on which we had been working, offset by the increased sales contribution of our Omniplanar business which was acquired in September 2004. Our Industrial Automation business has exhibited a greater degree of volatility than our data capture and collection business due to the timing and size of related contracts in this business.

The increase in optical system sales in 2005 reflects an increase in ongoing and new customer funded research and development and production type programs and an increase in the scope of work of selected fixed price and cost plus type contracts during the year.

Sales to “The Americas” region increased $15.0 million, or 17.5%, in 2005 when compared to the comparable period in 2004. This increase is primarily attributed to ongoing penetration into new vertical markets and Tier 1 retailers, higher demand in our South America markets, and consistent growth with our key distributors and channel partners. EMEA sales increased $12.8 million, or 18.0%, in 2005 when compared to the same period a year ago despite weaker and challenging market conditions, especially during the first half of 2005. The increase in EMEA sales is attributable to increased unit volume offset by lower average selling prices. The increased unit volume, in part, reflects penetration into Tier 1 retailers and continued growth with our channel partners. Asia/Pacific sales increased $4.7 million, or 21.9%, in 2005 when compared with the comparable period in 2004. We continue to experience sizable growth in this region as a result of continued penetration into both new and existing key markets. In addition, our focused expansion of our customer base has yielded significant numbers of new customers across the region. During 2005, we added offices in Korea, Thailand, Taiwan, Australia and a fifth sales office in China, partly contributing to the sales growth in this region.

No individual customer accounted for 10.0% or more of sales in 2005 or 2004.

Cost of sales increased 24.3% to $119.6 million in 2005 from $96.2 million in 2004. As a percentage of sales, cost of sales was 56.8% in 2005 compared with 54.1% in 2004. The increase in the percentage of cost of sales in 2005 was due to the following:

•       Increase in the contribution of our Optical Systems revenues to the total revenues.

•       Competitive pricing on direct sales to Tier 1 retailers in the United States and EMEA.

•       Less favorable product mix within our data capture & collection business segment resulting from increased sales of our new product offerings that have lower margins and have not yet been fully cost reduced as well as certain non-Metrologic products.

•       Completion of certain lower fixed price contracts in 2005 within our Industrial Automation business, as well as an unsustainable mix attributed to a contract with a major airline customer that resulted in a favorable impact during 2004.

•       Higher freight costs to ensure timely delivery of products to our international locations to meet increased customer demand as well as higher fuel surcharges.

These factors were partially offset by a decrease in direct material costs for selected products resulting from product redesigns and our engineering efforts to reduce bill of material costs.

SG&A expenses increased $6.2 million or 14.7%, to $48.8 million in 2005 from $42.5 million in 2004. As a percentage of sales, SG&A expenses were 23.2% in 2005 as compared with 23.9% in 2004. The increase in SG&A expenses was due to increased variable selling expenses associated with the higher sales volume in 2005, severance related costs associated with the reorganization of our sales force in the EMEA sales region, and an increase in personnel costs as we started to increase our infrastructure to support the increased sales levels during 2005 and beyond.

On February 28, 2006, the U.S. District Court for the Southern District of New York handed down a decision upholding the arbitration award entered in August 2005 which found that we owe Symbol Technologies, Inc. for past royalties and interest on sales of our MS9520 Voyager and MS6220 Pulsar. As a result, we recorded a $12.6 million charge during the fourth quarter of 2005 to accrue for all royalties and interest due in accordance with the judgment through December 31, 2005. As of December 31, 2005 we had accrued approximately $14.4 million, which we expect to pay during the first quarter of 2006. We expect royalty payments of $10 per unit on these products to cease during the second quarter of 2006 as a result of already-implemented actions; however in the interim, we expect this to have a short-term effect on gross margins and interest expense. Interest expense will continue to accrue until the cash payment is made to Symbol Technologies, Inc.

R&D expenses increased $1.0 million or 13.3%, to $8.5 million in 2005 from $7.5 million in 2004. As a percentage of sales, R&D expenses were 4.1% in 2005 as compared with 4.2% in 2004. The decrease in R&D expenses as a percent of sales can be attributed to more engineers within our Optical Systems/Industrial Automation business segment working specifically on customer funded research programs during 2005. Costs of the engineers working on such programs are charged to costs of sales for the time spent on the programs. These costs were offset by higher R&D expenses within our data capture & collection business segment as the result of ongoing new product development efforts resulting in higher salaries and R&D material costs.

Net interest income/expense reflects $0.6 million of net interest income in 2005 compared to $0.2 million of net interest income in 2004. The increase can be attributed to higher interest income due to higher cash and cash equivalent balances, partially offset by higher interest expense and related borrowings outstanding under our European credit facilities in 2005.

Other income/expense reflects net other income of $1.3 million in 2005 compared to net other income of $2.0 million in 2004. The change can be attributed primarily to the PSC litigation settlement pursuant to which we received $2.25 million in 2005, offset by $3.2 million of higher net foreign exchange losses (net foreign exchange loss of $0.9 million in 2005 when compared to a net foreign exchange gain of $2.3 million in 2004) as a result of volatility in foreign currency exchange rates.

Net income was $17.8 million in 2005 as compared with $22.7 million in 2004. Net income reflects a 22.0% and 33% effective income tax rate in 2005 and 2004, respectively. The decrease in the effective income tax rate can be attributed to the benefits afforded under the American Jobs Creation Act of 2004. During 2005 the Company repatriated approximately $17 million of foreign earnings from our China subsidiary for which a portion of these earnings had been previously provided for in prior years.

Year Ended December 31, 2004 Compared with Year Ended December 31, 2003

Sales increased 28.9% to $178.0 million in 2004 from $138.0 million in 2003. The increase was attributed to higher sales in both the data capture & collection and industrial automation/optical systems business segments. Sales of our data capture & collection products increased by 24.2%, sales of industrial automation products increased by 36.5%, and sales of optical systems increased by 65.7%. Approximately $6.6 million of the increase in data capture & collection sales resulted from the strengthening of the euro against the U.S. dollar in 2004. Data capture & collection sales increased approximately $31.2 million due to increased unit sales of our handheld scanners. These factors were partially offset by a decrease of approximately $10.5 million resulting from lower average selling prices due to competitive pricing pressures experienced in the retail sector during 2004, in all geographic regions.

The increase in the industrial automation product sales is primarily due to continued sales under a contract with a large systems integrator for use in a new automated parcel and package system for the U.S. Postal Service, ongoing integration services with regard to a contract with a major airline customer for bar code scanning equipment and installation services to build and install scanning stations and tunnels for use in baggage handling systems, and also the sales contribution from our Omniplanar acquisition which closed at the end of the third quarter of 2004.

The increase in optical system sales reflects an increase in ongoing customer funded research and development programs, an increase in the scope of work of selected cost plus type contracts during the year, and the completion of certain short-term fixed price contracts in 2004.

International sales accounted for $101.9 million or 57.2% of total sales in 2004 and $79.9 million, or 57.9% of total sales in 2003. The increase in international sales was from increased sales in our Europe and ROW geographic regions. No individual customer accounted for 10% or more of revenues in 2004 or 2003. The increase in European sales can be attributed to increased unit volume along with the strengthening of the euro against the U.S. dollar, offset by lower average selling prices. The increase in our unit volume within Europe is attributed to increased sales though our expansive distributor network coupled with the addition of several new key end user accounts. The increase in our ROW sales is primarily attributable to year over year growth due to continued penetration into both new and existing key markets.

Cost of sales increased 20.8% to $96.2 million in 2004 from $79.7 million in 2003. As a percentage of sales, cost of sales was 54.1% in 2004 compared with 57.7% in 2003. The decrease in the percentage of cost of sales in 2004 was due to the following:

•       The strengthening of the euro against the U.S. dollar, as discussed above, net of the decreases in average selling prices.

•       A decrease in direct labor costs as a percent of sales as a result of increased unit production in our Suzhou, China facility during 2004.

•       A decrease in direct material costs as a percent of sales resulting from cost reduction initiatives, primarily product redesigns lowering our bill of material costs.

•       A decrease in royalty costs due to a reduction in the number of products covered by the agreement between Symbol Technologies and the Company. (See Note 10 to the Consolidated Financial Statements, “Commitments and Contingencies,” located elsewhere in this document.)

•       More favorable product mix resulting from increased sales of certain more profitable handheld scanners in 2004.

•       Lower overhead expenses, including a decrease in rent expense due to the purchase of the Blackwood manufacturing facility in December 2003 and a decrease in indirect labor attributed to efficiencies  in manufacturing engineering and product support efforts.

These factors were partially offset by increased sales of certain lower margin products, including our portable data terminals that are not manufactured by us, but purchased from other sources. These items generally have margins 10-15% lower than our own manufactured products.

SG&A expenses increased $11.1 million or 35.5%, to $42.5 million in 2004 from $31.4 million in 2003. As a percentage of sales, SG&A expenses were 23.9% in 2004 as compared with 22.7% in 2003. The increase in SG&A expenses was due to increased variable selling expenses associated with the higher sales volume in 2004, the strengthening of the euro against the U.S. dollar on euro denominated expenses, increased professional service fees related to our Sarbanes-Oxley section 404 compliance, an increase in legal costs associated with ongoing litigation matters, and an increase in personnel costs as we started to increase our infrastructure to support the increased sales levels during 2004 and beyond.

R&D expenses increased $0.8 million or 11.2%, to $7.5 million in 2004 from $6.8 million in 2003. As a percentage of sales, R&D expenses were 4.2% in 2004 as compared with 4.9% in 2003. In absolute dollars, the increase in R&D expenses, which consists primarily of higher salaries and R&D material costs, was the result of ongoing new product development efforts including expanded efforts focused on our development of the IQ camera-based vision system.

Net interest income/expense reflects $0.2 million of net interest income in 2004 compared to $1.3 million of net interest expense in 2003. The decrease can be attributed to the following factors: (i) lower interest expense and related outstanding borrowings in 2004 due to repayments and/or termination of outstanding debt issuances during fiscal 2003 and (ii) higher interest income due to higher cash and cash equivalent balances resulting from the proceeds received from the follow-on public offering that closed in October 2003. Interest expense in 2003 includes $0.2 million of unamortized original issue discount associated with repayment of the subordinated note to Mr. and Mrs. Knowles in October 2003.

Other income/expense reflects net other income of $2.0 million in 2004 compared to net other income of $2.2 million in 2003. The decrease in other income was due to (i) a $2.2 million gain on the early repayment of subordinated debt related to the acquisition of AOA in 2003; offset by (ii) foreign exchange gains of $2.3 million in 2004 as compared with foreign exchange gains of $0.8 million in 2003; and (iii) $0.5 million of bank charges in 2003 incurred in connection with our efforts to refinance our bank debt and restructure our overall debt position that enabled us to realize the gain on early extinguishment of debt.

Net income was $22.7 million in 2004 as compared with $13.9 million in 2003. Net income reflects a 33% and 34% effective income tax rate in 2004 and 2003, respectively. The decrease in the effective income tax rate can be attributed to the recognition of research & development tax credits.

Inflation and Seasonality

Inflation and seasonality have not had a material impact on our results of operations. However, our sales are typically impacted by decreases in seasonal demand from European customers in our third quarter. In addition, our first quarter is also impacted by factors, such as: (i) the establishment of new customer budgets, (ii) the expiration of legislative calendar-year programs and (iii) start-up investment of pilot efforts. Finally, our fourth quarter has historically been our strongest quarter, representing approximately 30% of our consolidated annual revenues. For quarterly results of operations, see Supplementary Data following the Notes to our Consolidated Financial Statements.

Liquidity and Capital Resources

Operating Activities for the Period Ended December 31, 2005

Net cash provided from operations decreased $14.4 million, or 51.2% from $28.1 million in 2004 to $13.7 million in 2005. Net cash provided by operating activities in 2005 can be attributed primarily to net income of $17.8 million, adjusted for Symbol litigation contingency charge of $12.6 million, depreciation and amortization of $7.0 million, increases in accrued expenses and accounts payable of $8.5 million, offset by increases in inventory, accounts and other receivables of $24.1 million and $8.1 million of deferred income tax benefit.

Our working capital increased $9.0 million to $92.3 million as of December 31, 2005 from $83.3 million as of December 31, 2004 as a result of our profitable operations and the following significant balance sheet changes:

•       Inventory increased $5.5 million to $29.4 million as of December 31, 2005 from $23.9 million as of December 31, 2004. The increase was a result of a planned buildup in the inventory levels at our stocking locations resulting from longer delivery cycles of finished goods as we increased our use of ocean shipments to maximize logistic efficiencies s well as to improve product availability throughout the world so that we may capitalize on opportunities that require a timely delivery response.

•       Accounts receivable, net increased $13.3 million to $48.5 million as of December 31, 2005 from $35.2 million as of December 31, 2004. The increase was primarily attributable to our increased sales volumes especially near the end of the fourth quarter and higher receivable balances at our AOA subsidiary which was the result of contract timing. Our days sales outstanding increased to 72 days in 2005 from 64 days in 2004.

•       Cash and cash equivalents increased $9.2 million to $73.9 million as of December 31, 2005 from $64.7 million as of December 31, 2004. The increase was a result of the various factors discussed above.

•       The current portion of lines of credit and notes payable increased $2.1 million to $18.4 million as of December 31, 2005 from $16.3 million as of December 31, 2004. The increase is a result of increased borrowings under our foreign lines of credit which acts as a natural hedge against rapid and volatile currency fluctuations.

•       Deferred contract revenue decreased $0.8 million to $0.7 million as of December 31, 2005 from $1.5 million as of December 31, 2004. The decrease was the result of the completion and recognition of revenue for work performed on a specific contract that was recorded as deferred contract revenue in 2004.

•       Accrued expenses increased $16.2 million to $32.5 million as of December 31, 2005 from $16.3 million as of December 31, 2004. The increase was primarily attributable to the accruals of $14.4 million for the Symbol litigation accrual, higher accrued corporate taxes and increased compensation and marketing related accruals. The $14.4 million accrual for Symbol litigation includes a fourth quarter charge of $12.6 million plus the transfer of $1.8 million previously reserved for in other liabilities.

•       Accounts payable increased $3.5 million to $14.2 million as of December 31, 2005 from $10.7 million as of December 31, 2004. The increase was a result of increased material purchases to meet higher forecasted demand.

Operating Activities for the Period Ended December 31, 2004

Net cash provided from operations increased $15.9 million, or 130% from $12.2 million in 2003 to $28.1 million in 2004. Net cash provided by operating activities in 2004 can be attributed primarily to net income of $22.7 million, adjusted for depreciation and amortization of $4.8 million, increases in accrued expenses and accounts payable of $11.8 million, offset by increases in inventory and accounts receivable of $11.8 million.

Our working capital increased $9.2 million to $83.3 million as of December 31, 2004 from $74.1 million as of December 31, 2003 as a result of our profitable operations and the following significant balance sheet changes:

•       Inventory increased $6.9 million to $23.9 million as of December 31, 2004 from $17.0 million as of December 31, 2003. The increase was a result of a buildup in the inventory levels resulting from longer delivery cycles of finished goods as we increased our use of ocean shipments to maximize logistic efficiencies as well as to improve product availability throughout the world so that we may capitalize on opportunities that require a timely delivery response.

•       Accounts receivable, net increased $7.8 million to $35.2 million as of December 31, 2004 from $27.4 million as of December 31, 2003. The increase was primarily attributable to our increased sales volumes especially near the end of the fourth quarter. Our days sales outstanding increased slightly to 64 days in 2004 from 63 days in 2003.

•       Cash and cash equivalents increased $15.9 million to $64.7 million as of December 31, 2004 from $48.8 million as of December 31, 2003. The increase was a result of the various factors discussed above.

•       The current portion of lines of credit and notes payable increased $11.1 million to $16.3 million as of December 31, 2004 from $5.2 million as of December 31, 2003. The increase was a result of notes issued as a result of the Omniplanar acquisition in the third quarter of 2004, as well as increased borrowings under our foreign line of credit which acts as a natural hedge against rapid and volatile currency fluctuations.

•       Deferred contract revenue increased $1.2 million to $1.5 million as of December 31, 2004 from $0.3 million as of December 31, 2003. The increase was the result of the recognition of deferred revenue for a contract in which cash received was in excess of the revenue earned based on percentage completed.

•       Accrued expenses increased $4.8 million to $16.3 million as of December 31, 2004 from $11.5 million as of December 31, 2003. The increase was primarily attributable to higher accrued corporate taxes, warranties and professional fees.

•       Accounts payable increased $3.2 million to $10.7 million as of December 31, 2004 from $7.5 million as of December 31, 2003. The increase was a result of increased material purchases to meet higher forecasted demand.

Investing activities

Cash used in investing activities was $9.3 million and $21.7 million for the years ended December 31, 2005 and 2004, respectively. The decrease in cash used in investing activities was primarily due to the closing of the Omniplanar acquisition resulting in a cash payment of approximately $9.1 million in September, 2004, and the purchase of the remaining 49% interest in Metrologic Eria France in fiscal 2004 for approximately $4.3 million, offset by increased quarterly installments of approximately $1.0 million to purchase the remaining 49% minority interest in Metrologic Eria Iberica in fiscal 2005. See “Acquisition of Minority Interests” below for additional information regarding these transactions.

For 2006, we expect capital expenditures to more than double the levels experienced in 2005. Our current plans for future capital expenditures include, but are not limited to: (i) continued investment and expansion of our facilities; and (ii) additional manufacturing automation equipment and information technology related equipment.

Financing activities

Cash provided by financing activities was $3.2 million and $11.7 million for the years ended December 31, 2005 and 2004, respectively. This change was primarily attributed to (i) reduced net borrowings of $5.1 million on lines of credit during 2005; (ii) repayment of $1.9 million of the notes payable in connection with the acquisition of Omniplanar; (iii) lower cash proceeds of $1.5 million from the exercise of stock options and employee stock purchases under the employee stock purchase plan during 2005.

Outstanding debt and financing arrangements

On January 31, 2003, we executed an Amendment (the “Amendment”) to the Amended and Restated Credit Agreement dated July 9, 2002 (the “Agreement”). The Amendment, which extended the Agreement until January 31, 2006, provided for a $13 million revolving credit facility and a $4.5 million term loan. Principal payments on the term loan were $94,000 each month commencing in March 2003 with the balance due at maturity. The interest rates under the Amendment were prime plus 0.25% on borrowings under the revolving credit facility and prime plus 0.75% on the term loan. The Amendment contained various negative and positive covenants, including minimum tangible net worth requirements and fixed charge coverage ratios. All outstanding borrowings under the Agreement were repaid in October 2003 and the Agreement was terminated. As a result, unamortized deferred financing costs of $0.1 million were recognized as a charge to income in the fourth quarter of 2003.

In connection with the acquisition of AOA, we entered into Subordinated Promissory Notes (“Subordinated Debt”) aggregating $11.0 million with UTOS. In January 2003, we and UTOS entered into a Payoff Agreement to accelerate the principal payments on the Subordinated Debt. In accordance with the Payoff Agreement, we paid UTOS $5.0 million on January 31, 2003 and $3.8 million on March 31, 2003 as payment in full of our obligation under the Subordinated Debt. Accordingly, we recorded a $2.2 million gain on the extinguishment of the Subordinated Debt in March 2003.

In order to provide us with sufficient subordinated financing within the time period required to meet the terms of the Payoff Agreement which provided a $2.2 million gain, in January 2003 we issued a $4.3 million subordinated note to C. Harry Knowles, our Chairman and former Chief Executive Officer, and his spouse, Janet H. Knowles, a Director and Vice President, Administration. The subordinated note bore interest at 10.0% and required 60 monthly principal payments of $36,000 with the balance of $2.1 million due in January 2008. In connection with this note, we issued a common stock purchase warrant, expiring on January 31, 2013, to Mr. and Mrs. Knowles to purchase 195,000 shares of our common stock at an exercise price of $3.47 per share, which was the fair market value on the date of issuance. These warrants were valued at the time of issue at approximately $0.25 million, and the resulting original issue discount was being amortized into interest expense over the life of the subordinated note. This note was paid in full in October 2003 and the unamortized original issue discount of $0.2 million was recognized as a charge to interest expense in the fourth quarter of 2003.

In connection with the acquisition of Omniplanar, the Company signed a promissory note with a discounted value of $3.8 million. During the year ended December 31, 2005, the Company paid $1.9 million with the remaining $1.9 million payable in March 2006.

Certain of the Company’s European subsidiaries have entered into working capital and invoice discounting agreements with HypoVereinsbank, Dresdner, Societe Generale, La Caixa and HSBC Bank. Outstanding borrowings under the working capital agreement with HypoVereinsbank, Dresner and HSBC have been guaranteed by the parent company. These agreements provide the Company with availability of up to $19.1 million, using December 31, 2005 exchange rates, at interest rates ranging from 3.1% to 6.5%. In addition, the Company’s subsidiary Metrologic do Brasil has a working capital agreement with Banco Bradesco SA with availability of up to 0.6 million real or $0.3 million, using December 31, 2005 exchange rates. At December 31, 2005 and 2004, $16.0 million and $14.1 million were outstanding under such agreements, and accordingly, are included in lines of credit in our consolidated balance sheets.

We believe that our current cash and working capital positions and expected operating cash flows will be sufficient to fund our working capital, planned capital expenditures, and debt repayment requirements for the foreseeable future.

Foreign Currency Exchange

Our liquidity has been, and may continue to be, adversely affected by changes in foreign currency exchange rates, particularly the value of the U.S. dollar relative to the euro, the Brazilian real, the Singapore dollar and the Chinese renminbi. In an effort to mitigate the financial implications of the volatility in the exchange rate between the euro and the U.S. dollar, we selectively enter into derivative financial instruments to offset our exposure to foreign currency risks. Derivative financial instruments may include (i) foreign currency forward exchange contracts with our primary bank for periods not exceeding six months, which partially hedge sales to our German subsidiary and (ii) euro based loans, which act as a partial hedge against outstanding intercompany receivables and the net assets of our European subsidiary, which are denominated in euros. Additionally, our European subsidiary invoices and receives payment in certain other major currencies, including the British pound, which results in an additional mitigating measure that reduces our exposure to the fluctuation between the euro and the U.S. dollar although it does not offer protection against fluctuations of that currency against the U.S. dollar. No derivative instruments were outstanding at December 31, 2005.

Acquisition of Minority Interests

Our original 51.0% interest in Metrologic Eria Iberica contained an option for us to purchase the remaining 49.0% interest. The purchase price under the option is calculated based on a twelve-month multiple of sales and provides us with a twelve-month period in which to find a buyer or negotiate a purchase price with a default minimum. In 2003, we agreed to purchase the 49.0% of Metrologic Eria Iberica that we did not own for approximately 5.9 million euros. Payments were scheduled over 3 years commencing in August 2003. On December 1, 2005, the Company accelerated the payments and purchased all the remaining minority interest. During the year ended December 31, 2005, the Company purchased the outstanding interest of 23% for approximately 2.7 million euros or $3.2 million at the exchange rate on December 31, 2005.

Disclosures about Contractual Obligations and Commercial Commitments

Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	Over 5 Years
	(In thousands)
Long-Term Debt	$2,400	$2,400	$—	$—	$—
Capital Lease Obligations	64	61	3	—	—
Operating Leases	14,138	3,112	5,192	3,881	1,953
Total Contractual Cash Obligations	$16,602	$5,573	$5,195	$3,881	$1,953

Other Commercial Commitments	Total Amounts Committed	Less than 1 Year	1-3 Years	4-5 Years	Over 5 Years
	(In thousands)
Revolving credit facility	$15,989	$15,989	$—	$—	$—

Item 7a—Quantitative and Qualitative Disclosures about Market Risk

Market Risk Sensitive Instruments.   The market risk inherent in our market risk sensitive instruments and position is the potential loss arising from adverse changes in foreign currency exchange rates and interest rates.

Interest Rate Risk.   Our bank loans expose our earnings to changes in short-term interest rates, since interest rates on the underlying obligations are either variable or fixed for such a short period of time as to effectively become variable. The fair values of our bank loans are not significantly affected by changes in market interest rates. The impact on earnings of a hypothetical 10% change in interest rates on our outstanding debt would have been approximately $0.1 million and $0.04 million in 2005 and 2004, respectively. Actual results may differ.

Foreign Exchange Risk.   We periodically enter into forward foreign exchange contracts principally to hedge the currency fluctuations in transactions denominated in foreign currencies, namely the euro, thereby mitigating our risk that would otherwise result from changes in exchange rates. Principal transactions hedged are intercompany sales and payments. A large percentage of our foreign sales are transacted in foreign local currencies. As a result, our international operating results are subject to foreign exchange rate fluctuations. A hypothetical 10% percent strengthening or weakening of the U.S. dollar against the euro could have had an impact of $0.2 million and $0.1 million on our net earnings in 2005 and 2004, respectively. Actual results may differ.

We are subject to risk from fluctuations in the value of the euro relative to the U.S. dollar for our European subsidiaries, which use the euro as their functional currency and are translated into U.S. dollars in consolidation. Such changes result in cumulative translation adjustments which are included in other comprehensive income (loss). At December 31, 2005 and 2004, we had translation exposure. The potential effect on other comprehensive income (loss) resulting from a hypothetical 10% change in the quoted euro rate amounts to $1.3 million and $0.4 million in 2005 and 2004, respectively. Actual results may differ.

In addition, we held debt denominated in euros at December 31, 2005 and 2004, and recognized foreign currency translation adjustments in net income. The potential effect resulting from a hypothetical 10% adverse change on the quoted euro rate amounts to $1.6 million and $1.4 million in 2005 and 2004, respectively. Actual results may differ.

Item 8.                        Financial Statements and Supplementary Data

Index	Pages
Report of Management on Internal Controls over Financial Reporting	F-1
Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting	F-2
Report of Independent Registered Public Accounting Firm on Financial Statements and Schedule	F-3
Consolidated Balance Sheets at December 31, 2005 and 2004	F-4
Consolidated Statements of Operations for each of the three years in the period ended December 31, 2005, 2004 and 2003	F-5
Consolidated Statements of Shareholders’ Equity for each of the three years in the period ended December 31, 2005, 2004 and 2003	F-6
Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2005, 2004 and 2003	F-7
Notes to Consolidated Financial Statements	F-8
Supplementary Data	F-26
Financial statement schedule:

Schedule II—Valuation and Qualifying Accounts is filed herewith. All other schedules are omitted because they are not applicable, not required, or because the required information is included in the consolidated financial statements or notes thereto.

F-28

Report of Management on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended for the Company. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the Unites States of America. The Company’s internal control over financial reporting includes those policies and procedures that:

i.       pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;

ii.     provide reasonable assurance that transactions are recorded as necessary to permit preparation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

iii.    provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on criteria for effective internal control over financial reporting described in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on this assessment, management concluded that the Company maintained effective internal control over financial reporting as of December 31, 2005, based on the specified criteria.

Ernst & Young LLP, an Independent Registered Public Accounting Firm, has audited the Company’s consolidated financial statements and schedule and has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting which appears on the following page.

Benny Noens	Kevin Bratton
Chief Executive Officer and President	Chief Financial Officer

D-F-1

Report of Independent Registered Public Accounting Firm on
Internal Control Over Financial Reporting

To the Board of Directors and Shareholders of Metrologic Instruments, Inc.

We have audited management’s assessment, included in the accompanying Report of Management on Internal Control over Financial Reporting, that Metrologic Instruments, Inc. maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Metrologic Instruments, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Metrologic Instruments, Inc. maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Metrologic Instruments, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Metrologic Instruments, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005 of Metrologic Instruments, Inc. and our report dated March 13, 2006 expressed an unqualified opinion thereon.

Philadelphia, Pennsylvania
/s/ ERNST & YOUNG LLP
March 13, 2006

D-F-2

Report of Independent Registered Public Accounting Firm on Financial Statements and Schedule

To the Board of Directors and Shareholders of Metrologic Instruments, Inc.

We have audited the accompanying consolidated balance sheets of Metrologic Instruments, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Metrologic Instruments, Inc. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.  Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Metrologic Instruments Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 13, 2006 expressed an unqualified opinion thereon.

Philadelphia, Pennsylvania	/s/ ERNST & YOUNG LLP
March 13, 2006

D-F-3

Metrologic Instruments, Inc.
Consolidated Balance Sheets
(amounts in thousands except share data)

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$73,938	$64,715
Accounts receivable, net of allowance of $627 and $544 in 2005 and 2004, respectively	48,462	35,153
Inventory, net	29,364	23,865
Deferred income taxes	801	692
Other current assets	5,599	3,677
Total current assets	158,164	128,102
Property, plant and equipment, net	20,402	19,468
Goodwill	25,745	24,607
Computer software, net	8,949	11,221
Other intangibles, net	8,409	7,634
Deferred income taxes	4,262	1,332
Other assets	251	163
Total assets	$226,182	$192,527
Liabilities and shareholders’ equity
Current liabilities:
Lines of credit	$15,989	$14,138
Current portion of notes payable	2,444	2,127
Accounts payable	14,200	10,734
Accrued expenses	32,509	16,278
Deferred contract revenue	739	1,507
Total current liabilities	65,881	44,784
Notes payable, net of current portion	3	2,015
Deferred income taxes	8	5,055
Other liabilities	—	2,657
Shareholders’ equity:
Preferred stock, $0.01 par value: 500,000 shares authorized; none issued	—	—
Common stock, $0.01 par value: 30,000,000 shares authorized; 22,320,014 and 21,782,276 shares issued and outstanding in 2005 and 2004, respectively	223	218
Additional paid-in capital	92,828	87,500
Retained earnings	68,975	51,162
Accumulated other comprehensive loss	(1,736)	(864)
Total shareholders’ equity	160,290	138,016
Total liabilities and shareholders’ equity	$226,182	$192,527

See accompanying notes.

D-F-4

Metrologic Instruments, Inc.
Consolidated Statements of Operations
(amounts in thousands except share and per share data)

	Year Ended December 31,
	2005	2004	2003
Sales	$210,453	$177,955	$138,011
Cost of sales	119,638	96,227	79,654
Gross profit	90,815	81,728	58,357
Selling, general and administrative expenses	48,762	42,518	31,449
Symbol litigation contingency	12,600	—	—
Research and development expenses	8,521	7,521	6,764
Operating income	20,932	31,689	20,144
Other income (expenses)
Interest income	1,626	624	123
Interest expense	(1,046)	(441)	(1,414)
Foreign currency transaction gain (loss)	(947)	2,258	805
Litigation settlement	2,250	—	—
Gain on extinguishment of debt	—	—	2,200
Other, net	12	(282)	(817)
Total other income	1,895	2,159	897
Income before income taxes	22,827	33,848	21,041
Provision for income taxes	5,014	11,168	7,160
Net income	$17,813	$22,680	$13,881
Basic earnings per share:
Weighted average shares outstanding	22,129,235	21,472,021	17,597,068
Basic earnings per share	$0.80	$1.06	$0.79
Diluted earnings per share:
Weighted average shares outstanding	22,129,235	21,472,021	17,597,068
Net effect of dilutive securities	984,144	1,501,860	1,785,582
Total shares outstanding used in computing diluted earnings per share	23,113,379	22,973,881	19,382,650
Diluted earnings per share	$0.77	$0.99	$0.72

See accompanying notes.

D-F-5

Metrologic Instruments, Inc.
Consolidated Statements of Shareholders’ Equity
(amounts in thousands except share data)

				Accumulated
		Additional		Other
	Common	Paid-in	Retained	Comprehensive
	Stock*	Capital	Earnings	Loss	Total
Balances, January 1, 2003	$164	$17,579	$14,601	$(2,873)	$29,471
Comprehensive income:
Net income	—	—	13,881	—	13,881
Other comprehensive income—foreign currency translation adjustment	—	—	—	1,590	1,590
Total comprehensive income	—	—	—	—	15,471
Issuance of 3,450,000 shares of common stock	35	55,480	—	—	55,515
Issuance of warrants	—	247	—	—	247
Exercise of stock options	9	3,354	—	—	3,363
Tax benefit from exercise of stock options	—	3,488	—	—	3,488
Stock issued through employee stock purchase plan	—	53	—	—	53
Balances, December 31, 2003	$208	$80,201	$28,482	$(1,283)	$107,608
Comprehensive income:
Net income	—	—	22,680	—	22,680
Other comprehensive income—foreign currency translation adjustment	—	—	—	419	419
Total comprehensive income	—	—	—	—	23,099
Exercise of stock options	10	3,082	—	—	3,092
Tax benefit from exercise of stock options	—	4,107	—	—	4,107
Stock issued through employee stock purchase plan	—	110	—	—	110
Balances, December 31, 2004	$218	$87,500	$51,162	$(864)	$138,016
Comprehensive income:
Net income	—	—	17,813	—	17,813
Other comprehensive loss—foreign currency translation adjustment	—	—	—	(872)	(872)
Total comprehensive income	—	—	—	—	16,941
Exercise of stock options	5	1,484	—	—	1,489
Tax benefit from exercise of stock options	—	3,682	—	—	3,682
Stock issued through employee stock purchase plan	—	162	—	—	162
Balances, December 31, 2005	$223	$92,828	$68,975	$(1,736)	$160,290

*                    Amounts denoted include the effect of the 2003 stock splits.

See accompanying notes.

D-F-6

Metrologic Instruments, Inc.
Consolidated Statements of Cash Flows
(amounts in thousands)

	Year Ended December 31,
	2005	2004	2003
Operating activities
Net income	$17,813	$22,680	$13,881
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,618	3,483	2,915
Amortization	3,367	1,321	620
Deferred income tax (benefit) provision	(8,086)	1,274	1,634
(Gain) loss on disposal of property	(2)	110	109
Gain on extinguishment of debt	—	—	(2,200)
Amortization of warrants and deferred financing fees	—	—	357
Note discount amortization	101	—	—
Changes in operating assets and liabilities:
Accounts receivable	(15,233)	(6,106)	(5,446)
Inventory	(6,667)	(5,738)	(1,829)
Other current assets	(2,225)	15	(1,434)
Other assets	(88)	41	554
Accounts payable	3,632	3,087	(1,480)
Accrued expenses	17,512	8,682	5,331
Other liabilities	(15)	(735)	(802)
Net cash provided by operating activities	13,727	28,114	12,210
Investing activities
Restricted cash	—	—	1,000
Purchase of property, plant and equipment	(4,640)	(4,934)	(6,892)
Patents and trademarks	(1,385)	(1,054)	(882)
Cash paid for purchase of business, net of cash acquired	—	(9,087)	—
Purchase of minority interests in subsidiaries	(3,345)	(6,726)	(1,442)
Proceeds from sale of property	77	53	—
Net cash used in investing activities	(9,293)	(21,748)	(8,216)
Financing activities
Proceeds from equity offering, net of expenses	—	—	55,515
Proceeds from exercise of stock options and employee stock purchase plan	1,651	3,202	3,416
Proceeds from issuance of notes payable	—	—	4,169
Principal payments on notes payable	(2,037)	(134)	(22,206)
Net borrowings on lines of credit	3,723	8,779	3,576
Capital lease payments	(139)	(139)	(77)
Issuance of warrants	—	—	247
Increase in deferred financing costs	—	—	(110)
Net cash provided by financing activities	3,198	11,708	44,530
Effect of exchange rates on cash	1,591	(2,176)	(909)
Net increase in cash and cash equivalents	9,223	15,898	47,615
Cash and cash equivalents at beginning of year	64,715	48,817	1,202
Cash and cash equivalents at end of year	$73,938	$64,715	$48,817
Supplemental Disclosures:
Cash paid during the year for interest	$895	$267	$1,469
Cash paid during the year for income taxes	$7,325	$2,709	$2,989
Noncash investing and financing activities:
Equipment acquired through capital leases	$—	$53	$287
Tax benefit from exercise of stock options	$3,682	$4,107	$3,488

See accompanying notes

D-F-7

Metrologic Instruments, Inc.
Notes to Consolidated Financial Statements
December 31, 2005
(dollars in thousands, except per share data)

1.   Business

Metrologic Instruments, Inc. and its subsidiaries (collectively, the “Company”) design, manufacture and market bar code scanning and high-speed automated data capture solutions using laser, holographic and vision-based technologies. The Company offers expertise in 1D and 2D bar code reading, portable data collection, optical character recognition, image lift, and parcel dimensioning and singulation detection for customers in retail, commercial, manufacturing, transportation and logistics, and postal and parcel delivery industries.  Additionally, through its wholly-owned subsidiary, Adaptive Optics Associates, Inc. (“AOA”), the Company is engaged in developing, manufacturing, marketing and distributing custom optical systems which include precision laser beam delivery, high speed imaging control and data processing, industrial inspection, and scanning and dimensioning systems for the aerospace and defense industry. The Company’s products are sold in more than 110 countries worldwide through the Company’s sales, service and distribution offices located in North and South America, Europe and Asia.

2.   Accounting Policies

Basis of Consolidation

The accompanying consolidated financial statements include the accounts of Metrologic Instruments, Inc., and its domestic and foreign subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Shipping and Handling

Amounts charged to customers for shipping and handling are included in sales. Shipping and handling amounts incurred by the Company are included in costs of sales.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured.

Revenue from product sales is recognized upon shipment of products and passage of title to customers. The Company has agreements with certain distributors that provide limited rights of return. Allowances for product returns and allowances are estimated based on historical experience and provisions are recorded at the time of shipment.

Revenue is recognized on a percentage of completion basis (generally measured using the cost-to-cost method) for long-term contracts for the sale of tangible products and upon delivery for short-term contracts. Cost and profit estimates are continually re-evaluated and revised, when necessary, throughout

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the life of the contract. Any adjustments to revenue and profit due to changes in estimates are accounted for in the period of the change in estimate. Provisions for estimated losses, if any, on uncompleted contracts are made in the periods in which such losses become probable and can be reasonably estimated.

Revenue for the sale of software licenses is recognized when: (1) the Company enters into a legally binding arrangement with a customer for the license of software; (2) the Company delivers the software; (3) customer payment is deemed fixed or determinable and free of contingencies or significant uncertainties; and (4) collection from the customer is probable. If the Company determines that collection of a fee is not reasonably assured, the fee is deferred and revenue is recognized at the time collection becomes reasonably assured. As it relates to the general Post-Contract Customer Support (“PCS”) clauses within each of the contracts, we currently do not have any vendor specific objective evidence (“VSOE”) of fair value to bifurcate the PCS from the license fee element.  In addition, we believe that we meet each of the four criteria which allows us to recognize the revenue together with the license fee at the onset of the license period, assuming delivery of the software has taken place.

Advertising Expenses

The Company expenses all advertising costs as incurred and classifies these costs in selling, general and administrative expenses. Advertising expenses for fiscal years 2005, 2004, and 2003 were $2.9 million, $2.4 million, and $2.0 million, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Fair Values of Financial Instruments

The carrying amounts of cash equivalents, accounts receivable and accounts payable approximate fair value because of their short-term nature. The carrying amount of long-term debt approximates its fair value because the interest rate is reflective of rates that the Company could currently obtain on debt with similar terms and conditions. The Company records an allowance for doubtful accounts when it becomes probable that a customer will be unable to make its required payments. Accounts receivable are written off against the allowance for doubtful accounts when collection is deemed remote and all collection efforts have been abandoned.

Inventory

Inventory is stated at the lower of cost, determined on a first-in, first-out basis, or market.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is generally determined on the straight-line method for building and improvements over estimated useful lives of 31 to 40 years and on an accelerated method for machinery and equipment over estimated useful lives of 3 to 15 years.

Software Development Costs

Costs incurred in the research and development of new software embedded in products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional development costs are capitalized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86,

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“Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.”  Capitalization ceases when the product is available for general release to customers.

Internal Use Software

Costs incurred in the development or purchase of internal use software, other than those incurred during the application development stage, are expensed as incurred. Costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the software. The Company has capitalized $3,278 and $3,127 of software obtained for internal use through December 31, 2005 and December 31, 2004, respectively. Capitalized software costs are amortized on a straight-line basis over seven years. Amortization related to the capitalized software was $576, $487, and $339 for the years ended December 31, 2005, 2004, and 2003, respectively.

Acquisitions

Acquisitions are accounted for using the purchase method. The purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair market values. Any excess purchase price over the fair market value of the net assets acquired is recorded as goodwill. For all acquisitions, operating results are included in the consolidated statement of operations from the dates of the acquisitions.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the cost of businesses acquired over the fair value of the related net assets at the date of acquisition. The Company accounts for goodwill in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS 142 provides guidance on accounting for goodwill and intangible assets with indefinite useful lives and prohibits the amortization of these assets. Intangible assets with finite lives continue to be amortized over their estimated useful lives. Intangible assets, including goodwill, that are not subject to amortization are tested for impairment and possible writedown on an annual basis. The Company tests goodwill for impairment using the two-step process prescribed in SFAS 142. The first step is a screen for potential impairment, while the second step measures the amount of impairment, if any. The Company uses a discounted cash flow analysis to complete the first step in the process. The Company completed its annual impairment tests in 2005, 2004 and 2003 and determined that there were no goodwill impairments to be recognized.

Long-Lived Assets

The Company evaluates impairment of its intangible and other long-lived assets, other than goodwill, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” which has been adopted by the Company as of January 1, 2002. SFAS 144 provides guidance on financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121,  “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of,” and the accounting and reporting provisions of Accounting Principles Bulletin Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, Extraordinary, Unusual and Infrequently Occurring Events and Transactions.”  When indicators of impairment exist, the Company will compare the estimated future cash flows, on an undiscounted basis, of the underlying operations or assets with their carrying value to determine if any impairment exists. If impairment exists, any adjustment will be determined by comparing the carrying amount of the impaired asset to its fair value. The Company considers all impaired assets “to be held and used” until such time as management commits to a plan to dispose of the impaired asset. At that time, the impaired asset is classified as “to be disposed of” and is carried at its fair value less its cost of disposal. No assets were determined to be impaired in

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2005, 2004 and 2003 and the adoption of SFAS 144 had no effect on the Company’s financial position or its results of operations.

Foreign Currency Translation

The financial statements of Metrologic’s foreign subsidiaries have been translated into U.S. dollars in accordance with SFAS No. 52, “Foreign Currency Translation.” All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated using the average exchange rate for the year. The gains and losses resulting from the changes in exchange rates from year to year have been reported separately in other comprehensive loss in the consolidated financial statements. Foreign currency transaction gains and losses are included in other income (expense) in the consolidated statements of operations.

Income Taxes

The provision for income taxes is determined using the asset and liability approach of accounting for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.”   Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of Metrologic’s  assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

Earnings Per Share

Basic and diluted earnings per share are calculated in accordance with SFAS No. 128, “Earnings Per Share.” Basic earnings per share is calculated by dividing net income by the weighted average shares outstanding for the year and diluted earnings per share is calculated by dividing net income by the weighted average shares outstanding for the year plus the dilutive effect of stock options. The following shares were not included in the computation of diluted earnings per share because the option prices were above the average market price of the company’s common stock, (in thousands): 803, 217, and 0 in 2005, 2004 and 2003, respectively.

Concentrations of Credit Risk

The Company has operations, subsidiaries and affiliates in the United States, Europe, Asia and South America. The Company performs ongoing credit evaluations of its customers’ financial condition, and except where risk warrants, requires no collateral. The Company may require, however, letters of credit or prepayment terms for those customers in lesser-developed countries.

Short-term cash investments are placed with high credit quality financial institutions or in short-term high quality debt securities. The Company limits the amount of credit exposure in any one institution or single investment.

Accounting for Stock Options

The Company follows Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations in accounting for stock options. Under APB 25, if the exercise price of the Company’s stock options equals or exceeds the market price of the underlying common stock on the date of grant, no compensation expense is recognized.  Had compensation expense for the Company’s stock option plan been determined based upon the fair value at the grant date using the Black Scholes pricing model prescribed under SFAS No. 123, “Accounting for Stock Based

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Compensation,” the Company’s net income and net income per share would approximate the pro-forma amounts as follows:

	2005	2004	2003
Net income:
As reported	$17,813	$22,680	$13,881
Deduct: (total stock-based employee compensation expense determined under fair value based method, net of related taxes)	(3,449)	(741)	(778)
Pro forma	$14,364	$21,939	$13,103
Net income per share:
Basic:
As reported	$0.80	$1.06	$0.79
Pro forma	0.65	1.02	0.74
Diluted:
As reported	$0.77	$0.99	$0.72
Pro forma	0.62	0.95	0.68

Derivative Financial Instruments

The Company recognizes all derivative instruments as either assets or liabilities in the consolidated balance sheet measured at fair value. Changes in fair value are recognized immediately in earnings unless the derivative qualifies as a hedge of future cash flows. For derivatives qualifying as cash flow hedges, the effective portion of changes in fair value of the derivative instrument is recorded as a component of other comprehensive income and reclassified to earnings in the same period during which the hedged transaction affects earnings. Any ineffective portion (representing the remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged transaction) is recognized in earnings as it occurs.

The Company formally designates and documents each derivative financial instrument as a hedge of a specific underlying exposure as well as the risk management objectives and strategies for entering into the hedge transaction upon inception. The Company also assesses whether the derivative financial instrument is effective in offsetting changes in the fair value of cash flows of the hedged item. The Company recognized no gain or loss related to hedge ineffectiveness in 2005, 2004 or 2003, respectively.

The Company has historically utilized derivative financial instruments to hedge the risk exposures associated with foreign currency fluctuations for payments from the Company’s international subsidiaries denominated in foreign currencies. These derivative instruments are designated as either fair value or cash flow hedges, depending on the exposure being hedged, and have maturities of less than one year. Gains and losses on these derivative financial instruments and the offsetting losses and gains on hedged transactions are reflected in the Company’s statement of operations. The Company does not use these derivative financial instruments for trading purposes. At December 31, 2005, the Company had no derivative financial instruments outstanding.

Stock Splits

On June 6, 2003, the Board of Directors approved a three-for-two stock split of the Company’s common stock. The stock split was payable in the form of a 50% stock dividend and entitled each stockholder of record at the close of business on June 23, 2003 to receive three shares of common stock for every two outstanding shares of common stock held on that date. The stock dividend was payable on July 3, 2003.

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On October 7, 2003, the Board of Directors approved a two-for-one stock split of the Company’s common stock. The stock split was payable in the form of a 100% stock dividend and entitled each stockholder of record at the close of business on October 20, 2003 to receive two shares of common stock for every outstanding share of common stock held on that date. The stock dividend was payable on October 30, 2003.

The capital stock accounts, all share data and earnings per share data in the consolidated financial statements give effect to the stock splits, applied retroactively, to all periods presented.

Impact of Recently Issued Accounting Standards

In November 2004, the FASB issued Statement No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” (“SFAS No. 151”). SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, handling costs and wasted material (spoilage). Among other provisions, the new rule requires that such items be recognized as current-period charges, regardless of whether they meet the criterion of “so abnormal” as stated in ARB 43. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. The Company does not expect the adoption of this statement to have a material effect on its consolidated financial position, consolidated results of operations or liquidity.

In December 2004, the FASB issued FASB Staff Position No. FAS 109-2 (“FSP No. 109-2”), “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provisions within the American Jobs Creation Act of 2004” (the “Jobs Act”). FSP No. 109-2 provides guidance with respect to reporting the potential impact of the repatriation provisions of the Jobs Act on an enterprise’s income tax expense and deferred tax liability. The Jobs Act was enacted on October 22, 2004, and provides for a temporary 85% dividends received deduction on certain foreign earnings repatriated during a one-year period. The deduction would result in an approximate 5.25% federal tax rate on the repatriated earnings. To qualify for the deduction, the earnings must be reinvested in the United States pursuant to a domestic reinvestment plan established by a company’s chief executive officer and approved by a company’s board of directors. Certain other criteria in the Jobs Act must be satisfied as well.  The Company has repatriated approximately $17 million of foreign earnings from its China subsidiary during the quarter ended December 31, 2005. The repatriation of these foreign earnings has provided an income tax benefit of approximately $3.1 million, as deferred taxes had been provided on a portion of these earnings in prior years. The Company has adjusted its tax expense and deferred tax liability to reflect the repatriation provisions of the Jobs Act in the financial statements for the year ended December 31, 2005.

In December 2004, the FASB issued FASB Staff Position No. SFAS 109-1 (“FSP No. 109-1”), “Application of FASB Statement No.109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004”. FSP 109-1 provides guidance on applying the deduction for income from qualified domestic production activities. The deduction will be phased in from 2005 through 2010. The Act also provides for a two-year phase out of the existing extra-territorial income exclusion (“ETI”) for foreign sales. The deduction will be treated as a “special deduction” as described in FASB Statement No. 109. As such, the special deduction has no effect on deferred tax assets and liabilities existing at the enactment date. Rather, the impact of this deduction will be reported in the period in which the deduction is claimed on the Company’s tax return. The net effect of the phase out of the ETI and the phase in of this new deduction did not result in a material change in its effective tax rate for fiscal year 2005 and the Company does not expect that this will result in a material change in 2006, based on current earnings levels.

In December 2004, the FASB issued Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which replaces SFAS No. 123 and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This Statement requires all share-based payments to employees, including

D-F-13

grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. In accordance with a Securities and Exchange Commission Rule issued in April 2005, companies will be allowed to implement SFAS No. 123R as of the beginning of the first fiscal year beginning after June 15, 2005. Under SFAS No. 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The permitted transition methods include either retrospective or prospective adoption. Under the retrospective option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options at the beginning of the first quarter of adoption of SFAS No. 123R, while the retrospective methods would record compensation expense for all unvested stock options beginning with the first period presented. The Company will adopt the provisions of SFAS No. 123R on January 1, 2006, using the prospective method. The Company expects to continue using the Black-Scholes valuation model in determining the fair value of share-based payments to employees. SFAS No. 123R will also require the Company to change the classification of any tax benefits realized upon exercise of stock options in excess of that which is associated with the expense recognized for financial reporting purposes. These amounts will be presented as a financing cash inflow rather than as a reduction of income taxes paid in its consolidated statement of cash flows. The Company is continuing to evaluate the requirements of SFAS No. 123R and Staff Accounting Bulletin No. 107 and currently expects that the adoption of SFAS No. 123R will result in an increase in compensation expense in 2006 of approximately $2 million to $3 million, excluding the estimated impact of 2006 share-based awards. However, uncertainties, including the Company’s future stock-based compensation strategy, stock price volatility, estimated forfeitures and employee stock option exercise behavior, make it difficult to determine whether the stock-based compensation expense recognized in future periods will be similar to the SFAS No. 123 pro forma expense disclosed in Note 2 to the consolidated financial statements.

In December 2004, the FASB issued Statement No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS No. 153”). SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21 (b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for periods beginning after June 15, 2005. The adoption of this statement did not have a material effect on the Company’s consolidated financial position, consolidated results of operations or liquidity.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143”. This Interpretation clarifies that the term conditional asset retirement obligation as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. This Interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This Interpretation was effective December 31, 2005. The adoption of this statement did not have a material effect on the Company’s consolidated financial position, consolidated results of operations or liquidity.

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In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”) which replaces Accounting Principles Board Opinions No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28.” SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, unless impracticable, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

Reclassifications

Certain reflaccifications have bgeen made to prior years balances in order to conform to the 2005 presentation.

3.   Inventory

Inventory consists of the following:

	December 31,
	2005	2004
Raw materials	$10,368	$7,534
Work-in-process	4,316	2,320
Finished goods	14,680	14,011
	$29,364	$23,865

4.   Property, Plant and Equipment

Property, plant and equipment consists of the following:

	December 31,
	2005	2004
Land	$1,331	$1,312
Buildings and improvements	11,773	11,387
Machinery and equipment	26,208	23,477
Capitalized internal use software	3,278	3,127
Capitalized software development costs	546	546
	43,136	39,849
Less accumulated depreciation	22,734	20,381
	$20,402	$19,468

D-F-15

Machinery and equipment included $345 and $438 under capital leases as of December 31, 2005 and 2004, respectively.  Accumulated depreciation on these assets was $124 and $121 as of December 31, 2005 and 2004, respectively. Depreciation expense on the Company’s property, plant and equipment was approximately $3,600, $3,500, and $2,900, for 2005, 2004, and 2003, respectively.

5.   Goodwill and Other Intangible Assets

Goodwill

The changes in the net carrying amount of goodwill for the years ended 2005, 2004 and 2003 consist of the following:

	Data Capture & Collection	Industrial Automation/ Optical	Total
Balance as of January 1, 2003	$4,497	$10,678	$15,175
Purchase of minority interest in subsidiaries	1,548	—	1,548
Currency translation adjustments	813	—	813
Balance as of December 31, 2003	$6,858	$10,678	$17,536
Purchase of minority interest in subsidiaries	6,157	—	6,157
Currency translation adjustments	914	—	914
Balance as of December 31, 2004	13,929	10,678	24,607
Purchase of minority interest in subsidiaries	2,486	—	2,486
Currency translation adjustments	(1,348)	—	(1,348)
Balance as of December 31, 2005	$15,067	$10,678	$25,745

Other Intangibles

The Company has other intangible assets with a net book value of $17.4 million and $18.9 million as of December 31, 2005 and December 31, 2004, respectively.

The following table reflects the components of identifiable intangible assets:

		December 31, 2005		December 31, 2004
	Amortizable Life (years)	Gross Carrying Amount	Gross Accumulated Amortization	Gross Carrying Amount	Gross Accumulated Amortization
Computer software	5	$11,920	$(2,971)	$11,810	$(589)
Patents and Trademarks	17	9,207	(2,901)	8,197	(2,400)
Holographic Technology	10	1,082	(1,062)	1,082	(946)
License Agreements	17	2,750	(1,075)	2,000	(941)
Covenants not to compete	3	700	(292)	700	(58)
		$25,659	$(8,301)	$23,789	$(4,934)

The Company has determined that the lives previously assigned to these finite-lived assets are still appropriate, and has recorded $3,367, $1,321and $620 of amortization expense for 2005, 2004 and 2003, respectively.

Estimated amortization expense for each of the five succeeding years is anticipated to be $3,400, $3,400, $3,300, $2,700 and $1,000, respectively.

D-F-16

6.   Accrued Expenses

Accrued expenses consist of the following:

	December 31,
	2005	2004
Accrued compensation	$5,171	$3,792
Accrued corporate taxes	2,453	1,848
Accrued marketing	2,202	1,168
Accrued commissions	1,639	1,377
Accrued other taxes	672	1,001
Product warranty	1,074	1,139
Accrued professional fees	1,233	1,321
Accrued rent	755	773
Accrued royalties	223	212
Accrued symbol litiation contingency	14,383	—
Other	2,704	3,647
	$32,509	$16,278

7.   Debt

Credit Facility

In October 2003, the Company paid all outstanding borrowings and terminated its Amendment to the Amended and Restated Credit Agreement with its primary bank lenders. As a result, the Company recorded a charge to income of $86 for unamortized deferred financing fee in the fourth quarter of 2003. The Amendment, which extended the Amended and Restated Credit Agreement until January 31, 2006, provided for a $13,000 revolving credit facility and a $4,500 term loan. Security interest in the Company’s assets and properties were granted to the bank as security for borrowings under the Amendment and the Amended and Restated Credit Agreements. A portion of the outstanding borrowings under the Amended and Restated Credit Agreement were guaranteed by C. Harry Knowles, Chairman and former Chief Executive Officer, and his spouse, Janet Knowles, a Director and Vice President, Administration. In connection with the Amendment, the personal guarantee by C. Harry Knowles and Janet Knowles were released. The Company currently has no domestic revolving credit facility or term loan agreements in effect.

Subordinated Debt

In connection with the acquisition of AOA, the Company entered into Subordinated Promissory Notes (“Subordinated Debt”) aggregating $11,000 with United Technologies Optical Systems, Inc. (“UTOS”), the former parent of AOA, with scheduled maturities of $9,000 in 2003 and $1,000 in 2004 and 2005. Interest rates were fixed at 10%. In January 2003, the Company and UTOS entered into a Payoff Agreement to accelerate the principal payments on the Subordinated Debt. In accordance with the Payoff Agreement, the Company paid UTOS $5,000 on January 31, 2003 and $3,800 on March 31, 2003 as payment in full of its obligation under the Subordinated Debt. Accordingly, the Company has recorded a $2,200 gain on the extinguishment of the Subordinated Debt in March 2003.

In order to provide the Company with sufficient subordinated financing within the time period required to meet the terms of the Payoff Agreement which provided a $2,200 gain, in January 2003, the Company issued a $4,260 subordinated note to C. Harry Knowles, its Chairman and former Chief Executive Officer, and his spouse, Janet H. Knowles, a Director and Vice President, Administration. The subordinated note bore interest at 10.0% and required 60 monthly principal payments of $36 with the balance of $2,130 due in January 2008. In connection with this note, the Company issued a common stock

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purchase warrant, expiring on January 31, 2013, to Mr. and Mrs. Knowles to purchase 195,000 shares of its common stock at an exercise price of $3.47 per share, which was the fair market value on the date of issuance. These warrants were valued at the time of issue at $247 in aggregate, and the resulting original issue discount was to be amortized into interest expense over the life of the subordinated note. The subordinated note to Mr. and Mrs. Knowles was paid in full in October 2003 and the unamortized original issue discount of $214 was recognized as a charge to interest expense in the fourth quarter of 2003.

Lines of Credit

Certain of the Company’s European subsidiaries have entered into working capital and invoice discounting agreements with HypoVereinsbank, Dresdner, Societe Generale, La Caixa and HSBC Bank. Outstanding borrowings under the working capital agreement with HypoVereinsbank, Dresner and HSBC have been guaranteed by the parent company. These agreements provide the Company with availability of up to $19.1 million, using December 31, 2005 exchange rates, at interest rates ranging from 3.1% to 6.5%. In addition, the Company’s subsidiary Metrologic do Brasil has a working capital agreement with Banco Bradesco SA with availability of up to 0.6 million real or $0.3 million, using December 31, 2005 exchange rates. At December 31, 2005 and 2004, $16.0 million and $14.1 million were outstanding under such agreements, and accordingly, are included in lines of credit in our consolidated balance sheets.

Other

In connection with the acquisition of Omniplanar, the Company signed a promissory note with a discounted value of $3.8 million. During the year ended December 31, 2005, the Company paid $1.9 million with the remaining $1.9 million payable in March 2006. On September 1, 2005 the Company entered into a Cross-License Agreement with Intermec IP Corp., a division of Intermec Inc., which includes a license origination fee of $0.8 million. The Company paid $0.4 million during the year ended December 31, 2005. The remaining scheduled payment of $0.4 million will be paid proportionally in April and July 2006.

Notes payable consist of the following:

	December 31,
	2005	2004
Promissory notes	$2,009	$3,933
Capital lease obligations	63	209
Others	375	—
	2,447	4,142
Less: current maturities	2,444	2,127
	$3	$2,015

D-F-18

8.   Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes and are disclosed in the consolidated balance sheets. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2005	2004
Deferred tax assets:
Net operating loss carryforwards	$305	$376
Tax credit carryovers	189	405
Reserves on current assets	744	688
Inventory capitalization	203	152
Warranty reserve	437	430
License reserve	5,941	667
Other	587	425
	8,406	3,143
Deferred tax liability:
Advance license fee	389	396
Unrealized gain on foreign currency	374	482
Depreciation and amortization	879	955
U.S. taxes on unremitted earnings	1,408	4,261
Other	301	80
	3,351	6,174
Net deferred tax asset / (liability)	$5,055	$(3,031)

Significant components of the provision for income taxes are as follows:

	Year ended December 31,
	2005	2004	2003
Current:
Federal	$8,944	$7,942	$3,196
Foreign	2,280	1,989	920
State	1,842	(37)	1,410
Total current	13,066	9,894	5,526
Deferred:
Federal	(6,937)	2,039	1,702
Foreign	(205)	(90)	—
State	(910)	(675)	(68)
Total deferred	(8,052)	1,274	1,634
Provision for income taxes	$5,014	11,168	$7,160

D-F-19

The effective income tax rate of 22.0%, 33.0% and 34.0% for the years ended December 31, 2005, 2004, and 2003, respectively, differs from the federal statutory rate of 34% for 2003 and 2004 respectively and 35% for 2005 because of the difference in treatment of certain expense items for financial and income tax reporting purposes and state and foreign taxes. A reconciliation between the statutory provision and the provision for financial reporting purposes is as follows:

	December 31,
	2005	2004	2003
Statutory federal tax provision	$7,990	$11,508	$7,154
State income taxes, net of federal income tax benefit	655	(470)	886
Foreign income tax rate differential	(1,528)	(1,837)	(1,443)
US taxes provided on foreign income	(1,731)	2,720	1,191
Tax credits/carryforwards	(295)	(473)	—
Gain on extinguishment of debt	—	—	(748)
Other, net	(77)	(280)	120
Provision for income taxes	$5,014	$11,168	$7,160

The Company has state net operating loss carryforwards of $5,468 and they generally begin to expire in 2009. The Company also has state tax credit carryforwards of $291 that begin to expire in 2013.

The Company’s earnings in China were not subject to local income taxes in the years 2002 through 2003. In addition, the Company will pay income taxes at 50% of the local statutory rate for the years 2004 through 2006. The Company has provided deferred income taxes on $4,000 of taxable income in China at U.S. statutory rates as it is the Company’s intention to repatriate such earnings.

The Company’s cumulative undistributed earnings of foreign subsidiaries that are expected to be reinvested indefinitely, for which no incremental U.S. income or foreign withholding taxes have been recorded, approximated $9,148 at December 31, 2005.

9.   Related Party Transactions

The Company’s principal shareholder, Director and Chairman of the Board C. Harry Knowles and his spouse, Janet H. Knowles, the Company’s Vice President, Administration, Treasurer and Director, owned and leased to the Company certain real estate utilized in the operation of the Company’s business. Lease payments made to these related parties were approximately $1,209 for the year ended December 31, 2003. Under the terms of the Amended and Restated Credit Agreement, no rental payments were paid to Mr. and Mrs. Knowles during the term of the Amended and Restated Credit Agreement. The unpaid, accrued portion of the rental payments were repaid to Mr. and Mrs. Knowles during 2003 after the Amendment to the Amended and Restated Credit Agreement was executed. The lease for the real estate was replaced in January 2003 with a new lease which was due to expire in December 2012.  In December 2003, the Company purchased the real estate from Mr. & Mrs. Knowles for approximately $4.79 million, which was less than the fair market values contained in two independent appraisals.

The accounting firm in which Stanton L. Meltzer, a director of the Company, is a principal, charged fees of approximately $4 and $50 for tax consulting services performed for the Company during the years ended December 31, 2004 and 2003, respectively. The 2004 payments were made prior to the Annual Shareholders meeting in May 2004.

The investment banking company of Janney Montgomery Scott LLC (“JMS”) in which William Rulon-Miller, a director of the Company, serves as Senior Vice President and Director of Investment Banking charged fees totaling approximately $175 in 2003 in connection with assisting the Company with its plans to refinance its bank debt and restructure its overall debt position along with the acquisition of AOA.

D-F-20

10.   Commitments & Contingencies

Operating Leases

The Company has entered into operating lease agreements with unrelated companies to lease manufacturing and office equipment, office space and vehicles for its foreign subsidiaries.

Future minimum lease payments required under the lease agreements as of December 31, 2005 are  $3,112 in 2006, $2,704 in 2007, $2,488 in 2008, $1,965 in 2009, $1,917 in 2010 and $1,953 thereafter. Rental expenses paid to third parties for 2005, 2004 and 2003 were approximately $3,300, $2,992, and $3,402, respectively.

Cross-Licensing Agreement and Settlement of Patent Litigation

In December 1996, the Company and Symbol Technologies, Inc. (“Symbol”) executed an extensive cross-license of patents (the “Symbol Agreement”) for which the Company and Symbol pay royalties to each other under certain circumstances effective January 1, 1996. In connection with the Symbol Agreement, the Company paid Symbol an advance license fee of $1 million in December 1996 and another $1 million in quarterly installments of $125 over the subsequent two years ended December 1998. The Company has amended the Symbol Agreement providing for additional patent licenses whereby the Company and Symbol make recurring periodic royalty payments. Royalty payments under the Symbol Agreement amounted to $811,  $1,942, and $1,869  in 2005, 2004, and 2003, respectively. The Company recorded royalty income from Symbol under the agreement of $382, $1,330, and $1,157 in 2005, 2004 and 2003, respectively. The parties are currently in litigation with respect to the Symbol Agreement. For further discussions on the litigation, see Item C below in “Other Legal Matters.”

Other Legal Matters

The Company filed domestic and foreign patent applications to protect its technological position and new product development. When the Company believes competitors are infringing on these patents, the Company may pursue claims or other legal action against these parties. Additionally, from time-to-time, the Company may receive legal challenges to the validity of its patents or allegations that its products infringe the patents of others.

The Company is currently involved in matters of litigation arising in the normal course of business including the matters described below. The Company believes that such litigation either individually or in the aggregate will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows, except as noted below.

A.              Symbol Technologies, Inc. et al. v. the Lemelson Partnership

On July 21, 1999, we and six other leading members of the Automatic Identification and Data Capture Industry (the “Auto ID companies”) jointly initiated litigation against the Lemelson Medical, Educational, & Research Foundation, Limited Partnership (the “Lemelson Partnership”). The suit which was commenced in the U.S. District Court, District of Nevada in Reno, Nevada, and later transferred to the U.S. District Court in Las Vegas, Nevada, requested a declaratory judgment that certain patents owned by the Lemelson Partnership were not infringed, invalid and/or unenforceable for a variety of reasons. The trial on this matter was held from November 2002 through January 2003. On January 23, 2004, the Judge issued a decision in favor of the Auto ID companies finding that the patents in suit were not infringed, invalid and unenforceable. The Lemelson Partnership appealed this decision to the Court of Appeals for the Federal Circuit which upheld the trial court’s decision in its September 2005 ruling. A request for a rehearing by the Lemelson Partnership was denied.

D-F-21

B.               Metrologic v. PSC Inc. and PSC Scanning, Inc. v. Metrologic

On October 13, 1999, we filed suit for patent infringement against PSC Inc. in the U.S. District Court for the District of New Jersey. On May 17, 2004, PSC Scanning, Inc. (“PSC”) filed suit against the Company in the U.S. District Court for the District of Oregon alleging claims of patent infringement of certain of its patents by at least one Metrologic product. On August 29, 2005, the parties entered into a settlement agreement which resolved all outstanding litigation between the parties. Key features of the settlement include a payment of $2.25 million in cash by PSC, discounts on certain products from PSC and covenant not to sue each other under defined sets of patent rights for product configurations that were sold prior to March 16, 2005. The cash settlement of $2.25 million was recorded as income during the third quarter of 2005 and is reflected in Other income (expenses) in our Consolidated Statement of Operations. The product discount arrangement within the settlement agreement will be recorded in our Consolidated Statement of Operations when realized.

C.               Symbol Technologies, Inc. v. Metrologic

On May 3, 2002, we were served with a lawsuit that was filed on April 12, 2002 by Symbol Technologies, Inc. (“Symbol”), in the U.S. District Court for the Eastern District of New York alleging that we were in breach of the terms of the License Agreement between us and Symbol (the “Symbol Agreement”). The Complaint sought a declaratory judgment from the Court that we were in breach of the Symbol Agreement. On March 31, 2003, the Court entered its decision on the parties’ respective motions for summary judgment, and finding in our favor, the Court dismissed certain counts of Symbol’s complaint. On April 9, 2003, Symbol voluntarily dismissed the remaining counts of the complaint. Symbol filed its Notice of Appeal with the U.S. Court of Appeals for the Second Circuit on May 7, 2003. On December 23, 2003, the Court of Appeals dismissed Symbol’s appeal in this matter. In the interim, Symbol decided to proceed with the arbitration for which the Company had filed a Demand in June 2002, which had been stayed pending the decision by the lower court. On June 26, 2003, Symbol filed an Amended Answer and Counterclaims asserting that (a) eleven of Metrologic’s products are royalty bearing products, as defined under the Symbol Agreement, and (b) in the alternative, those products infringe upon one or more of Symbol’s patents. In February 2005, the arbitrator entered an interim award, finding that 8 of the products are not royalty bearing products under the Symbol Agreement but that 3 of the products are royalty bearing products.

In August, 2005, the arbitrator entered a final ruling in the arbitration awarding Symbol past royalties on certain of the Company’s products plus interest. Symbol filed a motion to enter the judgment with the U.S. Federal District Court in the Southern District of New York. The Company filed its motion to vacate the arbitrator’s award in the same court. In February 2006, the Judge granted Symbol’s motion to enter a judgment affirming the arbitrator’s award for past royalties. As of December 31, 2005 the Company has accrued $14.4 million reflecting royalties and interest due in accordance with the judgment through December 31, 2005. We expect future royalty payments to cease on these products during the second quarter of 2006 as a result of already-implemented actions.

D.              Metrologic v. Symbol Technologies, Inc.

On June 18, 2003, the Company filed suit against Symbol in the U.S. District Court for the District of New Jersey alleging claims of patent infringement of certain of our patents by at least two Symbol products. The complaint also contains a claim for breach of the Symbol Agreement between the parties. Symbol’s answer to the complaint, filed on July 30, 2003, included counterclaims requesting that a declaratory judgment be entered that the patents in suit are invalid, are not infringed by Symbol and that Symbol is not in breach of the Symbol Agreement. The court will hear arguments on the construction of the claims in the patents in suit in March 2006 and a trial is currently scheduled for September 2006.

D-F-22

E.               Metrologic v. Symbol Technologies, Inc.

On May 17, 2005, the Company filed suit against Symbol in the U.S. District Court for the District of New Jersey for breach of contract for failure to pay royalties in accordance with the terms of the Symbol Agreement. The parties have filed cross motions for summary judgment and dismissal and those motions are currently pending before the court.

F.                Symbol Technologies, Inc. v. Metrologic

On September 23, 2005, Symbol filed suit against the Company in the U. S. District Court in the Eastern District of Texas alleging patent infringement. Symbol filed a related case before the International Trade Commission (“ITC”) also alleging patent infringement of the same patents. A notice of the investigation instituted by the ITC was served on the Company on October 24, 2005. The case in the U.S. District Court in the Eastern District of Texas have been stayed pending the outcome of the matter before the ITC. It is expected that a trial will be held in June 2006 in the ITC with a decision later this year. Metrologic stands firm, in its belief, that its products do not infringe Symbol’s patents. Metrologic will vigorously defend these new allegations of patent infringement.

G.             Symbol Technologies, Inc. v. Metrologic

On March 6, 2006, we were served with a lawsuit that was filed on November 4, 2005 by Symbol in the U.S. District Court in the Eastern District of Texas alleging patent infringement.

We are not aware of any other legal claim or action against us, which could be expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows.

11.          Retirement Plans

The Company maintains a noncontributory defined contribution cash or deferred profit sharing plan covering substantially all employees. Contributions are determined by the Chief Executive Officer and are equal to a percentage of each participant’s compensation. No contributions were made to the Plan for the three years ended December 31, 2005.

Additionally, the Company maintains an employee funded Deferred Compensation Retirement 401(k) Plan, contributions to which are partially matched by the Company at a rate of 60% on the first six percent of employee’s earnings. Contribution expenses were $812, $697, and $599 in 2005, 2004, and 2003, respectively.

12.          Financial Reporting for Business Segments and Geographical Information

The Company generates its revenue from the sale of laser bar code scanners primarily to distributors, value-added resellers, original equipment manufacturers and directly to end users, in locations throughout the world. No individual customer accounted for 10% or more of revenues in 2005, 2004 or 2003. The Company manages its business on a business segment basis dividing the business into two major segments: Data Capture & Collection and Industrial Automation/Optical Systems.

D-F-23

The accounting policies of the segments are the same as those described in the summary of the significant accounting policies. A summary of the business segment operations for 2005, 2004 and 2003 is included below:

	2005	2004	2003
Business segment net sales:
Data Capture & Collection	$169,749	$140,171	$112,817
Industrial Automation /Optical Systems	40,704	37,784	25,194
Total	210,453	177,955	138,011
Business segment gross profit:
Data Capture & Collection	$79,928	$69,814	$49,954
Industrial Automation /Optical Systems	10,887	11,914	8,403
Total	90,815	81,728	58,357
Business segment operating income:
Data Capture & Collection	$18,724	$27,413	$18,129
Industrial Automation /Optical Systems	2,208	4,276	2,015
Total	20,932	31,689	20,144
Total other income	$1,895	$2,159	$897
Income before income taxes	$22,827	$33,848	$21,041
Business segment total assets:
Data Capture & Collection	$186,114	$147,963	$116,631
Industrial Automation /Optical Systems	40,068	44,564	23,269
Total	$226,182	$192,527	$139,900

Geographical Information

Geographic results are prepared on a “country of destination” basis, meaning that net sales are included in the geographic area where the customer is located. Assets are included in the geographic area in which the selling entities are located.

The following table details the geographic distribution of the Company’s sales and long-lived assets.

	2005		2004		2003
	Sales	Long-Lived Assets(a)	Sales	Long-Lived Assets(a)	Sales	Long-Lived Assets(a)
The Americas	$100,757	$44,828	$85,731	$45,159	$65,547	$32,333
EMEA	83,593	14,896	70,819	14,081	57,474	7,128
APAC	26,103	3,781	21,405	3,690	14,990	1,627
	$210,453	$63,505	$177,955	$62,930	$138,011	$41,088

(a)           Represents property, plant and equipment, net, goodwill, computer software, net and other intangibles, net.

13.          Incentive Plan

During 2004, the Company’s Board of Directors adopted the 2004 Equity Incentive Plan as the 1994 Incentive Plan had expired. The Company’s Board of Directors have granted incentive and non-qualified stock options pursuant to the Company’s Incentive Plans to certain eligible employees and board members. The shares issued will either be authorized and previously unissued common stock or issued common stock reacquired by the Company. The total number of shares authorized for issuance under the 2004 Equity

D-F-24

Incentive Plan is 1,500,000. Shares canceled for any reason without having been exercised shall again be available for issuance under the Plan. An aggregate of 889,500 shares were available for grant under the 2004 Equity Incentive Plan at December 31, 2005. Options granted under the 2004 Equity Incentive Plan become exercisable over periods ranging from one to four years. Each option shall expire no more than ten years after becoming exercisable.

The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company’s employee stock options equals the market price of the underlying common stock on the date of grant, no compensation expense is recognized. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

SFAS 123 requires pro forma information regarding net income and earnings per share as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of SFAS 123. The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 3.93% in 2005 and 4.25% in 2004; dividend yields of 0.0%; volatility factors of the expected market price of the Company’s common stock of 72% for 2005 and 2004; and a weighted-average expected life of the option of 6.25 years for 2005 and 2004.

A summary of the Company’s stock option activity, and related information for the years ended December 31, 2003, 2004, and 2005 follows:

	Options	Weighted-Average Exercise Price
	(in thousands)
Outstanding, January 1, 2003	3,276	$3.01
Granted	—	—
Exercised	(933)	3.60
Canceled	(22)	3.40
Outstanding, December 31, 2003	2,321	$2.78
Granted	353	20.08
Exercised	(965)	3.21
Canceled	(18)	1.48
Outstanding, December 31, 2004	1,691	$6.16
Granted	577	20.07
Exercised	(528)	2.83
Cancelled	(25)	15.57
Outstanding, December 31, 2005	1,715	$11.73
Exercisable at December 31, 2005	759
Weighted-average fair value of options granted during 2005	$12.04

D-F-25

Approximately 2,799,500 shares of common stock have been reserved for future issuance, consisting of 1,715,000 shares for outstanding options under the Company’s Incentive Plans, 889,500 shares available for grant under the Company’s 2004 Equity Incentive Plan and 195,000 shares for warrants issued to Mr. and Mrs. Knowles.

The following table summarizes the status of stock options outstanding and exercisable at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise prices per share	Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$ 1.48 - $ 1.48	491,070	6.69	$1.48	312,870	$1.48
$ 2.49 - $ 3.07	111,589	5.05	$2.80	111,589	$2.80
$ 3.08 - $ 3.44	102,810	3.81	$3.44	102,810	$3.44
$ 3.45 - $ 4.86	97,419	2.66	$4.42	97,419	$4.42
$ 4.87 - $20.00	208,665	8.48	$17.48	81,166	$17.38
$20.01 - $22.20	603,000	9.02	$20.13	13,125	$20.30
$22.21 - $25.00	100,000	8.47	$25.00	40,000	$25.00
$ 1.48 - $25.00	1,714,553	7.32	$11.73	758,979	$5.58

14.          Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan whereby eligible employees have the opportunity to acquire the Company’s common stock quarterly through payroll deductions, at 90% of the lower of (a) the fair market value of the stock on the first day of the applicable quarterly offering period or (b) the fair market value of the stock on the last day of the applicable quarterly offering period.

15.          Acquisitions

Omniplanar, Inc.

On September 24, 2004, the Company acquired 100% of the common stock of Omniplanar, Inc. (“Omniplanar”), an imaging software company, for $12,851 including acquisition costs and assumed liabilities. The Company paid $9,050 at closing and $1,950 during the year ended December 31, 2005, and will pay an additional $1,950 in March 2006. Omniplanar supplies a complete package of bar code reading software for 2D imaging for fixed position, conveyor belt and hand held readers which can be optimized for specific hardware applications. The acquisition of Omniplanar represents a significant addition to the Company’s technology portfolio. The Company has licensed the SwiftDecoder software since the year 2000 for use in its iQ line of industrial vision-based products. The Company intends to make use of this software’s unique decoding ability in other products as well. The assets acquired have been recorded at their estimated fair values. The consolidated financial statements reflect the results of Omniplanar since the effective date of the acquisition. The pro forma results of operations have not been provided because the effects were not material. The results of operations for Omniplanar have been included in the Industrial Automation/Optical Systems business segment.

In connection with the acquisition, the Company allocated $12,620 to identifiable intangible assets comprising $11,920 of computer software which is being amortized over 5 years and $700 to a non-compete agreement which is being amortized over 3 years.

D-F-26

The following table summarizes the allocation of the purchase price of assets recorded at the date of acquisition.

Assets:
Cash and cash equivalents	$5
Accounts receivable	455
Deferred income taxes	555
Identifiable intangible assets	12,620
Total assets acquired	13,635
Liabilities:
Accrued expenses	88
Deferred contract revenue	141
Deferred income taxes	555
Total liabilities assumed	784
Net assets acquired	$12,851

The Company accounted for this acquisition under the purchase method of accounting.

Metrologic do Brasil

On February 4, 2003, the Company paid cash of $71 and signed three promissory notes with a total discounted value of $204 for the remaining 49% interest in Metrologic do Brasil. The Company paid the scheduled payments of $75 on February 4, 2005 and 2004, respectively, and will pay the remaining payment of $75 on February 4, 2006.

The Company accounted for this acquisition under the purchase method of accounting. The total purchase price and costs in excess of assets acquired (goodwill) was $275.

Metrologic Eria Iberica (“MEI”)

On August 5, 2003, the Company entered into an agreement to purchase the remaining 49% interest in MEI for a purchase price of 5,900 euros. Payments were being made in twelve quarterly installments over three years which commenced August 5, 2003 with a scheduled maturity date of April 3, 2006. On December 1, 2005, the Company accelerated the payments and purchased all the remaining minority interest. During the year ended December 31, 2005, the Company purchased the outstanding interest of 23% for approximately 2.7 million euros or $3.2 million at the exchange rate on December 31, 2005. The Company now owns 100% of MEI.

Metrologic Eria France (“MEF”)

On March 19, 2004, the Company purchased the remaining 49% minority interest of MEF for a purchase price of 3,600 euros, or $4,300 at the exchange rate on March 31, 2004. The Company now owns 100% of MEF.

D-F-27

Supplementary Data

The following tables present unaudited quarterly operating results for the Company for each quarter of 2005 and 2004. This information has been derived from unaudited financial statements and includes all adjustments, consisting only of normal recurring accruals, which the Company considers necessary for a fair presentation of the results of operations for these periods. Such quarterly operating results are not necessarily indicative of the Company’s future results of operations.

Quarterly Consolidated Operating Results (Unaudited)
(in thousands except per share data)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2005	2005	2005	2005
Sales	$46,851	$48,604	$54,005	$60,993
Cost of sales	26,733	27,044	30,341	35,520
Gross profit	20,118	21,560	23,664	25,473
Selling, general and administrative expenses	11,395	12,139	11,423	13,805
Symbol litigation contingency	—	—	—	12,600
Research and development expenses	1,952	2,218	2,354	1,997
Operating income	6,771	7,203	9,887	(2,929)
Other income (expenses)
Interest income	285	416	410	515
Interest expense	(263)	(304)	(287)	(192)
Foreign currency transaction loss	(684)	(42)	(183)	(38)
Litigation settlement	—	—	2,250	—
Other, net	(13)	(3)	(46)	74
Total other income (expenses)	(675)	67	2,144	359
Income before provision for income taxes	6,096	7,270	12,031	(2,570)
Provision (benefit) for income taxes	2,195	2,617	4,331	(4,129)
Net income	$3,901	$4,653	$7,700	$1,559
Basic earnings per share
Weighted average shares outstanding	21,907	22,136	22,202	22,271
Basic earnings per share	$0.18	$0.21	$0.35	$0.07
Diluted earnings per share
Weighted average shares outstanding	21,907	22,136	22,202	22,271
Net effect of dilutive securities	1,217	940	901	879
Total shares outstanding used in computing diluted earnings per share	23,124	23,076	23,103	23,150
Diluted earnings per share	$0.17	$0.20	$0.33	$0.07

D-F-28

Quarterly Consolidated Operating Results (Unaudited)
(in thousands except per share data) (Continued)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2004	2004	2004	2004
Sales	$39,700	$40,990	$44,156	$53,109
Cost of sales	20,049	22,749	24,088	29,341
Gross profit	19,651	18,241	20,068	23,768
Selling, general and administrative expenses	9,374	9,099	10,997	13,048
Research and development expenses	1,723	2,124	1,824	1,850
Operating income	8,554	7,018	7,247	8,870
Other income (expenses)
Interest income	110	138	170	206
Interest expense	(99)	(114)	(107)	(121)
Foreign currency transaction (loss) gain	(238)	(227)	330	2,393
Other, net	(88)	(72)	(88)	(34)
Total other income (expenses)	(315)	(275)	305	2,444
Income before provision for income taxes	8,239	6,743	7,552	11,314
Provision for income taxes	3,131	2,562	2,870	2,605
Net income	$5,108	$4,181	$4,682	$8,709
Basic earnings per share
Weighted average shares outstanding	21,151	21,504	21,555	21,679
Basic earnings per share	$0.24	$0.19	$0.22	$0.40
Diluted earnings per share
Weighted average shares outstanding	21,151	21,504	21,555	21,679
Net effect of dilutive securities	1,816	1,450	1,393	1,348
Total shares outstanding used in computing diluted earnings per share	22,967	22,954	22,948	23,027
Diluted earnings per share	$0.22	$0.18	$0.20	$0.38

D-F-29

Schedule II—Valuation and Qualifying Accounts

Years ended December 31, 2005, 2004 and 2003
(All dollar amounts in thousands)

	2005	2004	2003
Allowance for possible losses on accounts and notes receivable:
Balance at beginning of year	$544	$485	$341
Additions charged to expense	192	135	123
Write-offs	(85)	(99)	(64)
Currency translation and other	(24)	23	85
Balance at end of year	$627	$544	$485

D-F-30

Item 9.                        Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

No change of accountants and/or disagreement on any matter of accounting principles or financial statement disclosures has occurred within the last two years.

Item 9A.                Controls and Procedures

As of the end of the period covered by this annual report, an evaluation was performed under the supervision and with participation of the Company’s management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to the Securities Exchange Act of 1934, as amended, Rules 13a-15 and 15d-15. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures are effective to provide that material information relating to us, including our consolidated subsidiaries, is (a) made known to them by our other employees and the employees of our consolidated subsidiaries, particularly material information related to the period for which this annual report is being prepared; and (b) recorded, processed, summarized, evaluated, and reported, as applicable, within the time period specified in the rules and forms promulgated by the Securities and Exchange Commission.

Management’s annual report on the Company’s internal control over financial reporting and the independent registered public accounting firm’s attestation report are included in the Company’s 2005 Financial Statements in Item 8 of this Annual Report on Form 10-K, under the headings “Report of Management on Internal Control Over Financial Reporting” and  “Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting”, respectively, and is incorporated herein by reference.

During the fiscal quarter ended December 31, 2005, there have been no changes in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B.               Other Information

None.

PART III

The information called for by Item 10, Directors and Executive Officers of the Registrant (except for the information regarding executive officers called for by Item 401 of Regulation S-K, which is included in Part I hereof in accordance with General Instruction G(3)), Item 11, Executive Compensation, Item 12, Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters, Item 13, Certain Relationships and Related Transactions, and Item 14, Principal Accountant Fees and Services, is incorporated herein by reference to the Registrant’s definitive proxy statement for its 2006 Annual Meeting of Shareholders which shall be filed with the Securities and Exchange Commission within 120 days from the end of the Registrant’s fiscal year ended December 31, 2005.

PART IV

Item 15.                 Exhibits and Financial Statement Schedules

(a)           The following documents are filed as part of this report:

1.                Financial Statements

The following consolidated financial statements of Metrologic Instruments, Inc. and subsidiaries are filed as part of this report under Item 8—Financial Statements and Supplementary Data:

Report of Management on Internal Control Over Financial Reporting

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting

Report of Independent Registered Public Accounting Firm on Financial Statements and Schedule

Consolidated Balance Sheets at December 31, 2005 and 2004

Consolidated Statements of Operations for each of the three years in the period ended December 31, 2005, 2004 and 2003

Consolidated Statements of Stockholders’ Equity for each of the three years in the period ended December 31, 2005, 2004 and 2003

Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2005, 2004 and 2003

Notes to Consolidated Financial Statements

Supplementary Data (Unaudited)

2.                Financial statement schedule

Schedule II—Valuation and Qualifying Accounts is filed herewith. All other schedules are omitted because they are not applicable, not required, or because the required information is included in the consolidated financial statements or notes thereto.

3.                Exhibits required to be filed by Item 601 of Regulation S-K.

2.1         Option Agreement dated as of March 1, 1995 among Metrologic Instruments, Inc. and the parties listed on schedule A thereto (incorporated by reference to Exhibit 2.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

3.1         Amended and Restated Certificate of Incorporation of Metrologic Instruments, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1994).

3.2         Amended and Restated Bylaws of Metrologic Instruments, Inc. (incorporated by reference to Exhibit 3.02 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1994).

3.3         Certificate of Amendment to the Certificate of Incorporation of Metrologic Instruments, Inc. dated October 20, 2003 effecting the two for one stock split (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003).

3.4         Certificate of Amendment to the Certificate of Incorporation of Metrologic Instruments, Inc. dated June 6, 2003 effecting the three for two stock split (incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).

4.1         Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 33-78358)).

10.1      Metrologic Instruments, Inc. 1994 Incentive Plan (incorporated by reference to Exhibit 99 to the Registrant’s Registration Statement on Form S-8 (Reg. No. 33-89376)).

10.2      Metrologic Instruments, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 99 to the Registrant’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Reg. No. 33-86670) and Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

10.3      Indemnification Agreement between Metrologic Instruments, Inc. and C. Harry Knowles and Janet H. Knowles (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration statement on Form S-1 (Reg. No. 33-78358)).

10.4      Agreement between Symbol Technologies, Inc. and Metrologic Instruments, Inc. dated December 18, 1996 (incorporated by reference to Exhibit 10 to the Registrant’s Current Report on Form 8-K filed on February 14, 1997).

10.5      First Amendment to Metrologic Instruments, Inc. 1994 Incentive Plan dated July 1, 1997 (incorporated by reference to Exhibit 10 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997).

10.6      Stock Purchase Agreement dated December 22, 2000 by and among United Technologies Optical Systems, Inc., Hamilton Sundstrand Corporation, MTLG Investments Inc. and Metrologic Instruments, Inc. (incorporated by reference to Exhibit 2 to the Registrant’s Current Report on Form 8-K filed January 23, 2001).

10.7      Employment Agreement dated as of May 13, 2002 between Metrologic Instruments, Inc. and Janet H. Knowles (incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K/A3 for the period ended December 31, 2001).

10.8      Registration Rights Agreement dated January 31, 2003 between Metrologic Instruments, Inc. and C. Harry Knowles and Janet Knowles (incorporated by reference to Exhibit 99.5 to the Company’s Form 8-K for the period ending January 31, 2003).

10.9      Amended Common Stock Purchase Warrant dated February 5, 2003 in the amount of 65,000 shares of Metrologic Instruments, Inc. common stock to C. Harry Knowles and Janet Knowles (incorporated by reference to Exhibit 10.31 to the Company’s Form 10-K for the year ending December 31, 2002).

10.10    Agreement of Sale dated December 22, 2003 between Metrologic Instruments, Inc. and C. Harry and Janet H. Knowles (incorporated by reference to Exhibit 10.13 to the Company’s Form 10-K for the year ending December 31, 2003).

10.11    Code of Ethics approved by the Board of Directors of the Registrant at a meeting held on December 11, 2003 (incorporated by reference to Exhibit 14 to the Company’s Form 10-K for the year ending December 31, 2003).

10.12    Stock Purchase Agreement between Omniplanar, Inc. and Metrologic Instruments, Inc. subsidiary MTLG Investments Inc. dated September 24, 2004 (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q dated September 30, 2004).

10.13    Executive Employment Agreement effective July 1, 2004 and executed November 16, 2004 by and between Metrologic Instruments, Inc. and Benny A. Noens, President and Chief Executive Officer (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K/A dated November 16, 2004).

10.14    Metrologic Instruments, Inc. 2004 Equity Incentive Plan (incorporated by reference to Exhibit 4.1 to the Company’s Form S-8 dated December 3, 2004).

10.15    Metrologic Instruments, Inc. Form of Option Agreement under the Registrant’s 2004 Equity Incentive Plan dated December 2, 2004 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K dated December 22, 2004).

10.16    Compensation Arrangements for the named Executive Officers.

10.17    Director Compensation Arrangements.

21          Subsidiaries of the Registrant

23.1      Consent of Independent Registered Public Accounting Firm

31.1      Rule 13a-14(a)/15d-14(a) Certification by Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2      Rule 13a-14(a)/15d-14(a) Certification by Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1      Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 executed by the Chief Executive Officer of the Company.

32.2      Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 executed by the Chief Financial Officer of the Company.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

METROLOGIC INSTRUMENTS, INC.
By:	/s/ BENNY NOENS
Benny Noens
Chief Executive Officer
(Principal Executive Officer)
Dated: March 15, 2006

Pursuant to the requirements of the Securities Exchange Act of 1934, the report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ KEVIN BRATTON	Chief Financial Officer	March 15, 2006
Kevin Bratton	(Principal Financial Officer and Principal Accounting Officer)
/s/ RICHARD C. CLOSE	Director	March 15, 2006
Richard C. Close
/s/ C. HARRY KNOWLES	Chairman of the Board	March 15, 2006
C. Harry Knowles
/s/ JANET H. KNOWLES	Director, Vice President, Administration, and Treasurer	March 15, 2006
Janet H. Knowles
/s/ JOHN H. MATHIAS	Director	March 15, 2006
John H. Mathias
/s/ STANTON L. MELTZER	Director	March 15, 2006
Stanton L. Meltzer
/s/ HSU JAU NAN	Director	March 15, 2006
Hsu Jau Nan
/s/ WILLIAM RULON-MILLER	Director	March 15, 2006
William Rulon-Miller
/s/ BENNY A. NOENS	Chief Executive Officer, President and Director	March 15, 2006
Benny A. Noens	(Principal Executive Officer)

Exhibit Index

Exhibit
Number	Item	Page
2.1

Option Agreement dated as of March 1, 1995 among Metrologic Instruments, Inc. and the parties listed on schedule A thereto (incorporated by reference to Exhibit 2.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

3.1

Amended and Restated Certificate of Incorporation of Metrologic Instruments, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December  31, 1994).

3.2	Amended and Restated Bylaws of Metrologic Instruments, Inc. (incorporated by reference to Exhibit 3.02 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1994).
3.3

Certificate of Amendment to the Certificate of Incorporation of Metrologic Instruments, Inc. dated October 20, 2003 effecting the two for one stock split (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003).

3.4

Certificate of Amendment to the Certificate of Incorporation of Metrologic Instruments, Inc. dated June 6, 2003 effecting the three for two stock split (incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).

4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 33-78358)).
10.1	Metrologic Instruments, Inc. 1994 Incentive Plan (incorporated by reference to Exhibit 99 to the Registrant’s Registration Statement on Form S-8 (Reg. No. 33-89376)).
10.2

Metrologic Instruments, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 99 to the Registrant’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Reg. No. 33-86670) and Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

10.3

Indemnification Agreement between Metrologic Instruments, Inc. and C. Harry Knowles and Janet H. Knowles (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration statement on Form S-1 (Reg. No. 33-78358)).

10.4

Agreement between Symbol Technologies, Inc. and Metrologic Instruments, Inc. dated December 18, 1996 (incorporated by reference to Exhibit 10 to the Registrant’s Current Report on Form 8-K filed on February 14, 1997).

10.5

First Amendment to Metrologic Instruments, Inc. 1994 Incentive Plan dated July 1, 1997 (incorporated by reference to Exhibit 10 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997).

10.6

Stock Purchase Agreement dated December 22, 2000 by and among United Technologies Optical Systems, Inc., Hamilton Sundstrand Corporation, MTLG Investments Inc. and Metrologic Instruments, Inc. (incorporated by reference to Exhibit 2 to the Registrant’s Current Report on Form 8-K filed January 23, 2001).

10.7

Employment Agreement dated as of May 13, 2002 between Metrologic Instruments, Inc. and Janet H. Knowles (incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K/A3 for the period ended December 31, 2001).

10.8

Registration Rights Agreement dated January 31, 2003 between Metrologic Instruments, Inc. and C. Harry Knowles and Janet Knowles (incorporated by reference to Exhibit 99.5 to the Company’s Form 8-K for the period ending January 31, 2003).

10.9

Amended Common Stock Purchase Warrant dated February 5, 2003 in the amount of 65,000 shares of Metrologic Instruments, Inc. common stock to C. Harry Knowles and Janet Knowles (incorporated by reference to Exhibit 10.31 to the Company’s Form 10-K for the year ending December 31, 2002).

10.10

Agreement of Sale dated December 22, 2003 between Metrologic Instruments, Inc. and C. Harry and Janet H. Knowles (incorporated by reference to Exhibit 10.13 to the Company’s Form 10-K for the year ending December 31, 2003).

10.11

Code of Ethics approved by the Board of Directors of the Registrant at a meeting held on December 11, 2003 (incorporated by reference to Exhibit 14 to the Company’s Form 10-K for the year ending December 31, 2003).

10.12

Stock Purchase Agreement between Omniplanar, Inc. and Metrologic Instruments, Inc. subsidiary MTLG Investments Inc. dated September 24, 2004 (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q dated September 30, 2004).

10.13

Executive Employment Agreement effective July 1, 2004 and executed November 16, 2004 by and between Metrologic Instruments, Inc. and Benny A. Noens, President and Chief Executive Officer (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K/A dated November 16, 2004).

10.14	Metrologic Instruments, Inc. 2004 Equity Incentive Plan (incorporated by reference to Exhibit 4.1 to the Company’s Form S-8 dated December 3, 2004).
10.15

Metrologic Instruments, Inc. Form of Option Agreement under the Registrant’s 2004 Equity Incentive Plan dated December 2, 2004 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K dated December 22, 2004).

10.16	Compensation Arrangements for the named Executive Officers.	D-47
10.17	Director Compensation Arrangements.	D-47
21	Subsidiaries of the Registrant	D-47

23.1	Consent of Independent Registered Public Accounting Firm	D-47
31.1	Rule 13a-14(a)/15d-14(a) Certification by Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.	D-47
31.2	Rule 13a-14(a)/15d-14(a) Certification by Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.	D-47
32.1	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 executed by the Chief Executive Officer of the Company.	D-47
32.2	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 executed by the Chief Financial Officer of the Company.	D-47

Annex E

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended September 30, 2006
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from          to

Commission file number 0-24712

Metrologic Instruments, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	22-1866172
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
90 Coles Road, Blackwood, New Jersey	08012
(Address of principal executive offices)	(Zip Code)

(856) 228-8100
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.   Yes ☒  No ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule12b-2 of the Act).   Yes ☐   No ☒

As of October 31, 2006, there were 22,858,443 shares of Common Stock, $.01 par value per share, outstanding.

METROLOGIC INSTRUMENTS, INC.

PART I—FINANCIAL INFORMATION

Item 1.                        Financial Statements

Metrologic Instruments, Inc.
Consolidated Balance Sheets
(amounts in thousands except share and per share data)

	September 30,	December 31,
	2006	2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$44,809	$49,463
Marketable securities	27,732	24,475
Accounts receivable, net of allowance of $718 and $627, respectively	46,093	48,462
Inventory	36,188	29,364
Deferred income taxes	687	801
Other current assets	3,540	5,599
Assets of discontinued operation	24,398	—
Total current assets	183,447	158,164
Property, plant and equipment, net	18,325	20,402
Goodwill	15,754	25,745
Computer software, net	7,159	8,949
Other intangibles, net	9,190	8,409
Deferred income taxes	1,354	4,262
Other assets	288	251
Total assets	$235,517	$226,182
Liabilities and shareholders’ equity
Current liabilities:
Lines of credit	$15,966	$15,989
Current portion of notes payable	8	2,444
Accounts payable	13,873	14,200
Accrued expenses	17,636	32,509
Deferred contract revenue	211	739
Liabilities of discontinued operation	4,250	—
Total current liabilities	51,944	65,881
Notes payable, net of current portion	3	3
Deferred income taxes	2,049	8
Shareholders’ equity:
Preferred stock, $0.01 par value: 500,000 shares authorized; none issued	—	—
Common stock, $0.01 par value: 30,000,000 shares authorized; 22,770,094 and 22,320,014 shares issued and outstanding on September 30, 2006 and December 31, 2005, respectively	228	223
Additional paid-in capital	100,648	92,828
Retained earnings	81,328	68,975
Accumulated other comprehensive loss	(683)	(1,736)
Total shareholders’ equity	181,521	160,290
Total liabilities and shareholders’ equity	$235,517	$226,182

See accompanying notes.

Metrologic Instruments, Inc.
Consolidated Statements of Operations
(Unaudited)
(amounts in thousands except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Sales	$53,195	$45,907	$158,083	$126,350
Cost of sales	29,106	24,079	89,763	66,033
Gross profit	24,089	21,828	68,320	60,317
Selling, general and administrative expenses	17,533	10,563	46,147	32,402
Research and development expenses	2,902	2,003	7,563	5,750
Operating income	3,654	9,262	14,610	22,165
Other income (expenses)
Interest income	703	410	1,963	1,111
Interest expense	(260)	(287)	(1,274)	(854)
Other income (expense), net	(62)	2,019	423	1,271)
Total other income (expense)	381	2,142	1,112	1,528
Income from continuing operations before provision for income taxes	4,035	11,404	15,722	23,693
Provision for income taxes on continuing operations	1,272	4,087	5,382	8,532
Income from continuing operations	2,763	7,317	10,340	15,161
Income from discontinued operation, net of income taxes	820	383	2,013	1,093
Net income	$3,583	$7,700	$12,353	$16,254
Basic Earnings per Share:
Earnings from continuing operations	$0.12	$0.33	$0.46	$0.69
Earnings from discontinued operation	0.04	0.02	0.09	0.05
	$0.16	$0.35	$0.55	$0.74
Diluted Earnings per Share:
Earnings from continuing operations	$0.12	$0.31	$0.44	$0.65
Earnings from discontinued operation	0.04	0.02	0.09	0.05
	$0.16	$0.33	$0.53	$0.70

See accompanying notes.

Metrologic Instruments, Inc.
Consolidated Statement of Shareholders’ Equity
(Unaudited)
(amounts in thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Total
Balances, January 1, 2006	$223	$92,828	$68,975	$(1,736)	$160,290
Comprehensive income:
Net income	—	—	12,353	—	12,353
Other comprehensive income—foreign currency translation adjustment	—	—	—	1,053	1,053
Total comprehensive income	—	—	—	—	13,406
Stock-based compensation	—	3,663			3,663
Exercise of stock options	5	1,930	—	—	1,935
Tax benefit from exercise of stock options	—	2,063	—	—	2,063
Stock issued through employee stock purchase plan	—	164	—	—	164
Balances, September 30, 2006	$228	$100,648	$81,328	$(683)	$181,521

See accompanying notes.

Metrologic Instruments, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(amounts in thousands)

	Nine Months Ended September 30,
	2006	2005
Operating activities
Net Income	$12,353	$16,254
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,774	2,638
Amortization	2,537	2,509
Stock-based compensation	3,663	—
Deferred income tax benefit	(478)	—
Excess tax benefits from stock-based compensation	(2,063)	—
Gain on disposal of equipment	—	(4)
Symbol litigation settlement payment	(14,882)	—
Note discount amortization	16	84
Changes in operating assets and liabilities:
Accounts receivable	(3,338)	(9,959)
Inventory	(8,272)	(1,366)
Other current assets	2,114	(1,987)
Other assets	(67)	(77)
Accounts payable	667	(1,531)
Accrued expenses	9,441	1,913
Other liabilities	—	(10)
Net cash provided by operating activities	4,465	8,464
Investing activities
Purchase of property, plant and equipment	(3,980)	(3,203)
Purchase of minority interest in subsidiary	—	(2,309)
Purchases of marketable securities	(158,241)	(152,550)
Sales of marketable securities	154,984	145,925
Patents and trademarks	(1,751)	(979)
Proceeds from sale of equipment	39	79
Net cash used in investing activities	(8,949)	(13,037)
Financing activities
Proceeds from exercise of stock options and employee stock purchase plan	2,099	1,456
Excess tax benefits from stock-based compensation	2,063	—
Net (repayments) borrowings on lines of credit	(1,310)	4,269
Principal payments on notes payable	(2,400)	(1,658)
Capital lease payments	(58)	(107)
Net cash provided by financing activities	394	3,960
Effect of exchange rates on cash	(564)	1,441
Net (decrease) increase in cash and cash equivalents	(4,654)	828
Cash and cash equivalents at beginning of period	49,463	36,340
Cash and cash equivalents at end of period	$44,809	$37,168
Supplemental Disclosure:
Cash paid for interest	$1,188	$658
Cash paid for income taxes	$2,432	$5,027

See accompanying notes.

METROLOGIC INSTRUMENTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(amounts in thousands except per share data)
(Unaudited)

1.                 Business

Metrologic Instruments, Inc. and its subsidiaries (collectively, the “Company”) design, manufacture and market bar code scanning and high-speed automated data capture solutions using laser, holographic and vision-based technologies. The Company offers expertise in one-dimensional and two-dimensional bar code reading, portable data collection, optical character recognition, and image lift for customers in retail, commercial, manufacturing, transportation and logistics, and postal and parcel delivery industries.  In September 2006, the Board of Directors of the Company approved the divestiture of its wholly owned subsidiary, Adaptive Optics Associates, Inc. (“AOA”), the subsidiary principally engaged in developing, manufacturing, marketing and distributing custom electro-optical and opto-mechanical systems which include wavefront correction, industrial inspection, and scanning and dimensioning systems for commercial and government customers. The sale of AOA was completed in October 2006 (see Note 9 — Discontinued Operation).

The Company’s products are sold in more than 110 countries worldwide through the Company’s sales, service and distribution offices located in North and South America, Europe and Asia.

On September 12, 2006, the Company entered into a definitive agreement to be acquired by a group of investors led by Francisco Partners, C. Harry Knowles, Founder and Interim CEO of the Company, and Elliott Associates, L.P. Under the terms of the agreement, each outstanding share of common stock of the Company will be cancelled and converted into the right to receive $18.50 in cash, without interest. The transaction is anticipated to close during the fourth quarter of 2006.

2.                 Accounting Policies and Basis of Presentation

Interim Financial Information

The accompanying unaudited Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments, except for the Brazil tax assessment matter noted below) necessary for a fair presentation of the Consolidated Financial Statements have been included. The results of the interim periods are not necessarily indicative of the results to be obtained for a full fiscal year. The Consolidated Financial Statements and these Notes should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in this Quarterly Report on Form 10-Q and the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, including the Consolidated Financial Statements and the Notes to Consolidated Financial Statements for the year ended December 31, 2005 contained therein.

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Brazil Tax Assessments

As a result of an audit by Brazilian taxing authorities during the third quarter of 2006, the Company was assessed approximately $0.4 million for the failure to withhold certain social taxes on certain payments between 2002 and 2004. This amount was paid during October 2006. The Company has accrued an additional $0.8 million during the third quarter of 2006 for the potential liability associated with similar payments during 2005 and 2006 and other similar matters, resulting in a total charge of approximately $1.2 million which is reflected in selling, general and administrative expenses in our Consolidated Statement of Operations.

Discontinued Operation

In September 2006, the Company entered into a definitive agreement to sell its wholly owned subsidiary Adaptive Optics Associates, Inc. (“AOA”). As of September 30, 2006, AOA met all of the criteria in Statement of Financial Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to present the results of operations for AOA as a discontinued operation. Accordingly, all current and prior period Consolidated Statements of Operations reflect AOA as a discontinued operation. See Note 9 — Discontinued Operation.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

Investments

Marketable securities consist of investments in auction rate securities and other similar type instruments. All of these investments are classified as available-for-sale. The costs of these marketable securities approximate their market values as of September 30, 2006 and December 31, 2005. The Company invests excess cash in a variety of marketable securities, including auction rate securities. Auction rate securities have long-term underlying maturities, but have interest rates that are reset every 90 days or less, at which time the securities can typically be purchased or sold, creating a highly liquid market. The Company’s intent is not to hold these securities to maturity, but rather to use the interest rate reset feature to provide liquidity as necessary. The Company’s investment in these securities provides higher yields than money market and other cash equivalent investments.

3.                 Earnings per share

Basic earnings per share (“Basic EPS”) is computed by dividing net income by the weighted-average number of common shares outstanding during the period.

Diluted earnings per share (“Diluted EPS”) considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

Diluted EPS excludes certain options to purchase shares of common stock because the options’ exercise prices were greater than the average market price of the common shares. For the three and nine month periods ended September 30, 2006 and 2005, potential common shares excluded were 1,229,084 and 816,000, respectively for the three month period and 1,152,696 and 800,023 respectively, for the nine month period.

The following table reconciles the numerator and denominator of the computations of Diluted EPS for common stockholders for the periods presented:

	Three Months Ended September 30,
	2006			2005
	Income	Shares	Per Share Amount	Income	Shares	Per Share Amount
Earnings from continuing operations:
Basic EPS	$2,763	22,454,846	$0.12	$7,317	22,202,085	$0.33
Effect of dilutive securities		536,342			900,935
Diluted EPS	$2,763	22,991,188	$0.12	$7,317	23,103,020	$0.31
Earnings from discontinued operation:
Basic EPS	$820	22,454,846	$0.04	$383	22,202,085	$0.02
Effect of dilutive securities		536,342			900,935
Diluted EPS	$820	22,991,188	$0.04	$383	23,103,020	$0.02
Net Income:
Basic EPS	$3,583	22,454,846	$0.16	$7,700	22,202,085	$0.35
Effect of dilutive securities		536,342			900,935
Diluted EPS	$3,583	22,991,188	$0.16	$7,700	23,103,020	$0.33

	Three Months Ended September 30,
	2006			2005
	Income	Shares	Per Share Amount	Income	Shares	Per Share Amount
Earnings from continuing operations:
Basic EPS	$10,340	22,518,212	$0.46	$15,161	22,081,901	$0.69
Effect of dilutive securities		626,204			1,019,128
Diluted EPS	$10,340	23,144,416	$0.44	$15,161	23,101,029	$0.65
Earnings from discontinued operation:
Basic EPS	$2,013	22,518,212	$0.09	$1,093	22,081,901	$0.05
Effect of dilutive securities		626,204			1,019,128
Diluted EPS	$2,013	23,144,416	$0.09	$1,093	23,101,029	$0.05
Net Income:
Basic EPS	$12,353	22,518,212	$0.55	$16,254	22,081,901	$0.74
Effect of dilutive securities		626,204			1,019,128
Diluted EPS	$12,353	23,144,416	$0.53	$16,254	23,101,029	$0.70

4.                 Inventory

Inventory consists of the following:

	September 30, 2006	December 31, 2005
Raw materials	$10,473	$10,368
Work-in-process	3,532	4,316
Finished goods	22,183	14,680
Total	$36,188	$29,364

5.                 Comprehensive Income

The Company’s total comprehensive income was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net income	$3,583	$7,700	$12,353	$16,254
Other comprehensive income (loss):
Change in equity due to foreign currency translation adjustments	308	610	1,053	(588)
Comprehensive income	$3,891	$8,310	$13,406	$15,666

6.                 Goodwill and Other Intangible Assets

The changes in the net carrying amount of goodwill for the nine months ended September 30, 2006 consist of the following:

	Data Capture & Collection	Industrial Automation	Total
Balance as of January 1, 2006	$15,067	$10,678	$25,745
Reclassification of AOA goodwill to assets held for sale		(10,678)	(10,678)
Foreign currency translation adjustments	687	—	687
Balance as of September 30, 2006	$15,754	$—	$15,754

Other Intangibles:

The following table reflects the components of identifiable intangible assets:

		September 30, 2006			December 31, 2005
	Amortizable Life (years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Computer software	5	$11,920	$(4,761)	$7,159	$11,920	$(2,971)	$8,949
Patents and trademark	17	10,735	(3,329)	7,406	9,207	(2,901)	6,306
Holographic technology	10	1,082	(1,082)	—	1,082	(1,062)	20
Advance license fee	17	2,750	(1,199)	1,551	2,750	(1,075)	1,675
Covenants not to compete	3	700	(467)	233	700	(292)	408
Total		$27,187	$(10,838)	$16,349	$25,659	$(8,301)	$17,358

The Company has determined that the lives previously assigned to these finite-lived assets are still appropriate and has recorded $2,537 and $2,509 of amortization expense for the nine months ended September 30, 2006 and 2005, respectively.

7.                 Stock-Based Compensation

The Company adopted SFAS 123(R), “Share-based Payment” (“SFAS No. 123(R)”) on January 1, 2006. SFAS No. 123(R) requires that the fair value of stock-based compensation be recognized in financial statements. Prior to January 1, 2006, the Company followed Accounting Principles Board (“APB”) Opinion 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock compensation.

The Company elected the modified prospective method in adopting SFAS No. 123(R). Under this method, the provisions of SFAS No. 123(R) apply to all awards granted or modified after the date of adoption. In addition, the unrecognized expense of awards not yet vested at the date of adoption is recognized in net income in the periods after the date of adoption using the same valuation method (Black-Scholes) and assumptions determined under the original provisions of SFAS 123, Accounting for Stock-Based Compensation, as disclosed in our previous filings.

Under the provision of SFAS No. 123(R), the Company recorded $1,022 of stock-based compensation expense during the three-month period ended September 30, 2006 in relation to its Stock Option Plans.  The Company recorded $3,640 and $23 of stock-based compensation expense during the nine-month period ended September 30, 2006 in relation to its Stock Option Plans and Employee Stock Purchase Plan, respectively. The Company recorded an associated tax benefit related to the stock-based compensation expense of $221 and $869 during the three-month and nine-month periods ended September 30, 2006, respectively.

SFAS No. 123(R) also required the Company to change its classification, in our consolidated statement of cash flows, of any tax benefits realized upon the exercise of stock options in excess of that which is associated with the expense recognized for financial reporting purposes. This amount totaling $2,063 is presented as financing cash inflows rather than as reductions of income taxes paid in our consolidated statements of cash flows for the nine-month period ended September 30, 2006.

Stock Option Plans

During 2004, the Company’s Board of Directors adopted the 2004 Equity Incentive Plan as the 1994 Incentive Plan had expired. The Company’s Board of Directors has granted incentive and non-qualified stock options pursuant to the Company’s Incentive Plans to certain eligible employees and board members. The shares issued will either be authorized and previously unissued common stock or issued common stock reacquired by the Company. The total number of shares authorized for issuance under the 2004 Equity Incentive Plan is 1,500,000. Shares canceled for any reason without having been exercised shall again be available for issuance under the Plan. An aggregate of 457,399 shares were available for grant under the 2004 Equity Incentive Plan at September 30, 2006. Options granted under the 2004 Equity Incentive Plan become exercisable over periods ranging from one to four years. Each option shall expire no more than ten years after becoming exercisable.

The weighted-average fair value of the options granted under the stock option plans for the nine months ended September 30, 2006 and 2005 was $9.66 and $12.04, respectively. We utilized the Black-Scholes valuation model for estimating these fair values, with the following weighted-average assumptions:

	Nine Months Ended September 30,
	2006	2005
Expected volatility	56.0%	72.2%
Average risk-free interest rate	4.6%	3.9%
Expected life (in years)	4.2	4.7%
Dividend yield	0.0%	0.0%

The dividend yield of zero is based on the fact that we have never paid cash dividends and have no present intention to pay cash dividends. Expected volatility is generally based on the historical volatility of our common stock over the period commensurate with the expected life of the options. The risk-free interest rate is derived from the U.S. Federal Reserve rate in effect at the time of grant. The expected life calculation is based on the observed and expected time to the exercise of options by our employees based on historical exercise patterns for similar type options.

Based on our historical experience of pre-vesting option cancellations, the Company has assumed an annualized forfeiture rate of 2.6% for our options. Under the true-up provisions of SFAS No.123(R), we will record additional expense if the actual forfeiture rate is lower than we estimated, and will record a recovery of prior expense if the actual forfeiture is higher than we estimated.

The amortization of stock compensation under SFAS 123(R) for the period after its adoption, and under APB 25 or SFAS 123 (pro forma disclosure) for the period prior to its adoption was calculated using the accelerated method in accordance with Financial Accounting Standard Board (“FASB”) Interpretation (“FIN”) No. 28. Total compensation cost of options granted but not yet vested, as of September 30, 2006, was $5.0 million, which is expected to be recognized over the weighted average period of 1.56 years.

The following table summarizes activity under all stock option plans:

	Nine Months Ended September 30, 2006
	Shares Outstanding	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (000’s)
Balance at December 31, 2005	1,712,553	$11.72
Options Granted	474,900	$20.16
Options Exercised	(436,073)	$4.42
Options Cancelled	(175,798)	$18.47
Balance at September 30, 2006	1,575,582	$15.53	7.61	$6,695
Exercisable at September 30, 2006	780,087	$10.84	6.41	$6,689

SFAS No. 123R requires us to present pro-forma information for the comparative period prior to the adoption as if we had accounted for all our stock options under the fair value method of the original SFAS 123. The following table illustrates the effect on net income and net income per share if we had applied the fair value recognition provisions of SFAS 123 to stock-based compensation in the comparable period in 2005:

	Three Months Ended September 30, 2005 (Pro forma)	Nine Months Ended September 30, 2005 (Pro forma)
Net income:
Net income as reported:	$7,700	$16,254
Deduct: (total stock-based employee compensation expense determined under fair value based method, net of related taxes)	(701)	(2,166)
Pro forma net income	$6,999	$14,088
Earnings per share:
Basic:
As reported	$0.35	$0.74
Pro forma	0.32	0.64
Diluted:
As reported	$0.33	$0.70
Pro forma	0.30	0.61

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan whereby eligible employees have the opportunity to acquire the Company’s common stock quarterly through payroll deductions, at 90% of the lower of (a) the fair market value of the stock on the first day of the applicable quarterly offering period or (b) the fair market value of the stock on the last day of the applicable quarterly offering period. This plan is considered a compensatory plan under the provisions of SFAS No. 123(R).

8.                 Business Segment Information

The Company generates its revenue from the sale of laser bar code scanners primarily to distributors, value-added resellers, original equipment manufacturers and directly to end users, in locations throughout the world. No individual customer accounted for 10% or more of revenues in the three-month and nine-month periods ended September 30, 2006 or 2005. The Company manages its business on a business segment basis dividing the business into two major segments: Data Capture and Collection and Industrial Automation.  The Industrial Automation business segment was previously titled “Industrial Automation/Optical Systems”; however due to the divestiture of our wholly owned subsidiary, Adaptive Optics Associates, Inc. (“AOA”), we changed its title to be reflective of the current business activities within this segment. See Note 9 — Discontinued Operation for additional information regarding the divestiture of AOA.

The accounting policies of the segments are the same as those described in the summary of the significant accounting policies. A summary of the business segment of continuing operations for the three-and nine-month periods ended September 30, 2006 and 2005 is included below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Business segment net sales:
Data Capture and Collection	$50,553	$43,962	$151,881	$119,618
Industrial Automation	2,642	1,945	6,202	6,732
Total	$53,195	$45,907	$158,083	$126,350
Business segment gross profit:
Data Capture and Collection	$22,767	$20,510	$66,031	$56,869
Industrial Automation	1,322	1,318	2,289	3,448
Total	$24,089	$21,828	$68,320	$60,317
Business segment operating income:
Data Capture and Collection	$3,441	$8,739	$15,483	$21,109
Industrial Automation	213	523	(873)	1,056
Total	$3,654	$9,262	$14,610	$22,165
Total other income (expenses)	$381	$2,142	$1,112	$1,528
Income from continuing operations before provision for income taxes	$4,035	$11,404	$15,722	$23,693

9.                 Discontinued Operation

In September 2006, the Company entered into a definitive agreement to sell its wholly owned subsidiary, AOA, for approximately $40 million, subject to certain working capital adjustments upon finalization of the closing balance sheet. The agreement also provides for $4 million of the consideration to be placed in escrow to secure the Company’s obligations under certain representation and warranty provisions. The transaction closed in October 2006 and is expected to result in a gain on sale before income taxes of approximately $18 million.

Income from discontinued operation consists of direct revenues and direct expenses of AOA, including cost of revenues, as well as other fixed costs to the extent that such costs will be eliminated as a result of the transaction. Certain general corporate overhead costs have not been allocated to the discontinued operation as they are recorded on a consolidated basis. A summary of the operating results included in discontinued operation in the accompanying consolidated statements of operations is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Sales	$10,927	$8,098	$28,824	$23,110
Cost of sales	8,335	6,262	21,423	18,085
Gross profit	2,592	1,836	7,401	5,025
Selling, general and administrative expense	1,125	858	3,329	2,547
Research and development expenses	200	351	789	774
Income from discontinued operation before taxes	1,267	627	3,283	1,704
Income taxes on discontinued operation	447	244	1,270	611
Income from discontinued operation, net of income taxes	$820	$383	$2,013	$1,093

The following table summarizes the major classes of assets and liabilities of AOA as of September 30, 2006 and December 31, 2005:

	September 30, 2006	December 31, 2005
Accounts receivable, net	$7,489	$8,531
Inventory	2,374	3,011
Other current assets	220	241
Property, plant and equipment, net	3,384	3,356
Goodwill	10,678	10,678
Other intangibles	223	214
Other assets	30	30
Assets of discontinued operation held for sale	$24,398	$26,061
Accounts payable	$1,272	$1,894
Accrued expenses	2,423	3,287
Deferred contract revenue	102	239
Deferred income tax liability	453	36
Liabilities of discontinued operation held for sale	$4,250	$5,456

10.          Acquisitions and Asset Purchases

Visible-RF, LLC

On May 5, 2006, the Company acquired all of the assets of Visible-RF, LLC, a privately held start-up company located in Needham, MA for $750. The acquisition of the assets of Visible-RF, LLC represents a significant addition to the Company’s technology portfolio. This technology combines the benefits of a paper label with the advantages of RFID to display visible information that is updated via a wireless signal. The Company allocated the cost to intangibles for the Visible-RF patent portfolio which is being amortized over its estimated useful life of 17 years.

Omniplanar, Inc.

On September 24, 2004, the Company acquired 100% of the common stock of Omniplanar, Inc. (“Omniplanar”), an imaging software company, for $12,851, at present value, including acquisition costs and assumed liabilities. The Company paid $9,050 at closing, $1,950 during the year ended December 31, 2005 and $1,950 in March 2006. Omniplanar supplies a complete package of bar code reading software for 2D imaging for fixed position, conveyor belt and hand held readers which can be optimized for specific hardware applications. The acquisition of Omniplanar represents a significant addition to the Company’s technology portfolio. The Company has licensed the SwiftDecoder software since the year 2000 for use in its iQ® line of industrial vision-based products. The Company uses this software’s unique decoding ability in other products as well. The assets acquired have been recorded at their estimated fair values. The results of operations for Omniplanar have been included in the Industrial Automation business segment.

In connection with the acquisition, the Company allocated $12,620 to identifiable intangible assets comprising $11,920 of computer software which is being amortized over 5 years and $700 to a non-compete agreement which is being amortized over 3 years.

Metrologic do Brasil

On February 4, 2003, the Company paid cash of $71 and signed three annual promissory notes with a total discounted value of $204 for the remaining 49% interest in Metrologic do Brasil. During the period ended March 31, 2006, the Company paid the final promissory note in the amount of $75. The total purchase price and costs in excess of assets acquired (goodwill) was $275.

Metrologic Eria Iberica (“MEI”)

On August 5, 2003, the Company entered into an agreement to purchase the remaining 49% interest in MEI for a purchase price of 5,900 Euros. Payments were being made in twelve quarterly installments over three years which commenced August 5, 2003 with a scheduled maturity date of April 3, 2006. On December 1, 2005, the Company accelerated the payments and purchased the remaining 23% interest for approximately 2,700 Euros or $3,200 at the exchange rate on December 31, 2005. The aggregate purchase price was 5,854 Euros or $7,099 at various exchange rates over the installment period. The Company now owns 100% of MEI.

11.          Recently Issued Accounting Standards

In November 2004, the FASB issued Statement No. 151, “Inventory Costs—An Amendment of ARB No. 43, Chapter 4” (“SFAS No. 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, handling costs and wasted material (spoilage). Among other provisions, the new rule requires that such items be recognized as current-period charges, regardless of whether they meet the criterion of “so abnormal” as stated in ARB 43. SFAS 151 is effective for fiscal years beginning after June 15, 2005. The adoption of this statement did not have a material effect on the Company’s consolidated financial position, consolidated results of operations or liquidity.

In February 2006, the FASB issued Statement No. 155, “Accounting for Certain Hybrid Financial Instruments—An Amendment of FASB Statements No. 133 and 140” (“SFAS No. 155”). SFAS No. 155 allows financial instruments that contain an embedded derivative that otherwise would require bifurcation to be accounted for as a whole on a fair value basis, at the holders’ election. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company does not expect that the adoption of SFAS No. 155 will have a material impact on the Company’s consolidated financial position, consolidated results of operations or liquidity.

In March 2006, the FASB issued Statement No. 156, “Accounting for Servicing of Financial Assets—An Amendment of FASB Statements No. 140” (“SFAS No. 156”). SFAS No. 156 provides guidance on the accounting for servicing assets and liabilities when an entity undertakes an obligation to service a financial asset by entering into a servicing contract. This statement is effective for all transactions in fiscal years beginning after September 15, 2006. The Company does not expect that the adoption of SFAS No. 156 will have a material impact on the Company’s consolidated financial position, consolidated results of operations or liquidity.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the way companies are to account for uncertainty in income taxes recognized in financial statements and prescribes a consistent recognition threshold and measurement attribute for recognizing, derecognizing, and measuring the tax benefits of a tax position taken, or expected to be taken, on a tax return. This Interpretation is effective for fiscal years beginning after December 15, 2006, although early adoption is permitted. The Company does not plan to adopt early and is currently in the process of evaluating the impact, if any, the adoption of the Interpretation will have on the Company’s consolidated financial position, consolidated results of operations or liquidity.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements for fair-value measurements that are already required or permitted by other GAAP. The provisions of SFAS No. 157 are to be applied prospectively and are effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact, if any, the adoption of this statement will have on the Company’s consolidated financial position, consolidated results of operations or liquidity.

12.          Legal Matters

Symbol Technologies, Inc. v. Metrologic

On May 3, 2002, we were served with a lawsuit that was filed on April 12, 2002 by Symbol Technologies, Inc. (“Symbol”), in the U.S. District Court for the Eastern District of New York alleging that we were in breach of the terms of the License Agreement between us and Symbol (the “Symbol Agreement”). The Complaint sought a declaratory judgment from the Court that we were in breach of the Symbol Agreement. On March 31, 2003, the Court entered its decision on the parties’ respective motions for summary judgment, and finding in our favor, the Court dismissed certain counts of Symbol’s complaint. On April 9, 2003, Symbol voluntarily dismissed the remaining counts of the complaint. Symbol filed its Notice of Appeal with the U.S. Court of Appeals for the Second Circuit on May 7, 2003. On December 23, 2003, the Court of Appeals dismissed Symbol’s appeal in this matter. In the interim, Symbol decided to proceed with the arbitration for which the Company had filed a Demand in June 2002, which had been stayed pending the decision by the lower court. On June 26, 2003, Symbol filed an Amended Answer and Counterclaims asserting that (a) eleven of Metrologic’s products are royalty bearing products, as defined under the Symbol Agreement, and (b) in the alternative, those products infringe upon one or more of Symbol’s patents. In February 2005, the arbitrator entered an interim award, finding that eight of the products are not royalty bearing products under the Symbol Agreement but that three of the products are royalty bearing products.

In August 2005, the arbitrator entered a final ruling in the arbitration awarding Symbol past royalties on certain of the Company’s products plus interest. Symbol then filed a motion to enter the judgment with the U.S. District Court for the Southern District of New York. In response, the Company filed its motion to vacate the arbitrator’s award in the same Court. In February 2006, the Judge granted Symbol’s motion to enter a judgment affirming the arbitrator’s award for past royalties. On March 13, 2006, the Company paid $14.9 million reflecting royalties and interest due in accordance with the judgment of which $14.4 million was accrued for at December 31, 2005, and recorded a charge of $0.5 million for interest due through the payment date. With the payment made on August 15, 2006 for royalties due for the quarter ended June 30, 2006, significant royalty obligations for these products ended.

On September 23, 2005, Symbol filed suit against the Company in the U.S. District Court for the Eastern District of Texas alleging patent infringement. Symbol filed a related case before the International Trade Commission (“ITC”) also alleging patent infringement of the same patents. A notice of the investigation instituted by the ITC was served on the Company on October 24, 2005. The case in the U.S. District Court for the Eastern District of Texas has been stayed pending the outcome of the matter before the ITC. Trial before the ITC commenced on July 24, 2006 and concluded on August 1, 2006. The parties submitted post trial briefs and a decision by the Administrative Law Judge is expected in late January 2007. Metrologic stands firm in its belief that its products do not infringe Symbol’s patents. In this regard, by order dated April 17, 2006, the Administrative Law Judge found one of Symbol’s patents to be invalid. Metrologic has vigorously defended the remaining allegations of patent infringement.

On November 4, 2005, Symbol filed another suit against the Company in the U.S. District Court for the Eastern District of Texas alleging patent infringement. The complaint has been served on and answered by the Company. Symbol claims, and we deny, that three of our products infringe six of their patents. Discovery is in the early stages. We plan a vigorous defense of this claim.

Metrologic v. Symbol Technologies, Inc.

On June 18, 2003, the Company filed suit against Symbol in the U.S. District Court for the District of New Jersey alleging claims of patent infringement of certain of our patents by at least two Symbol products. The complaint also contains a claim for breach of the Symbol Agreement between the parties. Symbol’s answer to the complaint, filed on July 30, 2003, included counterclaims requesting that a declaratory judgment be entered that the patents in suit are invalid, are not infringed by Symbol and that Symbol is not in breach of the Symbol Agreement. The Court heard arguments on the construction of the claims in the patents in suit in March 2006 and issued its decision in this regard on September 22, 2006. On October 25, 2006, the matter was settled, in principle, and court papers ending the litigation have been submitted for approval. Upon approval, the case will be dismissed.

On May 17, 2005, the Company filed suit against Symbol in the U.S. District Court for the District of New Jersey for breach of contract for failure to pay royalties in accordance with the terms of the Symbol Agreement. In September 2005, the parties filed cross motions for summary judgment. On May 1, 2006, Symbol’s motion for summary judgment was denied. On June 27, 2006, our motion for summary judgment was granted. An order calling for the payment to us of $2.65 million was signed by the Court on August 3, 2006. Symbol has appealed the judgment to the Third Circuit Court of Appeals. A briefing schedule for the appeal is expected shortly. The amounts received as a consequence of the August 3 order, less the approximately $0.8 million previously set up as a receivable from Symbol, have been recorded as a current liability in the Company’s Consolidated Balance Sheet. The Company will not record a gain relating to this matter in its Consolidated Statement of Operations until the decision is finalized and all appeal rights are exhausted by Symbol.

On May 8, 2006, the Company filed a Complaint against Symbol in the U.S. District Court for New Jersey. This new Complaint asserts infringement by Symbol of several Metrologic patents and seeks declaratory, injunctive and monetary relief. More specifically, we assert that several of Symbol’s mobile computers infringe our mobile computing patent portfolio. Symbol has filed an answer and counterclaim asserting, among other things, that it is licensed to use our patents and that the patents are invalid. Discovery in this matter is in the early stages.

Brazil

Our subsidiary in Brazil has received notices from the local taxing authorities disputing the amount of import taxes and duties paid on imported products prior to December 2002. We have filed appeals of their assessments in the administrative courts and are awaiting decisions on our appeals. We have accrued a liability for these claims based on what we believe to be the most likely outcome of these appeals and other potential administrative processes. If we are unsuccessful in our appeals and other administrative processes, the actual liability could be approximately $0.7 million higher than the amount we have accrued as of September 30, 2006.

Janet Norton v. Metrologic Instruments, Inc.

On May 1, 2006, the Company received a Complaint filed in the Superior Court of New Jersey which asserts an employment based claim by a current employee. Our investigation to date demonstrates that this claim has no merit. The plaintiff has filed an amended complaint and we have filed an answer. Discovery is just beginning.

PSC Scanning v. Metrologic Instruments, Inc.

On May 10, 2006, PSC Scanning (“PSC”) filed an action against the Company in the U. S. District Court in Oregon. In its complaint, PSC asserted that our Stratos line of bi-optic scanners infringe two new patents issued on December 13, 2005 and January 31, 2006. We have filed an answer and counterclaim and are vigorously defending this matter. Discovery is underway in anticipation of a possible August 2007, trial date. Additionally, complying with the terms of the settlement agreement effective March 16, 2005, we have notified PSC that two lines of their products infringe our patents.

Metrologic Instruments, Inc. Shareholders Litigation

On September 12, 2006, the Company announced the signing of a merger agreement, a consequence of which, upon closing, will be that Metrologic will no longer be a publicly held company. Within approximately two weeks after the announcement, four shareholder actions were filed naming as defendants the Company and its individual Board of Directors, among others. All four actions were initiated in New Jersey state courts. An agreement has been reached to have these four matters consolidated and heard by the Superior Court, Law Division, Camden County. An order to this effect will be filed shortly. In anticipation of this order, an amended class action complaint was filed on October 31, 2006. This pleading again asserts, among other things, that the redemption price for the stock specified in the merger agreement is unfair to shareholders. The Amended Complaint seeks among other relief, an injunction blocking the merger or a rescission of the merger or damages. The Company plans on vigorously defending this case. We anticipate that discovery will begin shortly.

On October 6, 2006, the Company received a letter from the Securities and Exchange Commission (“SEC”) notifying us of the commencement of an informal investigation to determine if violations of the Federal Securities Laws have occurred and requesting certain information. The Company is in the process of responding to the SEC’s information request.

Item 2.                      Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward Looking Statements; Certain Cautionary Language

Written and oral statements provided by us from time to time may contain certain forward looking information, as that term is defined in the Private Securities Litigation Reform Act of 1995 (the “Act”) and in releases made by the Securities and Exchange Commission (“SEC”). This report contains forward-looking statements which may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “intends,” “projects,” “estimates” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expenditures, and financial results, are forward-looking statements. Forward-looking statements are based on certain assumptions and expectations of future events. The Company cannot guarantee that these assumptions and expectations are accurate or will be realized. See the Risk Factors discussion set forth under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005  for a description of risk factors that could significantly affect the Company’s financial results.

General

The following discussion of our results of operations and liquidity and capital resources should be read in conjunction with our Consolidated Financial Statements and the related Notes thereto appearing elsewhere in this Quarterly Report on Form 10-Q and the Consolidated Financial Statements and the Notes to Consolidated Financial Statements for the year ended December 31, 2005 contained in our Annual Report on Form 10-K for the year ended December 31, 2005. The Consolidated Financial Statements for the three and nine months ended September 30, 2006 and 2005 are unaudited.

Metrologic Instruments, Inc. and its subsidiaries (collectively, “we”, “us”, “our” or the “Company”) are experts in optical image capture and processing solutions. We utilize our expertise to design, manufacture and market sophisticated imaging and scanning solutions serving a variety of point-of-sale, commercial and industrial applications. Our solutions utilize a broad array of laser, holographic and vision-based technologies designed to provide superior functionality and a compelling value proposition for our customers.

On September 12, 2006, the Company entered into a definitive agreement to be acquired by a group of investors led by Francisco Partners, C. Harry Knowles, Founder and Interim CEO of the Company, and Elliott Associates, L.P. Under the terms of the agreement, each outstanding share of common stock of the Company will be cancelled and converted into the right to receive $18.50 in cash, without interest. The transaction is anticipated to close during the fourth quarter of 2006.

Critical Accounting Policies

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States, the Company’s management must make decisions which impact the reported amounts and the related disclosures. Such decisions include the selection of the appropriate accounting principles to be applied and assumptions on which to base estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to allowances for doubtful accounts, inventory reserves, legal contingencies, stock-based compensation, and income taxes. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Other than the Company’s compliance with the new accounting requirements of Financial Accounting Standards

Board Statement No. 123(R), “Share Based Payment” (“SFAS 123(R)”), there have been no material changes to the critical accounting policies listed and described in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s 2005 Annual Report on Form 10-K.

Stock-Based Compensation.   Effective January 1, 2006, the Company adopted SFAS 123(R) using the modified prospective method, in which compensation cost is recognized for (a) all share-based payments granted after the effective date and (b) for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested as of the effective date. Under the fair value recognition provisions of SFAS 123(R), the Company recognizes share-based compensation net of an estimated forfeiture rate and only recognizes compensation cost for those shares expected to vest. The Black-Scholes option-pricing model used in calculating the fair value of share-based payment awards requires the input of highly subjective assumptions, including the expected life of the share-based payment awards and stock price volatility. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, and these estimates involve inherent uncertainties and the application of management judgment. As a result, should factors and assumptions change, such as volatility, the expected life, and forfeiture rates, the share-based compensation expense could be materially different in the future.

Executive Overview

We are experts in optical image capture and processing solutions. In recent years, we have increased sales, cash flow from operations and net income primarily through the introduction of new products, penetration into new markets and a focus on cost reduction activities to maintain a competitive advantage.

Success factors critical to our business include sales growth through continued penetration within our existing markets through new product introductions and expanded sales efforts, entering into new markets, maintaining a highly responsive and cost efficient infrastructure, achieving the financial flexibility to ensure that we can respond to new market opportunities in order to return value to our shareholders and selectively pursuing strategic acquisitions.

In order to continue our penetration into new and existing markets, our strategy involves expanding our sales channels and expanding our product development activities. We have concentrated our direct sales efforts to further penetrate some of the largest retailers in the United States as well as focusing on the adoption of bar coding technology in the healthcare industry. During fiscal 2005 and year-to-date 2006, we continued to see increased orders with key retail accounts which contributed to our quarter over quarter sales growth. Another key factor in achieving this sales growth is expanding our geographic reach by capitalizing on our presence throughout Asia and emerging markets in Central and Eastern Europe. We believe these geographic areas will continue to be an opportunity for continued growth, as evidenced by our investment in the expansion of our Suzhou, China manufacturing facility which was completed in 2004, as well as the opening of new sales offices in these territories. Our plans are to open additional offices in the Asia/Pacific region as we continue to implement and build upon our “globally local” philosophy. In addition, we continue to invest in developing new and improved products to meet the changing needs of our existing customers. We are continuing to focus on executing our core strategy of leveraging our engineering expertise to produce new bar code scanners and industrial automation products that will allow us to penetrate new markets that we have not previously served and gain market share in our existing markets.

To maintain a highly responsive and cost efficient infrastructure, our focus is to maximize the efficiency of our organization through process improvements and cost containment. We continue to focus on our strategy for margin expansion through specific engineering initiatives to reduce product and manufacturing costs while improving product quality and yields and believe that fiscal 2006 will benefit from these specific initiatives. We also intend to further expand our manufacturing capabilities at our Suzhou, China facility in future years to continue to take advantage of these cost efficiencies.

Closely linked to the success factors discussed above is our continued focus to maintain financial flexibility. As of September 30, 2006, we had total debt of approximately $16.0 million. Furthermore, we had cash and cash equivalents and marketable securities of approximately $72.5 million as of September 30, 2006. We believe that our current cash and working capital positions and expected operating cash flows will be sufficient to fund our working capital, planned capital expenditures and debt repayment requirements for the foreseeable future.

In addition to our internal development and organic growth, we may selectively pursue strategic acquisitions that we believe will broaden or complement our current technology base and allow us to serve additional end users and the evolving needs of our existing customers. In an effort to expand our market presence in RFID (Radio Frequency Identification) as part of our planned growth strategy, on May 5, 2006, the Company acquired all of the assets of Visible-RF, LLC, a privately held company located in Needham, MA. The acquisition of Visible-RF, LLC represents a significant addition to the Company’s technology portfolio. This technology combines the benefits of a paper label with the advantages of RFID to display visible information that is updated via a wireless signal. The Company intends to utilize its extensive worldwide sales and distribution network to expand this new technology through its existing customer base. In addition, Metrologic entered into a strategic partnership with MaxID during March 2006 which has resulted in two recently introduced RFID readers for the North American Market. Adding this RFID technology enables us to serve customers in the supply chain and transportation/logistics markets and will help redefine our Industrial Business strategy.

Results of Operations

The following table sets forth certain of our consolidated statement of operations data as a percentage of revenues for the periods indicated. The following discussion should be read in conjunction with our Consolidated Financial Statements and the Notes to our Consolidated Financial Statements.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	54.7%	52.5%	56.8%	52.3%
Gross profit	45.3%	47.5%	43.2%	47.7%
Operating expenses:
Selling, general and administrative expenses	33.0%	23.0%	29.2%	25.6%
Research and development expenses	5.4%	4.4%	4.8%	4.6%
Total operating expenses	38.4%	27.4%	34.0%	30.2%
Operating income	6.9%	20.1%	9.2%	17.5%
Other income (expenses), net	0.7%	4.7%	0.7%	1.3%
Income from continuing operations before income taxes	7.6%	24.8%	9.9%	18.8%
Provision for income taxes on continuing operations	2.4%	8.9%	3.4%	6.8%
Net income from continuing operations	5.2%	15.9%	6.5%	12.0%
Income from discontinued operation net of income taxes	1.5%	0.9%	1.3%	0.9%
Net Income	6.7%	16.8%	7.8%	12.9%

Our business is divided into two major segments: Data Capture and Collection, and Industrial Automation.

The Industrial Automation business segment was previously titled “Industrial Automation/Optical Systems”; however, due to the divestiture of our wholly owned subsidiary, Adaptive Optics Associates, Inc. (“AOA”), we changed its title to be reflective of the current business activities within this segment. See Note 9 — Discontinued Operation for additional information regarding the divestiture of AOA.

Bar code scanners are typically either handheld scanners or fixed projection scanners. Handheld bar code scanners are principally suited for retail point-of-sale, document processing, library, healthcare and inventory applications. Fixed projection scanners, which can be mounted on or in a counter, are principally suited for supermarkets, convenience stores, mass merchandisers, health clubs and specialty retailers.

Industrial automation products are comprised of fixed position systems that are either laser- or vision-based. These systems range from simple, one-scanner solutions to complex, integrated systems incorporating multi-scanner, image capture and dimensioning technologies.

The following table sets forth certain information regarding our revenues by our two business segments for the periods indicated.

	Three Months ended September 30		Nine Months ended September 30,
	2006	2005	2006	2005
	($ in thousands)		($ in thousands)
Data Capture and Collection	$50,553	$43,962	$151,881	$119,618
Industrial Automation	2,642	1,945	6,202	6,732
Total Company	$53,195	$45,907	$158,083	$126,350

Most of our product sales in Western Europe, Brazil and Asia are billed in foreign currencies and are subject to currency exchange rate fluctuations. For the nine months ended September 30, 2006, sales and gross profit were negatively affected by fluctuations in the value of the U.S. dollar relative to certain foreign currencies, especially the euro, when compared to the comparable period in 2005.

The following table sets forth certain information as to our sales by geographic location:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2006	%	2005	%	2006	%	2005	%
	($ in thousands)				($ in thousands)
The Americas(1)	$18,670	35.1%	$19,588	42.7%	$54,314	34.4%	$50,342	39.8%
EMEA(2)	26,477	49.8%	19,185	41.8%	83,302	52.7%	57,438	45.5%
Asia/Pacific	8,048	15.1%	7,134	15.5%	20,467	12.9%	18,570	14.7%
Total	$53,195	100.0%	$45,907	100.0%	$158,083	100.0%	$126,350	100.0%

(1)          The Americas is defined as North America, South America, Canada and Mexico

(2)          EMEA is defined as Europe, Middle East and Africa

Three Months Ended September 30, 2006 Compared with Three Months Ended September 30, 2005

Sales increased 15.9% to $53.2 million in the three months ended September 30, 2006 from $45.9 million in the three months ended September 30, 2005. Sales of our data capture and collection products increased by 15.0% while sales in our industrial automation segment increased by 35.8%. Data capture and collection sales increased approximately $1.5 million due to the strengthening of the euro against the U.S. dollar and an increase of approximately $7.9 million due to increased unit sales of handheld and in-counter scanners, including new product offerings. These factors were partially offset by a decrease of approximately $2.9 million resulting from lower average selling prices due to competitive pricing pressures experienced in the retail sector, primarily in the United States and Europe.

Our Industrial Automation business has exhibited a greater degree of volatility than our data capture and collection business due to the timing and size of related contracts in this business. The increase in the industrial automation sales is attributed to higher contributions from our Omniplanar business during the three months ended September 30, 2006 when compared to the comparable period in 2005.

Sales to “The Americas” region decreased $0.9 million, or 4.7%, in the three months ended September 30, 2006 when compared to the comparable period in 2005. The decrease is attributed to the rollout of a significant order with a Tier 1 retailer in 2005. EMEA sales increased $7.3 million, or 38.0% in the three months ended September 30, 2006 when compared to the same period a year ago. The increase in EMEA sales is attributable to increased unit volume and the strengthening of the euro against the U.S. dollar, offset by lower average selling prices. The increased unit volume, in part, reflects penetration into Tier 1 retailers. Asia/Pacific sales increased $0.9 million, or 12.8% in the three months ended September 30, 2006 when compared with the comparable period in 2005. We continue to experience sizable growth in this region as a result of continued penetration into both new and existing key markets. No individual customer accounted for 10.0% or more of sales in the three months ended September 30, 2006 or 2005.

Cost of sales increased to $29.1 million in the three months ended September 30, 2006 from $24.1 million in the three months ended September 30, 2005. As a percentage of sales, cost of sales increased to 54.7% in 2006 from 52.5% in 2005. The increase in the percentage of cost of sales can be primarily attributed to the following key factors:

•       Competitive pricing on growing direct sales to Tier 1 retailers in the United States and EMEA.

•       Less favorable product mix within our data capture and collection business segment resulting from increased sales of our newer product offerings that have lower margins and have not yet been fully cost reduced as well as sales of certain non-Metrologic products.

•       Increased compensation costs as a result of the adoption of SFAS No. 123(R).

Selling, general and administrative (“SG&A”) expenses increased 66.0% to $17.5 million in the three months ended September 30, 2006 from $10.6 million for the three months ended September 30, 2005. As a percentage of sales, SG&A expenses increased from 23.0% of sales in the three months ended September 30, 2005 to 33.0% of sales in the corresponding period in 2006. The increase in SG&A expenses was primarily attributable to the following key factors:

•       Increased legal fees associated with ongoing litigation matters.

•       Transactions costs incurred as a result of the merger transaction.

•       Higher social taxes accrued during the third quarter of 2006 as a result of the completion of a tax audit in Brazil. Such amounts had not been reserved previously.

•       Severance charges recorded for certain employees whose employment ceased during the quarter.

•       Increased selling expenses associated with the higher sales volume than the comparable period in 2005.

•       Increased compensation costs as a result of the adoption of SFAS No. 123(R).

Research and Development (“R&D”) expenses increased 44.9% to $2.9 million in the three months ended September 30, 2006 from $2.0 million in the corresponding period in 2005. As a percent of sales, R&D expenses increased to 5.5% of sales from 4.4% of sales. The increase is primarily due to stock-based compensation expense resulting from the adoption of SFAS No. 123(R) and an increase in personnel and professional fee costs associated with ongoing product development initiatives.

Net interest income/expense reflects net interest income of $0.4 million for the three months ended September 30, 2006 compared with net interest income of $0.1 million for the comparable period in 2005. The increase can be attributed to higher interest income due to higher cash and cash equivalent balances.

Other income/expense reflects net other expense of $0.06 million for the three months ended September 30, 2006 compared with net other income of $2.0 million for the comparable period in 2005. The change can be attributed to the PCS litigation settlement pursuant to which we recorded income of $2.25 million during the third quarter of 2005, offset by higher foreign currency exchange losses in 2005 of approximately $0.2 million.

Income from continuing operations was $2.8 million, or $0.12 per diluted share for the three months ended September 30, 2006 compared with income from continuing operations of $7.3 million or $0.31 per diluted share in the comparable period in 2005.

Income from discontinued operation, net of income taxes was $0.8 million, or $0.04 per diluted share for the three months ended September 30, 2006 compared with income from discontinued operation, net of income taxes of $0.4 million or $0.02 per diluted share in the comparable period in 2005. The increase is primarily due to an increase in optical systems sales for both new and ongoing customer funded programs.

Net income was $3.6 million, or $0.16 per diluted share for the three months ended September 30, 2006 compared with net income of $7.7 million or $0.33 per diluted share in 2005. Net income reflects a 32.4% effective tax rate for 2006 and 36% for 2005. The effective rate for 2006 does not reflect any benefit for research and development tax credits as the federal legislation authorizing such credits expired on December 31, 2005, and has not yet been renewed.

Nine Months Ended September 30, 2006 Compared with Nine Months Ended September 30, 2005

Sales increased 25.1% to $158.1 million in the nine months ended September 30, 2006 from $126.4 million in the nine months ended September 30, 2005. Sales of our data capture and collection products increased by 27.0% and sales of our industrial automation products decreased by 7.9%. Data capture and collection sales increased approximately $38.3 million due to increased unit sales of handheld and in-counter scanners, including new product offerings. This was offset by a weakening of the euro against the U.S. dollar which accounted for a decrease of approximately $1.0 million and a decrease of approximately $5.1 million resulting from lower average selling prices and increased promotional programs due to competitive pricing pressures experienced in the retail sector in all geographic regions.

Our Industrial Automation business has exhibited a greater degree of volatility than our data capture and collection business due to the timing and size of related contracts in this business which is the primary reason for the decrease in revenues during the nine month period ended September 30, 2006.

Sales to “The Americas” region increased $4.0 million, or 7.9%, in 2006 when compared to the comparable period in 2005. This increase is primarily attributed to ongoing penetration into new vertical markets and Tier 1 retailers, higher demand in our South America markets, and consistent growth with our key distributors. EMEA sales increased $25.9 million, or 45.0% in 2006 when compared to the same period a year ago. The increase in EMEA sales is attributable to increased unit volume offset by lower average selling prices. The increased unit volume, in part, reflects penetration into Tier 1 retailers as well as increased sales of certain of our products utilized in reverse-vending applications attributable to legislative mandates. Asia/Pacific sales increased $1.9 million, or 10.2%, in 2006 when compared with the comparable period in 2005. We continue to experience growth in this region as a result of continued penetration into both new and existing key markets. No individual customer accounted for 10.0% or more of sales in the nine months ended September 30, 2006 or 2005.

Cost of sales increased to $89.8 million in the nine months ended September 30, 2006 from $66.0 million in the nine months ended September 30, 2005. As a percentage of sales, cost of sales increased to 56.8% in 2006 from 52.3% in 2005. The increase in the percentage of cost of sales can be primarily attributed to the following key factors:

•       Competitive pricing on growing direct sales to Tier 1 retailers in the United States and EMEA.

•       Less favorable product mix within our data capture and collection business segment resulting from increased sales of our newer product offerings that have lower margins and have not yet been fully cost reduced as well as sales of certain non-Metrologic products.

•       Increased royalty costs through the first six months of 2006 as a result of the court decision upholding the arbitration award that we are required to pay royalty payments of $10 per unit on sales of certain of our scanners.

•       Increased compensation costs as a result of the adoption of SFAS No. 123(R).

Selling, general and administrative (“SG&A”) expenses increased 42.4% to $46.1 million in the nine months ended September 30, 2006 from $32.4 million for the nine months ended September 30, 2005. As a percentage of sales, SG&A expenses increased from 25.6% of sales in the nine months ended September 30, 2005 to 29.2% of sales in the corresponding period in 2006. The increase in SG&A expenses was primarily attributable to the following key factors:

•       Increased legal fees associated with ongoing litigation matters.

•       Transactions costs incurred as a result of the merger transaction.

•       Higher social taxes accrued during the third quarter of 2006 as a result of the completion of a tax audit in Brazil. Such amount had not been previously reserved.

•       Severance charges recorded for certain employees whose employment ceased during the quarter.

•       Increased selling expenses associated with the higher sales volume than the comparable period in 2005.

•       Increased compensation costs as a result of the adoption of SFAS No. 123(R).

Research and Development (“R&D”) expenses increased 31.5% to $7.6 million in the nine months ended September 30, 2006 from $5.8 million in the corresponding period in 2005. As a percent of sales, R&D expenses increased slightly to 4.8% of sales from 4.6% of sales. The increase is primarily due to stock-based compensation expense resulting from the adoption of SFAS No. 123(R) and an increase in personnel and professional fee costs associated with ongoing product development initiatives.

Net interest income/expense reflects net interest income of $0.7 million for the nine months ended September 30, 2006 compared with net interest income of $0.3 million for the comparable period in 2005. The increase can be attributed to higher invested cash balances and higher interest yields on investment earnings in 2006 than in the comparable period in 2005, offset by higher interest expense as a result of the charge of $0.5 million in interest on the Symbol litigation settlement recorded in the quarter ended March 31, 2006.

Other income/expense reflects net other income of $0.4 million for the nine months ended September 30, 2006 compared with net other income of $1.3 million for the comparable period in 2005. The change can be attributed to the PCS litigation settlement pursuant to which we recorded income of $2.25 million during the third quarter of 2005, offset by $0.4 million of foreign exchange gains in 2006 compared to $0.9 million of losses in 2005.

Income from continuing operations was $10.3 million, or $0.44 per diluted share for the nine months ended September 30, 2006 compared with net income of $15.2 million or $0.65 per diluted share in 2005.

Income from discontinued operation, net of income taxes was $2.0 million, or $0.09 per diluted share for the nine months ended September 30, 2006 compared with income from discontinued operation, net of income taxes of $1.1 million or $0.05 per diluted share in the comparable period in 2005. The increase is primarily due to an increase in optical systems sales for both new and ongoing customer funded programs.

Net income was $12.4 million, or $0.53 per diluted share for the nine months ended September 30, 2006 compared with net income of $16.3 million or $0.70 per diluted share in 2005. Net income reflects a 35% effective tax rate for 2006 and 36% for 2005. The effective rate for 2006 does not reflect any benefit for research and development tax credits as the federal legislation authorizing such credits expired on December 31, 2005, and has not yet been renewed.

Inflation and Seasonality

Inflation and seasonality have not had a material impact on our results of operations. However, our sales are typically impacted by fluctuation decreases in seasonal demand from European customers in our third quarter. In addition, our first quarter is also impacted by factors, such as: (i) the establishment of new budgets, (ii) the expiration of legislative calendar-year programs and (iii) start-up investment of pilot efforts.

Liquidity and Capital Resources

Operating activities

Net cash provided by operating activities was $4.5 million and $8.5 million for the nine-month periods ended September 30, 2006 and 2005, respectively. Net cash provided by operating activities for the nine months ended September 30, 2006 can be attributed primarily to net income of $12.4 million, depreciation and amortization of approximately $5.3 million and stock-based compensation expense of $3.7 million; offset by payment of the Symbol litigation award of $14.9 million and net increases in operating assets and liabilities of $2.0 million. Included in net cash provided by operating activities for the nine-month period ended September 30, 2006 was approximately $2.5 million related to the discontinued operation.

Our working capital increased $39.2 million or 42.5% to $131.5 million as of September 30, 2006 from $92.3 million as of December 31, 2005. Working capital as of September 30, 2006 includes $20.1 million of net assets held for sale relating to our AOA subsidiary, $13.9 million of which were previously classified as long term. The other key components of the increase in working capital from continuing operations were increases in inventory of $9.8 million and an increase in accounts receivable of $6.2 million as a result of sales concentrations at the end of the quarter and increases in marketable securities of $3.3 million.

Investing activities

Cash used in investing activities was $8.9 million for the nine months ended September 30, 2006 as compared to $13.0 million for the comparable period in 2005. The decrease in cash used in investing activities is primarily due to changes in the purchases, sales and maturities of marketable securities of $3.4 million plus the scheduled purchase of the remaining 49% interest in Metrologic Eria Iberica in 2005 for $2.3 million, offset by increases in patents and trademarks of $0.8 million as a result of the acquisition of  Visible-RF, LLC (See Note 10-”Acquisitions” for additional information) and increased spending  for capital expenditures of $0.8 million.

Financing activities

Cash provided by financing activities was $0.4 million for the nine months ended September 30, 2006 as compared to $4.0 million for the comparable period in 2005. Cash provided by financing activities for the nine months ended September 30, 2006 consists primarily of $4.1 million of proceeds and related tax benefits from the exercise of stock options and purchases under the employee stock purchase plan offset by repayments of scheduled notes of $2.4 million (See “Outstanding debt and financing arrangements” below for additional information on scheduled notes) and repayments under lines of credit by our foreign subsidiaries of $1.3 million.

Outstanding debt and financing arrangements

In connection with the acquisition of Omniplanar, the Purchase Agreement set forth a schedule of payments over 18 months. We paid $9.0 million at closing, $2.0 million in 2005 and the final payment of $2.0 million in March 2006.

On September 1, 2005 the Company entered into a Cross-License Agreement with Intermec IP Corp., a division of Intermec Inc., which includes a license origination fee of $0.8 million. The Company paid $0.4 million during the year ended December 31, 2005, $0.2 million for the period ended March 31, 2006, and the remaining scheduled payments of $0.2 million in June 2006.

Some of our European subsidiaries have entered into working capital and invoice discounting agreements with HypoVereinsbank, Dresdner, Société Générale and GE Commercial Finance. Outstanding borrowings under the working capital agreement with HypoVereinsbank have been guaranteed by Metrologic Instruments, Inc., the parent company. These agreements provide the Company with availability of up to $21.0 million, using September 30, 2006 exchange rates, at interest rates ranging from 4.0% to 6.5%. In addition, our subsidiary Metrologic do Brasil has a working capital agreement with Banco Bradesco SA with availability of up to 0.8 million real or $0.4 million, using September 30, 2006 exchange rates. At September 30, 2006, $16.0 million was outstanding under such agreements and accordingly is included in lines of credit in our Consolidated Balance Sheets.

We believe that our current cash and working capital positions and expected operating cash flows will be sufficient to fund our working capital, planned capital expenditures and debt repayment requirements for the foreseeable future.

Foreign Currency Exchange

Our liquidity has been, and may continue to be, affected by changes in foreign currency exchange rates, particularly the value of the U.S. dollar relative to the Euro, the Brazilian real, the Singapore dollar, and the Chinese renminbi. In an effort to mitigate the financial implications of the volatility in the exchange rate between the Euro and the U.S. dollar, we have in the past entered and may selectively enter into derivative financial instruments to offset our exposure to foreign currency risks. Derivative financial instruments may include (i) foreign currency forward exchange contracts with our primary bank for periods not exceeding six months, which partially hedge sales to our German subsidiary and (ii) Euro-based loans, which act as a partial hedge against outstanding intercompany receivables and the net assets of our European subsidiary, which are denominated in Euros. Additionally, our European subsidiary invoices and receives payment in certain other major currencies, including the British pound, which results in an additional mitigating measure that reduces our exposure to the fluctuation between the Euro and the U.S. dollar, although it does not offer protection against fluctuations of that currency against the U.S. Dollar. No derivative instruments were outstanding at September 30, 2006.

Impact of Recently Issued Accounting Standards

In November 2004, the FASB issued Statement No. 151, “Inventory Costs, An amendment of ARB No. 43, Chapter 4” (“SFAS No. 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, handling costs and wasted material (spoilage). Among other provisions, the new rule requires that such items be recognized as current-period charges, regardless of whether they meet the criterion of “so abnormal” as stated in ARB 43. SFAS 151 is effective for fiscal years beginning after June 15, 2005. The adoption of this statement did not have a material effect on the Company’s consolidated financial position, consolidated results of operations or liquidity.

In February 2006, the FASB issued Statement No. 155, “Accounting for Certain Hybrid Financial Instruments-An Amendment of FASB Statements No. 133 and 140” (“SFAS No. 155”). SFAS No. 155 allows financial instruments that contain an embedded derivative that otherwise would require bifurcation to be accounted for as a whole on a fair value basis, at the holders’ election. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company does not expect that the adoption of SFAS No. 155 will have a material impact on the Company’s consolidated financial position, consolidated results of operations or liquidity.

In March 2006, the FASB issued Statement No. 156, “Accounting for Servicing of Financial Assets—An Amendment of FASB Statements No. 140” (“SFAS No. 156”). SFAS No. 156 provides guidance on the accounting for servicing assets and liabilities when an entity undertakes an obligation to service a financial asset by entering into a servicing contract. This statement is effective for all transactions in fiscal years beginning after September 15, 2006. The Company does not expect that the adoption of SFAS No. 156 will have a material impact on the Company’s consolidated financial position, consolidated results of operations or liquidity.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the way companies are to account for uncertainty in income taxes recognized in financial statements and prescribes a consistent recognition threshold and measurement attribute for recognizing, derecognizing, and measuring the tax benefits of a tax position taken, or expected to be taken, on a tax return. This Interpretation is effective for fiscal years beginning after December 15, 2006, although early adoption is permitted. The Company does not plan to adopt early and is currently in the process of evaluating the impact, if any, the adoption of the Interpretation will have on the Company’s consolidated financial position, consolidated results of operations or liquidity.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements for fair-value measurements that are already required or permitted by other GAAP. The provisions of SFAS No. 157 are to be applied prospectively and are effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact, if any, the adoption of this statement will have on the Company’s consolidated financial position, consolidated results of operations or liquidity.

Item 3.                        Quantitative and Qualitative Disclosures about Market Risk

There have been no material changes in our quantitative and qualitative disclosure about market risk since December 31, 2005.

Item 4.                        Controls and Procedures

As required by Rule 13a-15 under the Exchange Act, as of the end of the period covered by this report, we carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures. This evaluation was carried out under the supervision and with the participation of our Management, including our principal executive officer and principal financial officer. Based on that evaluation these officers concluded that these disclosure controls and procedures are effective as of the end of the period covered by this report.

There have been no changes in the Company’s internal controls over financial reporting during the period covered by this report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

Item 1.                        Legal Proceedings

We protect our technological position and new product development with domestic and foreign patents. When we believe competitors are infringing on these patents, we may pursue claims or other legal action against these parties. Additionally, from time-to-time, we receive legal challenges to the validity of our patents or allegations that our products infringe the patents of others.

We are currently involved in matters of litigation arising in the normal course of business including the matters described below. We believe that such litigation either individually or in the aggregate will not have a material adverse effect on our consolidated financial position, results of operations or cash flows, except as noted below.

Symbol Technologies, Inc. v. Metrologic

On May 3, 2002, we were served with a lawsuit that was filed on April 12, 2002 by Symbol Technologies, Inc. (“Symbol”), in the U.S. District Court for the Eastern District of New York alleging that we were in breach of the terms of the License Agreement between us and Symbol (the “Symbol Agreement”). The Complaint sought a declaratory judgment from the Court that we were in breach of the Symbol Agreement. On March 31, 2003, the Court entered its decision on the parties’ respective motions for summary judgment, and finding in our favor, the Court dismissed certain counts of Symbol’s complaint. On April 9, 2003, Symbol voluntarily dismissed the remaining counts of the complaint. Symbol filed its Notice of Appeal with the U.S. Court of Appeals for the Second Circuit on May 7, 2003. On December 23, 2003, the Court of Appeals dismissed Symbol’s appeal in this matter. In the interim, Symbol decided to proceed with the arbitration for which the Company had filed a Demand in June 2002, which had been stayed pending the decision by the lower court. On June 26, 2003, Symbol filed an Amended Answer and Counterclaims asserting that (a) eleven of Metrologic’s products are royalty bearing products, as defined under the Symbol Agreement, and (b) in the alternative, those products infringe upon one or more of Symbol’s patents. In February 2005, the arbitrator entered an interim award, finding that eight of the products are not royalty bearing products under the Symbol Agreement but that three of the products are royalty bearing products.

In August 2005, the arbitrator entered a final ruling in the arbitration awarding Symbol past royalties on certain of the Company’s products plus interest. Symbol then filed a motion to enter the judgment with the U.S. District Court for the Southern District of New York. In response, the Company filed its motion to vacate the arbitrator’s award in the same Court. In February 2006, the Judge granted Symbol’s motion to enter a judgment affirming the arbitrator’s award for past royalties. On March 13, 2006, the Company paid $14.9 million reflecting royalties and interest due in accordance with the judgment of which $14.4 million was accrued for at December 31, 2005, and recorded a charge of $0.5 million for interest due through the payment date. With the payment made on August 15, 2006 for royalties due for the quarter ended June 30, 2006, significant royalty obligations for these products ended.

On September 23, 2005, Symbol filed suit against the Company in the U.S. District Court for the Eastern District of Texas alleging patent infringement. Symbol filed a related case before the International Trade Commission (“ITC”) also alleging patent infringement of the same patents. A notice of the investigation instituted by the ITC was served on the Company on October 24, 2005. The case in the U.S. District Court for the Eastern District of Texas has been stayed pending the outcome of the matter before the ITC. Trial before the ITC commenced on July 24, 2006 and concluded on August 1, 2006. The parties submitted post trial briefs and a decision by the Administrative Law Judge is expected in late January 2007. Metrologic stands firm in its belief that its products do not infringe Symbol’s patents. In this regard, by order dated April 17, 2006, the Administrative Law Judge found one of Symbol’s patents to be invalid. Metrologic has vigorously defended the remaining allegations of patent infringement.

On November 4, 2005, Symbol filed another suit against the Company in the U.S. District Court for the Eastern District of Texas alleging patent infringement. The complaint has been served on and answered by the Company. Symbol claims, and we deny, that three of our products infringe six of their patents. Discovery is in the early stages. We plan a vigorous defense of this claim.

Metrologic v. Symbol Technologies, Inc.

On June 18, 2003, the Company filed suit against Symbol in the U.S. District Court for the District of New Jersey alleging claims of patent infringement of certain of our patents by at least two Symbol products. The complaint also contains a claim for breach of the Symbol Agreement between the parties. Symbol’s answer to the complaint, filed on July 30, 2003, included counterclaims requesting that a declaratory judgment be entered that the patents in suit are invalid, are not infringed by Symbol and that Symbol is not in breach of the Symbol Agreement. The Court heard arguments on the construction of the claims in the patents in suit in March 2006 and issued its decision in this regard on September 22, 2006. On October 25, 2006, the matter was settled, in principle, and court papers ending the litigation are have been submitted for approval. Upon approval, the case will be dismissed.

On May 17, 2005, the Company filed suit against Symbol in the U.S. District Court for the District of New Jersey for breach of contract for failure to pay royalties in accordance with the terms of the Symbol Agreement. In September 2005, the parties filed cross motions for summary judgment. On May 1, 2006, Symbol’s motion for summary judgment was denied. On June 27, 2006, our motion for summary judgment was granted. An order calling for the payment to us of $2.65 million was signed by the Court on August 3, 2006. Symbol has appealed the judgment to the Third Circuit Court of Appeals. A briefing schedule for the appeal is expected shortly. The amounts received as a consequence of the August 3 order, less the approximately $0.8 million previously set up as a receivable from Symbol, have been recorded as a current liability in the Company’s Consolidated Balance Sheet. The Company will not record a gain relating to this matter in its Consolidated Statement of Operations until the decision is finalized and all appeal rights are exhausted by Symbol.

On May 8, 2006, the Company filed a Complaint against Symbol in the U.S. District Court for New Jersey. This new Complaint asserts infringement by Symbol of several Metrologic patents and seeks declaratory, injunctive and monetary relief. More specifically, we assert that several of Symbol’s mobile computers infringe our mobile computing patent portfolio. Symbol has filed an answer and counterclaim asserting, among other things, that it is licensed to use our patents and that the patents are invalid. Discovery in this matter is in the early stages.

Brazil

Our subsidiary in Brazil has received notices from the local taxing authorities disputing the amount of import taxes and duties paid on imported products prior to December 2002. We have filed appeals of their assessments in the administrative courts and are awaiting decisions on our appeals. We have accrued a liability for these claims based on what we believe to be the most likely outcome of these appeals and other potential administrative processes. If we are unsuccessful in our appeals and other administrative processes, the actual liability could be approximately $0.7 million higher than the amount we have accrued as of September 30, 2006.

Janet Norton v. Metrologic Instruments, Inc.

On May 1, 2006, the Company received a Complaint filed in the Superior Court of New Jersey which asserts an employment based claim by a current employee. Our investigation to date demonstrates that this claim has no merit. The plaintiff has filed an amended complaint and we have filed an answer. Discovery is just beginning.

PSC Scanning v. Metrologic Instruments, Inc.

On May 10, 2006, PSC Scanning (“PSC”) filed an action against the Company in the U. S. District Court in Oregon. In its complaint, PSC asserted that our Stratos line of bi-optic scanners infringe two new patents issued on December 13, 2005 and January 31, 2006. We have filed an answer and counterclaim and are vigorously defending this matter. Discovery is underway in anticipation of a possible August 2007, trial date. Additionally, complying with the terms of the settlement agreement effective March 16, 2005, we have notified PSC that two lines of their products infringe our patents.

Metrologic Instruments, Inc. Shareholders Litigation

On September 12, 2006, the Company announced the signing of a merger agreement, a consequence of which, upon closing, will be that Metrologic will no longer be a publicly held company. Within approximately two weeks after the announcement, four shareholder actions were filed naming as defendants the Company and its individual Board of Directors, among others. All four actions were initiated in New Jersey state courts. An agreement has been reached to have these four matters consolidated and heard by the Superior Court, Law Division, Camden County. An order to this effect will be filed shortly. In anticipation of this order, an amended class action complaint was filed on October 31, 2006. This pleading again asserts, among other things, that the redemption price for the stock specified in the merger agreement is unfair to shareholders. The Amended Complaint seeks among other relief, an injunction blocking the merger or a rescission of the merger or damages. The Company plans on vigorously defending this case. We anticipate that discovery will begin shortly.

On October 6, 2006, the Company received a letter from the Securities and Exchange Commission (“SEC”) notifying us of the commencement of an informal investigation to determine if violations of the Federal Securities Laws have occurred and requesting certain information. The Company is in the process of responding to the SEC’s information request.

We are not aware of any other legal claim or action against us, which could be expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Item 1A.                Risk Factors

There have been no material changes to the risk factors faced by the Company since December 31, 2005. For identification and discussion of the most significant risks applicable to the Company and its business, please refer to the Risk Factors section in Item 1A of our 2005 Form 10-K.

Item 6.                        Exhibits

10.1

Agreement and Plan of Merger dated September 12, 2006 by and between Meteor Holding Corporation, Meteor Merger Corporation and Metrologic Instruments, Inc. (incorporated by reference from the Registrant’s Current Report on Form 8-K filed September 13, 2006).

10.2

Stock Purchase Agreement dated September 19, 2006 by and among MTLG Investments, Inc., Metrologic Instruments, Inc., Adaptive Optics Associates, Inc. and Essex Corporation (incorporated by reference from the Registrant’s Current Report on Form 8-K filed September 21, 2006).

31.1	Certification by Chairman of the Board and Interim Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification by Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1

Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 executed by the Chairman of the Board and Interim Chief Executive Officer of the Company.

32.2	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 executed by the Chief Financial Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

METROLOGIC INSTRUMENTS, INC.
Date: November 8, 2006	By:	/s/ C. HARRY KNOWLES
C. Harry Knowles
Chairman of the Board and Interim Chief Executive Officer (Interim Principal Executive Officer)
Date: November 8, 2006	By:	/s/ MICHAEL COLUZZI
Michael Coluzzi
Chief Financial Officer (Principal Financial and Accounting Officer)

Exhibit Index		Page Number
31.1	Certification by Chairman of the Board and Interim Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification by Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1

Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 executed by the Chairman of the Board and Interim Chief Executive Officer of the Company.

32.2	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 executed by the Chief Financial Officer of the Company.

Annex F

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 2, 2006

METROLOGIC INSTRUMENTS, INC.

(Exact name of Registrant as specified in its charter)

New Jersey	0-24172	22-1866172
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
90 Coles Road, Blackwood, New Jersey		08012
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (856) 228-8100

NA

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.       Completion of Acquisition or Disposition of Assets.

On October 6, 2006, Metrologic Instruments, Inc. (the “Company”) filed a Current Report on Form 8-K to report the sale of Adaptive Optics Associates, Inc. (“AOA”), an indirect wholly owned subsidiary of the Company, on October 2, 2006. The Company is filing this amendment to include required pro forma financial information.

On October 2, 2006, the Company and its subsidiary, MTLG Investments, Inc. completed the sale of AOA to Essex Corporation (“Essex”) pursuant to the previously announced Stock Purchase Agreement between the parties dated September 19, 2006 (the “Purchase Agreement”).

At closing, Essex acquired all of the outstanding common stock of AOA. The consideration for the acquisition consisted of $40,250,000 in cash with $4,000,000 of such consideration being placed into escrow.

The purchase price is subject to post-closing upward or downward adjustment in the event AOA’s adjusted net working capital (as defined in the Purchase Agreement) as of September 30, 2006 exceeds or is less than $5.65 million, respectively. In addition, if Essex chooses to make an election under Section 338(h)(10) of the Internal Revenue Code to treat the sale of AOA’s stock, for tax purposes, as if the transaction were structured as a sale of all of AOA’s assets, Essex has agreed to increase the purchase price to the extent necessary to cover any increased tax liability to MTLG Investments, Inc. as a result of such tax election.

The foregoing description of the sale and the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Important Additional Information Regarding the Merger will be filed with the SEC

In connection with the proposed merger, the Company has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (when available) and other documents filed by the Company at the SEC website http://www.sec.gov. The proxy statement and other documents also may be obtained for free from the Company by directing such request to the Company, Investor Relations Department at Investor.Relations@metrologic.com.

The Company and certain executive officers and other members of its management may be deemed participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of the Company’s participants in the solicitation, which may be different than those of the Company’s shareholders generally, is set forth in the preliminary proxy statement and will be set forth in the definitive proxy statement relating to the merger when it becomes available.

Item 9.01.       Financial Statements and Exhibits.

(b)          Pro Forma Financial Information.

Metrologic Instruments, Inc.
Unaudited Pro Forma Consolidated Financial Information

The unaudited pro forma consolidated financial information shown below is based on the unaudited historical financial statements of Metrologic Instruments, Inc. (the “Company”) as of September 30, 2006. The unaudited pro forma consolidated financial information presented reflects the estimated pro forma effect of the sale of the Company’s indirect wholly owned subsidiary, Adaptive Optics Associates, Inc. (“AOA”). On October 2, 2006, the Company completed the sale of AOA to Essex Corporation (“Essex”) for approximately $40 million, subject to certain working capital adjustments to be determined upon finalization of the closing balance sheet. The agreement pursuant to which AOA was sold to Essex provided for $4 million of the purchase price to be placed in escrow to secure the Company’s indemnity obligations under certain representation and warranty provisions.

The unaudited pro forma consolidated financial information consists of an unaudited pro forma consolidated balance sheet as of September 30, 2006, giving effect to the sale as if it occurred on September 30, 2006.

The unaudited pro forma consolidated financial information includes specific assumptions and adjustments related to the AOA sale. These pro forma adjustments have been made to illustrate the anticipated financial effect of the AOA sale. The adjustments are based upon available information and assumptions that the Company believes are reasonable as of the date of this filing; however, actual adjustments could differ from the information presented. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma consolidated financial information.

The pro forma financial information, including notes thereto, should be read in conjunction with the unaudited financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. In addition, the pro-forma financial information, including notes thereto, should be read in conjunction with the updated historical financial statements filed as an exhibit to a Current Report on Form 8-K filed by the Company on November 21, 2006, which reflect the sale of AOA as a discontinued operation for all periods presented.

The unaudited pro forma consolidated financial information presented herein is for informational purposes only. It is not intended to represent or be indicative of the consolidated financial position that would have been reported had the AOA sale been completed as of the date presented. The information is not representative of future financial position.

Metrologic Instruments, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
(In thousands)
As of September 30, 2006

	As Reported	Business Disposition	Pro Forma Adjustments		Pro Forma Adjusted
		(a)
Assets
Current assets:
Cash and cash equivalents	$44,809	$—	$36,886	(b)	$81,695
Restricted cash	—	—	4,000	(b)	4,000
Marketable securities	27,732	—	—		27,732
Accounts receivable, net of allowance of $718	46,093	—	—		46,093
Inventory	36,188	—	—		36,188
Deferred income taxes	687	—	—		687
Other current assets	3,540	—	(444	)(c)	3,096
Assets of discontinued operation	24,398	(24,398)	—		—
Total current assets	183,447	(24,398)	40,442		199,491
Property, plant and equipment, net	18,325	—	—		18,325
Goodwill	15,754	—	—		15,754
Computer software,net	7,159	—	—		7,159
Other intangibles, net	9,190	—	—		9,190
Deferred income taxes	1,354	—	—		1,354
Other assets	288	—	—		288
Total assets	$235,517	$(24,398)	$40,442		$251,561
Liabilities and shareholders’ equity
Current liabilities:
Lines of credit	$15,966	$—	$—		$15,966
Current portion of notes payable	8	—	—		8
Accounts payable	13,873	—	—		13,873
Accrued expenses	17,636	—	9,263	(c)(d)	26,899
Deferred contract revenue	211	—	—		211
Liabilities of discontinued operation	4,250	(4,250)	—		—
Total current liabilities	51,944	(4,250)	9,263		56,957
Notes payable, net of current portion	3	—	—		3
Deferred income taxes	2,049	—	—		2,049
Shareholders’ equity:
Preferred stock	—	—	—		—
Common stock	228	—	—		228
Additional paid-in capital	100,648	—	—		100,648
Retained earnings	81,328	—	11,031	(e)	92,359
Accumulated other comprehensive loss	(683)	—	—		(683)
Total shareholders’ equity	181,521	—	11,031		192,552
Total liabilities and shareholders’ equity	$235,517	$(4,250)	$20,294		$251,561

Metrologic Instruments, Inc.
Notes to Unaudited Pro Forma Consolidated Balance Sheet

(a)              Reflects the elimination of the assets and liabilities of the disposed AOA business as of September 30, 2006. These assets and liabilities were reflected as assets and liabilities of the discontinued operation in the Company's September 30, 2006 balance sheet as reported on Form 10-Q.

(b)             Reflects cash proceeds totaling $40,886,000 consisting of $40,250,000 in original purchase price and an estimated working capital adjustment of $636,000 to be received subsequent to the closing less $4,000,000 of cash held in escrow, which is reflected as restricted cash.

(c)              Reflects the expensing of prepaid transaction expenses of $444,000 and the accrual of transaction and disposition expenses of $1,663,000 incurred after September 30, 2006.

(d)             Reflects the estimated income taxes payable of $7,600,000 on the estimated gain on the disposition of AOA.

(e)              Reflects the estimated gain on the disposition of the AOA business net of related income taxes.

(d)          Exhibits.

Number	Description of Document
2.1

Stock Purchase Agreement by and among MTLG Investments, Inc., Metrologic Instruments, Inc., Adaptive Optics Associates, Inc. and Essex Corporation dated September 19, 2006 (incorporated herein by reference to the Registrant’s Form 8-K filed on September 21, 2006).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

METROLOGIC INSTRUMENTS, INC. (Registrant)
November 21, 2006	By:	/s/ MICHAEL COLUZZI
	Name:	Michael Coluzzi
	Title:	Chief Financial Officer

EXHIBIT INDEX

Number	Description of Document
2.1

Stock Purchase Agreement by and among MTLG Investments, Inc., Metrologic Instruments, Inc., Adaptive Optics Associates, Inc. and Essex Corporation dated September 19, 2006 (incorporated herein by reference to the Registrant’s Form 8-K filed on September 21, 2006).

Annex G

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 5, 2006

METROLOGIC INSTRUMENTS, INC.

(Exact name of Registrant as specified in its charter)

New Jersey	0-24172	22-1866172
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
90 Coles Road, Blackwood, New Jersey		08012
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (856) 228 8100

NA

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

Metrologic Instruments, Inc. (the “Company”) sold its indirect wholly owned subsidiary, Adaptive Optics Associates, Inc. (“AOA”), on October 2, 2006. Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), requires, among other things, that the primary assets and liabilities and the results of operations of AOA be classified as a discontinued operation and segregated in the Company’s Consolidated Statements of Operations and Balance Sheets. In compliance with SFAS 144, the Company presented the net operating results and the assets and liabilities of AOA as a discontinued operation in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. The SEC requires the reclassification of continuing and discontinued operations required by SFAS 144 for all previously issued financial statements that are included or incorporated by reference in subsequent filings with the SEC made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, even though those financial statements relate to periods prior to the date of the sale. The Company is re-issuing in an updated format its historical financial statements for the years ended December 31, 2005, December 31, 2004 and December 31, 2003 because it intends to include or incorporate by reference those financial statements in a Schedule TO, a Schedule 13E-3 and a Schedule 14A that it is filing with the SEC. This reclassification has no effect on the Company’s reported net income, financial position, cash flows or stockholders’ equity for any of the periods presented.

This Current Report on Form 8-K updates Items 6, 7 and 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 to reflect AOA as a discontinued operation. No other items of the Form 10-K have been changed. No attempt has been made to update matters in the Form 10-K except to the extent expressly provided above.

Important Additional Information Regarding the Merger will be filed with the SEC

In connection with the proposed merger, the Company has filed a preliminary proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PREMLIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (when available) and other documents filed by the Company at the SEC website http://www.sec.gov. The proxy statement and other documents also may be obtained for free from the Company by directing such request to the Company, Investor Relations Department at Investor.Relations@metrologic.com.

The Company and certain executive officers and other members of its management may be deemed participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of the Company’s participants in the solicitation, which may be different than those of the Company’s shareholders generally, is set forth in the preliminary proxy statement and will be set forth in the definitive proxy statement relating to the merger when it becomes available.

Item 9.01.   Financial Statements and Exhibits.

(d)          Exhibits

Number	Description of Document
23.1	Consent of Ernst & Young LLP.
99.1

Selected Consolidated Financial Data; Management’s Discussion and Analysis of Financial Condition and Results of Operations; and Financial Statements and Supplementary Data for the years ended December 31, 2005, December 31, 2004 and December 31, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

METROLOGIC INSTRUMENTS, INC. (Registrant)
November 21, 2006	By:	/s/ MICHAEL COLUZZI
	Name:	Michael Coluzzi
	Title:	Chief Financial Officer

EXHIBIT INDEX

Number	Description of Document
23.1	Consent of Ernst & Young LLP.
99.1

Selected Consolidated Financial Data; Management’s Discussion and Analysis of Financial Condition and Results of Operations; and Financial Statements and Supplementary Data for the years ended December 31, 2005, December 31, 2004 and December 31, 2003

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)          Registration Statement (Form S-8 No. 33-89376), pertaining to the Metrologic Instruments, Inc. 1994 Incentive Plan;

(2)          Registration Statement (Form S-8 No. 333-120992), pertaining to the Metrologic Instruments, Inc. 2004 Equity Incentive Plan; and

(3)          Registration Statement (Form S-8 No. 33-86670), pertaining to the Metrologic Instruments, Inc. Employee Stock Purchase Plan

of our report dated March 13, 2006 (except for the investments paragraph in Note 2 and Note 16, as to which the date is November 20, 2006), with respect to the consolidated financial statements and schedule of Metrologic Instruments, Inc., included in this Current Report on Form 8-K.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

November 20, 2006

Exhibit 99.1

Item 6.                        Selected Consolidated Financial Data

(in thousands except per share data)

	Year Ended December 31,
	2001(2)(3)	2002(3)	2003(4)	2004(5)	2005(6)
Statement of Operations Data:(1)
Sales	$87,751	$94,289	$118,198	$149,735	$178,375
Cost of sales	67,245	60,061	65,214	75,631	94,593
Gross profit	20,506	34,228	52,984	74,104	83,782
Selling, general and administrative expenses	26,681	26,168	28,678	39,667	57,843
Research and development expenses	5,355	5,525	5,427	6,616	7,454
Operating income	(11,530)	2,535	18,879	27,821	18,485
Other income (expense), net	(2,507)	(1,830)	1,097	2,161	1,884
Income (loss) from continuing operations before provision for income taxes	(14,037)	705	19,976	29,982	20,369
Provision (benefit) for income taxes from continuing operations	(5,373)	218	6,717	9,707	4,113
Income (loss)	(8,664)	487	13,259	20,275	16,256
Income from discontinued operation, net of income taxes	887	1,188	622	2,405	1,557
Net income (loss)	$(7,777)	$1,675	$13,881	$22,680	$17,813
Basic earnings (loss) per common share(7)
Earnings (loss) from continuing operations	$0.52	$0.03	$0.75	$0.95	$0.73
Earnings from discontinued operation	0.05	0.07	0.04	0.11	0.07
	$0.47	$0.10	0.79	$1.06	$0.80
Diluted earnings (loss) per common share(7)
Earnings (loss) from continuing operations	$(0.52)	$0.03	$0.69	$0.89	$0.70
Earnings from discontinued operation	0.05	0.07	0.03	0.10	0.07
	$(0.47)	$0.10	$0.72	$0.99	$0.77
Weighted average number of outstanding common shares and equivalents(7)
Basic	16,373	16,400	17,597	21,472	22,129
Diluted	16,373	16,471	19,383	22,974	23,113

	December 31,
	2001	2002	2003	2004	2005
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$557	$1,202	$16,242	$36,340	$49,463
Marketable securities	$—	$—	$32,575	$28,375	$24,475
Working capital	$20,606	$13,407	$74,112	$83,318	$92,283
Total assets	$85,773	$74,579	$139,900	$192,527	$226,182
Long-term debt	$27,465	$14,431	$320	$2,015	$3
Total debt	$40,731	$21,486	$5,527	$18,280	$18,436
Total shareholders’ equity	$26,261	$29,471	$107,608	$138,016	$160,290

(1)          On January 8, 2001, we completed the acquisition of AOA. On October 2, 2006 we completed the sale of AOA and our results of operations reflect AOA as a discontinued operation for all periods statements of operations.

(2)          During the year ended December 31, 2001, cost of sales included special charges and other costs of $10.0 million that are not expected to recur in subsequent periods.

(3)          On January 1, 2002, we adopted FAS 142 and discontinued the amortization of goodwill. The effect of this goodwill amortization increased the 2001 net loss per common share by $0.05 per share.

(4)          During the year ended December 31, 2003, we recorded a gain of $2.2 million on the early extinguishment of debt and expenses of $463 incurred in connection with our efforts to refinance our bank debt.

(5)          On September 24, 2004, we acquired Omniplanar, Inc. and our results of operations include the results of operations of Omniplanar,  Inc. from that date forward.

(6)          During the year ended December 31, 2005, selling, general and administrative costs include a charge of $12.6 million related to the Symbol litigation contingency.

(7)          Weighted average number of common shares and per share amounts for 2001-2002 have been restated to reflect the 2003 stock splits.

Item 7.                        Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward Looking Statements; Certain Cautionary Language

Written and oral statements provided by us from time to time may contain certain forward looking information, as that term is defined in the Private Securities Litigation Reform Act of 1995 (the “Act”) and in releases made by the Securities and Exchange Commission (“SEC”). This report contains forward-looking statements which may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “intends,” “projects,” “estimates” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures, and financial results, are forward-looking statements. Forward-looking statements are based on certain assumptions and expectations of future events. The Company cannot guarantee that these assumptions and expectations are accurate or will be realized. See the Risk Factors discussion set forth under Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005  for a description of risk factors that could significantly affect the company’s financial results.

Overview

We are experts in optical image capture and processing solutions. In recent years, we have increased sales, cash flow from operations and net income primarily through the introduction of new products, penetration into new markets and a focus on cost reduction activities to maintain a competitive advantage.

Success factors critical to our business include sales growth through continued penetration within our existing markets through new product introductions and expanded sales efforts, entering into new markets, maintaining a highly responsive and cost efficient infrastructure, achieving the financial flexibility to ensure that we can respond to new market opportunities in order to return value to our shareholders, and selectively pursuing strategic acquisitions.

In order to continue our penetration into new and existing markets, our strategy involves expanding our sales channels and expanding our product development activities. We have concentrated our direct sales efforts to further penetrate some of the largest retailers in the United States and Europe as well as focusing on the adoption of bar coding technology in the healthcare industry. During fiscal 2005, we continued to see increased orders with new and existing key retail accounts which contributed to our year over year sales growth of 19.1%. Another key factor in achieving this sales growth is expanding our geographic reach by capitalizing on our presence throughout Asia and emerging markets in Central and Eastern Europe. We believe these geographic areas will continue to be an opportunity for continued growth, as evidenced by our investment in the expansion of our Suzhou manufacturing facility which was completed in 2004, as well as the opening of new sales offices in these territories. During fiscal 2005, we added offices in Thailand, Taiwan, Australia, Korea and a fifth sales office in China. Our plans are to open additional offices in the Asia/Pacific region as we continue to implement and build upon our “globally local” philosophy. In addition, we continue to invest in developing new and improved products to meet the changing needs of our existing customers. We are continuing to focus on executing our core strategy of leveraging our engineering expertise to produce new bar code scanners and industrial automation products that will allow us to penetrate new markets that we have not previously served and gain market share in our existing markets. Furthermore, we introduced five new products in 2005 and currently have additional new products in the pipeline. We continue to believe sales for 2006 and beyond will be positively affected as these new products either begin to ship or ship in larger quantities.

To maintain a highly responsive and cost efficient infrastructure, our focus is to maximize the efficiency of our organization through process improvements and cost containment. We continue to focus on our strategy for margin expansion through specific engineering initiatives to reduce product and manufacturing costs. During the year ended December 31, 2005, we continued to realize the benefits of these process improvements. In addition, the expansion of our manufacturing facility in Suzhou, China nearly doubled the size of the existing China operations and more importantly, is providing cost efficiencies through lower direct labor costs as we continue to produce more of our products in this facility. During fiscal 2005 approximately 69.0% of our data capture & collection products were manufactured in our Suzhou, China manufacturing facility, an increase of approximately 3.8% from fiscal 2004. We intend to expand our manufacturing capabilities at our Suzhou, China facility in future years to continue to take advantage of these cost efficiencies.

Closely linked to the success factors discussed above is our continued focus to achieve financial flexibility. As of December 31, 2005, we had total debt of approximately $18.4 million. Furthermore, we had cash and cash equivalents and marketable securities of approximately $73.9 million as of December 31, 2005. We believe that our current cash and working capital positions and expected operating cash flows will be sufficient to fund our working capital, planned capital expenditures and debt repayment requirements for the foreseeable future.

In addition to our internal development and organic growth, we may selectively pursue strategic acquisitions that we believe will broaden or complement our current technology base and allow us to serve additional end users and the evolving needs of our existing customers. On August 31, 2005, we entered into a cross-license agreement with Intermec IP Corp., a division of Intermec Inc. The cross license agreement provides us full access to a number of portfolios of patented RFID technology, including RFID tags, fixed and portable readers, and fixed and portable printers.  We anticipate that this program will allow us in the future to offer our customers a broad Auto-ID product portfolio from a single supplier, including RFID—enabled systems and devices. In September 2004, our acquisition of Omniplanar, Inc., which supplies a complete package of bar code reading software for 2D imaging for fixed position, conveyor belt and hand held readers which can be optimized for specific hardware applications broadened and strengthened our portfolio of decoding software to include robust omnidirectional decoding of linear, matrix and postal bar code images. Metrologic had licensed from Omniplanar the SwiftDecoder software since the year 2000 for use in our iQ line of industrial vision-based products. We also make use of the software in other products as well. By acquiring this 2D imaging technology, we have been able to reduce our licensing costs for our current and future imaging-based products.

Critical Accounting Policies and Estimates

The preparation of our financial statements in conformity with generally accepted accounting principles in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, asset impairment, income taxes, legal contingencies, intangible assets and inventory and accounts receivable. We base our estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. See Note 2 to our consolidated financial statements, “Accounting Policies,” for a summary of each significant accounting policy. We believe the following critical accounting policies and estimates, among others, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition.   Revenue related to sales of our products and systems is generally recognized when products are shipped or services are rendered, the title and risk of loss has passed to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. We accrue related product return reserves and warranty expenses at the time of sale. Additionally, we record estimated reductions to revenue for customer programs and incentive offerings including special pricing agreements, price protection, promotions and other volume-based incentives. We recognize revenue and profit as work progresses on long-term contracts using the percentage of completion method, which relies on estimates of total expected contract revenue and costs. Recognized revenues and profits are subject to revisions as the contract progresses to completion. Revisions in profit estimates are charged to income in the period in which the facts that give rise to the revision become known.

Bad Debts.   We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. If economic or political conditions were to change in the countries where we do business, it could have a significant impact on the results of operations, and our ability to realize the full value of our accounts receivable. Furthermore, we are dependent on customers in the retail markets. Economic difficulties experienced in those markets could have a significant impact on our results of operations, and our ability to realize the full value of our accounts receivable.  In establishing the appropriate provisions for customer receivable balances, we make assumptions with respect to their future collectibility. Our assumptions are based on an individual assessment of a customer’s credit quality as well as subjective factors and trends, including the aging of receivable balances. Once we consider all of these factors, a determination is made as to the probability of default. An appropriate provision is made, which takes into account the severity of the likely loss on the outstanding receivable balance based on our experience in collecting these amounts.

Inventory.   We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of the inventory and the estimated market value, less disposal costs and reasonable profit margin, based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory writedowns may be required.

Goodwill.   Goodwill represents the excess of the cost of businesses acquired over the fair value of the related net identifiable assets at the date of acquisition. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” we no longer amortize goodwill, but test for impairment of goodwill using a discounted cash flow analysis.  The goodwill impairment test is a two-step process, which requires management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of each reporting unit based on a discounted cash flow model using revenue and profit forecasts and comparing those estimated fair values with the carrying values, which includes the allocated goodwill. If the estimated fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill. The determination of a reporting unit’s “implied fair value” of goodwill requires us to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the “implied fair value” of goodwill, which is compared to its corresponding carrying value. We completed our annual impairment test as of October 1, 2005 and determined that there was no goodwill impairment to be recognized. The key assumptions used to determine the fair value of our reporting units included (a) cash flow periods of 5 years; (b) terminal values based upon a terminal growth rate of 3%; and (c) a discount rate of 14.0%, which was based on the Company’s weighted average cost of capital adjusted for the risks associated with the operations.

Long-Lived Assets.   We assess the impairment of our long-lived assets, other than goodwill, including property, plant and equipment, identifiable intangible assets and software development costs whenever events or changes in circumstances indicate the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include significant changes in the manner of our use of the acquired asset, changes in historical or projected operating performance and significant negative economic trends.

Income Taxes.   We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or the entire deferred tax asset will not be realized. We evaluate the realizability of our deferred tax assets on an ongoing basis by assessing the valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization is our forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. Failure to achieve forecasted taxable income might affect the ultimate realization of the net deferred tax assets. See the section on Forward Looking Statements included at the beginning of this Item 7 on Management’s Discussion and Analysis for a listing of factors that may affect the achievement of our forecasted taxable income.

The Company’s annual provision for income taxes and the determination of the resulting deferred tax assets and liabilities involve a significant amount of management judgment. Our judgments, assumptions and estimates relative to the current provision for income tax take into account current tax laws, our interpretation of current tax laws and possible outcomes of current and future audits conducted by foreign and domestic tax authorities. The Company operates within federal, state and international taxing jurisdictions and is subject to audit in these jurisdictions. These audits can involve complex issues, which may require an extended period of time to resolve. The Company maintains reserves for estimated tax exposures. Exposures are settled primarily through the settlement of audits within these tax jurisdictions, but can also be affected by changes in applicable tax law or other factors, which could cause management of the Company to believe a revision of past estimates is appropriate. Management believes that an appropriate liability has been established for estimated exposures; however, actual results may differ materially from these estimates. The liabilities are reviewed on an ongoing basis for their adequacy and appropriateness. To the extent the audits or other events result in a material adjustment to the accrued estimates, the effect would be recognized in the provision for income taxes line in our Consolidated Statement of Operations in the period of the event.

Legal contingencies.   We are subject to legal, regulatory and other proceedings and claims that arise in the ordinary course of our business. We record an estimated liability for those proceedings and claims arising in the ordinary course of business based upon the probable and reasonably estimable criteria contained in SFAS No. 5, “Accounting for Contingencies.”  We review outstanding claims with internal as well as external counsel to assess the probability and the estimates of loss. We reassess the risk of loss as new information becomes available, and we adjust liabilities as appropriate. The actual cost of resolving a claim may be substantially different from the amount of the liability recorded.

Impact of Recently Issued Accounting Standards

In November 2004, the FASB issued Statement No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” (“SFAS No. 151”). SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, handling costs and wasted material (spoilage). Among other provisions, the new rule requires that such items be recognized as current-period charges, regardless of whether they meet the criterion of “so abnormal” as stated in ARB 43. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. We do not expect the adoption of this statement to have a material effect on our consolidated financial position, consolidated results of operations or liquidity.

In December 2004, the FASB issued FASB Staff Position No. FAS 109-2 (“FSP No. 109-2”), “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provisions within the American Jobs Creation Act of 2004” (the “Jobs Act”). FSP No. 109-2 provides guidance with respect to reporting the potential impact of the repatriation provisions of the Jobs Act on an enterprise’s income tax expense and deferred tax liability. The Jobs Act was enacted on October 22, 2004, and provides for a temporary 85% dividends received deduction on certain foreign earnings repatriated during a one-year period. The deduction would result in an approximate 5.25% federal tax rate on the repatriated earnings. To qualify for the deduction, the earnings must be reinvested in the United States pursuant to a domestic reinvestment plan established by a company’s chief executive officer and approved by a company’s board of directors. Certain other criteria in the Jobs Act must be satisfied as well.  We repatriated approximately $17 million of foreign earnings from our China subsidiary during the quarter ended December 31, 2005. The repatriation of these foreign earnings has provided an income tax benefit of approximately $3.1 million, as deferred taxes had been provided on a portion of these earnings in prior years. We adjusted our tax expense and deferred tax liability to reflect the repatriation provisions of the Jobs Act in the financial statements for the year ended December 31, 2005.

In December 2004, the FASB issued FASB Staff Position No. SFAS 109-1 (“FSP No. 109-1”), “Application of FASB Statement No.109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004”. FSP 109-1 provides guidance on applying the deduction for income from qualified domestic production activities. The deduction will be phased in from 2005 through 2010. The Act also provides for a two-year phase out of the existing extra-territorial income exclusion (“ETI”) for foreign sales. The deduction will be treated as a “special deduction” as described in FASB Statement No. 109. As such, the special deduction has no effect on deferred tax assets and liabilities existing at the enactment date. Rather, the impact of this deduction will be reported in the period in which the deduction is claimed on our tax return. The net effect of the phase out of the ETI and the phase in of this new deduction did not result in a material change in our effective tax rate for fiscal year 2005 and we do not expect that this will result in a material change in 2006, based on current earnings levels.

In December 2004, the FASB issued Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which replaces SFAS No. 123 and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This Statement requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. In accordance with a Securities and Exchange Commission Rule issued in April 2005, companies will be allowed to implement SFAS No. 123R as of the beginning of the first fiscal year beginning after June 15, 2005. Under SFAS No. 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The permitted transition methods include either retrospective or prospective adoption. Under the retrospective option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options at the beginning of the first quarter of adoption of SFAS No. 123R, while the retrospective methods would record compensation expense for all unvested stock options beginning with the first period presented. We will adopt the provisions of SFAS No. 123R on January 1, 2006, using the prospective method. We expect to continue using the Black-Scholes valuation model in determining the fair value of share-based payments to employees. SFAS No. 123R will also require us to change the classification of any tax benefits realized upon exercise of stock options in excess of that which is associated with the expense recognized for financial reporting purposes. These amounts will be presented as a financing cash inflow rather than as a reduction of income taxes paid in our consolidated statement of cash flows. We are continuing to evaluate the requirements of SFAS No. 123R and Staff Accounting Bulletin No. 107 and currently expect that the adoption of

SFAS No. 123R will result in an increase in compensation expense in 2006 of approximately $2 million to $3 million, excluding the estimated impact of 2006 share-based awards. However, uncertainties, including our future stock-based compensation strategy, stock price volatility, estimated forfeitures and employee stock option exercise behavior, make it difficult to determine whether the stock-based compensation expense recognized in future periods will be similar to the SFAS No. 123 pro forma expense disclosed in Note 2 to the consolidated financial statements.

In December 2004, the FASB issued Statement No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS No. 153”). SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21 (b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for periods beginning after June 15, 2005. The adoption of this statement did not have a material effect on our consolidated financial position, consolidated results of operations or liquidity.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143”. This Interpretation clarifies that the term conditional asset retirement obligation as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. This Interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This Interpretation was effective December 31, 2005. The adoption of this statement did not have a material effect on our consolidated financial position, consolidated results of operations or liquidity.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”) which replaces Accounting Principles Board Opinions No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28.” SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, unless impracticable, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

Results of Operations

The following table sets forth certain of our consolidated statement of operations data as a percentage of revenues for the periods indicated. The following discussion should be read in conjunction with our Consolidated Financial Statements and the Notes to our Consolidated Financial Statements.

	December 31,
	2003	2004	2005
Sales	100.0%	100.0%	100.0%
Cost of sales	55.2%	50.5%	53.0%
Gross profit	44.8%	49.5%	47.0%
Operating expenses:
Selling, general and administrative expenses	24.3%	26.5%	25.4%
Symbol litigation contingency	—	—	7.1%
Research and development expenses	4.5%	4.4%	4.2%
Total operating expenses	28.8%	30.9%	36.7%
Operating income	16.0%	18.6%	10.3%
Other income (expenses), net	0.9%	1.4%	1.1%
Income from continuing operations before income taxes	16.9%	20.0%	11.4%
Provision for income taxes on continuing operations	5.7%	6.5%	2.3%
Net income from continuing operations	11.2%	13.5%	9.1%
Income from discontinued operation, net of income taxes	0.5%	1.6%	0.9%
Net income	11.7%	15.1%	10.0%

Our business is divided into two major segments: Data Capture & Collection and Industrial Automation.

The Industrial Automation business segment was historically titled “Industrial Automation/Optical Systems”; however due to the divestiture of our wholly owned subsidiary, Adaptive Optics Associates, Inc. (“AOA”), we changed its title to be reflective of the current business activities within this segment. See Note 16—Subsequent Events for additional information regarding the divestiture of AOA.

Bar code scanners are typically either handheld scanners or fixed projection scanners. Prior to 2005, the Company’s data capture & collection scanners were all laser based. In 2005, the Company introduced its first vision based product for the data capture & collection business. Handheld bar code scanners are principally suited for retail point-of-sale, document processing, library, healthcare and inventory applications. Fixed projection scanners, which can be mounted on or in a counter, are principally suited for supermarkets, convenience stores, mass merchandisers, health clubs and specialty retailers.

Industrial automation products are comprised of fixed position systems that are either laser- or vision-based. These systems range from simple, one-scanner solutions to complex, integrated systems incorporating multi-scanner, image capture and dimensioning technologies.

The following table sets forth certain information regarding our revenues by our two business segments for the periods indicated.

	Year Ended December 31,
	2003	2004	2005
	(In thousands)
Data Capture & Collection	$112,817	$140,171	$169,749
Industrial Automation	5,381	9,564	8,626
Total Company	$118,198	$149,735	$178,375

Most of our product sales in Western Europe, Brazil and Asia are billed in foreign currencies and are subject to currency exchange rate fluctuations. Certain of our products are manufactured in our U.S. facility and, therefore, sales and results of operations are affected by fluctuations in the value of the U.S. dollar relative to foreign currencies. Manufacture of our point-of-sale products in our Suzhou, China facility accounted for approximately 69.0% and 65.2% of point-of-sale unit sales in 2005 and 2004, respectively. In 2005 and 2004, sales and gross profit were favorably affected by the continuing decline in the value of the U.S. dollar in relation to certain foreign currencies.

The following table sets forth certain information as to our sales by geographical location:

	Year Ended December 31,
	2003	%	2004	%	2005	%
	(Dollars in thousands)
The Americas	$45,734	38.7%	$57,511	38.4%	$68,679	38.5%
EMEA	57,474	48.6	70,819	47.3	83,593	46.9
APAC	14,990	12.7	21,405	14.3	26,103	14.6
Total	$118,198	100.0%	$149,735	100.0%	$178,375	100.0%

We derive revenue from product sales, system maintenance and other services. Our cost of sales includes manufacturing and logistic costs, labor costs related to service revenues, the costs associated with quality control and the payment of royalties on license agreements. Selling, general and administrative (“SG&A”) expenses primarily consist of salaries, commissions and related expenses for personnel engaged in sales, marketing and sales support functions; costs associated with other marketing activities; salaries and related expenses for executive, finance, accounting, legal and human resources personnel; and professional fees and corporate expenses. Research and development (“R&D”) expenses primarily consist of salaries and expenses for development and engineering and prototype costs.

Year Ended December 31, 2005 Compared with Year Ended December 31, 2004

Sales increased 19.1% to $178.4 million in 2005 from $149.7 million in 2004. On a constant currency basis, revenues increased by approximately 18.7%. The increase was attributed to higher sales in the data capture & collection business segment, offset by a slight decrease in the industrial automation business segment. Sales of our data capture & collection products increased by 21.1%, sales of industrial automation products decreased by 9.8%. Data capture & collection sales increased approximately $38.1 million due to increased unit sales, including new product offerings, through our distribution channels as well as increased penetration into the Tier 1 retailers, primarily in the United States and Europe. These factors were partially offset by a decrease of approximately $8.5 million resulting from lower average selling prices and increased promotional programs due to competitive pricing pressures experienced in the retail sector during 2005, in all geographic regions.

The decrease in the industrial automation product sales is attributable to a contract with a major airline customer for bar code scanning equipment and installation services during 2004 with no comparable contract in 2005 and the loss of certain projects on which we had been working, offset by the increased sales contribution of our Omniplanar business which was acquired in September 2004. Our industrial automation business has exhibited a greater degree of volatility than our data capture and collection business due to the timing and size of related contracts in this business.

Sales to “The Americas” region increased $11.2 million, or 19.4%, in 2005 when compared to the comparable period in 2004. This increase is primarily attributed to ongoing penetration into new vertical markets and Tier 1 retailers, higher demand in our South America markets, and consistent growth with our key distributors and channel partners. EMEA sales increased $12.8 million, or 18.0%, in 2005 when compared to the same period a year ago despite weaker and challenging market conditions, especially during the first half of 2005. The increase in EMEA sales is attributable to increased unit volume offset by lower average selling prices. The increased unit volume, in part, reflects penetration into Tier 1 retailers and continued growth with our channel partners. Asia/Pacific sales increased $4.7 million, or 21.9%, in 2005 when compared with the comparable period in 2004. We continue to experience sizable growth in this region as a result of continued penetration into both new and existing key markets. In addition, our focused expansion of our customer base has yielded significant numbers of new customers across the region. During 2005, we added offices in Korea, Thailand, Taiwan, Australia and a fifth sales office in China, partly contributing to the sales growth in this region.

No individual customer accounted for 10.0% or more of sales in 2005 or 2004.

Cost of sales increased 25.1% to $94.6 million in 2005 from $75.6 million in 2004. As a percentage of sales, cost of sales was 53.0% in 2005 compared with 50.5% in 2004. The increase in the percentage of cost of sales in 2005 was due to the following:

•       Competitive pricing on direct sales to Tier 1 retailers in the United States and EMEA.

•       Less favorable product mix within our data capture & collection business segment resulting from increased sales of our new product offerings that have lower margins and have not yet been fully cost reduced as well as certain non-Metrologic products.

•       Completion of a contract with a major airline customer that resulted in a favorable impact during 2004.

•       Higher freight costs to ensure timely delivery of products to our international locations to meet increased customer demand as well as higher fuel surcharges.

These factors were partially offset by a decrease in direct material costs for selected products resulting from product redesigns and our engineering efforts to reduce bill of material costs.

Selling, general and administrative expenses (“SG&A expenses”) increased $5.5 million or 14.1%, to $45.2 million in 2005 from $39.7 million in 2004. As a percentage of sales, SG&A expenses were 25.4% in 2005 as compared with 26.5% in 2004. The increase in SG&A expenses was due to increased variable selling expenses associated with the higher sales volume in 2005, severance related costs associated with the reorganization of our sales force in the EMEA sales region, and an increase in personnel costs as we started to increase our infrastructure to support the increased sales levels during 2005 and beyond.

On February 28, 2006, the U.S. District Court for the Southern District of New York handed down a decision upholding the arbitration award entered in August 2005 which found that we owe Symbol Technologies, Inc. for past royalties and interest on sales of our MS9520 Voyager and MS6220 Pulsar. As a result, we recorded a $12.6 million charge during the fourth quarter of 2005 to accrue for all royalties and interest due in accordance with the judgment through December 31, 2005. As of December 31, 2005 we had accrued approximately $14.4 million, which we expect to pay during the first quarter of 2006. We expect royalty payments of $10 per unit on these products to cease during the second quarter of 2006 as a result of already-implemented actions; however in the interim, we expect this to have a short-term effect on gross margins and interest expense. Interest expense will continue to accrue until the cash payment is made to Symbol Technologies, Inc.

Research and development expenses (“R&D expenses”) increased $0.9 million or 12.7%, to $7.5 million in 2005 from $6.6 million in 2004. As a percentage of sales, R&D expenses were 4.2% in 2005 as compared with 4.4% in 2004. In absolute dollars, the increase in R&D expenses, which consists primarily of higher salaries and R&D material costs, was the result of ongoing new product development efforts.

Net interest income/expense reflects $0.6 million of net interest income in 2005 compared to $0.2 million of net interest income in 2004. The increase can be attributed to higher interest income due to higher cash and cash equivalent balances and marketable securities, partially offset by higher interest expense and related borrowings outstanding under our European credit facilities in 2005.

Other income/expense reflects net other income of $1.3 million in 2005 compared to net other income of $2.0 million in 2004. The change can be attributed primarily to the PSC litigation settlement pursuant to which we received $2.25 million in 2005, offset by $3.2 million of higher net foreign exchange losses (net foreign exchange loss of $0.9 million in 2005 when compared to a net foreign exchange gain of $2.3 million in 2004) as a result of volatility in foreign currency exchange rates.

Income from continuing operations was $16.3 million, or $0.70 per diluted share in 2005 compared with $20.3 million or $0.89 per diluted share in 2004.

Income from the discontinued operation, net of income taxes was $1.6 million, or $0.07 per diluted share in 2005 compared with $2.4 million or $0.10 per diluted share in 2004.

Net income was $17.8 million in 2005 as compared with $22.7 million in 2004. Net income reflects a 22.0% and 33.0% effective income tax rate in 2005 and 2004, respectively. The decrease in the effective income tax rate can be attributed to the benefits afforded under the American Jobs Creation Act of 2004. During 2005 the Company repatriated approximately $17 million of foreign earnings from our China subsidiary for which a portion of these earnings had been previously provided for in prior years.

Year Ended December 31, 2004 Compared with Year Ended December 31, 2003

Sales increased 26.7% to $149.7 million in 2004 from $118.2 million in 2003. The increase was attributed to higher sales in both the data capture & collection and industrial automation business segments. Sales of our data capture & collection products increased by 24.2% and sales of industrial automation products increased by 77.7%. Approximately $6.6 million of the increase in data capture & collection sales resulted from the strengthening of the euro against the U.S. dollar in 2004. Data capture & collection sales increased approximately $31.2 million due to increased unit sales of our handheld scanners. These factors were partially offset by a decrease of approximately $10.5 million resulting from lower average selling prices due to competitive pricing pressures experienced in the retail sector during 2004, in all geographic regions.

The increase in the industrial automation product sales is primarily due to continued sales under a contract with a large systems integrator for use in a new automated parcel and package system for the U.S. Postal Service, ongoing integration services with regard to a contract with a major airline customer for bar code scanning equipment and installation services to build and install scanning stations and tunnels for use in baggage handling systems, and also the sales contribution from our Omniplanar acquisition which closed at the end of the third quarter of 2004.

International sales accounted for $101.9 million or 68.1% of total sales in 2004 and $79.9 million, or 67.6% of total sales in 2003. The increase in international sales was from increased sales in our EMEA and APAC geographic regions. No individual customer accounted for 10% or more of revenues in 2004 or 2003. The increase in EMEA sales can be attributed to increased unit volume along with the strengthening of the euro against the U.S. dollar, offset by lower average selling prices. The increase in our unit volume within EMEA is attributed to increased sales though our expansive distributor network coupled with the addition of several new key end user accounts. The increase in our APAC sales is primarily attributable to year over year growth due to continued penetration into both new and existing key markets.

Cost of sales increased 16.0% to $75.6 million in 2004 from $65.2 million in 2003. As a percentage of sales, cost of sales was 50.5% in 2004 compared with 55.2% in 2003. The decrease in the percentage of cost of sales in 2004 was due to the following:

•       The strengthening of the euro against the U.S. dollar, as discussed above, net of the decreases in average selling prices.

•       A decrease in direct labor costs as a percent of sales as a result of increased unit production in our Suzhou, China facility during 2004.

•       A decrease in direct material costs as a percent of sales resulting from cost reduction initiatives, primarily product redesigns lowering our bill of material costs.

•       A decrease in royalty costs due to a reduction in the number of products covered by the agreement between Symbol Technologies and the Company. (See Note 10 to the Consolidated Financial Statements, “Commitments and Contingencies,” located elsewhere in this document.)

•       More favorable product mix resulting from increased sales of certain more profitable handheld scanners in 2004.

•       Lower overhead expenses, including a decrease in rent expense due to the purchase of the Blackwood manufacturing facility in December 2003 and a decrease in indirect labor attributed to efficiencies in manufacturing engineering and product support efforts.

These factors were partially offset by increased sales of certain lower margin products, including our portable data terminals that are not manufactured by us, but purchased from other sources. These items generally have margins 10-15% lower than our own manufactured products.

SG&A expenses increased $11.0 million or 38.3%, to $39.7 million in 2004 from $28.7 million in 2003. As a percentage of sales, SG&A expenses were 26.5% in 2004 as compared with 24.3% in 2003. The increase in SG&A expenses was due to increased variable selling expenses associated with the higher sales volume in 2004, the strengthening of the euro against the U.S. dollar on euro denominated expenses, increased professional service fees related to our Sarbanes-Oxley section 404 compliance, an increase in legal costs associated with ongoing litigation matters, and an increase in personnel costs as we started to increase our infrastructure to support the increased sales levels during 2004 and beyond.

R&D expenses increased $1.2 million or 21.9%, to $6.6 million in 2004 from $5.4 million in 2003. As a percentage of sales, R&D expenses were 4.4% in 2004 as compared with 4.5% in 2003. In absolute dollars, the increase in R&D expenses, which consists primarily of higher salaries and R&D material costs, was the result of ongoing new product development efforts including expanded efforts focused on our development of the IQ camera-based vision system.

Net interest income/expense reflects $0.2 million of net interest income in 2004 compared to $1.1 million of net interest expense in 2003. The decrease can be attributed to the following factors: (i) lower interest expense and related outstanding borrowings in 2004 due to repayments and/or termination of outstanding debt issuances during fiscal 2003 and (ii) higher interest income due to higher cash and cash equivalent balances and marketable securities resulting from the proceeds received from the follow-on public offering that closed in October 2003. Interest expense in 2003 includes $0.2 million of unamortized original issue discount associated with repayment of the subordinated note to Mr. and Mrs. Knowles in October 2003.

Other income/expense reflects net other income of $2.0 million in 2004 compared to net other income of $2.2 million in 2003. The decrease in other income was due to (i) a $2.2 million gain on the early repayment of subordinated debt related to the acquisition of AOA in 2003; offset by (ii) foreign exchange gains of $2.3 million in 2004 as compared with foreign exchange gains of $0.8 million in 2003; and

(iii) $0.5 million of bank charges in 2003 incurred in connection with our efforts to refinance our bank debt and restructure our overall debt position that enabled us to realize the gain on early extinguishment of debt.

Income from continuing operations was $20.3 million, or $0.89 per diluted share in 2004 compared with $13.3 million or $0.69 per diluted share in 2003.

Income from the discontinued operation, net of income taxes was $2.4 million, or $0.10 per diluted share in 2004 compared with $0.6 million or $0.03 per diluted share in 2003. The increase was attributable to the 42.4% increase in sales reflecting sales on large contracts and increased optical system sales.

Net income was $22.7 million in 2004 as compared with $13.9 million in 2003. Net income reflects a 33% and 34% effective income tax rate in 2004 and 2003, respectively. The decrease in the effective income tax rate can be attributed to the recognition of research & development tax credits.

Inflation and Seasonality

Inflation and seasonality have not had a material impact on our results of operations. However, our sales are typically impacted by decreases in seasonal demand from European customers in our third quarter. In addition, our first quarter is also impacted by factors, such as: (i) the establishment of new customer budgets, (ii) the expiration of legislative calendar-year programs and (iii) start-up investment of pilot efforts. Finally, our fourth quarter has historically been our strongest quarter, representing approximately 30% of our consolidated annual revenues. For quarterly results of operations, see Supplementary Data following the Notes to our Consolidated Financial Statements.

Liquidity and Capital Resources

Operating Activities for the Period Ended December 31, 2005

Net cash provided from operations decreased $14.4 million, or 51.2% from $28.1 million in 2004 to $13.7 million in 2005. Net cash provided by operating activities in 2005 can be attributed primarily to net income of $17.8 million, adjusted for Symbol litigation contingency charge of $12.6 million, depreciation and amortization of $7.0 million, increases in accrued expenses and accounts payable of $8.5 million, offset by increases in inventory, accounts and other receivables of $24.1 million and $8.1 million of deferred income tax benefit.

Our working capital increased $9.0 million to $92.3 million as of December 31, 2005 from $83.3 million as of December 31, 2004 as a result of our profitable operations. Approximately $4.1 million of our working capital increase was attributed to our discontinued operation AOA. (See Note 16-Subsequent Events for additional information regarding the divestiture of AOA). The following is a summary of our significant balance sheet changes:

•       Inventory increased $5.5 million to $29.4 million as of December 31, 2005 from $23.9 million as of December 31, 2004. The increase was a result of a planned buildup in the inventory levels at our stocking locations resulting from longer delivery cycles of finished goods as we increased our use of ocean shipments to maximize logistic efficiencies as well as to improve product availability throughout the world so that we may capitalize on opportunities that require a timely delivery response.

•       Accounts receivable, net increased $13.3 million to $48.5 million as of December 31, 2005 from $35.2 million as of December 31, 2004. The increase was primarily attributable to our increased sales volumes especially near the end of the fourth quarter and higher receivable balances at our AOA subsidiary which was the result of contract timing. Our days sales outstanding increased to 72 days in 2005 from 64 days in 2004.

•       Cash and cash equivalents and marketable securities increased $9.2 million to $73.9 million as of December 31, 2005 from $64.7 million as of December 31, 2004. The increase was a result of the various factors discussed above.

•       The current portion of lines of credit and notes payable increased $2.1 million to $18.4 million as of December 31, 2005 from $16.3 million as of December 31, 2004. The increase is a result of increased borrowings under our foreign lines of credit which acts as a natural hedge against rapid and volatile currency fluctuations.

•       Deferred contract revenue decreased $0.8 million to $0.7 million as of December 31, 2005 from $1.5 million as of December 31, 2004. The decrease was the result of the completion and recognition of revenue for work performed on a specific contract that was recorded as deferred contract revenue in 2004.

•       Accrued expenses increased $16.2 million to $32.5 million as of December 31, 2005 from $16.3 million as of December 31, 2004. The increase was primarily attributable to the accruals of $14.4 million for the Symbol litigation accrual, higher accrued corporate taxes and increased compensation and marketing related accruals. The $14.4 million accrual for Symbol litigation includes a fourth quarter charge of $12.6 million plus the transfer of $1.8 million previously reserved for in other liabilities.

•       Accounts payable increased $3.5 million to $14.2 million as of December 31, 2005 from $10.7 million as of December 31, 2004. The increase was a result of increased material purchases to meet higher forecasted demand.

Operating Activities for the Period Ended December 31, 2004

Net cash provided from operations increased $15.9 million, or 130% from $12.2 million in 2003 to $28.1 million in 2004. Net cash provided by operating activities in 2004 can be attributed primarily to net income of $22.7 million, adjusted for depreciation and amortization of $4.8 million, increases in accrued expenses and accounts payable of $11.8 million, offset by increases in inventory and accounts receivable of $11.8 million.

Our working capital increased $9.2 million to $83.3 million as of December 31, 2004 from $74.1 million as of December 31, 2003 as a result of our profitable operations. A decrease to our working capital of $1.1 million was attributed to our discontinued operation AOA. (See Note 16-Subsequent Events for additional information regarding the divestiture of AOA). The following is a summary of our significant balance sheet changes:

•       Inventory increased $6.9 million to $23.9 million as of December 31, 2004 from $17.0 million as of December 31, 2003. The increase was a result of a buildup in the inventory levels resulting from longer delivery cycles of finished goods as we increased our use of ocean shipments to maximize logistic efficiencies as well as to improve product availability throughout the world so that we may capitalize on opportunities that require a timely delivery response.

•       Accounts receivable, net increased $7.8 million to $35.2 million as of December 31, 2004 from $27.4 million as of December 31, 2003. The increase was primarily attributable to our increased sales volumes especially near the end of the fourth quarter. Our days sales outstanding increased slightly to 64 days in 2004 from 63 days in 2003.

•       Cash and cash equivalents and marketable securities increased $15.9 million to $64.7 million as of December 31, 2004 from $48.8 million as of December 31, 2003. The increase was a result of the various factors discussed above.

•       The current portion of lines of credit and notes payable increased $11.1 million to $16.3 million as of December 31, 2004 from $5.2 million as of December 31, 2003. The increase was a result of notes issued as a result of the Omniplanar acquisition in the third quarter of 2004, as well as increased borrowings under our foreign lines of credit which acts as a natural hedge against rapid and volatile currency fluctuations.

•       Deferred contract revenue increased $1.2 million to $1.5 million as of December 31, 2004 from $0.3 million as of December 31, 2003. The increase was the result of the recognition of deferred revenue for a contract in which cash received was in excess of the revenue earned based on percentage completed.

•       Accrued expenses increased $4.8 million to $16.3 million as of December 31, 2004 from $11.5 million as of December 31, 2003. The increase was primarily attributable to higher accrued corporate taxes, warranties and professional fees.

•       Accounts payable increased $3.2 million to $10.7 million as of December 31, 2004 from $7.5 million as of December 31, 2003. The increase was a result of increased material purchases to meet higher forecasted demand.

Investing activities

Cash used in investing activities was $5.4 million and $17.5 million for the years ended December 31, 2005 and 2004, respectively. The decrease in cash used in investing activities was primarily due to the closing of the Omniplanar acquisition resulting in a cash payment of approximately $9.1 million in September, 2004, and the purchase of the remaining 49% interest in Metrologic Eria France in fiscal 2004 for approximately $4.3 million, offset by increased net proceeds from sales of marketable securities and quarterly installments of approximately $1.0 million to purchase the remaining 49% minority interest in Metrologic Eria Iberica in fiscal 2005. See “Acquisition of Minority Interests” below for additional information regarding these transactions.

For 2006, we expect capital expenditures to more than double the levels experienced in 2005. Our current plans for future capital expenditures include, but are not limited to: (i) continued investment and expansion of our facilities; and (ii) additional manufacturing automation equipment and information technology related equipment.

Financing activities

Cash provided by financing activities was $3.2 million and $11.7 million for the years ended December 31, 2005 and 2004, respectively. This change was primarily attributed to (i) reduced net borrowings of $5.1 million on lines of credit during 2005; (ii) repayment of $1.9 million of the notes payable in connection with the acquisition of Omniplanar; (iii) lower cash proceeds of $1.5 million from the exercise of stock options and employee stock purchases under the employee stock purchase plan during 2005.

Outstanding debt and financing arrangements

On January 31, 2003, we executed an Amendment (the “Amendment”) to the Amended and Restated Credit Agreement dated July 9, 2002 (the “Agreement”). The Amendment, which extended the Agreement until January 31, 2006, provided for a $13 million revolving credit facility and a $4.5 million term loan. Principal payments on the term loan were $94,000 each month commencing in March 2003 with the balance due at maturity. The interest rates under the Amendment were prime plus 0.25% on borrowings under the revolving credit facility and prime plus 0.75% on the term loan. The Amendment contained various negative and positive covenants, including minimum tangible net worth requirements and fixed charge coverage ratios. All outstanding borrowings under the Agreement were repaid in October 2003 and the Agreement was terminated. As a result, unamortized deferred financing costs of $0.1 million were recognized as a charge to income in the fourth quarter of 2003.

In connection with the acquisition of AOA, we entered into Subordinated Promissory Notes (“Subordinated Debt”) aggregating $11.0 million with United Technologies Optical Systems (“UTOS”). In January 2003, we and UTOS entered into a Payoff Agreement to accelerate the principal payments on the Subordinated Debt. In accordance with the Payoff Agreement, we paid UTOS $5.0 million on January 31, 2003 and $3.8 million on March 31, 2003 as payment in full of our obligation under the Subordinated Debt. Accordingly, we recorded a $2.2 million gain on the extinguishment of the Subordinated Debt in March 2003.

In order to provide us with sufficient subordinated financing within the time period required to meet the terms of the Payoff Agreement which provided a $2.2 million gain, in January 2003 we issued a $4.3 million subordinated note to C. Harry Knowles, our Chairman and former Chief Executive Officer, and his spouse, Janet H. Knowles, a Director and Vice President, Administration. The subordinated note bore interest at 10.0% and required 60 monthly principal payments of $36,000 with the balance of $2.1 million due in January 2008. In connection with this note, we issued a common stock purchase warrant, expiring on January 31, 2013, to Mr. and Mrs. Knowles to purchase 195,000 shares of our common stock at an exercise price of $3.47 per share, which was the fair market value on the date of issuance. These warrants were valued at the time of issue at approximately $0.25 million, and the resulting original issue discount was being amortized into interest expense over the life of the subordinated note. This note was paid in full in October 2003 and the unamortized original issue discount of $0.2 million was recognized as a charge to interest expense in the fourth quarter of 2003.

In connection with the acquisition of Omniplanar, the Company signed a promissory note with a discounted value of $3.8 million. During the year ended December 31, 2005, the Company paid $1.9 million with the remaining $1.9 million payable in March 2006.

Certain of the Company’s European subsidiaries have entered into working capital and invoice discounting agreements with HypoVereinsbank, Dresdner, Société Générale, La Caixa and HSBC Bank. Outstanding borrowings under the working capital agreement with HypoVereinsbank, Dresner and HSBC have been guaranteed by the parent company. These agreements provide the Company with availability of up to $19.1 million, using December 31, 2005 exchange rates, at interest rates ranging from 3.1% to 6.5%. In addition, the Company’s subsidiary Metrologic do Brasil has a working capital agreement with Banco Bradesco SA with availability of up to 0.6 million real or $0.3 million, using December 31, 2005 exchange rates. At December 31, 2005 and 2004, $16.0 million and $14.1 million were outstanding under such agreements, and accordingly, are included in lines of credit in our consolidated balance sheets.

We believe that our current cash and working capital positions and expected operating cash flows will be sufficient to fund our working capital, planned capital expenditures, and debt repayment requirements for the foreseeable future.

Foreign Currency Exchange

Our liquidity has been, and may continue to be, adversely affected by changes in foreign currency exchange rates, particularly the value of the U.S. dollar relative to the euro, the Brazilian real, the Singapore dollar and the Chinese renminbi. In an effort to mitigate the financial implications of the volatility in the exchange rate between the euro and the U.S. dollar, we selectively enter into derivative financial instruments to offset our exposure to foreign currency risks. Derivative financial instruments may include (i) foreign currency forward exchange contracts with our primary bank for periods not exceeding six months, which partially hedge sales to our German subsidiary and (ii) euro based loans, which act as a partial hedge against outstanding intercompany receivables and the net assets of our European subsidiary, which are denominated in euros. Additionally, our European subsidiary invoices and receives payment in certain other major currencies, including the British pound, which results in an additional mitigating measure that reduces our exposure to the fluctuation between the euro and the U.S. dollar although it does not offer protection against fluctuations of that currency against the U.S. dollar. No derivative instruments were outstanding at December 31, 2005.

Acquisition of Minority Interests

Our original 51.0% interest in Metrologic Eria Iberica contained an option for us to purchase the remaining 49.0% interest. The purchase price under the option is calculated based on a twelve-month multiple of sales and provides us with a twelve-month period in which to find a buyer or negotiate a purchase price with a default minimum. In 2003, we agreed to purchase the 49.0% of Metrologic Eria Iberica that we did not own for approximately 5.9 million euros. Payments were scheduled over 3 years commencing in August 2003. On December 1, 2005, the Company accelerated the payments and purchased all the remaining minority interest. During the year ended December 31, 2005, the Company purchased the outstanding interest of 23% for approximately 2.7 million euros or $3.2 million at the exchange rate on December 31, 2005.

Disclosures about Contractual Obligations and Commercial Commitments

Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	Over 5 Years
	(In thousands)
Long-Term Debt	$2,400	$2,400	$—	$—	$—
Capital Lease Obligations	64	61	3	—	—
Operating Leases	4,431	1,502	1,956	640	333
Total Contractual Cash Obligations	$6,895	$3,963	$1,959	$640	$333

Other Commercial Commitments	Total Amounts Committed	Less than 1 Year	1-3 Years	4-5 Years	Over 5 Years
	(In thousands)
Revolving credit facility	$15,989	$15,989	$—	$—	$—

Item 7A—Quantitative and Qualitative Disclosures about Market Risk

Market Risk Sensitive Instruments.   The market risk inherent in our market risk sensitive instruments and position is the potential loss arising from adverse changes in foreign currency exchange rates and interest rates.

Interest Rate Risk.   Our bank loans expose our earnings to changes in short-term interest rates, since interest rates on the underlying obligations are either variable or fixed for such a short period of time as to effectively become variable. The fair values of our bank loans are not significantly affected by changes in market interest rates. The impact on earnings of a hypothetical 10% change in interest rates on our outstanding debt would have been approximately $0.1 million and $0.04 million in 2005 and 2004, respectively. Actual results may differ.

Foreign Exchange Risk.   We periodically enter into forward foreign exchange contracts principally to hedge the currency fluctuations in transactions denominated in foreign currencies, namely the euro, thereby mitigating our risk that would otherwise result from changes in exchange rates. Principal transactions hedged are intercompany sales and payments. A large percentage of our foreign sales are transacted in foreign local currencies. As a result, our international operating results are subject to foreign exchange rate fluctuations. A hypothetical 10% percent strengthening or weakening of the U.S. dollar against the euro could have had an impact of $0.2 million and $0.1 million on our net earnings in 2005 and 2004, respectively. Actual results may differ.

We are subject to risk from fluctuations in the value of the euro relative to the U.S. dollar for our European subsidiaries, which use the euro as their functional currency and are translated into U.S. dollars in consolidation. Such changes result in cumulative translation adjustments which are included in other comprehensive income (loss). At December 31, 2005 and 2004, we had translation exposure. The potential effect on other comprehensive income (loss) resulting from a hypothetical 10% change in the quoted euro rate amounts to $1.3 million and $0.4 million in 2005 and 2004, respectively. Actual results may differ.

In addition, we held debt denominated in euros at December 31, 2005 and 2004, and recognized foreign currency translation adjustments in net income. The potential effect resulting from a hypothetical 10% adverse change on the quoted euro rate amounts to $1.6 million and $1.4 million in 2005 and 2004, respectively. Actual results may differ.

Item 8.                        Financial Statements and Supplementary Data

Index	Pages
Report of Independent Registered Public Accounting Firm on Financial Statements and Schedule	F-1
Consolidated Balance Sheets at December 31, 2005 and 2004	F-2
Consolidated Statements of Operations for the years ended December 31, 2005, 2004 and 2003	F-3
Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2005, 2004 and 2003	F-4
Consolidated Statements of Cash Flows for the years ended December 31, 2005, 2004 and 2003	F-5
Notes to Consolidated Financial Statements	F-6
Supplementary Data	F-28
Financial statement schedule:

Schedule II—Valuation and Qualifying Accounts is filed herewith. All other schedules are omitted because they are not applicable, not required, or because the required information is included in the consolidated financial statements or notes thereto.

F-30

Report of Independent Registered Public Accounting Firm on Financial Statements and Schedule

To the Board of Directors and Shareholders of Metrologic Instruments, Inc.

We have audited the accompanying consolidated balance sheets of Metrologic Instruments, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Metrologic Instruments, Inc. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Metrologic Instruments Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 13, 2006 (not provided herein) expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP
Philadelphia, Pennsylvania March 13, 2006, except for the investments paragraph in Note 2 and Note 16 as to which the date is November 20, 2006.

G-F-1

Metrologic Instruments, Inc.
Consolidated Balance Sheets
(amounts in thousands except share data)

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$49,463	$36,340
Marketable securities	24,475	28,375
Accounts receivable, net of allowance of $627 and $544 in 2005 and 2004, respectively	48,462	35,153
Inventory, net	29,364	23,865
Deferred income taxes	801	692
Other current assets	5,599	3,677
Total current assets	158,164	128,102
Property, plant and equipment, net	20,402	19,468
Goodwill	25,745	24,607
Computer software, net	8,949	11,221
Other intangibles, net	8,409	7,634
Deferred income taxes	4,262	1,332
Other assets	251	163
Total assets	$226,182	$192,527
Liabilities and shareholders’ equity
Current liabilities:
Lines of credit	$15,989	$14,138
Current portion of notes payable	2,444	2,127
Accounts payable	14,200	10,734
Accrued expenses	32,509	16,278
Deferred contract revenue	739	1,507
Total current liabilities	65,881	44,784
Notes payable, net of current portion	3	2,015
Deferred income taxes	8	5,055
Other liabilities	—	2,657
Shareholders’ equity:
Preferred stock, $0.01 par value: 500,000 shares authorized; none issued	—	—
Common stock, $0.01 par value: 30,000,000 shares authorized; 22,320,014 and 21,782,276 shares issued and outstanding in 2005 and 2004, respectively	223	218
Additional paid-in capital	92,828	87,500
Retained earnings	68,975	51,162
Accumulated other comprehensive loss	(1,736)	(864)
Total shareholders’ equity	160,290	138,016
Total liabilities and shareholders’ equity	$226,182	$192,527

See accompanying notes.

G-F-2

Metrologic Instruments, Inc.
Consolidated Statements of Operations
(amounts in thousands except per share data)

	Year Ended December 31,
	2005	2004	2003
Sales	$178,375	$149,735	$118,198
Cost of sales	94,593	75,631	65,214
Gross profit	83,782	74,104	52,984
Selling, general and administrative expenses	45,243	39,667	28,678
Symbol litigation contingency	12,600	—	—
Research and development expenses	7,454	6,616	5,427
Operating income	18,485	27,821	18,879
Other income (expenses)
Interest income	1,626	624	123
Interest expense	(1,046)	(439)	(1,223)
Foreign exchange transaction gain (loss)	(947)	2,258	805
Litigation settlement	2,250	—	—
Gain on extinguishment of debt	—	—	2,200
Other, net	1	(282)	(808)
Total other income	1,884	2,161	1,097
Income from continuing operations before provision for income taxes	20,369	29,982	19,976
Provision for income taxes on continuing operations	4,113	9,707	6,717
Income from continuing operations	16,256	20,275	13,259
Income from discontinued operation, net of income taxes	1,557	2,405	622
Net income	$17,813	$22,680	$13,881
Weighted average shares outstanding	22,129,235	21,472,021	17,597,068
Net effect of dilutive securities	984,144	1,501,860	1,785,582
Total shares outstanding used in computing diluted earnings per share	23,113.379	22,973.881	19,382.650
Basic Earnings per Share:
Earnings from continuing operations	$0.73	$0.95	$0.75
Earnings from discontinued operation	0.07	0.11	0.04
	$0.80	$1.06	$0.79
Diluted Earnings per Share:
Earnings from continuing operations	$0.70	$0.89	$0.69
Earnings from discontinued operation	0.07	0.10	0.03
	$0.77	$0.99	$0.72

See accompanying notes.

G-F-3

Metrologic Instruments, Inc.
Consolidated Statements of Shareholders’ Equity
(amounts in thousands except share data)

	Common Stock*	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balances, January 1, 2003	$164	$17,579	$14,601	$(2,873)	$29,471
Comprehensive income:
Net income	—	—	13,881	—	13,881
Other comprehensive income—foreign currency translation adjustment	—	—	—	1,590	1,590
Total comprehensive income	—	—	—	—	15,471
Issuance of 3,450,000 shares of common stock	35	55,480	—	—	55,515
Issuance of warrants	—	247	—	—	247
Exercise of stock options	9	3,354	—	—	3,363
Tax benefit from exercise of stock options	—	3,488	—	—	3,488
Stock issued through employee stock purchase plan	—	53	—	—	53
Balances, December 31, 2003	$208	$80,201	$28,482	$(1,283)	$107,608
Comprehensive income:
Net income	—	—	22,680	—	22,680
Other comprehensive income—foreign currency translation adjustment	—	—	—	419	419
Total comprehensive income	—	—	—	—	23,099
Exercise of stock options	10	3,082	—	—	3,092
Tax benefit from exercise of stock options	—	4,107	—	—	4,107
Stock issued through employee stock purchase plan	—	110	—	—	110
Balances, December 31, 2004	$218	$87,500	$51,162	$(864)	$138,016
Comprehensive income:
Net income	—	—	17,813	—	17,813
Other comprehensive loss—foreign currency translation adjustment	—	—	—	(872)	(872)
Total comprehensive income	—	—	—	—	16,941
Exercise of stock options	5	1,484	—	—	1,489
Tax benefit from exercise of stock options	—	3,682	—	—	3,682
Stock issued through employee stock purchase plan	—	162	—	—	162
Balances, December 31, 2005	$223	$92,828	$68,975	$(1,736)	$160,290

*                    Amounts denoted include the effect of the 2003 stock splits.

See accompanying notes.

G-F-4

Metrologic Instruments, Inc.
Consolidated Statements of Cash Flows
(amounts in thousands)

	Year Ended December 31,
	2005	2004	2003
Operating activities
Net income	$17,813	$22,680	$13,881
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,618	3,483	2,915
Amortization	3,367	1,321	620
Deferred income tax (benefit) provision	(8,086)	1,274	1,634
(Gain) loss on disposal of property	(2)	110	109
Gain on extinguishment of debt	—	—	(2,200)
Amortization of warrants and deferred financing fees	—	—	357
Note discount amortization	101	—	—
Changes in operating assets and liabilities:
Accounts receivable	(15,233)	(6,106)	(5,446)
Inventory	(6,667)	(5,738)	(1,829)
Other current assets	(2,225)	15	(1,434)
Other assets	(88)	41	554
Accounts payable	3,632	3,087	(1,480)
Accrued expenses	17,512	8,682	5,331
Other liabilities	(15)	(735)	(802)
Net cash provided by operating activities	13,727	28,114	12,210
Investing activities
Restricted cash	—	—	1,000
Purchase of property, plant and equipment	(4,640)	(4,934)	(6,892)
Patents and trademarks	(1,385)	(1,054)	(882)
Cash paid for purchase of business, net of cash acquired	—	(9,087)	—
Purchase of minority interests in subsidiaries	(3,345)	(6,726)	(1,442)
Purchases of marketable securities	(191,350)	(76,400)	(52,575)
Sales of marketable securities	195,250	80,600	20,000
Proceeds from sale of property	77	53	—
Net cash used in investing activities	(5,393)	(17,548)	(40,791)
Financing activities
Proceeds from equity offering, net of expenses	—	—	55,515
Proceeds from exercise of stock options and employee stock purchase plan	1,651	3,202	3,416
Proceeds from issuance of notes payable	—	—	4,169
Principal payments on notes payable	(2,037)	(134)	(22,206)
Net borrowings on lines of credit	3,723	8,779	3,576
Capital lease payments	(139)	(139)	(77)
Issuance of warrants	—	—	247
Increase in deferred financing costs	—	—	(110)
Net cash provided by financing activities	3,198	11,708	44,530
Effect of exchange rates on cash	1,591	(2,176)	(909)
Net increase in cash and cash equivalents	13,123	20,098	15,040
Cash and cash equivalents at beginning of year	36,340	16,242	1,202
Cash and cash equivalents at end of year	$49,463	$36,340	$16,242
Supplemental Disclosures:
Cash paid during the year for interest	$895	$267	$1,469
Cash paid during the year for income taxes	$7,325	$2,709	$2,989
Noncash investing and financing activities:
Equipment acquired through capital leases	$—	$53	$287
Tax benefit from exercise of stock options	$3,682	$4,107	$3,488

See accompanying notes

G-F-5

Metrologic Instruments, Inc.
Notes to Consolidated Financial Statements
December 31, 2005
(dollars in thousands, except per share data)

1.                 Business

Metrologic Instruments, Inc. and its subsidiaries (collectively, the “Company”) design, manufacture and market bar code scanning and high-speed automated data capture solutions using laser, holographic and vision-based technologies. The Company offers expertise in 1D and 2D bar code reading, portable data collection, optical character recognition, image lift, and parcel dimensioning and singulation detection for customers in retail, commercial, manufacturing, transportation and logistics, and postal and parcel delivery industries.

2.                 Accounting Policies

Basis of Consolidation

The accompanying consolidated financial statements include the accounts of Metrologic Instruments, Inc., and its domestic and foreign subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Shipping and Handling

Amounts charged to customers for shipping and handling are included in sales. Shipping and handling amounts incurred by the Company are included in costs of sales.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured.

Revenue from product sales is recognized upon shipment of products and passage of title to customers. The Company has agreements with certain distributors that provide limited rights of return. Allowances for product returns and allowances are estimated based on historical experience and provisions are recorded at the time of shipment.

Revenue is recognized on a percentage of completion basis (generally measured using the cost-to-cost method) for long-term contracts for the sale of tangible products and upon delivery for short-term contracts. Cost and profit estimates are continually re-evaluated and revised, when necessary, throughout the life of the contract. Any adjustments to revenue and profit due to changes in estimates are accounted for in the period of the change in estimate. Provisions for estimated losses, if any, on uncompleted contracts are made in the periods in which such losses become probable and can be reasonably estimated.

Revenue for the sale of software licenses is recognized when: (1) the Company enters into a legally binding arrangement with a customer for the license of software; (2) the Company delivers the software;

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(3) customer payment is deemed fixed or determinable and free of contingencies or significant uncertainties; and (4) collection from the customer is probable. If the Company determines that collection of a fee is not reasonably assured, the fee is deferred and revenue is recognized at the time collection becomes reasonably assured. As it relates to the general Post-Contract Customer Support (“PCS”) clauses within each of the contracts, we currently do not have any vendor specific objective evidence (“VSOE”) of fair value to bifurcate the PCS from the license fee element. In addition, we believe that we meet each of the four criteria which allows us to recognize the revenue together with the license fee at the onset of the license period, assuming delivery of the software has taken place.

Advertising Expenses

The Company expenses all advertising costs as incurred and classifies these costs in selling, general and administrative expenses. Advertising expenses for fiscal years 2005, 2004, and 2003 were $2.9 million, $2.4 million, and $2.0 million, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Investments

Marketable securities consist of investments in auction rate securities and other similar type instruments. All of these investments are classified as available-for-sale. The costs of these marketable securities approximate their market values as of December 31, 2005 and 2004, respectively. The Company invests excess cash in a variety of marketable securities, including auction rate securities. Auction rate securities have long-term underlying maturities, but have interest rates that are reset every 90 days or less, at which time the securities can typically be purchased or sold, creating a highly liquid market. The Company’s intent is not to hold these securities to maturity, but rather to use the interest rate reset feature to provide liquidity as necessary. The Company’s investment in these securities provides higher yields than money market and other cash equivalent investments. In addition all purchases and sales of auction rate securities are reflected in the investing activities section of the Company’s Consolidated Statements of Cash Flows.

Fair Values of Financial Instruments

The carrying amounts of cash equivalents, accounts receivable and accounts payable approximate fair value because of their short-term nature. The carrying amount of long-term debt approximates its fair value because the interest rate is reflective of rates that the Company could currently obtain on debt with similar terms and conditions. The Company records an allowance for doubtful accounts when it becomes probable that a customer will be unable to make its required payments. Accounts receivable are written off against the allowance for doubtful accounts when collection is deemed remote and all collection efforts have been abandoned.

Inventory

Inventory is stated at the lower of cost, determined on a first-in, first-out basis, or market.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is generally determined on the straight-line method for building and improvements over estimated useful lives of 31 to 40 years and on an accelerated method for machinery and equipment over estimated useful lives of 3 to 15 years.

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Software Development Costs

Costs incurred in the research and development of new software embedded in products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional development costs are capitalized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Capitalization ceases when the product is available for general release to customers.

Internal Use Software

Costs incurred in the development or purchase of internal use software, other than those incurred during the application development stage, are expensed as incurred. Costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the software. The Company has capitalized $3,278 and $3,127 of software obtained for internal use through December 31, 2005 and December 31, 2004, respectively. Capitalized software costs are amortized on a straight-line basis over seven years. Amortization related to the capitalized software was $576, $487, and $339 for the years ended December 31, 2005, 2004, and 2003, respectively.

Acquisitions

Acquisitions are accounted for using the purchase method. The purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair market values. Any excess purchase price over the fair market value of the net assets acquired is recorded as goodwill. For all acquisitions, operating results are included in the consolidated statement of operations from the dates of the acquisitions.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the cost of businesses acquired over the fair value of the related net assets at the date of acquisition. The Company accounts for goodwill in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS 142 provides guidance on accounting for goodwill and intangible assets with indefinite useful lives and prohibits the amortization of these assets. Intangible assets with finite lives continue to be amortized over their estimated useful lives. Intangible assets, including goodwill, that are not subject to amortization are tested for impairment and possible writedown on an annual basis. The Company tests goodwill for impairment using the two-step process prescribed in SFAS 142. The first step is a screen for potential impairment, while the second step measures the amount of impairment, if any. The Company uses a discounted cash flow analysis to complete the first step in the process. The Company completed its annual impairment tests in 2005, 2004 and 2003 and determined that there were no goodwill impairments to be recognized.

Long-Lived Assets

The Company evaluates impairment of its intangible and other long-lived assets, other than goodwill, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” which has been adopted by the Company as of January 1, 2002. SFAS 144 provides guidance on financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of,” and the accounting and reporting provisions of Accounting Principles Bulletin Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” When indicators of impairment exist, the Company will compare the estimated future cash flows, on an undiscounted basis, of the underlying

G-F-8

operations or assets with their carrying value to determine if any impairment exists. If impairment exists, any adjustment will be determined by comparing the carrying amount of the impaired asset to its fair value. The Company considers all impaired assets “to be held and used” until such time as management commits to a plan to dispose of the impaired asset. At that time, the impaired asset is classified as “to be disposed of” and is carried at its fair value less its cost of disposal. No assets were determined to be impaired in 2005, 2004 and 2003. See Note 16-Subsequent Events describing discontinued operation regarding the divestiture of AOA and the related SFAS 144 impact on the Company’s results of operations.

Foreign Currency Translation

The financial statements of Metrologic’s foreign subsidiaries have been translated into U.S. dollars in accordance with SFAS No. 52, “Foreign Currency Translation.” All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated using the average exchange rate for the year. The gains and losses resulting from the changes in exchange rates from year to year have been reported separately in other comprehensive loss in the consolidated financial statements. Foreign currency transaction gains and losses are included in other income (expense) in the consolidated statements of operations.

Income Taxes

The provision for income taxes is determined using the asset and liability approach of accounting for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of Metrologic’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

Earnings Per Share

Basic and diluted earnings per share are calculated in accordance with SFAS No. 128, “Earnings Per Share.” Basic earnings per share is calculated by dividing net income by the weighted average shares outstanding for the year and diluted earnings per share is calculated by dividing net income by the weighted average shares outstanding for the year plus the dilutive effect of stock options. The following shares were not included in the computation of diluted earnings per share because the option prices were above the average market price of the company’s common stock, (in thousands): 803, 217, and 0 in 2005, 2004 and 2003, respectively.

Concentrations of Credit Risk

The Company has operations, subsidiaries and affiliates in the United States, Europe, Asia and South America. The Company performs ongoing credit evaluations of its customers’ financial condition, and except where risk warrants, requires no collateral. The Company may require, however, letters of credit or prepayment terms for those customers in lesser-developed countries.

Short-term cash investments are placed with high credit quality financial institutions or in short-term high quality debt securities. The Company limits the amount of credit exposure in any one institution or single investment.

G-F-9

Accounting for Stock Options

The Company follows Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations in accounting for stock options. Under APB 25, if the exercise price of the Company’s stock options equals or exceeds the market price of the underlying common stock on the date of grant, no compensation expense is recognized. Had compensation expense for the Company’s stock option plan been determined based upon the fair value at the grant date using the Black Scholes pricing model prescribed under SFAS No. 123, “Accounting for Stock Based Compensation,” the Company’s net income and net income per share would approximate the pro-forma amounts as follows:

	2005	2004	2003
Net income:
As reported	$17,813	$22,680	$13,881
Deduct: (total stock-based employee compensation expense determined under fair value based method, net of related taxes)	(3,449)	(741)	(778)
Pro forma	$14,364	$21,939	$13,103
Net income per share:
Basic:
As reported	$0.80	$1.06	$0.79
Pro forma	0.65	1.02	0.74
Diluted:
As reported	$0.77	$0.99	$0.72
Pro forma	0.62	0.95	0.68

Derivative Financial Instruments

The Company recognizes all derivative instruments as either assets or liabilities in the consolidated balance sheet measured at fair value. Changes in fair value are recognized immediately in earnings unless the derivative qualifies as a hedge of future cash flows. For derivatives qualifying as cash flow hedges, the effective portion of changes in fair value of the derivative instrument is recorded as a component of other comprehensive income and reclassified to earnings in the same period during which the hedged transaction affects earnings. Any ineffective portion (representing the remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged transaction) is recognized in earnings as it occurs.

The Company formally designates and documents each derivative financial instrument as a hedge of a specific underlying exposure as well as the risk management objectives and strategies for entering into the hedge transaction upon inception. The Company also assesses whether the derivative financial instrument is effective in offsetting changes in the fair value of cash flows of the hedged item. The Company recognized no gain or loss related to hedge ineffectiveness in 2005, 2004 or 2003, respectively.

The Company has historically utilized derivative financial instruments to hedge the risk exposures associated with foreign currency fluctuations for payments from the Company’s international subsidiaries denominated in foreign currencies. These derivative instruments are designated as either fair value or cash flow hedges, depending on the exposure being hedged, and have maturities of less than one year. Gains and losses on these derivative financial instruments and the offsetting losses and gains on hedged transactions are reflected in the Company’s statement of operations. The Company does not use these derivative financial instruments for trading purposes. At December 31, 2005, the Company had no derivative financial instruments outstanding.

G-F-10

Stock Splits

On June 6, 2003, the Board of Directors approved a three-for-two stock split of the Company’s common stock. The stock split was payable in the form of a 50% stock dividend and entitled each stockholder of record at the close of business on June 23, 2003 to receive three shares of common stock for every two outstanding shares of common stock held on that date. The stock dividend was payable on July 3, 2003.

On October 7, 2003, the Board of Directors approved a two-for-one stock split of the Company’s common stock. The stock split was payable in the form of a 100% stock dividend and entitled each stockholder of record at the close of business on October 20, 2003 to receive two shares of common stock for every outstanding share of common stock held on that date. The stock dividend was payable on October 30, 2003.

The capital stock accounts, all share data and earnings per share data in the consolidated financial statements give effect to the stock splits, applied retroactively, to all periods presented.

Impact of Recently Issued Accounting Standards

In November 2004, the FASB issued Statement No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” (“SFAS No. 151”). SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, handling costs and wasted material (spoilage). Among other provisions, the new rule requires that such items be recognized as current-period charges, regardless of whether they meet the criterion of “so abnormal” as stated in ARB 43. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. The Company does not expect the adoption of this statement to have a material effect on its consolidated financial position, consolidated results of operations or liquidity.

In December 2004, the FASB issued FASB Staff Position No. FAS 109-2 (“FSP No. 109-2”), “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provisions within the American Jobs Creation Act of 2004” (the “Jobs Act”). FSP No. 109-2 provides guidance with respect to reporting the potential impact of the repatriation provisions of the Jobs Act on an enterprise’s income tax expense and deferred tax liability. The Jobs Act was enacted on October 22, 2004, and provides for a temporary 85% dividends received deduction on certain foreign earnings repatriated during a one-year period. The deduction would result in an approximate 5.25% federal tax rate on the repatriated earnings. To qualify for the deduction, the earnings must be reinvested in the United States pursuant to a domestic reinvestment plan established by a company’s chief executive officer and approved by a company’s board of directors. Certain other criteria in the Jobs Act must be satisfied as well. The Company has repatriated approximately $17 million of foreign earnings from its China subsidiary during the quarter ended December 31, 2005. The repatriation of these foreign earnings has provided an income tax benefit of approximately $3.1 million, as deferred taxes had been provided on a portion of these earnings in prior years. The Company has adjusted its tax expense and deferred tax liability to reflect the repatriation provisions of the Jobs Act in the financial statements for the year ended December 31, 2005.

In December 2004, the FASB issued FASB Staff Position No. SFAS 109-1 (“FSP No. 109-1”), “Application of FASB Statement No.109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004”. FSP 109-1 provides guidance on applying the deduction for income from qualified domestic production activities. The deduction will be phased in from 2005 through 2010. The Act also provides for a two-year phase out of the existing extra-territorial income exclusion (“ETI”) for foreign sales. The deduction will be treated as a “special deduction” as described in FASB Statement No. 109. As such, the special deduction has no effect on deferred tax assets and liabilities existing at the enactment date. Rather, the impact of this deduction will be reported in the period in which the deduction is claimed on the Company’s tax return. The net

G-F-11

effect of the phase out of the ETI and the phase in of this new deduction did not result in a material change in its effective tax rate for fiscal year 2005 and the Company does not expect that this will result in a material change in 2006, based on current earnings levels.

In December 2004, the FASB issued Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which replaces SFAS No. 123 and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This Statement requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. In accordance with a Securities and Exchange Commission Rule issued in April 2005, companies will be allowed to implement SFAS No. 123R as of the beginning of the first fiscal year beginning after June 15, 2005. Under SFAS No. 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The permitted transition methods include either retrospective or prospective adoption. Under the retrospective option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options at the beginning of the first quarter of adoption of SFAS No. 123R, while the retrospective methods would record compensation expense for all unvested stock options beginning with the first period presented. The Company will adopt the provisions of SFAS No. 123R on January 1, 2006, using the prospective method. The Company expects to continue using the Black-Scholes valuation model in determining the fair value of share-based payments to employees. SFAS No. 123R will also require the Company to change the classification of any tax benefits realized upon exercise of stock options in excess of that which is associated with the expense recognized for financial reporting purposes. These amounts will be presented as a financing cash inflow rather than as a reduction of income taxes paid in its consolidated statement of cash flows. The Company is continuing to evaluate the requirements of SFAS No. 123R and Staff Accounting Bulletin No. 107 and currently expects that the adoption of SFAS No. 123R will result in an increase in compensation expense in 2006 of approximately $2 million to $3 million, excluding the estimated impact of 2006 share-based awards. However, uncertainties, including the Company’s future stock-based compensation strategy, stock price volatility, estimated forfeitures and employee stock option exercise behavior, make it difficult to determine whether the stock-based compensation expense recognized in future periods will be similar to the SFAS No. 123 pro forma expense disclosed in Note 2 to the consolidated financial statements.

In December 2004, the FASB issued Statement No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS No. 153”). SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21 (b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for periods beginning after June 15, 2005. The adoption of this statement did not have a material effect on the Company’s consolidated financial position, consolidated results of operations or liquidity.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143”. This Interpretation clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability

G-F-12

for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. This Interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This Interpretation was effective December 31, 2005. The adoption of this statement did not have a material effect on the Company’s consolidated financial position, consolidated results of operations or liquidity.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”) which replaces Accounting Principles Board Opinions No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28.” SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, unless impracticable, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

Reclassifications

Certain reclassifications have been made to prior years balances in order to conform to the 2005 presentation.

3.                 Inventory

Inventory consists of the following:

	December 31,
	2005	2004
Raw materials	$10,368	$7,534
Work-in-process	4,316	2,320
Finished goods	14,680	14,011
	$29,364	$23,865

4.                 Property, Plant and Equipment

Property, plant and equipment consists of the following:

	December 31,
	2005	2004
Land	$1,331	$1,312
Buildings and improvements	11,773	11,387
Machinery and equipment	26,208	23,477
Capitalized internal use software	3,278	3,127
Capitalized software development costs	546	546
	43,136	39,849
Less accumulated depreciation	22,734	20,381
	$20,402	$19,468

Machinery and equipment included $345 and $438 under capital leases as of December 31, 2005 and 2004, respectively.  Accumulated depreciation on these assets was $124 and $121 as of December 31, 2005 and 2004, respectively.  Depreciation expense on the Company’s property, plant and equipment was approximately $2,700, $2,800, and $2,200, for 2005, 2004, and 2003, respectively.

G-F-13

5.                 Goodwill and Other Intangible Assets

Goodwill

The changes in the net carrying amount of goodwill for the years ended 2005, 2004 and 2003 consist of the following:

	Data Capture & Collection	Industrial Automation/ Optical	Total
Balance as of January 1, 2003	$4,497	$10,678	$15,175
Purchase of minority interest in subsidiaries	1,548	—	1,548
Currency translation adjustments	813	—	813
Balance as of December 31, 2003	$6,858	$10,678	$17,536
Purchase of minority interest in subsidiaries	6,157	—	6,157
Currency translation adjustments	914	—	914
Balance as of December 31, 2004	13,929	10,678	24,607
Purchase of minority interest in subsidiaries	2,486	—	2,486
Currency translation adjustments	(1,348)	—	(1,348)
Balance as of December 31, 2005	$15,067	$10,678	$25,745

Other Intangibles

The Company has other intangible assets with a net book value of $17.4 million and $18.9 million as of December 31, 2005 and December 31, 2004, respectively.

The following table reflects the components of identifiable intangible assets:

		December 31, 2005		December 31, 2004
	Amortizable Life (years)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Computer software	5	$11,920	$(2,971)	$11,810	$(589)
Patents and Trademarks	17	9,207	(2,901)	8,197	(2,400)
Holographic Technology	10	1,082	(1,062)	1,082	(946)
License Agreements	17	2,750	(1,075)	2,000	(941)
Covenants not to compete	3	700	(292)	700	(58)
		$25,659	$(8,301)	$23,789	$(4,934)

The Company has determined that the lives previously assigned to these finite-lived assets are still appropriate, and has recorded $3,367, $1,321and $620 of amortization expense for 2005, 2004 and 2003, respectively.

Estimated amortization expense for each of the five succeeding years is anticipated to be $3,400, $3,400, $3,300, $2,700 and $1,000, respectively.

G-F-14

6.                 Accrued Expenses

Accrued expenses consist of the following:

	December 31,
	2005	2004
Accrued compensation	$5,171	$3,792
Accrued corporate taxes	2,453	1,848
Accrued marketing	2,202	1,168
Accrued commissions	1,639	1,377
Accrued other taxes	672	1,001
Product warranty	1,074	1,139
Accrued professional fees	1,233	1,321
Accrued rent	755	773
Accrued royalties	223	212
Accrued symbol litigation contingency	14,383	—
Other	2,704	3,647
	$32,509	$16,278

7.                 Debt

Credit Facility

In October 2003, the Company paid all outstanding borrowings and terminated its Amendment to the Amended and Restated Credit Agreement with its primary bank lenders. As a result, the Company recorded a charge to income of $86 for unamortized deferred financing fee in the fourth quarter of 2003. The Amendment, which extended the Amended and Restated Credit Agreement until January 31, 2006, provided for a $13,000 revolving credit facility and a $4,500 term loan. Security interest in the Company’s assets and properties were granted to the bank as security for borrowings under the Amendment and the Amended and Restated Credit Agreements. A portion of the outstanding borrowings under the Amended and Restated Credit Agreement were guaranteed by C. Harry Knowles, Chairman and former Chief Executive Officer, and his spouse, Janet Knowles, a Director and Vice President, Administration. In connection with the Amendment, the personal guarantee by C. Harry Knowles and Janet Knowles were released. The Company currently has no domestic revolving credit facility or term loan agreements in effect.

Subordinated Debt

In connection with the acquisition of AOA, the Company entered into Subordinated Promissory Notes (“Subordinated Debt”) aggregating $11,000 with United Technologies Optical Systems, Inc. (“UTOS”), the former parent of AOA, with scheduled maturities of $9,000 in 2003 and $1,000 in 2004 and 2005. Interest rates were fixed at 10%. In January 2003, the Company and UTOS entered into a Payoff Agreement to accelerate the principal payments on the Subordinated Debt. In accordance with the Payoff Agreement, the Company paid UTOS $5,000 on January 31, 2003 and $3,800 on March 31, 2003 as payment in full of its obligation under the Subordinated Debt. Accordingly, the Company has recorded a $2,200 gain on the extinguishment of the Subordinated Debt in March 2003.

In order to provide the Company with sufficient subordinated financing within the time period required to meet the terms of the Payoff Agreement which provided a $2,200 gain, in January 2003, the Company issued a $4,260 subordinated note to C. Harry Knowles, its Chairman and former Chief Executive Officer, and his spouse, Janet H. Knowles, a Director and Vice President, Administration. The subordinated note bore interest at 10.0% and required 60 monthly principal payments of $36 with the

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balance of $2,130 due in January 2008. In connection with this note, the Company issued a common stock purchase warrant, expiring on January 31, 2013, to Mr. and Mrs. Knowles to purchase 195,000 shares of its common stock at an exercise price of $3.47 per share, which was the fair market value on the date of issuance. These warrants were valued at the time of issue at $247 in aggregate, and the resulting original issue discount was to be amortized into interest expense over the life of the subordinated note. The subordinated note to Mr. and Mrs. Knowles was paid in full in October 2003 and the unamortized original issue discount of $214 was recognized as a charge to interest expense in the fourth quarter of 2003.

Lines of Credit

Certain of the Company’s European subsidiaries have entered into working capital and invoice discounting agreements with HypoVereinsbank, Dresdner, Société Générale, La Caixa and HSBC Bank. Outstanding borrowings under the working capital agreement with HypoVereinsbank, Dresner and HSBC have been guaranteed by the parent company. These agreements provide the Company with availability of up to $19.1 million, using December 31, 2005 exchange rates, at interest rates ranging from 3.1% to 6.5%. In addition, the Company’s subsidiary Metrologic do Brasil has a working capital agreement with Banco Bradesco SA with availability of up to 0.6 million real or $0.3 million, using December 31, 2005 exchange rates. At December 31, 2005 and 2004, $16.0 million and $14.1 million were outstanding under such agreements, and accordingly, are included in lines of credit in our consolidated balance sheets.

Other

In connection with the acquisition of Omniplanar, the Company signed a promissory note with a discounted value of $3.8 million. During the year ended December 31, 2005, the Company paid $1.9 million with the remaining $1.9 million payable in March 2006. On September 1, 2005 the Company entered into a Cross-License Agreement with Intermec IP Corp., a division of Intermec Inc., which includes a license origination fee of $0.8 million. The Company paid $0.4 million during the year ended December 31, 2005. The remaining scheduled payment of $0.4 million will be paid proportionally in April and July 2006.

Notes payable consist of the following:

	December 31,
	2005	2004
Promissory notes	$2,009	$3,933
Capital lease obligations	63	209
Others	375	—
	2,447	4,142
Less: current maturities	2,444	2,127
	$3	$2,015

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8.                 Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes and are disclosed in the consolidated balance sheets. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2005	2004
Deferred tax assets:
Net operating loss carryforwards	$305	$376
Tax credit carryovers	189	405
Reserves on current assets	744	688
Inventory capitalization	203	152
Warranty reserve	437	430
License reserve	5,941	667
Other	587	425
	8,406	3,143
Deferred tax liability:
Advance license fee	389	396
Unrealized gain on foreign currency	374	482
Depreciation and amortization	879	955
U.S. taxes on unremitted earnings	1,408	4,261
Other	301	80
	3,351	6,174
Net deferred tax asset / (liability)	$5,055	$(3,031)

Significant components of the provision for income taxes on continuing operations are as follows:

	Year ended December 31,
	2005	2004	2003
Current:
Federal	$8,286	$7,012	$2,869
Foreign	2,280	1,989	920
State	1,720	(234)	1,250
Total current	12,286	8,767	5,039
Deferred:
Federal	(7,053)	1,765	1,736
Foreign	(205)	(90)	—
State	(915)	(735)	(58)
Total deferred	(8,173)	940	1,678
Provision for income taxes	$4,113	9,707	$6,717

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The effective income tax rate of 20.2%, 32.4% and 33.6% for the years ended December 31, 2005, 2004, and 2003, respectively, differs from the federal statutory rate of 34% for 2003 and 2004 respectively and 35% for 2005 because of the difference in treatment of certain expense items for financial and income tax reporting purposes and state and foreign taxes. A reconciliation between the statutory provision and the provision for financial reporting purposes is as follows:

	December 31,
	2005	2004	2003
Statutory federal tax provision	$7,129	$10,194	$6,828
State income taxes, net of federal income tax benefit	573	(639)	788
Foreign income tax rate differential	(1,528)	(1,837)	(1,443)
US taxes provided on foreign income	(1,731)	2,720	1,191
Tax credits/carryforwards	(274)	(473)	—
Gain on extinguishment of debt	—	—	(748)
Other, net	(56)	(258)	101
Provision for income taxes	$4,113	$9,707	$6,717

The Company has state net operating loss carryforwards of $5,468 and they generally begin to expire in 2009. The Company also has state tax credit carryforwards of $291 that begin to expire in 2013.

The Company’s earnings in China were not subject to local income taxes in the years 2002 through 2003. In addition, the Company will pay income taxes at 50% of the local statutory rate for the years 2004 through 2006. The Company has provided deferred income taxes on $4,000 of taxable income in China at U.S. statutory rates as it is the Company’s intention to repatriate such earnings.

The Company’s cumulative undistributed earnings of foreign subsidiaries that are expected to be reinvested indefinitely, for which no incremental U.S. income or foreign withholding taxes have been recorded, approximated $9,148 at December 31, 2005.

9.                 Related Party Transactions

The Company’s principal shareholder, Director and Chairman of the Board C. Harry Knowles and his spouse, Janet H. Knowles, the Company’s Vice President, Administration, Treasurer and Director, owned and leased to the Company certain real estate utilized in the operation of the Company’s business. Lease payments made to these related parties were approximately $1,209 for the year ended December 31, 2003. Under the terms of the Amended and Restated Credit Agreement, no rental payments were paid to Mr. and Mrs. Knowles during the term of the Amended and Restated Credit Agreement. The unpaid, accrued portion of the rental payments were repaid to Mr. and Mrs. Knowles during 2003 after the Amendment to the Amended and Restated Credit Agreement was executed. The lease for the real estate was replaced in January 2003 with a new lease which was due to expire in December 2012. In December 2003, the Company purchased the real estate from Mr. & Mrs. Knowles for approximately $4.79 million, which was less than the fair market values contained in two independent appraisals.

The accounting firm in which Stanton L. Meltzer, a director of the Company, is a principal, charged fees of approximately $4 and $50 for tax consulting services performed for the Company during the years ended December 31, 2004 and 2003, respectively. The 2004 payments were made prior to the Annual Shareholders meeting in May 2004.

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The investment banking company of Janney Montgomery Scott LLC (“JMS”) in which William Rulon-Miller, a director of the Company, serves as Senior Vice President and Director of Investment Banking charged fees totaling approximately $175 in 2003 in connection with assisting the Company with its plans to refinance its bank debt and restructure its overall debt position along with the acquisition of AOA.

10.          Commitments & Contingencies

Operating Leases

The Company has entered into operating lease agreements with unrelated companies to lease manufacturing and office equipment, office space and vehicles for its foreign subsidiaries.

Future minimum lease payments required under the lease agreements as of December 31, 2005 are $1,502 in 2006, $1,088 in 2007, $868 in 2008, $344 in 2009, $296 in 2010 and $333 thereafter. Rental expenses paid to third parties for 2005, 2004 and 2003 were approximately $1,685, $1,623, and $2,084, respectively.

Cross-Licensing Agreement and Settlement of Patent Litigation

In December 1996, the Company and Symbol Technologies, Inc. (“Symbol”) executed an extensive cross-license of patents (the “Symbol Agreement”) for which the Company and Symbol pay royalties to each other under certain circumstances effective January 1, 1996. In connection with the Symbol Agreement, the Company paid Symbol an advance license fee of $1 million in December 1996 and another $1 million in quarterly installments of $125 over the subsequent two years ended December 1998. The Company has amended the Symbol Agreement providing for additional patent licenses whereby the Company and Symbol make recurring periodic royalty payments. Royalty payments under the Symbol Agreement amounted to $811, $1,942, and $1,869 in 2005, 2004, and 2003, respectively. The Company recorded royalty income from Symbol under the agreement of $382, $1,330, and $1,157 in 2005, 2004 and 2003, respectively. The parties are currently in litigation with respect to the Symbol Agreement. For further discussions on the litigation, see Item C below in “Other Legal Matters.”

Other Legal Matters

The Company filed domestic and foreign patent applications to protect its technological position and new product development. When the Company believes competitors are infringing on these patents, the Company may pursue claims or other legal action against these parties. Additionally, from time-to-time, the Company may receive legal challenges to the validity of its patents or allegations that its products infringe the patents of others.

The Company is currently involved in matters of litigation arising in the normal course of business including the matters described below. The Company believes that such litigation either individually or in the aggregate will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows, except as noted below.

A.    Symbol Technologies, Inc. et al. v. the Lemelson Partnership

On July 21, 1999, we and six other leading members of the Automatic Identification and Data Capture Industry (the “Auto ID companies”) jointly initiated litigation against the Lemelson Medical, Educational, & Research Foundation, Limited Partnership (the “Lemelson Partnership”). The suit which was commenced in the U.S. District Court, District of Nevada in Reno, Nevada, and later transferred to the U.S. District Court in Las Vegas, Nevada, requested a declaratory judgment that certain patents owned by the Lemelson Partnership were not infringed, invalid and/or unenforceable for a variety of reasons. The

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trial on this matter was held from November 2002 through January 2003. On January 23, 2004, the Judge issued a decision in favor of the Auto ID companies finding that the patents in suit were not infringed, invalid and unenforceable. The Lemelson Partnership appealed this decision to the Court of Appeals for the Federal Circuit which upheld the trial court’s decision in its September 2005 ruling. A request for a rehearing by the Lemelson Partnership was denied.

B.     Metrologic v. PSC Inc. and PSC Scanning, Inc. v. Metrologic

On October 13, 1999, we filed suit for patent infringement against PSC Inc. in the U.S. District Court for the District of New Jersey. On May 17, 2004, PSC Scanning, Inc. (“PSC”) filed suit against the Company in the U.S. District Court for the District of Oregon alleging claims of patent infringement of certain of its patents by at least one Metrologic product. On August 29, 2005, the parties entered into a settlement agreement which resolved all outstanding litigation between the parties. Key features of the settlement include a payment of $2.25 million in cash by PSC, discounts on certain products from PSC and covenant not to sue each other under defined sets of patent rights for product configurations that were sold prior to March 16, 2005. The cash settlement of $2.25 million was recorded as income during the third quarter of 2005 and is reflected in Other income (expenses) in our Consolidated Statement of Operations. The product discount arrangement within the settlement agreement will be recorded in our Consolidated Statement of Operations when realized.

C.   Symbol Technologies, Inc. v. Metrologic

On May 3, 2002, we were served with a lawsuit that was filed on April 12, 2002 by Symbol Technologies, Inc. (“Symbol”), in the U.S. District Court for the Eastern District of New York alleging that we were in breach of the terms of the License Agreement between us and Symbol (the “Symbol Agreement”). The Complaint sought a declaratory judgment from the Court that we were in breach of the Symbol Agreement. On March 31, 2003, the Court entered its decision on the parties’ respective motions for summary judgment, and finding in our favor, the Court dismissed certain counts of Symbol’s complaint. On April 9, 2003, Symbol voluntarily dismissed the remaining counts of the complaint. Symbol filed its Notice of Appeal with the U.S. Court of Appeals for the Second Circuit on May 7, 2003. On December 23, 2003, the Court of Appeals dismissed Symbol’s appeal in this matter. In the interim, Symbol decided to proceed with the arbitration for which the Company had filed a Demand in June 2002, which had been stayed pending the decision by the lower court. On June 26, 2003, Symbol filed an Amended Answer and Counterclaims asserting that (a) eleven of Metrologic’s products are royalty bearing products, as defined under the Symbol Agreement, and (b) in the alternative, those products infringe upon one or more of Symbol’s patents. In February 2005, the arbitrator entered an interim award, finding that 8 of the products are not royalty bearing products under the Symbol Agreement but that 3 of the products are royalty bearing products.

In August, 2005, the arbitrator entered a final ruling in the arbitration awarding Symbol past royalties on certain of the Company’s products plus interest. Symbol filed a motion to enter the judgment with the U.S. Federal District Court in the Southern District of New York. The Company filed its motion to vacate the arbitrator’s award in the same court. In February 2006, the Judge granted Symbol’s motion to enter a judgment affirming the arbitrator’s award for past royalties. As of December 31, 2005 the Company has accrued $14.4 million reflecting royalties and interest due in accordance with the judgment through December 31, 2005. We expect future royalty payments to cease on these products during the second quarter of 2006 as a result of already-implemented actions.

D.    Metrologic v. Symbol Technologies, Inc.

On June 18, 2003, the Company filed suit against Symbol in the U.S. District Court for the District of New Jersey alleging claims of patent infringement of certain of our patents by at least two Symbol

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products. The complaint also contains a claim for breach of the Symbol Agreement between the parties. Symbol’s answer to the complaint, filed on July 30, 2003, included counterclaims requesting that a declaratory judgment be entered that the patents in suit are invalid, are not infringed by Symbol and that Symbol is not in breach of the Symbol Agreement. The court will hear arguments on the construction of the claims in the patents in suit in March 2006 and a trial is currently scheduled for September 2006.

E.     Metrologic v. Symbol Technologies, Inc.

On May 17, 2005, the Company filed suit against Symbol in the U.S. District Court for the District of New Jersey for breach of contract for failure to pay royalties in accordance with the terms of the Symbol Agreement. The parties have filed cross motions for summary judgment and dismissal and those motions are currently pending before the court.

F.     Symbol Technologies, Inc. v. Metrologic

On September 23, 2005, Symbol filed suit against the Company in the U. S. District Court in the Eastern District of Texas alleging patent infringement. Symbol filed a related case before the International Trade Commission (“ITC”) also alleging patent infringement of the same patents. A notice of the investigation instituted by the ITC was served on the Company on October 24, 2005. The case in the U.S. District Court in the Eastern District of Texas have been stayed pending the outcome of the matter before the ITC. It is expected that a trial will be held in June 2006 in the ITC with a decision later this year. Metrologic stands firm, in its belief, that its products do not infringe Symbol’s patents. Metrologic will vigorously defend these new allegations of patent infringement.

G.    Symbol Technologies, Inc. v. Metrologic

On March 6, 2006, we were served with a lawsuit that was filed on November 4, 2005 by Symbol in the U.S. District Court in the Eastern District of Texas alleging patent infringement.

We are not aware of any other legal claim or action against us, which could be expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows.

11.          Retirement Plans

The Company maintains a noncontributory defined contribution cash or deferred profit sharing plan covering substantially all employees. Contributions are determined by the Chief Executive Officer and are equal to a percentage of each participant’s compensation. No contributions were made to the Plan for the three years ended December 31, 2005.

Additionally, the Company maintains an employee funded Deferred Compensation Retirement 401(k) Plan, contributions to which are partially matched by the Company at a rate of 60% on the first six percent of employee’s earnings. Contribution expenses were $450, $423, and $347 in 2005, 2004, and 2003, respectively.

12.          Financial Reporting for Business Segments and Geographical Information

The Company generates its revenue from the sale of laser bar code scanners primarily to distributors, value-added resellers, original equipment manufacturers and directly to end users, in locations throughout the world. No individual customer accounted for 10% or more of revenues in 2005, 2004 or 2003. The Company manages its business on a business segment basis dividing the business into two major segments: Data Capture & Collection and Industrial Automation. The Industrial Automation business segment was historically titled “Industrial Automation/Optical Systems”; however due to the divestiture of our wholly owned subsidiary, Adaptive Optics Associates, Inc. (“AOA”), we changed its title to be reflective of the

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current business activities within this segment. See Note 16—Subsequent Events for additional information regarding the divestiture of AOA.

The accounting policies of the segments are the same as those described in the summary of the significant accounting policies. A summary of the business segment operations for 2005, 2004 and 2003 is included below:

	2005	2004	2003
Business segment net sales:
Data Capture & Collection	$169,749	$140,171	$112,817
Industrial Automation	8,626	9,564	5,381
Total	178,375	149,735	118,198
Business segment gross profit:
Data Capture & Collection	$79,929	$69,814	$49,954
Industrial Automation	3,853	4,290	3,030
Total	83,782	74,104	52,984
Business segment operating income:
Data Capture & Collection	$18,035	$25,947	$17,822
Industrial Automation	450	1,874	1,057
Total	18,485	27,821	18,879
Total other income	$1,884	$2,161	$1,097
Income from continuing operations before provision for income taxes	$20,369	$29,982	$19,976
Business segment total assets:
Data Capture & Collection	$186,114	$147,963	$116,631
Industrial Automation	40,068	44,564	23,269
Total	$226,182	$192,527	$139,900

Geographical Information

Geographic results are prepared on a “country of destination” basis, meaning that net sales are included in the geographic area where the customer is located. Assets are included in the geographic area in which the selling entities are located.

The following table details the geographic distribution of the Company’s sales and long-lived assets.

	2005		2004		2003
	Sales	Long-Lived Assets(a)	Sales	Long-Lived Assets(a)	Sales	Long-Lived Assets(a)
The Americas	$68,679	$44,828	$57,511	$45,159	$45,734	$32,333
EMEA	83,593	14,896	70,819	14,081	57,474	7,128
APAC	26,103	3,781	21,405	3,690	14,990	1,627
	$178,375	$63,505	$149,735	$62,930	$118,198	$41,088

(a)           Represents property, plant and equipment, net, goodwill, computer software, net and other intangibles, net.

13.          Incentive Plan

During 2004, the Company’s Board of Directors adopted the 2004 Equity Incentive Plan as the 1994 Incentive Plan had expired. The Company’s Board of Directors have granted incentive and non-qualified

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stock options pursuant to the Company’s Incentive Plans to certain eligible employees and board members. The shares issued will either be authorized and previously unissued common stock or issued common stock reacquired by the Company. The total number of shares authorized for issuance under the 2004 Equity Incentive Plan is 1,500,000. Shares canceled for any reason without having been exercised shall again be available for issuance under the Plan. An aggregate of 889,500 shares were available for grant under the 2004 Equity Incentive Plan at December 31, 2005. Options granted under the 2004 Equity Incentive Plan become exercisable over periods ranging from one to four years. Each option shall expire no more than ten years after becoming exercisable.

The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company’s employee stock options equals the market price of the underlying common stock on the date of grant, no compensation expense is recognized. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

SFAS 123 requires pro forma information regarding net income and earnings per share as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of SFAS 123. The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 3.93% in 2005 and 4.25% in 2004; dividend yields of 0.0%; volatility factors of the expected market price of the Company’s common stock of 72% for 2005 and 2004; and a weighted-average expected life of the option of 6.25 years for 2005 and 2004.

A summary of the Company’s stock option activity, and related information for the years ended December 31, 2003, 2004, and 2005 follows:

		Weighted-Average
	Options	Exercise Price
	(in thousands)
Outstanding, January 1, 2003	3,276	$3.01
Granted	—	—
Exercised	(933)	3.60
Canceled	(22)	3.40
Outstanding, December 31, 2003	2,321	$2.78
Granted	353	20.08
Exercised	(965)	3.21
Canceled	(18)	1.48
Outstanding, December 31, 2004	1,691	$6.16
Granted	577	20.07
Exercised	(528)	2.83
Cancelled	(25)	15.57
Outstanding, December 31, 2005	1,715	$11.73
Exercisable at December 31, 2005	759
Weighted-average fair value of options granted during 2005	$12.04

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Approximately 2,799,500 shares of common stock have been reserved for future issuance, consisting of 1,715,000 shares for outstanding options under the Company’s Incentive Plans, 889,500 shares available for grant under the Company’s 2004 Equity Incentive Plan and 195,000 shares for warrants issued to Mr. and Mrs. Knowles.

The following table summarizes the status of stock options outstanding and exercisable at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise prices per share	Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$ 1.48 - $ 1.48	491,070	6.69	$1.48	312,870	$1.48
$ 2.49 - $ 3.07	111,589	5.05	$2.80	111,589	$2.80
$ 3.08 - $ 3.44	102,810	3.81	$3.44	102,810	$3.44
$ 3.45 - $ 4.86	97,419	2.66	$4.42	97,419	$4.42
$ 4.87 - $20.00	208,665	8.48	$17.48	81,166	$17.38
$20.01 - $22.20	603,000	9.02	$20.13	13,125	$20.30
$22.21 - $25.00	100,000	8.47	$25.00	40,000	$25.00
$ 1.48 - $25.00	1,714,553	7.32	$11.73	758,979	$5.58

14.          Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan whereby eligible employees have the opportunity to acquire the Company’s common stock quarterly through payroll deductions, at 90% of the lower of (a) the fair market value of the stock on the first day of the applicable quarterly offering period or (b) the fair market value of the stock on the last day of the applicable quarterly offering period.

15.          Acquisitions

Omniplanar, Inc.

On September 24, 2004, the Company acquired 100% of the common stock of Omniplanar, Inc. (“Omniplanar”), an imaging software company, for $12,851 including acquisition costs and assumed liabilities. The Company paid $9,050 at closing and $1,950 during the year ended December 31, 2005, and will pay an additional $1,950 in March 2006. Omniplanar supplies a complete package of bar code reading software for 2D imaging for fixed position, conveyor belt and hand held readers which can be optimized for specific hardware applications. The acquisition of Omniplanar represents a significant addition to the Company’s technology portfolio. The Company has licensed the SwiftDecoder software since the year 2000 for use in its iQ line of industrial vision-based products. The Company intends to make use of this software’s unique decoding ability in other products as well. The assets acquired have been recorded at their estimated fair values. The consolidated financial statements reflect the results of Omniplanar since the effective date of the acquisition. The pro forma results of operations have not been provided because the effects were not material. The results of operations for Omniplanar have been included in the Industrial Automation business segment.

In connection with the acquisition, the Company allocated $12,620 to identifiable intangible assets comprising $11,920 of computer software which is being amortized over 5 years and $700 to a non-compete agreement which is being amortized over 3 years.

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The following table summarizes the allocation of the purchase price of assets recorded at the date of acquisition.

Assets:
Cash and cash equivalents	$5
Accounts receivable	455
Deferred income taxes	555
Identifiable intangible assets	12,620
Total assets acquired	13,635
Liabilities:
Accrued expenses	88
Deferred contract revenue	141
Deferred income taxes	555
Total liabilities assumed	784
Net assets acquired	$12,851

The Company accounted for this acquisition under the purchase method of accounting.

Metrologic do Brasil

On February 4, 2003, the Company paid cash of $71 and signed three promissory notes with a total discounted value of $204 for the remaining 49% interest in Metrologic do Brasil. The Company paid the scheduled payments of $75 on February 4, 2005 and 2004, respectively, and will pay the remaining payment of $75 on February 4, 2006.

The Company accounted for this acquisition under the purchase method of accounting. The total purchase price and costs in excess of assets acquired (goodwill) was $275.

Metrologic Eria Iberica (“MEI”)

On August 5, 2003, the Company entered into an agreement to purchase the remaining 49% interest in MEI for a purchase price of 5,900 euros. Payments were being made in twelve quarterly installments over three years which commenced August 5, 2003 with a scheduled maturity date of April 3, 2006. On December 1, 2005, the Company accelerated the payments and purchased all the remaining minority interest. During the year ended December 31, 2005, the Company purchased the outstanding interest of 23% for approximately 2.7 million euros or $3.2 million at the exchange rate on December 31, 2005. The Company now owns 100% of MEI.

Metrologic Eria France (“MEF”)

On March 19, 2004, the Company purchased the remaining 49% minority interest of MEF for a purchase price of 3,600 euros, or $4,300 at the exchange rate on March 31, 2004. The Company now owns 100% of MEF.

16.          Subsequent Events

Acquisition and Merger

On September 12, 2006, the Company entered into a definitive agreement to be acquired by a group of investors led by Francisco Partners, C. Harry Knowles, Founder and Interim CEO of the Company, and Elliott Associates, L.P. Under the terms of the agreement, each outstanding share of common stock of the

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Company will be cancelled and converted into the right to receive $18.50 in cash, without interest. The transaction is anticipated to close during the fourth quarter of 2006.

Discontinued Operation

In September 2006, the Board of Directors of the Company approved the divestiture of its wholly owned subsidiary, Adaptive Optics Associates, Inc. (“AOA”), the subsidiary principally engaged in developing, manufacturing, marketing and distributing custom electro-optical and opto-mechanical systems which include wavefront correction, industrial inspection, and scanning and dimensioning systems for commercial and government customers.

In September 2006, the Company entered into a definitive agreement to sell AOA for approximately $40 million, subject to certain working capital adjustments upon finalization of the closing balance sheet. The agreement also provides for $4 million of the consideration to be placed in escrow to secure the Company’s indemnity obligations under certain representation and warranty provisions. The transaction closed in October 2006 and is expected to result in a gain on sale before income taxes of approximately $18 million.

Income from discontinued operation consists of direct revenues and direct expenses of AOA, including cost of revenues, as well as other fixed costs to the extent that such costs will be eliminated as a result of the transaction. Certain general corporate overhead costs have not been allocated to the discontinued operation as they are recorded on a consolidated basis. A summary of the operating results included in discontinued operation in the accompanying consolidated statements of operations is as follows:

	Year Ended December 31,
	2005	2004	2003
Sales	$32,078	$28,219	$19,813
Cost of sales	25,045	20,595	14,440
Gross profit	7,033	7,624	5,373
Selling, general and administrative expense	3,519	2,853	2,771
Research and development expenses	1,067	905	1,337
Other income (expenses)	11	—	(201)
Income from discontinued operation before taxes	2,458	3,866	1,064
Income taxes on discontinued operation	901	1,461	442
Income from discontinued operation, net of income taxes	$1,557	$2,405	$622

Included in selling, general and administrative expenses was depreciation expense of $900, $700 and $700 for 2005, 2004, and 2003 respectively.

Future minimum lease payments required under the lease agreements as of December 31, 2005 are $1,609 in 2006, $1,615 in 2007, $1,620 in 2008, $1,620 in 2009, $1,620 in 2010 and $1,620 thereafter. Included in selling, general and administrative expenses is rental expenses paid to third parties for 2005, 2004 and 2003 totaling $1,615, $1,369, and $1,318, respectively.

G-F-26

The following table summarizes the major classes of assets and liabilities of AOA as of December 31, 2005 and 2004 respectively:

	December 31, 2005	December 31, 2004
Accounts receivable, net	$8,531	$4,400
Inventory	3,011	1,332
Property, plant and equipment, net	3,356	3,120
Goodwill	10,678	10,678
Accounts payable	1,894	353
Accrued expenses	3,323	4,376
Deferred contract revenue	239	1,173

G-F-27

Supplementary Data

The following tables present unaudited quarterly operating results for the Company for each quarter of 2005 and 2004

Quarterly Consolidated Operating Results (Unaudited)
(in thousands except per share data)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2005	2005	2005	2005
Sales	$39,510	$40,932	$45,907	$52,026
Cost of sales	20,688	21,266	24,079	28,560
Gross profit	18,822	19,666	21,828	23,466
Selling, general and administrative expenses	10,604	11,235	10,563	12,841
Symbol litigation contingency				12,600
Research and development expenses	1,746	2,000	2,003	1,705
Operating income	6,472	6,431	9,262	(3,680)
Other income (expenses)
Interest income	285	416	410	515
Interest expense	(263)	(304)	(287)	(192)
Foreign currency transaction (loss) gain	(684)	(42)	(183)	(38)
Litigation settlement	—	—	2,250	—
Other, net	(13)	(8)	(48)	70
Total other income (expenses)	(675)	62	2,142	355
Income from continuing operations before provision for income taxes	5,797	6,493	11,404	(3,325)
Provision for income taxes on continuing operations	2,080	2,318	4,087	(4,372)
	3,717	4,175	7,317	1,047
Income from discontinued operation	184	478	383	512
Net income	$3,901	$4,653	$7,700	$1,559
Weighted average shares outstanding	21,907	22,136	22,202	22,271
Net effect of dilutive securities	1,217	940	901	879
	23,124	23,076	23,103	23,150
Basic Earnings per share
Earnings from continuing operations	$0.17	$0.18	$0.33	$0.05
Earnings from discontinued operations	0.01	0.02	0.02	0.02
	$0.18	$0.20	$0.35	$0.07
Diluted Earnings per share
Earnings from continuing operations	$0.16	$0.18	$0.32	$0.05
Earnings from discontinued operations	0.01	0.02	0.01	0.02
	$0.17	$0.20	$0.33	$0.07

G-F-28

Quarterly Consolidated Operating Results (Unaudited) (Continued)
(In thousands except per share data)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2004	2004	2004	2004
Sales	$34,606	$34,084	$36,646	$44,399
Cost of sales	16,168	17,467	18,485	23,511
Gross profit	18,438	16,617	18,161	20,888
Selling, general and administrative expenses	8,873	8,425	10,195	12,174
Research and development expenses	1,408	1,745	1,701	1,762
Operating income	8,157	6,447	6,265	6,952
Other income (expenses)
Interest income	110	138	170	206
Interest expense	(98)	(114)	(107)	(120)
Foreign currency transaction (loss) gain	(238)	(227)	331	2,392
Other, net	(88)	(72)	(91)	(31)
Total other income (expenses)	(314)	(275)	303	2,447
Income from continuing operations before provision for income taxes	7,843	6,172	6,568	9,399
Provision for income taxes on continuing operations	2,971	2,330	2,476	1,930
	4,872	3,842	4,092	7,469
Income from discontinued operation	236	339	590	1,240
Net income	$5,108	$4,181	$4,682	$8,709
Weighted average shares outstanding	21,151	21,504	21,555	21,679
Net effect of dilutive securities	1,816	1,450	1,393	1,348
	22,967	22,954	22,948	23,027
Basic Earnings per share
Earnings from continuing operations	$0.23	$0.17	$0.19	$0.34
Earnings from discontinued operations	0.01	0.02	0.03	0.06
	$0.24	$0.19	$0.22	$0.40
Diluted Earnings per share
Earnings from continuing operations	$0.21	$0.17	$0.17	$0.33
Earnings from discontinued operations	0.01	0.01	0.03	0.05
	$0.22	$0.18	$0.20	$0.38

G-F-29

Schedule II—Valuation and Qualifying Accounts

Years ended December 31, 2005, 2004 and 2003
(All dollar amounts in thousands)

	2005	2004	2003
Allowance for possible losses on accounts and notes receivable:
Balance at beginning of year	$544	$485	$341
Additions charged to expense	192	135	123
Write-offs	(85)	(99)	(64)
Currency translation and other	(24)	23	85
Balance at end of year	$627	$544	$485

G-F-30

METROLOGIC INSTRUMENTS, INC.

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS ON

DECEMBER 20, 2006

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints C. Harry Knowles and Bruce Harrison, and either of them, each with full power of substitution, as proxies to represent and to vote as designated on the reverse of this card all shares of stock which the undersigned is entitled to vote at the special meeting of shareholders of Metrologic Instruments, Inc., to be held at 90 Coles Road, Blackwood, New Jersey, 08012 on Wednesday, December 20, 2006 at 10:00 a.m., local time, and at any adjournment thereof.

Shares of common stock of Metrologic Instruments, Inc. will be voted as specified. Unless otherwise specified, this proxy will be voted “FOR” the proposal to adopt the Agreement and Plan of Merger by and among Meteor Holding Corporation, Meteor Merger Corporation and Metrologic Instruments, Inc. dated as of September 12, 2006 and “FOR” the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. If any other matter is properly presented at the special meeting, this proxy will be voted in accordance with the judgment of the persons appointed as proxies. If you do not sign and return a proxy, or attend the special meeting and vote by ballot, shares that you own cannot be voted.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, dated November 28, 2006, prior to the execution of this Proxy and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned shares of stock represented by this Proxy and by filing this Proxy with the Secretary of the Corporation gives notice of such revocation.

This proxy may be revoked at any time prior to the time it is voted.

Please complete, date and sign this proxy and return it promptly in the enclosed envelope.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

[

Mark Here for Address	☐
Change or Comments
PLEASE SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:

1.   To approve the Agreement and Plan of Merger, dated as of September 12, 2006, by and between Meteor Holding Corporation, Meteor Merger Corporation and Metrologic Instruments, Inc.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.   To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve Proposal 1.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their judgment, the proxy holders are authorized to vote upon any other matter unknown a reasonable time before this solicitation that may properly come before the special meeting of shareholders or any adjournment thereof.

Signature	Date
Signature	Date

Please date and sign exactly as your name or names appear hereon. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles. If shares are held by joint tenants or as community property, each should sign.

Mark, sign and date your proxy card and return
it in the enclosed postage-paid envelope.